    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1996

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                             PHOENIX NETWORK, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         4813                        84-0881154
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)        Identification No.)

                              1687 COLE BOULEVARD
                                GOLDEN, CO 80401
                                 (303) 232-4333
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                               WALLACE M. HAMMOND
                                   PRESIDENT
                             PHOENIX NETWORK, INC.
                              1687 COLE BOULEVARD
                                GOLDEN, CO 80401
                                 (303) 232-4333
                      (Name, address, including zip code,
                        and telephone number, including
                        area code, of agent for service)

                                With Copies to:

           ERNEST J. PANASCI, ESQ.                       PATRICK A. POHLEN, ESQ.
           KEVIN G. O'CONNELL, ESQ.                       COOLEY GODWARD CASTRO
              FREEBORN & PETERS                             HUDDLESON & TATUM
         950 17TH STREET, SUITE 2600                        5 PALO ALTO SQUARE
            DENVER, COLORADO 80202                         3000 EL CAMINO REAL
                (303) 628-4200                         PALO ALTO, CALIFORNIA 94306
             (303) 628-4240 (FAX)                             (415) 843-5000
                                                           (415) 857-0663 (FAX)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon the Effective Time of the Merger, as defined in the Proxy Statement/Prospectus included herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instructions G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                      AMOUNT                         AGGREGATE
  TITLE OF EACH CLASS OF              TO BE        OFFERING PRICE     OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED(1)    PER SHARE(2)      PRICE(2)    REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.....    2,738,421        $3.97        $10,871,532        $3,749
==================================================================================================

(1) Based on the maximum number of shares of the Registrant's Common Stock to be issued in connection with the Merger.

(2) Estimated pursuant to Rule 457(f)(1) solely for purposes of calculating the registration fee based on the market value of the securities to be received by Registrant as determined on August 19, 1996.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             PHOENIX NETWORK, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


                         ITEM NUMBER                                 LOCATIONS IN PROSPECTUS
- --------------------------------------------------------------  ---------------------------------
A.   INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside
             Front Cover Page of Prospectus...................  Cover Page of Registration
                                                                  Statement; Cross Reference
                                                                  Sheet; Outside Front Cover Page
                                                                  of Proxy Statement/Prospectus
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.......................................  Table of Contents; Available
                                                                  Information; Incorporation by
                                                                  Reference
       3.  Risk Factors, Ratio of Earnings to Fixed Charges
             and other Information............................  Summary; Risk Factors;
                                                                  Comparative Per Share Data;
                                                                  Selected Financial Data --
                                                                  Phoenix; Pro Forma Condensed
                                                                  Consolidated Financial
                                                                  Information
       4.  Terms of the Transaction...........................  Summary; The Merger
       5.  Pro Forma Financial Information....................  Comparative Per Share Data; Pro
                                                                  Forma Condensed Consolidated
                                                                  Financial Information
       6.  Material Contacts with the Company Being
             Acquired.........................................  Background to the Merger
       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters....                 *
       8.  Interests of Named Experts and Counsel.............  Legal Matters; Experts
       9.  Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities...                 *
B.   INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3 Registrants........                 *
      11.  Incorporation of Certain Information by
             Reference........................................                 *
      12.  Information with Respect to S-2 or S-3
             Registrants......................................  Summary; Risk Factors; Selected
                                                                  Financial Data -- Phoenix;
                                                                  Information Concerning Phoenix
      13.  Incorporation of Certain Information by
             Reference........................................  Incorporation by Reference
      14.  Information with Respect to Registrants Other Than
             S-2 or S-3 Registrants...........................                 *
C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information with Respect to S-3 Companies..........                 *
      16.  Information with Respect to S-2 or S-3 Companies...  Summary; Risk Factors; Selected
                                                                  Financial Data -- AmeriConnect;
                                                                  Information Concerning
                                                                  AmeriConnect; Incorporation by
                                                                  Reference
      17.  Information with Respect to Companies Other Than
             S-2 or S-3 Companies.............................                 *
D.   VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited..............................  Outside Front Cover Page of Proxy
                                                                  Statement/Prospectus; Available
                                                                  Information; Summary; Special
                                                                  Meeting; The Merger
      19.  Information if Proxies, consents or Authorizations
             are not to be Solicited or in an Exchange
             Offer............................................                 *


- ---------------

* Inapplicable

                               AMERICONNECT, INC.
                        6750 WEST 93RD STREET, SUITE 110
                          OVERLAND PARK, KANSAS 66212

                                                                          , 1996

To the Stockholders of AmeriConnect, Inc.:

     You are cordially invited to attend a Special Meeting of Stockholders of
AmeriConnect, Inc. to be held at      a.m. on             , 1996, at
                              ,                , Overland Park, Kansas.

     As described in the enclosed Proxy Statement/Prospectus, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") among Phoenix Network, Inc. ("Phoenix"), Phoenix Merger Corp., a wholly owned subsidiary of Phoenix ("Sub"), and AmeriConnect, Inc. ("AmeriConnect") dated as of June 14, 1996. Under the Merger Agreement, Sub will merge with and into AmeriConnect (the "Merger") and AmeriConnect will become a wholly owned subsidiary of Phoenix. In the Merger, each outstanding share of AmeriConnect Common Stock and AmeriConnect Class A Common Stock will be converted into the right to receive, other than shares as to which appraisal rights are perfected, shares of Phoenix Common Stock. See "THE
MERGER -- Conversion of AmeriConnect Stock" in the accompanying Proxy Statement/Prospectus.

     Your Board of Directors has determined that the Merger is in the best interests of AmeriConnect and its stockholders and has unanimously approved the Merger Agreement. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by the affirmative vote of at least a majority of the votes eligible to be cast at the Special Meeting by the holders of AmeriConnect Common Stock and AmeriConnect Class A Common Stock, voting together as a single class. Each share of AmeriConnect Common Stock is entitled to one vote, and each share of AmeriConnect Class A Common Stock is entitled to five votes.

     You are urged to read the accompanying Proxy Statement/Prospectus which provides you with a description of the terms of the proposed Merger. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement/Prospectus.

     It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and return the proxy card in the enclosed postage-paid envelope. Failure to return a properly executed proxy card or vote at the Special Meeting would have the same effect as a vote against the Merger Agreement. Please do not send in your stock certificates at this time. In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose promptly thereafter.

Sincerely,

Robert R. Kaemmer
Chairman, Chief Executive Officer and President

                               AMERICONNECT, INC.
                        6750 WEST 93RD STREET, SUITE 110
                          OVERLAND PARK, KANSAS 66212

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 1996

To the Stockholders of AmeriConnect, Inc.

     Notice is hereby given that a Special Meeting of the Stockholders (the "Special Meeting") of AmeriConnect, Inc. ("AmeriConnect") will be held at
                              ,                , on             , 1996, at
a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") among Phoenix Network, Inc. ("Phoenix"), Phoenix Merger Corp., a wholly owned subsidiary of Phoenix ("Sub"), and AmeriConnect, Inc. ("AmeriConnect"), pursuant to which Sub will merge with and into AmeriConnect (the "Merger") and AmeriConnect will become a wholly owned subsidiary of Phoenix, all as more fully described in the accompanying Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on             , 1996
are entitled to notice of and to vote on all matters at the Special Meeting and any adjournments thereof.

     The accompanying Proxy Statement/Prospectus describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it is voted at the Special Meeting.

     In the event that there are not sufficient votes to approve the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by AmeriConnect.

     If the Merger is consummated, holders of AmeriConnect Common Stock and AmeriConnect Class A Common Stock who deliver a written demand for appraisal of their shares prior to the Special Meeting, or at the Special Meeting but before the vote, who do not vote in favor of approval of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

                                            By Order of the Board of Directors


                                            ------------------------------------
                                            Secretary

Overland Park, Kansas
            , 1996

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE VOTES ELIGIBLE TO BE CAST AT THE SPECIAL MEETING BY THE HOLDERS OF AMERICONNECT COMMON STOCK AND AMERICONNECT CLASS A COMMON STOCK, VOTING TOGETHER AS A SINGLE CLASS, IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. EACH SHARE OF AMERICONNECT COMMON STOCK IS ENTITLED TO ONE VOTE, AND EACH SHARE OF AMERICONNECT CLASS A COMMON STOCK IS ENTITLED TO FIVE VOTES. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 22, 1996

                               AMERICONNECT, INC.
                                PROXY STATEMENT

                            ------------------------

                             PHOENIX NETWORK, INC.

                                   PROSPECTUS

     This AmeriConnect, Inc. Proxy Statement and Phoenix Network, Inc. Prospectus ("Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of Phoenix Merger Corp., a Delaware corporation ("Sub"), which is a wholly-owned subsidiary of Phoenix Network, Inc., a Delaware corporation ("Phoenix"), with and into AmeriConnect, Inc., a Delaware corporation ("AmeriConnect"), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of June 14, 1996 (the "Merger Agreement"). As a result of the Merger, AmeriConnect will become a wholly-owned subsidiary of Phoenix. At the effective time of the Merger (the "Effective Time"), each outstanding share of Common Stock, par value $.01 per share, of AmeriConnect ("AmeriConnect Common Stock"), and each outstanding share of Class A Common Stock, par value $.00001 per share, of AmeriConnect ("AmeriConnect Class A Stock" and, together with the AmeriConnect Common Stock, the "AmeriConnect Stock"), other than shares as to which appraisal rights are perfected, will be converted into shares of Common Stock, par value $.001 per share, of Phoenix ("Phoenix Common Stock"), except that cash will be paid in lieu of fractional shares of Phoenix Common Stock and all shares of AmeriConnect Stock owned by AmeriConnect or any of its subsidiaries will be canceled. See "THE MERGER -- Conversion of AmeriConnect Stock."

     AmeriConnect is soliciting proxies from holders of its Common Stock and Class A Common Stock ("AmeriConnect Stockholders") for use at the special
meeting of AmeriConnect Stockholders, scheduled to be held on                ,
1996, or any adjournment or postponement thereof (the "Special Meeting"), to consider the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     This Proxy Statement/Prospectus constitutes both the proxy statement of AmeriConnect relating to the solicitation of proxies by AmeriConnect's Board of Directors for use at the Special Meeting, and the prospectus of Phoenix with respect to up to 2,738,421 shares of Phoenix Common Stock to be issued in the Merger in exchange for outstanding shares of AmeriConnect Stock. This Proxy Statement/Prospectus and the enclosed form of proxy are first being sent to
AmeriConnect Stockholders on or about             , 1996.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY AMERICONNECT STOCKHOLDERS IN EVALUATING THE PROPOSAL TO BE VOTED ON AT THE SPECIAL MEETING AND IN EVALUATING AN INVESTMENT IN PHOENIX COMMON STOCK.

                            ------------------------
THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE
 NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.       ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS                , 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/ PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN BY REFERENCE OR IN THE AFFAIRS OF PHOENIX OR AMERICONNECT SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION REGARDING AMERICONNECT IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY AMERICONNECT, AND ALL INFORMATION REGARDING PHOENIX AND SUB HAS BEEN SUPPLIED BY PHOENIX.

                             AVAILABLE INFORMATION

     Phoenix and AmeriConnect are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Phoenix Common Stock is listed and traded on the American Stock Exchange (the "AMEX"). Reports, proxy statements and other information concerning Phoenix may be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. AmeriConnect Stock is not listed on an exchange. Price information for AmeriConnect Common Stock may be obtained from the NASDAQ Bulletin Board, which is a quotation service.

     Phoenix has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Phoenix Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                           INCORPORATION BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM, IN THE CASE OF PHOENIX, SECRETARY, 1687 COLE BOULEVARD, GOLDEN, COLORADO 80401, TELEPHONE NUMBER (303) 232-4333, AND, IN THE CASE OF AMERICONNECT, SECRETARY, 6750 W. 93RD STREET, SUITE 110, OVERLAND PARK, KANSAS 66212, TELEPHONE NUMBER (913) 341-8888. IN ORDER TO ENSURE TIMELY DELIVERY OF
THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY                  , 1996.

     Phoenix and AmeriConnect will provide without charge to each person, including any beneficial owner of AmeriConnect Stock to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the persons indicated in the immediately preceding paragraph.

     The following documents previously filed by Phoenix with the SEC pursuant to the Exchange Act are incorporated herein by reference:

          (a) Phoenix's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended on Form 10-K/A;

          (b) Phoenix's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996;

          (c) Phoenix's Current Report on Form 8-K dated January 31, 1996, as amended on April 1, 1996.

     The following documents previously filed by AmeriConnect with the SEC pursuant to the Exchange Act are incorporated herein by reference:

          (a) AmeriConnect's Annual Report on Form 10-KSB for the year ended December 31, 1995;

          (b) AmeriConnect's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 and June 30, 1996;

          (c) AmeriConnect's Current Reports on Form 8-K dated January 17, 1996, March 18, 1996 and June 20, 1996.

     All documents filed by Phoenix or AmeriConnect pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date the Merger becomes effective shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Statements contained in this Proxy Statement/Prospectus or in any document incorporated into this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made to the particular discussions set forth under "THE
MERGER -- Recommendation of the AmeriConnect Board and AmeriConnect's Reasons for the Merger" and "-- Phoenix's Reasons for the Merger." In connection with forward-looking statements which appear in these disclosures, AmeriConnect Stockholders should carefully review the factors set forth in this Proxy Statement/Prospectus under "RISK FACTORS -- No Assurance of Achieving Potential Benefits of the Merger" and "-- Possible Acquisitions; Need for Additional Capital."

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    6
  General.............................................................................    6
  The Companies.......................................................................    6
  Special Meeting.....................................................................    7
  The Merger..........................................................................    7
  The Merger Agreement................................................................   10
  Regulatory Approvals................................................................   11
  Accounting Treatment................................................................   11
  Appraisal Rights....................................................................   11
  Interests of Certain Persons in the Merger..........................................   11
  Operations after the Merger.........................................................   11
  Comparative Market Prices and Dividends.............................................   11
  Risk Factors........................................................................   12
SUMMARY FINANCIAL DATA................................................................   13
  Phoenix Historical Consolidated Financial Data......................................   13
  AmeriConnect Historical Consolidated Financial Data.................................   14
  Pro Forma Condensed Consolidated Financial Information..............................   15
  Comparative Per Share Data..........................................................   16
RISK FACTORS..........................................................................   17
  Risks Relating to the Merger........................................................   17
  Risks Relating to Phoenix...........................................................   17
SPECIAL MEETING.......................................................................   20
  Purpose of the Meeting..............................................................   20
  Date, Time and Place; Record Date...................................................   20
  Voting Rights; Vote Required for Approval...........................................   20
  Proxies.............................................................................   20
THE MERGER............................................................................   21
  General.............................................................................   21
  Background of the Merger............................................................   22
  Recommendation of the AmeriConnect Board and AmeriConnect's Reasons for the
     Merger...........................................................................   25
  Opinion of Financial Advisor........................................................   26
  Phoenix's Reasons for the Merger....................................................   29
  Conversion of AmeriConnect Stock....................................................   29
  Exchange of Stock Certificates......................................................   31
  No Fractional Shares................................................................   31
  Treatment of AmeriConnect Stock Options.............................................   32
  Closing; Effective Time.............................................................   32
  Certain Federal Income Tax Consequences of the Merger...............................   32
  The Merger Agreement................................................................   33
  Regulatory Filings and Approvals....................................................   38
  Restrictions on Sales of Shares by Affiliates.......................................   38
  Accounting Treatment................................................................   39
  Listing on Stock Exchange...........................................................   39
  Appraisal Rights....................................................................   39
  Interests of Certain Persons in the Merger..........................................   42
  Operations After the Merger.........................................................   43
  Deregistration of AmeriConnect Common Stock After the Merger........................   43
INFORMATION CONCERNING PHOENIX........................................................   43
INFORMATION CONCERNING AMERICONNECT...................................................   43
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...........................   44

                                                                                        PAGE
                                                                                        ----
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.................................   45
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET........................................   46
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS.............................   47
NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS..............   50
DESCRIPTION OF THE PHOENIX CAPITAL STOCK..............................................   52
  General.............................................................................   52
  Phoenix Common Stock................................................................   52
  Phoenix Preferred Stock.............................................................   52
  Dividends...........................................................................   53
  Priorities as to Dividends and Proceeds in Liquidation..............................   54
  Proceeds in Liquidation.............................................................   54
  Redemption..........................................................................   54
DESCRIPTION OF THE AMERICONNECT CAPITAL STOCK.........................................   55
  General.............................................................................   55
  AmeriConnect Common Stock...........................................................   55
  AmeriConnect Class A Stock..........................................................   55
COMPARISON OF RIGHTS OF HOLDERS OF AMERICONNECT STOCK AND PHOENIX COMMON STOCK........   56
LEGAL OPINIONS........................................................................   56
EXPERTS...............................................................................   57
SOLICITATION OF PROXIES...............................................................   57
Appendix A -- Amended and Restated Agreement and Plan of Merger among Phoenix Network,
              Inc., Phoenix Merger Corp. and AmeriConnect, Inc., dated as of June 14,
              1996.
Appendix B -- Fairness Opinion of George K. Baum & Company.
Appendix C -- Section 262 of the Delaware General Corporation Law.
Appendix D -- Phoenix Annual Report on Form 10-K for the year ended December 31, 1995, as amended on Form 10-K/A.
Appendix E -- Phoenix Quarterly Report on Form 10-Q for the quarter ended June 30,
              1996.
Appendix F -- AmeriConnect Annual Report on Form 10-KSB for the year ended December
              31, 1995.
Appendix G -- AmeriConnect Proxy Statement for the 1996 Annual Meeting of
              Stockholders.
Appendix H -- AmeriConnect Quarterly Report on Form 10-QSB for the quarter ended June
              30, 1996.

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference. AmeriConnect Stockholders are urged to review this entire Proxy Statement/Prospectus carefully, including the Appendices hereto and such other documents. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere herein.

     This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in the section entitled "RISK FACTORS" as well as those discussed in reports filed with the SEC by Phoenix or AmeriConnect.

GENERAL

     This Proxy Statement/Prospectus relates to the Merger of Phoenix Merger Corp., a Delaware corporation ("Sub"), which is a wholly-owned subsidiary of Phoenix Network, Inc., a Delaware corporation ("Phoenix"), with and into AmeriConnect, Inc., a Delaware corporation ("AmeriConnect"), pursuant to the Merger Agreement a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. As a result of the Merger, AmeriConnect will become a wholly-owned subsidiary of Phoenix. At the effective time of the Merger (the "Effective Time"), each outstanding share of Common Stock, par value $.01 per share, of AmeriConnect ("AmeriConnect Common Stock"), and each outstanding share of Class A Common Stock, par value $.00001 per share, of AmeriConnect ("AmeriConnect Class A Stock" and, together with the AmeriConnect Common Stock, the "AmeriConnect Stock"), other than shares as to which appraisal rights are perfected, will be converted into shares of Common Stock, par value $.001 per share, of Phoenix ("Phoenix Common Stock"), except that cash will be paid in lieu of fractional shares of Phoenix Common Stock and all shares of AmeriConnect Stock owned by AmeriConnect or any of its subsidiaries will be canceled. See "THE MERGER -- Conversion of AmeriConnect Stock."

THE COMPANIES

     Phoenix. Phoenix is a facilities-based reseller of telecommunications services which sells to small to medium-sized commercial accounts. The Company signs up customers for long distance and other telecommunications services and places them either on its own network or on the network of the nation's largest facilities based carriers. In addition to basic long distance service, Phoenix offers 800 numbers, calling cards, conference calling, debit cards, private lines, dedicated circuits, international callback and internet access. Phoenix has its principal offices at 1687 Cole Boulevard, Golden, Colorado 80401, and its telephone number is (303) 232-4333.

     AmeriConnect. AmeriConnect is a switchless reseller of long distance telecommunications services which sells such services to individuals and small to medium-sized businesses. AmeriConnect does not own or lease any telephone equipment or participate in the call completion process. AmeriConnect places its customers on the long distance networks of facilities-based, interexchange carriers, which provide the actual call transmission services. These interexchange carriers bill AmeriConnect at contractual rates for the combined usage of AmeriConnect's customers utilizing such carriers' networks. AmeriConnect is responsible for payments to its carriers without regard to whether payment is made by AmeriConnect's customers. AmeriConnect bills its customers individually at rates established by AmeriConnect. AmeriConnect was incorporated in Delaware under the name Amerifax on June 28, 1988 and changed its name to AmeriConnect on June 7, 1994. AmeriConnect has its principal offices at 6750 W. 93rd Street, Suite 110, Overland Park, Kansas 66212, and its telephone number is (913) 341-8888.

     Sub. Sub is a newly formed Delaware corporation and a wholly-owned subsidiary of Phoenix that has not, to date, conducted any activities other than those incident to its formation, its execution of the Merger Agreement, its participation in the preparation of this Proxy Statement/Prospectus and other actions taken in contemplation of the consummation of the Merger. As a result of the Merger, Sub will merge with and into

AmeriConnect at the Effective Time and thereafter the separate existence and corporate organization of Sub shall cease. Sub has its principal offices at 1687 Cole Boulevard, Golden, Colorado 80401, and its telephone number is (303) 232-4333.

SPECIAL MEETING

     General. At the Special Meeting, AmeriConnect Stockholders will be asked to consider and vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Special Meeting is scheduled to
be held at           , local time, on           , 1996, at           ,
          ,           ,           ,           . The Board of Directors of
AmeriConnect (the "AmeriConnect Board") has fixed the close of business on
          , 1996 as the record date (the "Record Date") for the determination of AmeriConnect Stockholders entitled to notice of and to vote at the Special Meeting. See "SPECIAL MEETING -- Purpose of the Meeting" and "-- Date, Time and Place; Record Date."

     Required Vote. Under the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation of AmeriConnect, as amended (the "AmeriConnect Certificate of Incorporation"), the affirmative vote of at least a majority of the votes eligible to be cast at the Special Meeting by AmeriConnect Stockholders, voting together as a single class, is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Each share of AmeriConnect Common Stock is entitled to one vote, and each share of AmeriConnect Class A Stock is entitled to five votes. On the Record Date, there
were           shares of AmeriConnect Common Stock and           shares of
AmeriConnect Class A Stock outstanding and entitled to vote. As of the Record Date, AmeriConnect's directors, executive officers and their affiliates as a
group held shares representing     percent of the votes entitled to be cast by
holders of AmeriConnect Stock at the Special Meeting. See "SPECIAL
MEETING -- Voting Rights; Vote Required for Approval."

     Proxies. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. Any AmeriConnect Stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of AmeriConnect at 6750 W. 93rd Street, Suite 110, Overland Park, Kansas 66212, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. See "SPECIAL
MEETING -- Proxies."

     Under the DGCL and the Certificate of Incorporation of Phoenix, as amended, no stockholder vote is required by Phoenix stockholders. Phoenix, as the sole stockholder of Sub, has voted all of the outstanding shares of capital stock of Sub for adoption and approval of the Merger Agreement and the transactions contemplated thereby.

THE MERGER

     General. Under the terms of the Merger Agreement, Sub will be merged with and into AmeriConnect, which will result in AmeriConnect, as the surviving corporation (the "Surviving Corporation") of the Merger, becoming a wholly owned subsidiary of Phoenix.

     Recommendation of AmeriConnect Board; AmeriConnect's Reasons for the Merger. The AmeriConnect Board, by unanimous vote, has determined that the Merger is in the best interests of AmeriConnect Stockholders and recommends that AmeriConnect Stockholders vote in favor of the Merger Agreement. The decision of the AmeriConnect Board to enter into the Merger Agreement and to recommend that AmeriConnect Stockholders vote in favor of the Merger Agreement is based upon its evaluation of a number of factors including, among others, the oral opinion (subsequently confirmed in writing) of George K. Baum & Company ("Baum & Company"), AmeriConnect's investment banker in connection with the Merger, that the consideration to be received by the holders of AmeriConnect Common Stock (the "AmeriConnect Common Stockholders") in the Merger is fair to such holders from a financial point of view. See "THE MERGER -- Background of the Merger," "-- Recommendations of the AmeriConnect Board and AmeriConnect's Reasons for the Merger," and "-- Opinion of Financial Advisor."

     THE AMERICONNECT BOARD APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT AMERICONNECT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE MERGER -- RECOMMENDATION OF THE AMERICONNECT BOARD AND AMERICONNECT'S REASONS FOR THE MERGER."

     Opinion of Financial Advisor. On June 14, 1996, Baum & Company informed the AmeriConnect Board of its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the consideration to be received by AmeriConnect Common Stockholders in the Merger is fair to such holders from a financial point of view. The full text of the written opinion of Baum & Company, dated the date of this Proxy Statement/Prospectus, which sets forth assumptions made, factors considered and limitations on the review undertaken by Baum & Company, is included as Appendix B to this Proxy Statement/Prospectus. AmeriConnect Stockholders are urged to read such opinion carefully in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

     Conversion of AmeriConnect Stock. In connection with the Merger, each outstanding share of AmeriConnect Stock, other than shares as to which appraisal rights have been perfected, will, without action on the part of the holder thereof, be canceled and converted into the right to receive the Conversion Number of shares of Phoenix Common Stock. "Conversion Number" shall mean the number equal to the quotient obtained by dividing (1) the quotient obtained by dividing the Merger Consideration by the Closing Phoenix Common Stock Price by
(2) the sum of (a) the number of shares of AmeriConnect Stock outstanding immediately prior to the Effective Time and (b) the number of shares of AmeriConnect Stock underlying all options for AmeriConnect Stock outstanding immediately prior to the Effective Time. "Merger Consideration" shall mean an amount equal to $15,130,119 minus (i) the Stockholders' Equity Adjustment Amount and (ii) all severance payments to be made by AmeriConnect to the officers and directors of AmeriConnect because of the Merger Agreement and the transactions contemplated thereby, to the extent such payments are not already reflected in the AmeriConnect Balance Sheet. "Closing Phoenix Common Stock Price" shall mean
(i) $5.25 if the closing price of a share of Phoenix Common Stock on the American Stock Exchange on the day immediately preceding the Closing (the "Closing Bid Price") is equal to or greater than $4.50 and equal to or less than $6.00, (ii) if the Closing Bid Price is less than $4.50, $5.25 minus 50% of the amount the Closing Bid Price is less than $4.50, or (iii) if the Closing Bid Price is more than $6.00, $5.25 plus 50% of the amount the Closing Bid Price is greater than $6.00. "Stockholders' Equity Adjustment Amount" shall be equal to the amount, if any, by which the Stockholders' Equity Amount is less than $250,000. "Stockholders' Equity Amount" shall mean an amount equal to the number that results from (1) the stockholders' equity of AmeriConnect as determined from AmeriConnect's balance sheet, prepared in accordance with generally accepted accounting principles ("GAAP"), as of the close of business on the last day of the month preceding the Closing Date (the "AmeriConnect Balance Sheet"), plus (2) the Sprint Adjustment Amount, minus (3) all Transaction Expenses that accrue or are paid after the date of the AmeriConnect Balance Sheet, and minus
(4) all liabilities of AmeriConnect to Sprint Communications Company L.P. ("Sprint") in respect of shortfall amounts as of the date of the AmeriConnect Balance Sheet; provided, that, in the event that such sum exceeds $250,000, the Stockholders' Equity Amount shall mean an amount equal to $250,000. "Sprint Adjustment Amount" shall mean an amount equal to any billing credits which AmeriConnect or Phoenix on behalf of AmeriConnect is entitled to receive from Sprint prior to the AmeriConnect Balance Sheet that are not otherwise reflected in the AmeriConnect Balance Sheet. "Transaction Expenses" shall mean accounting fees and expenses, attorney fees and expenses, and investment banking fees and expenses of Baum & Company paid or accrued for by AmeriConnect with regard to the negotiation and execution of the Merger Agreement and the consummation of the transactions set forth therein. See "THE MERGER -- Conversion of AmeriConnect Stock."

     Exchange of Stock Certificates. As soon as reasonably practicable after the
Effective Time,                (the "Exchange Agent") will mail transmittal
instructions and a form of letter of transmittal to each holder of record of certificates representing shares of AmeriConnect Stock (the "AmeriConnect Certificates"). The transmittal instructions will describe the procedures for surrendering AmeriConnect Certificates in exchange for certificates representing shares of Phoenix Common Stock (the "Phoenix Certificates"). AmeriConnect Stockholders should not submit their AmeriConnect Certificates for exchange unless and until they have received the transmittal instructions and a form of letter of transmittal from the Exchange Agent. When an AmeriConnect Stockholder delivers his or her AmeriConnect Certificates to the Exchange Agent with a properly executed letter of transmittal and any other required documents, such AmeriConnect Certificates will be canceled and the AmeriConnect Stockholder will receive Phoenix Certificates representing the number of full shares of Phoenix Common Stock to which the AmeriConnect Stockholder is entitled under the Merger Agreement and payment in cash in lieu of any fractional shares of Phoenix Common Stock. See "THE MERGER -- Exchange of Stock Certificates."

     HOLDERS OF AMERICONNECT STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING AMERICONNECT STOCK WITH THE ENCLOSED PROXY CARD. IF THE TRANSACTION IS APPROVED, A LETTER OF TRANSMITTAL AND TRANSMITTAL INSTRUCTIONS WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING AMERICONNECT STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. AMERICONNECT STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING AMERICONNECT STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE TRANSMITTAL INSTRUCTIONS.

     No Fractional Shares. No certificates for fractional shares of Phoenix Common Stock will be issued upon the surrender for exchange of AmeriConnect Certificates. Instead, holders of AmeriConnect Stock immediately prior to the Effective Time who would otherwise have been entitled to a fraction of a share of Phoenix Common Stock upon surrender of AmeriConnect Certificates for exchange will, upon surrender of AmeriConnect Certificates, be entitled to receive a cash payment. Such cash payment will be equal to a pro rata portion of the proceeds of a sale in the public market (as soon as practicable after the Effective Time) of shares of Phoenix Common Stock representing the aggregate of all such fractional shares. See "THE MERGER -- No Fractional Shares."

     Treatment of AmeriConnect Stock Options. At the Effective Time, each outstanding option to purchase shares of AmeriConnect Common Stock ("AmeriConnect Stock Options") under the AmeriConnect 1988 and 1994 Stock Option Plans (collectively, the "AmeriConnect Stock Option Plans") will, in accordance with the terms of such plans, become fully exercisable. At the Effective Time, all then outstanding AmeriConnect Stock Options will be assumed by Phoenix. Each such option will be converted into an option to purchase Phoenix Common Stock (a "Phoenix Stock Option"), under which the number of shares underlying the Phoenix Stock Option will be determined by multiplying the number of shares of AmeriConnect Common Stock underlying such AmeriConnect Stock Option immediately prior to the Effective Time by the Conversion Number and rounding down to the nearest whole number, and the exercise price per share of Phoenix Common Stock at which the Phoenix Stock Option shall be exercisable will be determined by dividing the exercise price per share of the AmeriConnect Common Stock subject to such AmeriConnect Stock Option immediately prior to the Effective Time by the Conversion Number and rounding up to the nearest whole cent. Each such Phoenix Stock Option will be assumed at the Effective Time by Phoenix on the same terms and subject to the same conditions as in effect immediately prior to the Effective Time, subject to such equitable adjustments as may be necessary to reflect the Merger. See "THE MERGER -- Treatment of AmeriConnect Stock Options."

     Certain Federal Income Tax Consequences of the Merger. It is a condition to the consummation of the Merger that AmeriConnect and Phoenix receive an opinion of Freeborn & Peters, counsel to Phoenix, to the effect that, based upon reasonable assumptions and conditions, (i) the Merger will be a reorganization for Federal income tax purposes under Sections 368 of the Internal Revenue Code of 1986, as amended, (ii) Phoenix, Sub and AmeriConnect will be parties to that reorganization and (iii) no AmeriConnect Stockholder will recognize gain or loss as the result of the receipt by such stockholder of Phoenix Common Stock solely in exchange for shares of AmeriConnect Stock surrendered in the Merger. Holders of AmeriConnect Stock may recognize taxable income or loss by reason of cash received in lieu of fractional shares. AmeriConnect's obligation to complete the Merger is subject to the tax opinion not being withdrawn or modified in any material respect. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger."

THE MERGER AGREEMENT

     Conditions to the Merger. The obligations of AmeriConnect and Phoenix to consummate the Merger are subject to the fulfillment or waiver of certain conditions, including, among others: (i) the approval by AmeriConnect Stockholders; (ii) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated by the SEC; (iii) the listing of the Phoenix Common Stock issuable and reserved for issuance in connection with the Merger on the AMEX, subject only to official notice of issuance; (iv) the receipt of all material governmental authorizations, consents, orders or approvals; (v) the absence of any temporary restraining order, preliminary or permanent injunction or other order that prevents the consummation of the Merger; and (vi) the exercise of appraisal rights shall not have been made by the holders of more than nine percent of the outstanding AmeriConnect Stock. See "THE MERGER -- The Merger Agreement -- Conditions to the Merger."

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by AmeriConnect Stockholders, (i) by mutual consent of Phoenix and AmeriConnect, (ii) by either Phoenix or AmeriConnect if any permanent injunction or other order of a court or other competent governmental entity preventing the consummation of the Merger shall have become final and non-appealable, (iii) by either Phoenix or AmeriConnect if there has been a material breach on the part of the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement which has not been cured prior to the earlier of
(A) fifteen business days following receipt by the breaching party of notice of such breach and (B) the Closing Date, (iv) by either Phoenix or AmeriConnect after November 30, 1996, if the Merger shall not have been consummated on or before such date, subject to certain exceptions, (v) by either Phoenix or AmeriConnect if the required approval of AmeriConnect Stockholders is not obtained upon a vote held at the duly held meeting of such stockholders, (vi) by AmeriConnect if the AmeriConnect Board, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and upon written advice from counsel, determines that such termination is required by reason of an offer or proposal which constitutes or may reasonably be expected to lead to the acquisition of all or a significant part of the business and properties, or the acquisition of at least a majority of the outstanding securities whether by purchase, merger, purchase of assets, tender offer, exchange offer, business combination or otherwise of AmeriConnect (a "Third Party Transaction") or (vii) by Phoenix if (A) the AmeriConnect Board shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Phoenix or shall have resolved to do any of the foregoing;
(B) the AmeriConnect Board shall have recommended to AmeriConnect Stockholders a Third Party Transaction; (C) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of AmeriConnect is commenced and the AmeriConnect Board, within 10 business days after such tender offer or exchange offer is commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or
(D) after June 14, 1996, any person (other than Mr. Robert R. Kaemmer) shall have acquired beneficial ownership of or the right to acquire beneficial ownership of or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of AmeriConnect Stock (other than those beneficial owners of 15 percent or more of the outstanding Company Stock as of June 14, 1996 or an affiliate thereof or Phoenix or an affiliate thereof). See "THE MERGER -- The Merger Agreement -- Termination."

     Termination Fee and Expense Reimbursement. AmeriConnect is required to pay Phoenix a termination fee of $250,000 in certain circumstances. In addition, upon a willful breach by either AmeriConnect or Phoenix of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, AmeriConnect or Phoenix, whichever shall be the party at fault, shall be liable (among other things) to reimburse the terminating party or parties for all legal, accounting, printing, and other out-of-pocket expenses reasonably incurred by the terminating party or parties in connection with the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- The Merger Agreement -- Expenses, Expense Reimbursement and Termination Fee."

     Amendment. Subject to compliance with applicable law, the Merger Agreement may be amended at any time prior to or after its approval by AmeriConnect Stockholders by a written agreement executed by Phoenix and AmeriConnect. See "THE MERGER -- The Merger Agreement -- Amendment and Waiver."

REGULATORY APPROVALS

     The Merger is subject to the receipt of all regulatory approvals without which either Phoenix or AmeriConnect would suffer a material adverse effect, including approvals of the Public Utilities Commissions, Public Service Commissions and other comparable regulatory agencies of several states (collectively, the "PUCs"). See "THE MERGER -- The Merger
Agreement -- Conditions to the Merger" and "-- Regulatory Filings and
Approvals."

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a "pooling of interests" under generally accepted accounting principles. It is a condition to the consummation of the Merger that Phoenix shall have received from Grant Thornton LLP, the independent auditors for Phoenix, an opinion that the Merger will be treated as a "pooling of interests." See "THE MERGER -- Accounting Treatment."

APPRAISAL RIGHTS

     Under the DGCL, holders of AmeriConnect Stock who, prior to the Special Meeting, properly demand appraisal and do not vote in favor of the Merger have the right under certain circumstances, if the Merger is nonetheless consummated, to require the Surviving Corporation to purchase their shares for their "fair value." To exercise such appraisal rights, such stockholders must comply with all applicable procedural requirements. See "THE MERGER -- Appraisal Rights" and Appendix C -- Section 262 of the Delaware General Corporation Law. Holders of Phoenix Common Stock and Phoenix Preferred Stock will not be entitled to appraisal rights in connection with the merger of Sub into AmeriConnect because Phoenix is not a direct party to the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the AmeriConnect Board with respect to the Merger Agreement and the transactions contemplated thereby, AmeriConnect Stockholders should be aware that certain members of AmeriConnect's management and the AmeriConnect Board have certain interests in the Merger that are in addition to their interests generally as AmeriConnect Stockholders. Phoenix has also agreed to indemnify, and maintain directors' and officers' liability insurance covering, the AmeriConnect Board and officers following the Merger. See "RISK FACTORS" and "THE MERGER -- Interests of Certain Persons in the Merger."

OPERATIONS AFTER THE MERGER

     After the Merger, Phoenix and AmeriConnect will continue to engage in their respective businesses. The current Board of Directors and executive officers of Phoenix will remain unchanged after the Merger. The current Board of Directors and executive officers of AmeriConnect will resign at the Effective Time and at and immediately following the Effective Time, the directors and officers of the Surviving Corporation will be Wallace M. Hammond and Jeffrey L. Bailey. It is currently anticipated that each of Phoenix and AmeriConnect will continue to operate at its current facilities.

COMPARATIVE MARKET PRICES AND DIVIDENDS

     Phoenix Common Stock is listed on the AMEX under the Symbol "PHX." Price information for AmeriConnect Common Stock may be obtained from the NASDAQ Bulletin Board. There has never been an established public trading market for the AmeriConnect Class A Common Stock. Neither Phoenix nor AmeriConnect has ever declared or paid any dividends on their respective Common Stock.

     On January 16, 1996, the last trading day before the public announcement of the proposed Merger, the reported AMEX Composite Transactions closing price of the Phoenix Common Stock was $4.00 per share and the last average of the asked and bid prices of a share of AmeriConnect Common Stock as reported on the NASDAQ
Bulletin Board was $.83. On             , 1996, the most recent practicable date
prior to the printing of this Proxy Statement/Prospectus, the reported AMEX Composite Transactions closing price of the Phoenix Common Stock was $
per share and the last average of the asked and bid prices of a share of AmeriConnect Common Stock as reported on the NASDAQ Bulletin Board was
$          . See "COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION."

     The payment of future dividends on Phoenix Common Stock will be a business decision to be made by the Board of Directors of Phoenix from time to time based upon the results of operations and financial condition of Phoenix and such other factors as the Phoenix Board of Directors considers relevant.

RISK FACTORS

     The Merger involves certain risk factors that should be carefully considered by the AmeriConnect Stockholders. See "RISK FACTORS."

                             SUMMARY FINANCIAL DATA

PHOENIX HISTORICAL CONSOLIDATED FINANCIAL DATA

     The summary condensed consolidated financial data presented below as of and for the years ended December 31, 1995, 1994, 1993 and 1992, and for the eight month period ended December 31, 1991 and the year April 30, 1991 have been derived from the consolidated financial statements of Phoenix, which have been audited by Grant Thornton LLP, independent certified public accountants. The financial data for the three months ended March 31, 1996 are derived from unaudited consolidated financial statements of Phoenix, which in the opinion of management, reflect all accruals, consisting only of normal, recurring accruals, necessary for a fair presentation of the financial position and results of operations of Phoenix as of and for these periods. This data should be read in conjunction with the financial statements of Phoenix included elsewhere in this Proxy Statement/Prospectus.

                                                     EIGHT
                                    YEAR ENDED    MONTHS ENDED            YEAR ENDED DECEMBER 31,             QUARTER ENDED
                                    APRIL 30,     DECEMBER 31,    ----------------------------------------      MARCH 31,
                                       1991           1991         1992       1993       1994      1995(1)       1996(2)
                                    ----------    ------------    -------    -------    -------    -------    -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA
Revenue...........................    $13,498        $13,927      $27,155    $40,350    $57,420    $58,755       $23,072
Cost of revenue...................      9,921         10,840       20,155     29,261     40,007     40,376        16,617
                                      -------        -------      -------    -------    -------    -------       -------
Gross margin......................      3,577          3,087        7,000     11,089     17,413     18,379         6,455
Expenses..........................      4,538          4,017        7,659     13,737     17,796     18,525         7,715
                                      -------        -------      -------    -------    -------    -------       -------
Operating income (loss)...........       (961)          (930)        (659)    (2,648)      (383)      (146)       (1,260)
Other -- net......................         (3)           (31)           5       (148)      (399)    (1,189)          (37)
                                      -------        -------      -------    -------    -------    -------       -------
Earnings (loss) before cumulative
  effect of accounting change.....       (964)          (961)        (654)    (2,796)      (782)    (1,335)       (1,297)
Cumulative effect of accounting
  change..........................         --             --           --         --       (123)        --
                                      -------        -------      -------    -------    -------    -------       -------
Net earnings (loss)...............    $  (964)       $  (961)     $  (654)   $(2,796)   $  (905)   $(1,335)      $(1,297)
                                      =======        =======      =======    =======    =======    =======       =======
Earnings (loss) per common share:
Earnings (loss) before cumulative
  effect of accounting change.....    $ (0.15)       $ (0.15)     $ (0.12)   $ (0.33)   $ (0.09)   $ (0.15)      $ (0.09)
Cumulative effect of accounting
  change..........................         --             --           --         --      (0.01)        --            --
                                      -------        -------      -------    -------    -------    -------       -------
Net earnings (loss)...............    $ (0.15)       $ (0.15)     $ (0.12)   $ (0.33)   $ (0.10)   $ (0.15)      $ (0.09)
Weighted average common shares
  used in per share calculation...      7,241          7,269        7,876      9,423     11,101     12,614        17,343
BALANCE SHEET DATA
Working capital...................    $   301        $   153      $   983    $ 1,036    $   297    $10,031       $ 1,434
Total assets......................      4,786          6,081        9,310     14,125     13,790     30,368        49,350
Total long term debt, net of
  current maturities..............         66             95           17         --         --         --         1,183
Stockholders' equity..............        718            616        2,282      2,913      3,033     19,425        28,628

- ---------------

(1) In August of 1995, Phoenix acquired the customer bases of and substantially all of the assets and liabilities of Tele-Trend Communications, LLC and Bright Telecom, L.P. Additionally, during 1995, three additional customer bases were acquired.

(2) Effective as of January 1, 1996, Phoenix acquired all of the outstanding stock of Automated Communications, Inc.

AMERICONNECT HISTORICAL CONSOLIDATED FINANCIAL DATA

     The summary condensed consolidated financial data presented below as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been derived from the consolidated financial statements of AmeriConnect, which have been audited by Grant Thornton LLP, independent certified public accountants. The financial data for the three months ended March 31, 1996 are derived from unaudited consolidated financial statements of AmeriConnect, which in the opinion of management, reflect all accruals, consisting only of normal, recurring accruals, necessary for a fair presentation of the financial position and results of operations of AmeriConnect as of and for these periods. This data should be read in conjunction with the financial statements of AmeriConnect included elsewhere in this Proxy Statement/Prospectus.

                                                YEAR ENDED DECEMBER 31,                  QUARTER ENDED
                                   --------------------------------------------------      MARCH 31,
                                    1991       1992      1993       1994       1995          1996
                                   -------    ------    -------    -------    -------    -------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA
Revenue..........................  $ 5,612    $9,347    $13,556    $16,984    $17,100       $ 4,265
Cost of revenue..................    4,579     7,197     10,120     12,642     13,399         3,202
                                   -------    ------    -------    -------    -------        ------
Gross margin.....................    1,033     2,150      3,436      4,342      3,701         1,063
Expenses.........................    2,231     2,034      2,653      3,957      4,924         1,209
                                   -------    ------    -------    -------    -------        ------
Operating income (loss)..........   (1,198)      116        783        385     (1,223)         (146)
Other -- net.....................     (680)      (17)       (29)        53          5           (10)
                                   -------    ------    -------    -------    -------        ------
Earnings (loss) before income
  taxes..........................   (1,878)       99        754        438     (1,218)         (156)
Income taxes.....................       --        --       (494)        16        500            --
                                   -------    ------    -------    -------    -------        ------
Net earnings (loss)..............  $(1,878)   $   99    $ 1,248    $   422    $(1,718)      $  (156)
                                   =======    ======    =======    =======    =======        ======
Earnings (loss) per common and
  common equivalent share........  $ (0.35)   $ 0.02    $  0.20    $  0.06    $ (0.23)      $ (0.02)
Weighted average common and
  common equivalent shares used
  in per share calculation.......    5,370     5,688      6,355      6,868      7,551         7,434
BALANCE SHEET DATA
Working capital..................  $  (712)   $ (613)   $   443    $ 1,111    $  (391)      $  (534)
Total assets.....................    1,468     2,030      3,192      3,778      2,660         2,720
Total long term debt, net of
  current maturities.............        5        11          7         28          8             9
Stockholders' equity (deficit)...     (642)     (543)       755      1,479       (237)         (389)

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following summary pro forma condensed consolidated financial information presents the Merger as a pooling of interests as if it had been consummated, with respect to the statements of earnings, at the beginning of the periods presented or, with respect to the balance sheet data, as of the date presented.

         SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDED DECEMBER 31,             QUARTER ENDED
                                                ------------------------------------------     MARCH 31,
                                                    1993           1994           1995           1996
                                                ------------   ------------   ------------   -------------
STATEMENT OF EARNINGS DATA
Revenue.......................................    $ 53,905       $ 74,405       $104,729        $27,336
Cost of revenue...............................      39,381         52,649         74,899         19,819
                                                  --------       --------       --------       --------
Gross margin..................................      14,524         21,756         29,830          7,517
Expenses......................................      16,390         21,753         32,846          8,924
                                                  --------       --------       --------       --------
Operating income (loss).......................      (1,866)             3         (3,016)        (1,407)
Other -- net..................................        (177)          (346)           109            (48)
Loss on abandonment of fixed assets...........                                    (1,020)
                                                  --------       --------       --------       --------
Earnings (loss) before income taxes and
  cumulative effect of accounting change......      (2,043)          (343)        (3,927)        (1,455)
Income taxes..................................         494            (16)          (500)
                                                  --------       --------       --------       --------
Earnings (loss) before cumulative effect of
  accounting change...........................      (1,549)          (359)        (4,427)        (1,455)
Cumulative effect of change in amortization of
  deferred commissions........................                       (123)
                                                  --------       --------       --------       --------
Net earnings (loss)...........................    $ (1,549)      $   (482)      $ (4,427)       $(1,455)
Earnings (loss) per common and common
  equivalent
  share(1)....................................    $  (0.15)      $  (0.05)      $  (0.31)       $ (0.09)
Weighted average common and common equivalent
  shares used in per share calculation(1).....      11,775         13,642         18,208         20,093
BALANCE SHEET DATA
Working capital...............................                                                  $   891
Total assets..................................                                                   52,069
Total long term debt, net of current
  maturities..................................                                                    1,183
Stockholders' equity..........................                                                   28,239
Book value per common share(2)................                                                     0.63

- ---------------

(1) The pro forma loss per share is based on the weighted average number of common shares and common share equivalents of Phoenix and AmeriConnect for each year assuming a Conversion Number of 0.37 shares of Phoenix Common Stock for each share of AmeriConnect Stock. The actual Conversion Number may differ depending on the closing price of Phoenix Common Stock at the time of the Merger. See "THE MERGER -- Conversion of AmeriConnect Stock" for a discussion of the determination of the Conversion Number.

(2) Pro forma book value per share at March 31, 1996 for Phoenix was computed by adding approximately 2,736,000 shares, of Phoenix Common Stock expected to be issued in the Merger (assuming a Conversion Number of 0.37 shares of Phoenix Common Stock for each share of AmeriConnect Stock) to the actual number of shares of Phoenix Common Stock outstanding (approximately 17,345,000 at March 31, 1996) and dividing this number into the pro forma consolidated stockholders' equity. The actual number of shares of Phoenix Common Stock issuable in the Merger may vary in accordance with the terms of the Merger Agreement. See "THE MERGER -- Conversion of AmeriConnect Stock" for a discussion of the determination of the Conversion Number.

COMPARATIVE PER SHARE DATA

     Set forth below are historical earnings (losses) per share and book value per share data of Phoenix and AmeriConnect and unaudited pro forma consolidated per share data of Phoenix and AmeriConnect. The following information is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial data, the separate historical consolidated financial statements of Phoenix and AmeriConnect and other financial information appearing elsewhere and incorporated by reference in this Proxy Statement/Prospectus.

                                                                YEAR ENDED
                                                               DECEMBER 31,           QUARTER ENDED
                                                        --------------------------      MARCH 31,
                                                         1993      1994      1995         1996
                                                        ------    ------    ------    -------------
PHOENIX COMMON STOCK(1)
Loss per common share:
  Historical..........................................  $(0.33)   $(0.10)   $(0.15)      $ (0.09)
  Pro forma consolidated(2)...........................   (0.15)    (0.05)    (0.31)        (0.09)
Book value per common share
  Historical..........................................  $(0.03)   $(0.07)   $ 0.28       $  0.75
  Pro forma consolidated(3)...........................                        0.23          0.63

                                                                YEAR ENDED
                                                               DECEMBER 31,           QUARTER ENDED
                                                        --------------------------      MARCH 31,
                                                         1993      1994      1995         1996
                                                        ------    ------    ------    -------------
AMERICONNECT COMMON STOCK(1)
Earnings (loss) per common share:
  Historical..........................................  $ 0.20    $ 0.06    $(0.23)      $ (0.02)
  Pro forma consolidated(4)...........................   (0.06)    (0.02)    (0.11)        (0.03)
Book value per common share
  Historical..........................................  $ 0.13    $ 0.22    $(0.03)      $ (0.06)
  Pro forma consolidated(4)...........................                        0.08          0.23

- ---------------

(1) Neither Phoenix nor AmeriConnect declared dividends on common stock during the above fiscal periods.

(2) The pro forma loss per share for Phoenix is based upon the weighted average number of common shares and common equivalent shares of Phoenix and AmeriConnect for each year assuming a Conversion Number of 0.37 shares of Phoenix Common Stock for each share of AmeriConnect Stock. The actual Conversion Number may differ depending on the closing price of Phoenix Common Stock at the time of the Merger. See "THE MERGER -- Conversion of AmeriConnect Stock" for a discussion of the determination of the Conversion Number.

(3) Pro forma book value per share at December 31, 1995 and March 31, 1996 for Phoenix was computed by adding approximately 2,560,000 and 2,736,000 shares, respectively, of Phoenix Common Stock expected to be issued in the Merger (assuming a Conversion Number of 0.37 shares of Phoenix Common Stock for each share of AmeriConnect Stock) to the actual number of shares of Phoenix Common Stock outstanding (approximately 14,458,000 at December 31, 1995 and 17,345,000 at March 31, 1996) and dividing this number into the pro forma consolidated stockholders' equity. The actual number of shares of Phoenix Common Stock issuable in the Merger may vary in accordance with the terms of the Merger Agreement. See "THE MERGER -- Conversion of AmeriConnect Stock" for a discussion of the determination of the Conversion Number.

(4) Equivalent pro forma consolidated per common and common equivalent share information for AmeriConnect was computed by multiplying the pro forma consolidated per share information for Phoenix by an assumed Conversion Number of 0.37. The actual Conversion Number may differ depending on the closing price of the Phoenix Common Stock at the time of the Merger.

                                  RISK FACTORS

     In addition to other information in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the proposal to be voted on at the Special Meeting and in evaluating an investment in Phoenix Common Stock.

     This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below as well as those discussed in reports filed with the SEC by Phoenix or AmeriConnect.

RISKS RELATING TO THE MERGER

     No Assurance of Achieving Potential Benefits of the Merger. Phoenix and AmeriConnect have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits for the combined entities. Achieving the anticipated benefits of the Merger will depend in part on the realization of efficiencies and other synergies upon the integration of the operations of Phoenix and AmeriConnect and maintaining Phoenix's planned growth strategy. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day to day business of the combined companies. There can be no assurance that Phoenix's growth strategy can be successfully integrated or achieved in an effective and efficient manner, or that the perceived benefits of the Merger will be realized. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Phoenix's results of operations and financial condition. In addition, there can be no assurance that AmeriConnect Stockholders would not achieve greater returns on investment if AmeriConnect were to remain an independent company.

     Expenses of Merger and Restructuring. The negotiation and consummation of the Merger are expected to result in expenses of approximately $800,000, including nonrecurring expenses associated with combining and integrating the two companies operations and the fees of financial advisors, attorneys and accountants. Additional expenses may be incurred relating to the integration of the businesses of Phoenix and AmeriConnect. Costs associated with the Merger will affect the profitability of the combined companies adversely in the fiscal quarters ended June 30, 1996 and ending September 30, 1996 and December 31, 1996 and, with respect to certain costs, in future quarters as such costs are incurred.

RISKS RELATING TO PHOENIX

     History of Operating Losses. Phoenix has sustained net losses of $2,796,000, $905,000 and $1,335,000 for the years ended December 31, 1993, 1994 and 1995 respectively. In building Phoenix's systems and organization necessary to handle its expected future growth, Phoenix has invested heavily in the sales, marketing and administrative areas. There can be no assurances that Phoenix may not experience operating losses in the future. To finance its operations, Phoenix has a line of credit facility of up to an aggregate of $10,000,000 with a finance company, which is secured by Phoenix's receivables. As of December 31, 1995, an aggregate of $10,000 was outstanding under this line of credit. Additionally, Phoenix relocated its corporate offices to Golden, Colorado in the first half of 1996. Although management believes that significant operating cost savings in personnel and facilities costs are achievable through the relocation, the cost of the move was approximately $1,000,000 and such amount will not be recovered until future periods. The cost of the move contributed significantly to the losses incurred by Phoenix for the fiscal quarters ended March 31, 1996 and June 30, 1996.

     Dependence on Service Providers. Phoenix depends on a continuing and reliable supply of telecommunications services from the facilities-based carriers. Because Phoenix does not own or lease sufficient switching or transmission facilities to offer a complete network to carry its customers calls, Phoenix depends on other facilities-based carriers to supply telecommunications services for its customers and to provide it with the detailed information on which it bases customer billings. Phoenix's ability to expand its business depends both upon its ability to select and retain reliable providers and on the willingness of such providers to continue to make telecommunications services and billing information available to Phoenix for its customers on favorable terms and in a timely manner.

     Development of Virtual Switched Network Platform. To supplement its existing owned and operated switches, Phoenix has entered into agreements with two other companies to secure long term access to their telecommunications facilities, specifically a nationwide system of high capacity switches (which is currently being deployed) and a nationwide private line network. There can be no assurance that the benefits that Phoenix expects to realize from the deployment of this virtual switched network platform will actually be achieved.

     Potential Adverse Effects of Rate Changes. Phoenix bills its customers for the various telecommunications services procured on their behalf. The total billing to each customer is generally less than the charges the customer would incur to secure the same service from one of the major facilities-based carriers. Phoenix believes its lower customer bills are an important factor in its ability to attract and retain customers. Therefore, changes in the differential between direct dial telephone rates and the cost of the bulk-rate telecommunications services procured by Phoenix could have a significant effect on Phoenix. Although prices for both direct dial and bulk-rate services have generally decreased in recent years, the decreases have not affected both types of services equally at all times. As a result, the differential between the costs of the two types of service can increase or decrease from time to time. To the extent this differential decreases, the savings Phoenix is able to obtain for its customers could decrease and Phoenix could lose customers or face increased difficulty in attracting new customers. If Phoenix elected to offset the effect of any such decrease by lowering its rates, Phoenix's operating results could also be adversely affected.

     Competition. The telecommunications services industry is highly competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. It is characterized by low barriers to entry (e.g. the major facilities-based carriers' bulk rate tariffs are offered to a wide range of potential market entrants), intense competition for customers and high customer churn rates. Competition on the basis of price, service offerings, and customer service is expected to increase. An existing or potential Phoenix customer has numerous other choices available for its telecommunications service needs, including other resellers and the same facilities-based carriers from which Phoenix procures bulk-rate services. From time to time any of these other providers may be able to provide a range of services comparable to or more extensive than those available to Phoenix customers at rates competitive with Phoenix's rates. In addition, most prospective Phoenix customers are already receiving service directly from at least one long distance carrier, and thus Phoenix must convince prospective customers to alter these relationships to generate new business.

     Phoenix competes with the principal long distance carriers, AT&T Corporation, MCI Communications Corp., Sprint Corporation as well as with the other providers of long distance services, including Frontier Communications (a subsidiary of Frontier Corporation), and Worldcom, Inc. Additionally, as a result of the Congress' recent enactment of the Telecommunications Act of 1996, the nation's largest local telephone companies (i.e. the Regional Bell Operating Companies and the GTE operation companies), energy utilities, and other entities will also be allowed to provide long distance service in the near future subject to various regulatory requirements and safeguards.

     Because many of Phoenix's current and potential competitors are substantially larger and possess considerably greater financial, technical, and marketing resources than Phoenix, there can be no assurance that Phoenix will be able to remain competitive in the evolving telecommunications services market.

     Technological Change. The telecommunications services industry is significantly affected by increasingly rapid and substantial changes in telecommunications and information technologies. There can be no assurance that Phoenix will be able to secure access to new technologies on a timely basis or on satisfactory terms or otherwise stay abreast of technological changes.

     Possible Acquisitions; Need for Additional Capital. As part of its growth strategy, Phoenix intends to pursue acquisitions of companies which could add profitable products or customer bases. With respect to any future acquisition, there can be no assurance that Phoenix will be able to locate or acquire suitable acquisition candidates, or that any companies or customer bases which are acquired can be effectively and profitably integrated into Phoenix. Additionally, although acquisitions will be made with the intent of enhancing Phoenix's long-term profitability, they may negatively impact Phoenix's operating results, particularly during the periods immediately following the acquisition. To fund acquisitions, Phoenix may incur additional indebtedness to banks and other financial institutions and may issue, in public or private transactions, equity and debt securities. If additional funds are raised by issuing equity securities substantial dilution to Phoenix stockholders may result. The availability and terms of any such financing will depend on market and other conditions, and there can be no assurance that such additional financing will be available on terms acceptable to Phoenix, if at all.

     Possible Volatility of Stock Price. The market price of Phoenix's Common Stock has, in the past, fluctuated substantially over time and may in the future be highly volatile. Factors such as the announcements of rate changes for various carriers, technological innovation or new products or service offerings by Phoenix or its competitors, as well as market conditions in the telecommunications industry generally and variations in Phoenix's operating results, could cause the market price of Phoenix's Common Stock to fluctuate substantially. Because the public float for Phoenix's Common Stock is small, additional volatility may be experienced.

     Control by Officers and Directors. As of             , 1996, Phoenix's
executive officers and directors beneficially own or control approximately
     % of the outstanding shares of Phoenix's Common Stock, on an as-if-converted basis. After the Merger, Phoenix's executive officers and
directors will beneficially own or control approximately      % of the
outstanding shares of Phoenix's Common Stock, on an as-if-converted basis. The votes represented by the shares beneficially owned or controlled by Phoenix's executive officers and directors could, if they were cast together, potentially control the election of a majority of Phoenix's directors and the outcome of most corporate actions requiring stockholder approval.

     Investors who purchase Phoenix's Common Stock may be subject to certain risks due to the concentrated ownership of Phoenix's Common Stock. Such risks include: (i) the shares beneficially owned or controlled by Phoenix's executive officers and directors could, if they were cast together, delay, defer or prevent a change in control of Phoenix, such as an unsolicited takeover, which might be beneficial to the stockholders, and (ii) due to the substantial ownership or control of outstanding shares by Phoenix's executive officers and directors and the potential adverse impact of such substantial ownership or control on a change in control of Phoenix, it is less likely that the prevailing market price of the outstanding shares of Phoenix's Common Stock will reflect a "premium for control" than would be the case if ownership of the outstanding shares were less concentrated.

     Governmental Regulation. As a reseller of long distance telecommunications services, Phoenix is subject to many of the same regulatory requirements as facilities-based interexchange carriers. The intrastate long distance telecommunications operations of Phoenix are also subject to various state laws and regulations, including certification requirements. Generally, Phoenix must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states where it offers service, and in most of these jurisdictions it must also file and obtain prior regulatory approval of tariffs for intrastate offerings. There can be no assurance that the regulatory authorities in one or more states or the Federal Communications Commission (the "FCC") will not take action having an adverse effect on the business or financial condition of Phoenix.

                                SPECIAL MEETING

PURPOSE OF THE MEETING

     At the Special Meeting AmeriConnect Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things (i) Sub will merge with and into AmeriConnect, (ii) AmeriConnect will become a wholly-owned subsidiary of Phoenix, (iii) each share of AmeriConnect Stock issued and outstanding immediately prior to the Effective Time, other than shares held by holders who properly exercise and perfect stockholder appraisal rights under Delaware law ("Dissenting Holders"), will be converted into the right to receive the Conversion Number of shares of Phoenix Common Stock, except that cash will be paid in lieu of fractional shares of Phoenix Common Stock and all shares of AmeriConnect Stock owned by AmeriConnect, Phoenix or any of their wholly-owned subsidiaries will be canceled and (iv) all outstanding options for AmeriConnect Stock will be converted into options for Phoenix Common Stock at prices and share numbers to be adjusted on the basis of the Conversion Number.

DATE, TIME AND PLACE; RECORD DATE

     The Special Meeting is scheduled to be held at             , local time, on
            , 1996, at                               ,
               , Overland Park, Kansas. The AmeriConnect Board has fixed the
close of business on             , 1996 as the Record Date for the determination
of AmeriConnect Stockholders entitled to notice of and to vote at the Special
Meeting. On             , 1996, there were           shares of AmeriConnect
Common Stock and           shares of AmeriConnect Class A Stock issued and
outstanding. Each share of AmeriConnect Common Stock is entitled to one vote, and each share of AmeriConnect Class A Stock is entitled to five votes.

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     Holders of record of AmeriConnect Common Stock and AmeriConnect Class A Stock on the Record Date are entitled to one vote and five votes, respectively, per share on the proposal to be presented to stockholders at the Special Meeting. The presence, either in person or by proxy, of a majority of the votes of the outstanding shares of AmeriConnect Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     The affirmative vote of at least a majority of the votes eligible to be cast at the Special Meeting by the holders of AmeriConnect Stock, voting together as a single class, is required under the DGCL and the AmeriConnect Certificate of Incorporation, to approve and adopt the Merger Agreement and the transactions contemplated thereby.

     As of the Record Date, AmeriConnect's directors, executive officers and their affiliates as a group held shares representing percent of the votes entitled to be cast by holders of AmeriConnect Stock at the Special Meeting.

PROXIES

     If a stockholder attends the Special Meeting, he or she may vote by ballot. However, many AmeriConnect Stockholders may be unable to attend the Special Meeting. Therefore, the AmeriConnect Board is soliciting proxies so that each holder of AmeriConnect Stock on the Record Date has the opportunity to vote on the proposal to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares will not be voted and, thus, will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. Stockholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, since the affirmative vote of a majority of the votes eligible to be cast at the Special Meeting by the AmeriConnect Stockholders, voting together as a single class is required for approval of the Merger Agreement, a proxy marked "ABSTAIN" will have the effect of a vote against the Merger Agreement. Shares represented by broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) although counted for purposes of determining whether there is a quorum at the Special Meeting, will not be counted for any purpose in determining whether the Merger Agreement has been approved. The proxy card also confers discretionary authority on the individuals appointed by the AmeriConnect Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Special Meeting.

     Any AmeriConnect Stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of AmeriConnect at 6750 W. 93rd Street, Suite 110, Overland Park, Kansas 66212, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

     It is not expected that any matter not referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxy will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting.

     THE AMERICONNECT BOARD APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT AMERICONNECT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE MERGER -- RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER."

     Under the DGCL and the Certificate of Incorporation of Phoenix, no stockholder vote is required by Phoenix stockholders. Phoenix, as the sole stockholder of Sub, has voted all of the outstanding shares of capital stock of Sub for adoption and approval of the Merger Agreement and the transactions contemplated thereby.

                                   THE MERGER

GENERAL

     This section of the Proxy Statement/Prospectus is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. AmeriConnect Stockholders are urged to review the entire Merger Agreement carefully.

     At the Effective Time, Sub will be merged with and into AmeriConnect, and Sub will cease to exist as a separate corporation. AmeriConnect will be the surviving corporation in the Merger and will continue as a wholly-owned subsidiary of Phoenix. At the Effective Time, each outstanding share of AmeriConnect Stock, other than those shares held by Dissenting Holders, AmeriConnect, any subsidiary of AmeriConnect, Phoenix, Sub or any subsidiary of Phoenix, will, without action on the part of the holder thereof, be canceled and converted into the right to receive the Conversion Number of shares of Phoenix Common Stock. Holders of AmeriConnect Stock will receive cash in lieu of any fractional shares of Phoenix Common Stock to which such holders would otherwise be entitled. At the Effective Time, all then outstanding AmeriConnect Stock Options will be assumed by Phoenix. Each AmeriConnect Stock Option shall be converted into a Phoenix Stock Option, under which the number of shares underlying the Phoenix Stock Option shall be determined by multiplying the number of shares of AmeriConnect Common Stock underlying such AmeriConnect Stock Option immediately prior to the Effective Time by the Conversion Number and rounding down to the nearest whole number, and the exercise price per share of Phoenix Common Stock at which the Phoenix Stock Option shall be exercisable shall be determined by dividing the exercise price per share of the AmeriConnect Common Stock subject to such AmeriConnect Stock Option immediately prior to the Effective Time by the Conversion Number and rounding up to the nearest whole cent. Each such Phoenix Stock Option shall be assumed at the Effective Time by Phoenix on the same terms and subject to the same conditions as in effect immediately prior to the Effective Time, subject to such equitable adjustments as may be necessary to reflect the Merger.

BACKGROUND OF THE MERGER

     Introduction. At various meetings from June through August 1995, AmeriConnect's senior management ("AmeriConnect Management") discussed at length with the AmeriConnect Board its view of the current and future state of the long distance telecommunications industry, and AmeriConnect's strategic position and prospects within such industry. These meetings included discussions regarding the possibility of AmeriConnect engaging in a strategic transaction, including the possible sale of AmeriConnect. AmeriConnect Management discussed its view that AmeriConnect's relatively small size would hinder AmeriConnect's efforts to compete effectively in its existing markets and to participate in rapidly growing domestic and international long distance telecommunications markets. AmeriConnect Management believed this competitive disadvantage was likely to increase in the future, given the ongoing consolidation in the long distance telecommunications industry and its resulting view of the increasing need for a large-scale national or international presence to compete more effectively. AmeriConnect Management also stated its view that a long-term trend away from a monopoly position in the local exchange telephone markets (as evidenced by expansion of alternative access carriers and the entry of cable television operators into competition with local exchange telephone carriers) would unfavorably impact smaller, independent long distance telecommunications companies, such as AmeriConnect, disproportionately as compared to larger long distance telecommunications companies.

     AmeriConnect Management also expressed its view that AmeriConnect had desirable properties which could attract favorable prices based on the consolidation trends in the long distance telecommunications industry and the price level of recent transactions. AmeriConnect Management stated that various factors, including the increasing competitiveness of the local exchange telephone markets, the development of fiber optic, wireless and other alternative technologies, and the current approach of some state regulatory authorities in moving slowly toward adoption of incentive regulation that would reward increased operating efficiencies, might cause the value of AmeriConnect's own properties to decline in the future.

     Under these circumstances, AmeriConnect Management suggested that the interests of AmeriConnect Stockholders might best be served by some form of strategic transaction, including the possible sale of AmeriConnect. The AmeriConnect Board discussed assessments made by AmeriConnect Management and also considered the possible countervailing risks of consummating, or even seriously considering or pursuing, any such transaction, including diversion of AmeriConnect Management resources; disruption of AmeriConnect's businesses which might be caused by uncertainty regarding AmeriConnect's future among employees, regulatory authorities and others; and the possible adverse impact upon employees, customers and the communities served by AmeriConnect.

     The AmeriConnect Board Decision to Explore Strategic Alternatives. After further consideration of the discussions with AmeriConnect Management, at a meeting held on September 13, 1995, the AmeriConnect Board authorized AmeriConnect Management to retain Baum & Company to explore AmeriConnect's strategic alternatives and prepare an assessment of the financial and other aspects of such alternatives.

     During the several weeks following September 13, 1995 AmeriConnect Management met with Baum & Company and discussed the following:

     - The long distance telecommunications industry in general and AmeriConnect's business in particular;

     - The consolidation trends in the long distance telecommunications industry and the factors resulting in such consolidation, which factors included
       (i) rapidly changing technology and (ii) a regulatory environment which promotes competition by other telecommunications companies;

     - The enhanced importance of economies of scale as a result of these consolidation trends;

     - The viability of AmeriConnect initiating its own acquisition strategy to build economies of scale to compete more effectively in the long distance telecommunications industry and the impediments associated with such strategy, including (i) AmeriConnect's declining financial condition which placed a constraint on its ability to make meaningful acquisitions in a time frame responsive to competitive conditions, (ii) the degree of competition for quality acquisitions from other long distance telecommunications companies which possess greater size and financial resources than AmeriConnect, and (iii) the risks associated with AmeriConnect's inexperience in completing and integrating acquisitions;

     - Prices paid in certain recent acquisitions of long distance resellers which indicated that values paid for companies similar to AmeriConnect were higher than AmeriConnect's current public trading values (as reflected by the trading ranges of AmeriConnect Common Stock) and concern about whether such prices could be maintained in light of the developing regulatory and competitive environments;

     - The trading range of AmeriConnect Common Stock which, during the immediately preceding 52-week period, had a high bid price of $1.25 and a low bid price of $.313 which prices were below expected values, as described above;

     - The anticipated degree of interest of various potential purchasers of AmeriConnect and the financial implications of possible transactions on such potential purchasers;

     - Alternative forms of possible transactions which might be undertaken and the benefits and risks associated with each of them; and

     - Various procedures which might be used to explore the available alternatives.

     AmeriConnect Management reviewed these discussions with the AmeriConnect Board.

     After these discussions Baum & Company prepared an analysis of the long distance telecommunications industry that it delivered to AmeriConnect Management on November 6, 1995. The analysis focused on AmeriConnect's position within the long distance telecommunications industry and various strategic transactions designed to improve such position. AmeriConnect Management reviewed the analysis with the AmeriConnect Board. The AmeriConnect Board determined to explore a potential sale of AmeriConnect. The AmeriConnect Board considered whether it would be appropriate to engage in such an exploration of alternatives in a publicly announced process, but concluded that proceeding on a confidential basis was an appropriate way to assure that any ultimate transaction or transactions would represent the best available alternative for AmeriConnect Stockholders.

     Receipt of Proposals and Indications of Interest; Discussions with Potential Acquirors. Over the next several weeks, pursuant to the AmeriConnect Board's authorization, Baum & Company initiated discussions with, and received inquiries from, various companies which either had expressed interest in or were likely to have an interest in acquiring AmeriConnect or engaging in other possible transactions with AmeriConnect. Based upon contacts with potential purchasers, three parties expressed interest in acquiring AmeriConnect.

     After the execution of confidentiality agreements, information was made available to each potential purchaser regarding AmeriConnect's operations. Two companies engaged in due diligence reviews of information at AmeriConnect's Overland Park headquarters.

     During the period from December 27, 1995 to January 12, 1996, AmeriConnect received written proposals or indications of interest from each of these three prospective buyers. Each proposal was non-binding upon the submitting party and was subject to additional due diligence.

     In the long distance resale industry it is common that prices paid to acquire a company or business are quoted as a multiple of monthly revenue. However, each of the written proposals received by AmeriConnect defined monthly revenue differently in terms of revenue eligibility and the time period over which monthly revenue was measured. The following table summarizes the salient terms of each written proposal:

                                                              MONTHLY REVENUE PURCHASE PRICE TERMS
                                                 --------------------------------------------------------------
                                                                                          MONTHLY
                 FORM OF         ACCOUNTING         ELIGIBLE          MEASUREMENT         REVENUE
 COMPANY      CONSIDERATION      TREATMENT        REVENUE BASE           PERIOD          ESTIMATES     MULTIPLE
- ----------    -------------    --------------    ---------------    ----------------    -----------    --------
Phoenix       Phoenix          Pooling           Total Revenue      Average of           $1,389,000      11.0x
              Common Stock                                          August 1, 1995
                                                                    Through October
                                                                    31, 1995
Company A     Company A        Pooling           Net Toll Usage     Mutually Agreed      $1,300,000      10.0x
              Common Stock                       Revenue for        Billing Period
                                                 Accounts less      (August- October
                                                 than 60 days       was verbally
                                                 past due           discussed)
Company B     Company B        Not Addressed     Total Revenue      Average of           $1,365,000       7.5x
              Common Stock                                          January 1, 1996
                                                                    Through March
                                                                    31, 1996 with
                                                                    Seasonal
                                                                    Adjustment
                                                                    Factor

                 ESTIMATED
               CONSIDERATION
            (BEFORE TRANSACTION
 COMPANY     FEES AND EXPENSES)
- ----------  --------------------
Phoenix         $ 15,279,000
Company A       $ 13,000,000
Company B       $ 10,237,500

     Discussion of Alternatives. At an AmeriConnect Board meeting on January 15, 1996, Baum & Company discussed with the AmeriConnect Board the various alternatives available to AmeriConnect based upon the results of the process described above. The principal alternatives discussed were as follows.

     First, Baum & Company discussed with the AmeriConnect Board the possibility that AmeriConnect would undertake no significant transaction, but instead continue its operations as it had done prior to commencing the process of exploring strategic alternatives. As described in greater detail under "-- Opinion of Financial Advisor -- Analysis of Stock Trading," Baum & Company indicated that AmeriConnect Common Stock's historical trading prices reflected a declining trend from an all-time high bid price in 1994 of $1.25 to a bid price which was at or below $.50 since August 2, 1995.

     Second, Baum & Company discussed with the AmeriConnect Board the possibility of a transaction with Company A. Company A's proposal was considered by the AmeriConnect Board and was determined to be inferior to the Phoenix proposal due to lower estimated consideration (approximately 15% below the Phoenix proposal), Company A's significantly smaller overall size as compared to Phoenix, and Company A's weaker stock performance over the prior one year period.

     Third, Baum & Company discussed with the AmeriConnect Board the possibility of a transaction with Company B. Company B's proposal was considered by the AmeriConnect Board and was determined to be inferior to the Phoenix proposal due to lower estimated consideration (approximately 33% below the Phoenix proposal) and Company B's short and volatile trading history as a public company.

     Fourth, Baum & Company discussed with the AmeriConnect Board the possibility of a transaction with Phoenix. The AmeriConnect Board favored the Phoenix proposal as it represented the greatest consideration to AmeriConnect Stockholders. The AmeriConnect Board also considered Phoenix's favorable operating trends which included consistent quarterly margin improvements and recent revenue growth accomplished through strategic acquisitions. Additionally, the AmeriConnect Board considered Phoenix's stock price performance over the prior one year period. Phoenix Common Stock increased in price approximately 45% over this period.

     After discussing each of the principal alternatives, the AmeriConnect Board decided to explore a potential transaction with Phoenix because such transaction was likely to produce the highest immediate value and the most substantial longer-term appreciation in value for the AmeriConnect Stockholders and, therefore, represented the best available alternative.

     Letter of Intent. The AmeriConnect Board authorized AmeriConnect Management to negotiate and execute a letter of intent with respect to the proposed transaction with Phoenix. AmeriConnect Management negotiated and executed a letter of intent on January 15, 1996.

     Preparation of Definitive Merger Agreement. Immediately after the execution of the letter of intent, the parties began to negotiate the Merger Agreement. Over the next several months the parties negotiated the Merger Agreement.

     Final Approval of Phoenix Merger; Execution of Definitive Merger Agreement. On June 6, 1996, the AmeriConnect Board unanimously approved the Merger and the execution of the Merger Agreement. The Merger Agreement was signed by both parties on June 14, 1996. The Merger Agreement was announced on June 17, 1996 prior to the opening of trading on the AMEX.

RECOMMENDATION OF THE AMERICONNECT BOARD AND AMERICONNECT'S REASONS FOR THE
MERGER

     The AmeriConnect Board believes that the Merger is fair to and in the best interests of AmeriConnect and the AmeriConnect Stockholders. Accordingly, the AmeriConnect Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that AmeriConnect Stockholders vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     The recommendation of the Merger by the AmeriConnect Board is the result of the extensive process of exploring strategic alternatives for AmeriConnect and the AmeriConnect Stockholders which is described above under "--Background of the Merger." As a result of that process, the AmeriConnect Board believes that the Merger is the best available alternative for the AmeriConnect Stockholders.

     The AmeriConnect Board believes that the Merger offers AmeriConnect and the AmeriConnect Stockholders an opportunity to participate in a combined enterprise which has significantly greater business and financial resources and long-term growth potential than AmeriConnect standing alone. The AmeriConnect Board believes that the Merger offers significant opportunities for efficiencies and economies as the operations of AmeriConnect and Phoenix are integrated and will result in an organization with added competitive strength required by the increased consolidation of the telecommunications industry. The AmeriConnect Board believes that the combined enterprise will be able to provide customers with quality service and will be better positioned to take advantage of new opportunities and to meet competitive challenges.

     In making its determination with respect to the Merger, the AmeriConnect Board considered the following factors: (i) information relating to the business, assets, management, competitive position and prospects of AmeriConnect and Phoenix, including the prospects of AmeriConnect if it were to continue as an independent company, (ii) the financial condition, cash flows and results of operations of AmeriConnect and Phoenix, both on an historical and on a prospective basis, (iii) historical market prices and trading information with respect to the AmeriConnect Common Stock and the Phoenix Common Stock, (iv) the percentage of equity in Phoenix received by AmeriConnect Stockholders in relation to the relative contribution of Phoenix and AmeriConnect, (v) the increased need for capital resources to remain competitive and the improved access to capital markets which will result from the Merger enabling those needs to be met, (vi) the potential efficiencies, elimination of redundancies, economies of scale and other synergies that may be realized as a result of the combination of AmeriConnect's and Phoenix's operations, (vii) the results of the solicitation of offers to purchase AmeriConnect in connection with the evaluation of the best available alternative for AmeriConnect Stockholders,
(viii) the terms of the Merger Agreement, (ix) the written opinion of Baum &

Company, a copy of which is included as Appendix B to this Proxy Statement/Prospectus, (x) the structure of the Merger, which will permit holders of AmeriConnect Stock to have their shares converted into Phoenix Common Stock on a "tax-free" basis, and (xi) significant enhancement of the strategic and market position of the combined companies substantially beyond that achievable by AmeriConnect alone. See "-- Opinion of Financial Advisor" and "-- Background of the Merger" above.

     THE AMERICONNECT BOARD RECOMMENDS THAT AMERICONNECT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF FINANCIAL ADVISOR

     Baum & Company delivered to the AmeriConnect Board its oral opinion on June 14, 1996 and subsequently delivered its written opinion dated July 31, 1996 in the form customary for such firm with respect to transactions of this type. The opinion dated July 31, 1996 is substantially identical to the opinion of such firm dated the date of this Proxy Statement/Prospectus and attached hereto as described below. This opinion is to the effect that, as of its date and based upon and subject to certain matters as stated in the written opinion, the Conversion Number provided for in the Merger Agreement is fair from a financial point of view to the AmeriConnect Common Stockholders. No limitations were placed on Baum & Company by the AmeriConnect Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion. The full text of the written opinion of Baum & Company, dated the date of this Proxy Statement/Prospectus, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. AmeriConnect Stockholders are urged to read such opinion in its entirety for assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Baum & Company.

     In connection with its opinion, Baum & Company reviewed, among other things
(i) the Merger Agreement, (ii) Annual Reports to AmeriConnect Stockholders and stockholders of Phoenix and Annual Reports on Form 10-KSB and Form 10-K, respectively, for AmeriConnect and Phoenix for the five fiscal years ended December 31, 1995, (iii) certain interim reports to AmeriConnect Stockholders and stockholders of Phoenix and Quarterly Reports on Form 10-QSB and Form 10-Q, respectively, for each of AmeriConnect and Phoenix, (iv) certain other communications from AmeriConnect to its stockholders and Phoenix to its stockholders, and (v) certain internal financial analyses and forecasts for AmeriConnect and Phoenix prepared by their respective managements, including estimates as to the magnitude and timing of the potential cost savings projected by management of each of AmeriConnect and Phoenix for the consolidated companies. Baum & Company also held discussions with members of the senior management of AmeriConnect and Phoenix regarding their respective past and current business operations, financial condition and future prospects of their respective companies and their views of the long-term benefits of the proposed business combination of AmeriConnect and Phoenix. In addition, Baum & Company reviewed the reported price and trading activity for the AmeriConnect Common Stock and the Phoenix Common Stock, respectively, compared certain financial and stock market information for AmeriConnect and Phoenix with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally, and performed such other studies and analyses as Baum & Company considered appropriate.

     The following is a summary of the financial analyses utilized by Baum & Company in arriving at its opinion:

     Assumed Merger Consideration. The analysis utilized below assumes that the total merger consideration, payable in shares of Phoenix Common Stock, is $15,130,119 (derived from 11.0 times AmeriConnect's average monthly revenues for the period from August 1, 1995 through October 31, 1995), minus certain accounting adjustments and subject to certain market price variations based on the Closing Bid Price of Phoenix Common Stock. See "SUMMARY -- The Merger." Assuming accounting adjustments of approximately $0.10 per share of AmeriConnect Stock and a $4.50 Closing Bid Price for Phoenix Common Stock which results in a Conversion Number of approximately 0.37, the merger consideration to AmeriConnect

Stockholders would be approximately $1.65 per share of AmeriConnect Stock ("Assumed Merger Consideration"), payable in Phoenix Common Stock. The assumed accounting adjustment of $0.10 per share of AmeriConnect Stock is based on AmeriConnect Management's estimates. There can be no assurance that the actual accounting adjustments applicable to the Merger will approximate AmeriConnect Management's estimates or that the Closing Bid Price will approximate $4.50, and the actual merger consideration may be substantially different from the Assumed Merger Consideration.

     Analysis of Stock Trading. Baum & Company analyzed the history of trading prices of the AmeriConnect Common Stock using (i) yearly price ranges for 1989 and 1990 from the 1990 and 1991 Fact Book published by the National Association of Securities Dealers, Inc.; (ii) quarterly high and low bid prices for the years of 1991, 1992 and 1993, from AmeriConnect's Annual Reports; and (iii) daily pricing data information from Bloomberg Financial Markets ("Bloomberg") and OneSource Information Services, Inc. ("OneSource") from January 1, 1994 through January 15, 1996, the date of the letter of intent between AmeriConnect and Phoenix. The Bloomberg and OneSource quotations represent prices quoted between dealers rather than actual transactions, and do not include retail markups, markdowns, or commissions.

     From its initial public offering through January 15, 1996 the highest "bid" price (the price that a market maker would pay) for a share of AmeriConnect Common Stock never exceeded $1.25 per share (before retail markdowns or commissions). The Assumed Merger Consideration offer of approximately $1.65 per share of AmeriConnect Stock represents a 32% premium over the $1.25 bid price. On January 15, 1996, the closing bid price for a share of AmeriConnect Common Stock was $0.281 (before retail markdowns or commissions). The Assumed Merger Consideration of approximately $1.65 per share of AmeriConnect Stock represents a 487% premium over the $0.281 price. On January 15, 1996, the "ask" price for a share of Common Stock was $0.438 (before retail markups or commissions). The Assumed Merger Consideration of approximately $1.65 per share of AmeriConnect Stock represents a 277% premium over this $0.438 price.

     Analysis of Comparable Public Companies. Baum & Company separately analyzed market capitalization and market equity multiples of seven long distance resellers (the "Comparable Companies"): EqualNet Holding Corporation; Frontier Corporation; LCI International, Inc.; MIDCOM Communications Inc.; Network Long Distance, Inc.; Phoenix Network, Inc.; and U.S. Long Distance Corporation. Using publicly available information, Baum & Company compared the earnings and other financial data and information regarding AmeriConnect to corresponding financial data and information regarding the Comparable Companies. Such data and ratios included the last twelve months, price/earnings ratios, price/earnings ratios based on estimated current fiscal year earnings (as reported in available publications), ratios of market capitalization to book value, and total company value as a multiple of net monthly revenues.

     In preparing the Comparable Companies analysis, Baum & Company used a multiple of monthly revenues, because AmeriConnect does not have positive earnings or equity value. Monthly revenues multiples were based on reported results for the year ended December 31, 1995. Monthly revenues multiples for the Comparable Companies ranged from 7.55 to 27.35, with a median of 13.93. AmeriConnect's monthly revenues multiple for the year ended December 31, 1995 was (i) 1.47 times the January 15, 1996 low bid price; (ii) 2.29 times the January 15, 1996 highest ask price; (iii) 10.61 times the total merger consideration before accounting adjustments, and market price variations based on the Closing Bid Price of Phoenix Common Stock; and (iv) 8.62 times the Assumed Merger Consideration of approximately $1.65 per share of AmeriConnect Stock. Although the Comparable Companies participate in the long distance reselling market, each of the Comparable Companies is significantly larger in terms of revenue than AmeriConnect. Additionally, none of the Comparable Companies has the same mix of business or marketing area as AmeriConnect and none are identical to AmeriConnect.

     Acquisition Transaction Analysis. In addition to the financial analysis discussed above, Baum & Company reviewed the consideration paid and monthly revenues multiples in acquisitions of other long distance resellers of similar size. To the extent publicly available, Baum & Company reviewed mergers and acquisitions effective between February 1993 and January 1996. The closest in time frame and transaction size were (i) Network Long Distance, Inc.'s acquisition of ValueTel, Inc. ("ValueTel") in October of 1995 for

$10,040,000; and (ii) Phoenix's acquisition of Automated Communications, Inc. ("ACI") in January of 1996 for $19,750,000.

     As noted above, the Assumed Merger Consideration of approximately $1.65 per share of AmeriConnect Stock represents a multiple of 8.62 of AmeriConnect's 1995 monthly revenues. The consideration paid in the ValueTel transaction represented a multiple of 10.5 of monthly revenues, plus accounts receivable. ValueTel's monthly revenues were narrowly defined, and were net of a bad debt factor. The consideration paid in the ACI transaction represented a multiple of 10.25 of monthly revenues. In contrast to the Merger Agreement, the agreements in the ValueTel and ACI transactions provided for one or more post-closing adjustments for such items as customer attrition and uncollected accounts receivable. In addition, unlike AmeriConnect, ACI sold tangible assets, such as switching equipment, along with intangible assets such as customer base. Finally, unlike the shares of Phoenix Common Stock being issued to holders of shares of AmeriConnect Stock, the shares of stock issued in both the ValueTel and the ACI transactions were subject to restrictions on transfer under applicable federal securities laws, which reduced the overall value of the consideration paid.

     No business or transaction used for comparison purposes is identical to AmeriConnect or the Merger. Accordingly, an analysis of the results of comparisons of AmeriConnect to other companies is not entirely mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the public trading or acquisition value of the companies or the transactions to which AmeriConnect or the Merger is being compared.

     In connection with its opinion dated the date of this Proxy Statement/Prospectus, Baum & Company performed certain procedures to update certain analyses made in connection with the delivery of its opinion and reviewed with the managements of Phoenix and AmeriConnect the assumptions on which such analyses were based. The results of such analyses were substantially the same as those described above as having been arrived at in connection with the July 31, 1996 opinion of Baum & Company.

     The summary set forth above does not purport to be a complete description of the analyses performed by Baum & Company. The preparation of a fairness opinion is a complex process, and is not necessarily susceptible to partial analysis or summary description. Selecting portions of Baum & Company's analyses or any of the factors considered by them without considering all factors and the analysis as a whole could create an incomplete view of the process underlying its opinion. The analyses were considered in the context of general business, market and economic conditions existing at the time, many of which are beyond the control of AmeriConnect or Phoenix. The analyses performed by Baum & Company are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, such analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. In performing their analyses, Baum & Company relied upon certain assumptions of potential operating efficiencies, financial synergies and other items arising out of the Merger, which were provided by the managements of Phoenix and AmeriConnect without independent verification thereof by Baum & Company.

     In connection with its review, Baum & Company assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. With respect to financial forecasts and estimates, Baum & Company assumed that they were reasonably prepared on bases reflecting the best currently available information and judgments concerning the respective future financial performances of AmeriConnect and Phoenix. The opinion of Baum & Company was necessarily based on economic, market and other conditions as in effect on, and the information made available to them as of, the date of its opinion. In addition, Baum & Company did not perform an independent evaluation or appraisal of the assets and liabilities of either AmeriConnect or Phoenix or any of their subsidiaries and was not furnished with any such evaluation or appraisal.

     Baum & Company is an investment banking firm engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated primary and secondary underwritings, private placements and valuations for corporate and other purposes. AmeriConnect selected Baum & Company as its financial advisor based upon Baum & Company's familiarity with AmeriConnect and with the industries in which AmeriConnect operates and its experience, ability and reputation with respect to mergers and acquisitions.

     Pursuant to the terms of the engagement letters between AmeriConnect and Baum & Company, AmeriConnect has agreed to pay Baum & Company a fixed fee equal to $25,000 for its written opinion included as Appendix B to this Proxy Statement/Prospectus and a financial advisory fee of approximately $240,000 of which the majority is contingent upon consummation of the Merger. AmeriConnect has also agreed to reimburse Baum & Company for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Baum & Company against certain expenses and liabilities incurred in connection with its engagement, including liabilities which may arise under Federal securities laws. Baum & Company will not be additionally compensated for any solicitation of proxies by such firm on behalf of AmeriConnect.

     Baum & Company, as a full-service securities firm, may from time to time effect transactions for its own accounts or the accounts of customers, and hold positions in securities or options on securities of AmeriConnect and Phoenix. As of the date of this Proxy Statement/Prospectus, Baum & Company held
shares of Phoenix Common Stock for its own accounts and           shares of
AmeriConnect Common Stock.

PHOENIX'S REASONS FOR THE MERGER

     After reviewing the proposed merger, the Phoenix Board believes that the Merger is in the best interest of Phoenix and its stockholders. The Phoenix Board believes that the Merger will create an enterprise with prospects better than those facing Phoenix as a stand-alone company.

     The Phoenix Board believes that ongoing consolidation in the long distance resale industry and the recent enactment of federal telecommunications reform legislation are intensifying the competitive pressure on long distance resellers. The Phoenix Board expects that larger companies, such as the combined enterprise, will increasingly be in a better competitive position than smaller companies. Larger companies should be able to secure switching, transmission, and other essential capabilities at better prices, realize other economies of scale in areas such as customer service, gain improved access to capital sources, and more easily offer telecommunications services in addition to long distance.

     Moreover, the Phoenix Board believes that the Merger will also result in near-term benefits such as enhancing the gross margins on AmeriConnect's existing traffic base.

     In making its assessment of the Merger, the Phoenix Board considered the following factors: (i) the business, assets, management, competitive position, and prospects of Phoenix and AmeriConnect, including the prospects of Phoenix if it did not combine with AmeriConnect; (ii) the financial condition, cash flows, and results of operations of Phoenix and AmeriConnect, on both a historical and a prospective basis; (iii) historical market prices and trading information with respect to the Phoenix Common Stock and AmeriConnect Common Stock; (iv) the percentage of equity in Phoenix received by AmeriConnect Stockholders in relation to the relative contribution of Phoenix and AmeriConnect to the combined enterprise; (v) the benefits, strategic and otherwise, of the combination of Phoenix and AmeriConnect in the context of the consolidation of the long distance industry, (vi) the efficiencies, economies of scale, and other synergies that may be realized as a result of the combination of Phoenix and AmeriConnect; (vii) other possible combinations and acquisitions that Phoenix has considered; (viii) the terms of the Merger Agreement; and (ix) the structure of the Merger, which should allow the transaction to qualify as a "pooling of interests" for accounting and financial reporting purposes.

CONVERSION OF AMERICONNECT STOCK

     At the Effective Time, each outstanding share of AmeriConnect Stock will, without action on the part of the holder thereof, be canceled and converted into the right to receive the Conversion Number of shares of Phoenix Common Stock. "Conversion Number" shall mean the number equal to the quotient obtained by dividing (1) the quotient obtained by dividing the Merger Consideration by the Closing Phoenix Common

Stock Price by (2) the sum of (a) the number of shares of AmeriConnect Stock outstanding immediately prior to the Effective Time and (b) the number of shares of AmeriConnect Stock underlying all options for AmeriConnect Stock outstanding immediately prior to the Effective Time. "Merger Consideration" shall mean an amount equal to $15,130,119 minus (i) the Stockholders' Equity Adjustment Amount and (ii) all severance payments to be made by AmeriConnect to the officers and directors of the AmeriConnect because of the Merger Agreement and the transactions contemplated thereby, to the extent such payments are not already reflected in the AmeriConnect Balance Sheet. "Closing Phoenix Common Stock Price" shall mean (i) $5.25 if the closing price of a share of Phoenix Common Stock on the American Stock Exchange on the day immediately preceding the Closing (the "Closing Bid Price") is equal to or greater than $4.50 and equal to or less than $6.00, (ii) if the Closing Bid Price is less than $4.50, $5.25 minus 50% of the amount the Closing Bid Price is less than $4.50, or (iii) if the Closing Bid Price is more than $6.00, $5.25 plus 50% of the amount the Closing Bid Price is greater than $6.00. "Stockholders' Equity Adjustment Amount" shall be equal to the amount, if any, by which the Stockholders' Equity Amount is less than $250,000. "Stockholders' Equity Amount" shall mean an amount equal to the number that results from (1) the stockholders' equity of AmeriConnect as determined from AmeriConnect's balance sheet, prepared in accordance with generally accepted accounting principles ("GAAP"), as of the close of business on the last day of the month preceding the Closing Date (the "AmeriConnect Balance Sheet"), plus (2) the Sprint Adjustment Amount, minus (3) all Transaction Expenses that accrue or are paid after the date of the AmeriConnect Balance Sheet, and minus (4) all liabilities of AmeriConnect to Sprint Communications Company L.P. ("Sprint") in respect of shortfall amounts as of the date of the AmeriConnect Balance Sheet; provided, that, in the event that such sum exceeds $250,000, the Stockholders' Equity Amount shall mean an amount equal to $250,000. "Sprint Adjustment Amount" shall mean an amount equal to any billing credits which AmeriConnect or Phoenix on behalf of AmeriConnect is entitled to receive from Sprint prior to the AmeriConnect Balance Sheet that are not otherwise reflected in the AmeriConnect Balance Sheet. "Transaction Expenses" shall mean accounting fees and expenses, attorney fees and expenses, and investment banking fees and expenses of Baum & Company paid or accrued for by AmeriConnect with regard to the negotiation and execution of the Merger Agreement and the consummation of the transactions set forth therein.

     Each share of AmeriConnect Stock held by a Dissenting Holder will not be converted into shares of Phoenix Common Stock, but instead will be purchased by the Surviving Corporation for its "fair value." "Fair value" will be determined in accordance with Delaware law. See "--Appraisal Rights."

     Each share of AmeriConnect Stock held by AmeriConnect, any subsidiary of AmeriConnect, Phoenix, Sub or any subsidiary of Phoenix will be automatically canceled at the Effective Time.

     No certificates for fractional shares of Phoenix Common Stock will be issued upon the surrender for exchange of AmeriConnect Certificates. Instead, holders of AmeriConnect Stock immediately prior to the Effective Time who would otherwise have been entitled to a fraction of a share of Phoenix Common Stock upon surrender of AmeriConnect Certificates for exchange will, upon surrender of AmeriConnect Certificates, be entitled to receive a cash payment. Such cash payment will be equal to a pro rata portion of the proceeds of a sale in the public market (as soon as practicable after the Effective Time) of shares of Phoenix Common Stock representing the aggregate of all such fractional shares. See "-- No Fractional Shares."

     None of the outstanding shares of Phoenix Common Stock or Phoenix Preferred Stock will be converted or otherwise modified in the Merger. All of such shares will continue to be outstanding capital stock of Phoenix after the Effective Time, subject to the redemption, retirement or conversion of shares of Phoenix Preferred Stock from time to time in accordance with their respective terms. In addition, none of the outstanding options to purchase shares of Phoenix Common Stock will be converted or otherwise modified in the Merger.

     A description of the relative rights, privileges and preferences of the Phoenix Common Stock and the Phoenix Preferred Stock, including certain material differences between the rights of holders of Phoenix Common Stock and AmeriConnect Stock, is set forth under "DESCRIPTION OF THE PHOENIX CAPITAL STOCK," "DESCRIPTION OF THE AMERICONNECT CAPITAL STOCK" and "COM-

PARISON OF RIGHTS OF HOLDERS OF AMERICONNECT STOCK AND PHOENIX COMMON STOCK."

EXCHANGE OF STOCK CERTIFICATES

     From and after the Effective Time, holders of AmeriConnect Stock immediately prior to the Effective Time, other than Dissenting Holders ("AmeriConnect Exchanging Stockholders"), will be entitled to receive the Conversion Number of shares of Phoenix Common Stock in exchange for each share of AmeriConnect Stock held. No fractional shares of Phoenix Common Stock will be issued. See "-- No Fractional Shares." As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each AmeriConnect Exchanging Stockholder. The transmittal instructions will describe the procedures for surrendering AmeriConnect Certificates in exchange for Phoenix Certificates. AmeriConnect Exchanging Stockholders should not submit their AmeriConnect Certificates for exchange unless and until they have received the transmittal instructions and a form of letter of transmittal from the Exchange Agent.

     When an AmeriConnect Exchanging Stockholder delivers his or her AmeriConnect Certificates to the Exchange Agent along with a properly executed letter of transmittal and any other required documents, such AmeriConnect Certificates will be canceled and the AmeriConnect Exchanging Stockholder will receive Phoenix Certificates representing the number of full shares of Phoenix Common Stock to which the AmeriConnect Exchanging Stockholder is entitled under the Merger Agreement and payment in cash in lieu of any fractional shares of Phoenix Common Stock. If any Phoenix Certificate is to be issued in a name other than that in which the corresponding AmeriConnect Certificate is registered, it is a condition to the exchange of the AmeriConnect Certificate that the AmeriConnect Exchanging Stockholder comply with applicable transfer requirements and pay any applicable transfer or other taxes.

     AmeriConnect Exchanging Stockholders will not be entitled to receive any dividends or other distributions on the Phoenix Common Stock until the Merger has been consummated and they have exchanged their AmeriConnect Certificates for Phoenix Certificates. Subject to applicable laws, such dividends and distributions which have a record date after the Effective Time, if any, will be accumulated and, at the time an AmeriConnect Exchanging Stockholder surrenders his or her AmeriConnect Certificates to the Exchange Agent, all accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of Phoenix Common Stock, will be paid without interest.

     Shares of stock represented by AmeriConnect Certificates remaining unsurrendered, together with dividends and cash in lieu of fractional shares remaining unclaimed, as of the date which is twelve months after the Effective Time will be delivered to Phoenix, upon demand, and any AmeriConnect Stockholders who have not previously claimed Phoenix Certificates or cash which they are otherwise entitled to receive as a result of the Merger, will thereafter look only to Phoenix for payment. Neither the Exchange Agent nor any party to the Merger Agreement will be liable to any AmeriConnect Exchanging Stockholder for any shares of Phoenix Common Stock, dividends or distributions thereon or cash payable in lieu of fractional shares delivered to state authorities pursuant to applicable escheat or other similar laws.

     HOLDERS OF AMERICONNECT STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING AMERICONNECT STOCK WITH THE ENCLOSED PROXY CARD. IF THE TRANSACTION IS APPROVED, A LETTER OF TRANSMITTAL AND TRANSMITTAL INSTRUCTIONS WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING AMERICONNECT STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. AMERICONNECT STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING AMERICONNECT STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE TRANSMITTAL INSTRUCTIONS.

NO FRACTIONAL SHARES

     No certificates for fractional shares of Phoenix Common Stock will be issued upon the surrender for exchange of AmeriConnect Certificates in the Merger. No Phoenix Common Stock dividend, stock split or interest will be paid with respect to any fractional share of Phoenix Common Stock, and such fractional interests will not entitle the owner thereof to vote or to any of the other rights of a holder of Phoenix Common Stock. Instead, each AmeriConnect Exchanging Stockholder who would otherwise have been entitled to a fraction of a share of Phoenix Common Stock upon surrender of AmeriConnect Certificates for exchange will, upon surrender of AmeriConnect Certificates, be entitled to receive from the Exchange Agent a cash payment. Such cash payment will be equal to a pro rata portion of the proceeds of a sale in the public market (by the Exchange Agent as soon as practicable after the Effective Time) of shares of Phoenix Common Stock representing the aggregate of all such fractional shares.

TREATMENT OF AMERICONNECT STOCK OPTIONS

     At the Effective Time, each outstanding AmeriConnect Stock Option under the AmeriConnect Stock Option Plans will, in accordance with the terms of such plans, become fully exercisable. At the Effective Time, all then outstanding AmeriConnect Stock Options will be assumed by Phoenix. Each such option will be converted into a Phoenix Stock Option, under which the number of shares underlying the Phoenix Stock Option will be determined by multiplying the number of shares of AmeriConnect Common Stock underlying such AmeriConnect Stock Option immediately prior to the Effective Time by the Conversion Number and rounding down to the nearest whole number, and the exercise price per share of Phoenix Common Stock at which the Phoenix Stock Option shall be exercisable will be determined by dividing the exercise price per share of the AmeriConnect Common Stock subject to such AmeriConnect Stock Option immediately prior to the Effective Time by the Conversion Number and rounding up to the nearest whole cent. Each such Phoenix Stock Option will be assumed at the Effective Time by Phoenix on the same terms and subject to the same conditions as in effect immediately prior to the Effective Time, subject to such equitable adjustments as may be necessary to reflect the Merger.

CLOSING; EFFECTIVE TIME

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place no later than the second business day immediately following the date on which all conditions set forth in the Merger Agreement are satisfied or waived, or at such other time as Phoenix and AmeriConnect agree. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by Delaware law or at such time as is provided in the Certificate of Merger. Such filing will be made as soon as practicable on or after the Closing.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the principal federal income tax consequences of the Merger to holders of AmeriConnect Stock (held as capital assets) and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval of the Merger Agreement. The discussion does not reflect the particular tax position of any holder of AmeriConnect Stock and does not address the tax consequences that may be relevant to holders with special tax status, including but not limited to financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired AmeriConnect Stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Finally, the tax consequence to holders of stock options are not discussed. The discussion is based on the Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. HOLDERS OF AMERICONNECT STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     A condition to the closing of the Merger is that Freeborn & Peters, counsel to Phoenix, deliver to Phoenix and AmeriConnect an opinion to the effect that:
(i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code, (ii) Phoenix , Sub and AmeriConnect will each be a party to the reorganization within the meaning of Section 368 of the Code, and (iii) no income, gain or loss will be recognized for federal income tax purposes by AmeriConnect Stockholders upon the exchange in the Merger of AmeriConnect Stock solely for Phoenix Common Stock (except to the extent of any cash received in lieu of fractional shares or upon exercise of appraisal rights). Such opinion will assume that the Merger will take place as described in the Merger Agreement and that certain factual matters with respect to Phoenix, Sub and AmeriConnect, respectively, described in certain representation letters addressed to such counsel, will be true and correct as of the Effective Time. Based upon the advice of Freeborn & Peters, AmeriConnect believes that the Merger will qualify as a reorganization. Accordingly, the federal income tax consequences to AmeriConnect Stockholders would include the following:

          (i) no gain or loss will be recognized by AmeriConnect Stockholders upon receipt of Phoenix Common Stock in exchange for their AmeriConnect Stock, except that a holder who receives cash in lieu of a fractional share of Phoenix Common Stock will be treated as having received a cash distribution, unless the receipt effects a substantially disproportionate redemption of stock within the meaning of Code Section 302 in which case the cash receipt will give rise to capital gain or loss and such gain or loss will constitute long-term capital gain or loss if, as of the Effective Time, such AmeriConnect Stock is held as a capital asset and has been held for more than one year;

          (ii) a holder of AmeriConnect Stock who receives cash pursuant to the exercise of appraisal rights under the DGCL will recognize taxable gain or loss. Provided the shares were held as a capital asset at the Effective Time and the exercise of appraisal rights under the DGCL effects a substantially disproportionate redemption of stock within the meaning of Code Section 302 such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares was greater than one year;

          (iii) the tax basis of Phoenix Common Stock received by the holders of AmeriConnect Stock will be the same as the tax basis of such holders in AmeriConnect Stock exchanged therefor reduced by any amount allocable to a fractional share interest for which cash is received; and

          (iv) the holding period of Phoenix Common Stock in the hands of AmeriConnect Stockholders will include the holding period of such stockholder's AmeriConnect Stock exchanged therefor, provided that such AmeriConnect Stock is held as a capital asset at the Effective Time.

THE MERGER AGREEMENT

     The Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference, provides that, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each outstanding share of AmeriConnect Stock, other than those shares held by Dissenting Holders, AmeriConnect, any subsidiary of AmeriConnect, Phoenix, Sub or any subsidiary of Phoenix, will, without action on the part of the holder thereof, be canceled and converted into the right to receive the Conversion Number of shares of Phoenix Common Stock.

     At the Effective Time, each issued and outstanding share of the common stock of Sub will be converted into one share of common stock, $.001 par value, of the surviving corporation, all of which will be held by Phoenix.

     None of the outstanding shares of Phoenix Common Stock or Phoenix Preferred Stock will be converted or otherwise modified in the Merger and all of such shares will continue to be outstanding capital stock of Phoenix after the Effective Time.

     Representations and Warranties. The Merger Agreement contains various representations and warranties relating to, among other things, (i) each of Phoenix's and AmeriConnect's and certain of their respective subsidiaries' organization and similar corporate matters, (ii) each of Phoenix's and AmeriConnect's capital structure and the ownership of Sub by Phoenix, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (iv) required consents or approvals and violations of any instruments or laws, (v) the documents and reports filed by each of Phoenix and AmeriConnect with the SEC and the accuracy of the information contained therein, (vi) the absence of material undisclosed liabilities, (vii) the absence of certain events or changes, (viii) compliance with laws and the absence of investigations or reviews by governmental entities, (ix) taxes,
(x) litigation, (xi) certain accounting matters, (xii) the accuracy of the information provided by Phoenix and AmeriConnect with respect to the Registration Statement on Form S-4 filed by Phoenix in connection with the shares of Phoenix Common Stock to be issued pursuant to the Merger Agreement (the "Registration Statement") and this Proxy Statement/Prospectus, (xiii) brokers, (xiv) environmental matters, (xv) the accuracy of corporate records,
(xvi) labor matters, (xvii) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (xviii) intellectual property, and (xix) the stockholder vote required to approve the Merger. Phoenix also made representations with respect to the conduct of Sub's activities, authorization for the issuance of Phoenix Common Stock in connection with the Merger, lack of ownership by Phoenix and Sub of AmeriConnect Stock and lack of present intention of Phoenix to liquidate or dissolve AmeriConnect. The respective representations and warranties of Phoenix, Sub and AmeriConnect will terminate at the Effective Time.

     Certain Covenants. Pursuant to the Merger Agreement, Phoenix and AmeriConnect have agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement or to the extent the other party shall otherwise consent, each of AmeriConnect, its subsidiaries and Phoenix, among other things, (i) will not amend or propose to amend its Certificate of Incorporation or Bylaws, (ii) will not make any change in any of the accounting principles or practices used by it except as required by the SEC or the Financial Accounting Standards Board, (iii) will not take any action which would prevent qualification of the Merger as a reorganization within the meaning of Sections 368 of the Code or the Merger to be accounted for as a "pooling of interests" for financial accounting purposes,
(iv) will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization,
(v) will not take any action that would be reasonably likely to result in any of its or, in the case of Phoenix, Sub's representations and warranties being materially inaccurate, and (vi) will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the Merger applicable to such party. Each of Phoenix, Sub and AmeriConnect has agreed to take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger, including furnishing all information required in connection with the necessary approvals, if any, of the FCC and the PUCs and in connection with approvals of or filing with any other governmental agency and will take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or private third party required to be obtained or made by Phoenix, Sub or AmeriConnect or any of their subsidiaries in connection with the Merger or the taking of any action contemplated by the Merger Agreement.

     In addition, pursuant to the Merger Agreement, AmeriConnect and its subsidiaries have agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement or to the extent Phoenix shall otherwise consent, each of AmeriConnect and its subsidiaries, among other things, (i) will carry on its business in the ordinary course consistent with past practice and use all reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with them, (ii) will not declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, shares of capital stock of such party, (iii) will not issue, deliver or sell, or authorize or propose the issuance of any additional shares, or any options or rights to acquire additional shares, of capital stock, subject to certain exceptions, (iv) will not acquire or dispose of any assets or businesses other than in the ordinary course of business, (v) will not incur or guarantee any indebtedness other than in the ordinary course of business consistent with prior practice, (vi) will not enter into, adopt, amend or terminate any Employee Plan or any agreement, arrangement, plan or policy between AmeriConnect and one or more of its directors, officers, employees or independent contractors or, except in the ordinary course of business and consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee or independent contractor, (vii) will not, except to the extent any such policy is replaced with comparable coverage, allow any insurance policy naming it as a beneficiary or a loss payable payee to be terminated other than in the ordinary course of business consistent with past practice.

     No Solicitation of Other Transactions. The Merger Agreement provides that AmeriConnect and its subsidiaries will not (i) solicit or otherwise encourage any offer or proposal which constitutes or may reasonably be expected to lead to the acquisition of all or a significant part of the business and properties, or the acquisition of at least a majority of the outstanding securities of AmeriConnect (other than by Phoenix or Sub) (a "Third Party Transaction"), or
(ii) except as otherwise provided below, negotiate or discuss with, or provide any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, a Third Party Transaction with respect to AmeriConnect. AmeriConnect also has agreed not to permit its officers, directors, legal or financial advisors, agents or affiliates, to engage in such activities on AmeriConnect's behalf. The AmeriConnect Board may, without violating its covenant not to solicit or encourage Third Party Transactions, (i) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited written bona fide proposal to effect a third Party Transaction with respect to AmeriConnect if the AmeriConnect Board in its reasonable judgment, based on written advice from its outside legal counsel, determines that the failure to do so would violate the fiduciary obligations of the AmeriConnect Board under applicable law, provided that prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, AmeriConnect shall enter into a confidentiality agreement in customary form on terms comparable to the confidentiality agreement entered into between AmeriConnect and Phoenix with such person or entity prior to entering into furnishing such information to, or entering into discussions or negotiations with, such person or entity, or (ii) to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to a Third Party Transaction with respect to AmeriConnect. Prior to the Effective Time, AmeriConnect must promptly communicate to Phoenix the terms of any proposal which it may receive in respect of any Third Party Transaction with respect to AmeriConnect and must keep Phoenix informed as to the status of any actions, including negotiations or discussions, taken with respect to such a Third Party Transaction.

     Conditions to the Merger. The respective obligations of Phoenix and AmeriConnect to effect the Merger are subject to a number of conditions, including among others (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by AmeriConnect Stockholders, (ii) the opinions of Phoenix's and AmeriConnect's respective financial advisors to the effect that the Conversion Number is fair from a financial point of view to their respective stockholders shall have been received by Phoenix and AmeriConnect, (iii) the shares of Phoenix Common Stock issuable in the Merger shall have been authorized for listing on the AMEX upon official notice of issuance, (iv) the Registration Statement shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order, (v) the opinion of Grant Thornton LLP that the business combination to be effected by the Merger will be treated as a "pooling of interests" under applicable accounting standards shall have been received by Phoenix, (vi) the opinion of Freeborn & Peters to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code shall have been received by Phoenix and AmeriConnect, (vii) the absence of any preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition that prevents the consummation of the Merger, and (viii) all authorizations, consents, orders and approvals or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity, without which one or both parties would suffer a material adverse effect, shall have been filed, completed or obtained.

     In addition to the conditions set forth above, the obligations of AmeriConnect to effect the Merger are subject to, among others, the following conditions: (i) the obligations required to be performed by Phoenix and Sub under the Merger Agreement shall have been performed in all material respects,
(ii) the representations and warranties of Phoenix and Sub set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) the Closing Date, and (iii) Phoenix shall not have experienced an event, or series of events, that individually or in the aggregate has a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Phoenix and its subsidiaries taken as a whole.

     In addition to the conditions set forth in the first paragraph of this subsection, the obligations of Phoenix and Sub to effect the Merger are subject to, among others, the following conditions: (i) the obligations required to be performed by AmeriConnect under the Merger Agreement shall have been performed in all material respects, (ii) the representations and warranties of AmeriConnect set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) the Closing Date, (iii) the receipt of agreements signed by all AmeriConnect affiliates (see "-- Restrictions on Sales by Affiliates"), (iv) AmeriConnect shall not have experienced an event, or series of events, that individually or in the aggregate has a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), prospects or results of operations of AmeriConnect and its subsidiaries taken as a whole, and (v) the exercise of appraisal rights by the holders of no more than 9% of the outstanding AmeriConnect Stock.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by AmeriConnect Stockholders (i) by mutual consent of Phoenix and AmeriConnect, (ii) by either Phoenix or AmeriConnect if any permanent injunction or other order of a court or other competent governmental entity preventing the consummation of the Merger shall have become final and non-appealable, (iii) by either Phoenix or AmeriConnect if there has been a material breach on the part of the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement which has not been cured prior to the earlier of
(A) fifteen business days following receipt by the breaching party of notice of such breach and (B) the Closing Date, (iv) by either Phoenix or AmeriConnect after November 30, 1996, if the Merger shall not have been consummated on or before such date, subject to certain exceptions, (v) by either Phoenix or AmeriConnect if the required approval of AmeriConnect Stockholders is not obtained upon a vote held at the duly held meeting of such stockholders, (vi) by AmeriConnect if the AmeriConnect Board, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and upon written advice from counsel, determines that such termination is required by reason of a Third Party Transaction, or (vii) by Phoenix if (A) the AmeriConnect Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to Phoenix or shall have resolved to do any of the foregoing; (B) the AmeriConnect Board shall have recommended to AmeriConnect Stockholders a Third Party Transaction; (C) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of AmeriConnect is commenced and the AmeriConnect Board, within 10 business days after such tender offer or exchange offer is commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or (D) after the date hereof, any person (other than Mr. Robert R. Kaemmer) shall have acquired beneficial ownership of or the right to acquire beneficial ownership of or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of Company Stock (other than those beneficial owners of 15 percent or more of the outstanding AmeriConnect Stock as of the date hereof or an affiliate thereof or Phoenix or an affiliate thereof).

     In the event of termination of the Merger Agreement by either Phoenix or AmeriConnect as described above, the Merger Agreement shall become null and void and there will be no liability or obligation on the part of Phoenix, AmeriConnect or Sub or their respective officers, directors or stockholders except as set forth in certain provisions of the Merger Agreement, including the payment of fees and expense reimbursement described under "-- Expenses, Expense Reimbursement and Termination Fee."

     Expenses, Expense Reimbursement and Termination Fee. Upon a willful breach by either Phoenix or AmeriConnect of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, Phoenix or AmeriConnect, whichever shall be the party at fault, shall be liable (among other things) to reimburse the terminating party or parties for all legal, accounting, printing, and other out-of-pocket expenses reasonably incurred by the terminating party or parties in connection with the Merger Agreement and the transactions contemplated thereby.

     Upon the occurrence of the events described below and termination of the Merger Agreement, AmeriConnect will pay to Phoenix a fee equal to $250,000. Such payment is in addition to any required payment of expenses described above. AmeriConnect's obligation to make such payment is triggered upon the occurrence of any of the following events: (i) termination by Phoenix and (a) such termination is the result of a willful breach of any covenant, agreement, representation or warranty contained in the Merger Agreement by AmeriConnect,
(b) there exists a Third Party Transaction at the time of such termination and
(c) within one year of such termination the Company enters into a definitive agreement for the Third Party Transaction described in (b) above or the Third Party Transaction described in (b) above is consummated, (ii) termination by either AmeriConnect or Phoenix and the Merger is not approved by AmeriConnect Stockholders in circumstances where (a) an offer or proposal to effect a Third Party Transaction with or for AmeriConnect or its subsidiaries has been publicly announced that is financially superior to the Merger and reasonably capable of being financed or (b) any person or group (other than Phoenix or any of its affiliates or Robert R. Kaemmer) becomes the beneficial owner of at least 15% of the outstanding shares of AmeriConnect Stock or any person or group commences, or publicly announces an intention to commence, a tender or exchange offer for at least 15% of the outstanding shares of AmeriConnect Stock that is financially superior to the Merger and reasonably capable of being financed, (iii) termination by AmeriConnect and the AmeriConnect Board, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and upon written advice from counsel, determines that such termination is required by reason of a Third Party Transaction, (iv) termination by Phoenix and the AmeriConnect Board shall have withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger in a manner adverse to Phoenix or shall have resolved to do any of the foregoing and, at the time of such termination, there exists a Third Party Transaction or within one year of such termination AmeriConnect enters into a definitive agreement for a Third Party Transaction or a Third Party Transaction is consummated or (v) termination by Phoenix and (a) the AmeriConnect Board shall have recommended to AmeriConnect Stockholders a Third Party Transaction; (b) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of AmeriConnect is commenced and the AmeriConnect Board, within 10 business days after such tender offer or exchange offer is commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or (c) after the date of the Merger Agreement, any person (other than Mr. Robert R. Kaemmer) shall have acquired beneficial ownership of or the right to acquire beneficial ownership of or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of AmeriConnect Stock (other than those beneficial owners of 15 percent or more of the outstanding AmeriConnect Stock as of the date of the Merger Agreement or an affiliate thereof or Parent or an affiliate thereof). The AmeriConnect Board believes that the termination fee and expense reimbursement will not impose a significant deterrent to a competing acquisition proposal.

     Indemnification and Insurance. The Merger Agreement provides that, after the Effective Time, Phoenix and the Surviving Corporation will maintain all rights to indemnification existing on the date of the Merger Agreement in favor of the present and former directors and officers of AmeriConnect and that the Certificate of Incorporation and Bylaws of the Surviving Corporation will not be amended to reduce or limit such rights. In addition, the Surviving Corporation will indemnify to the fullest extent possible under its Certificates of Incorporation, its Bylaws and applicable law the present and former directors of AmeriConnect against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently required to be indemnified pursuant to AmeriConnect's Certificate of Incorporation and Bylaws. The Merger Agreement further provides that, with respect to matters occurring prior to the Effective Time, the Surviving Corporation will cause to be maintained in effect for three years from the Effective Time, directors' and officers' liability insurance providing at least the same coverage with respect to AmeriConnect's present and former officers and directors as the policies maintained by or on behalf of AmeriConnect on the date of the Merger Agreement, and containing terms and conditions which are substantially similar thereto, to the extent such insurance is currently available on commercially reasonable terms with respect to such matters.

     Benefit Plans and Stock Options. Upon stockholder approval of the Merger, at the Effective Time, all then outstanding AmeriConnect Stock Options will be assumed by Phoenix. Each AmeriConnect Stock Option shall be converted into a Phoenix Stock Option, under which the number of shares underlying the Phoenix Stock Option shall be determined by multiplying the number of shares of AmeriConnect Common Stock underlying such AmeriConnect Stock Option immediately prior to the Effective Time by the Conversion Number and rounding down to the nearest whole number, and the exercise price per share of Phoenix Common Stock at which the Phoenix Stock Option shall be exercisable shall be determined by dividing the exercise price per share of the AmeriConnect Common Stock subject to such AmeriConnect Stock Option immediately prior to the Effective Time by the Conversion Number and rounding up to the nearest whole cent. Each such Phoenix Stock Option shall be assumed at the Effective Time by Phoenix on the same terms and subject to the same conditions as in effect immediately prior to the Effective Time, subject to such equitable adjustments as may be necessary to reflect the Merger. Employees of AmeriConnect who remain employed by AmeriConnect after the Effective Time will be eligible to participate in the Phoenix Employee Plans that are available to similarly situated Phoenix employees.

     Amendment and Waiver. At any time prior to the Effective Time, Phoenix and AmeriConnect may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any schedule or document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the covenants or agreements contained in the Merger Agreement.

     At any time prior to the Effective Time, by action of their respective boards of directors, the parties to the Merger Agreement may, by written agreement, before or after stockholder approval, amend or supplement any of the provisions of the Merger Agreement, provided, however, that after the Merger Agreement has been adopted by stockholders, no amendment or supplement shall be made which is required by law to have the further approval of stockholders unless such approval is received.

REGULATORY FILINGS AND APPROVALS

     The regulatory filings described below have been or will be made by Phoenix and AmeriConnect in connection with the Merger. Although Phoenix and AmeriConnect believe that such approvals will be obtained, there can be no assurance that this will be the case or that such approvals will be obtained in a timely manner. In addition, such approvals may be conditioned or otherwise encumbered or adverse consequences not envisioned by the parties may result to Phoenix or AmeriConnect in the event of adverse action or inaction by governmental entities.

     Notification, consent or approval of the PUCs pursuant to state laws and regulations is required in connection with the Merger in some of the states in which Phoenix and AmeriConnect have operations. Phoenix and AmeriConnect have made certain required filings and are in the process of making additional filings with the PUCs.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

     The shares of Phoenix Common Stock to be issued in the Merger will have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of AmeriConnect or Phoenix at the time of the Special Meeting. Affiliates may not sell their shares of Phoenix Common Stock acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares,
(ii) paragraph (d) of Rule 145 in the case of persons who were Affiliates of AmeriConnect at the time of the Special Meeting, or (iii) any other applicable exemption under the Securities Act (such as Rule 144 under the Securities Act in the case of persons who are or become Affiliates of Phoenix). Persons who may be deemed Affiliates of Phoenix or AmeriConnect generally include individuals or entities that control, are controlled by, or are under common control with, Phoenix or AmeriConnect and may include certain officers and directors, as well as principal stockholders of Phoenix or AmeriConnect.

     SEC guidelines indicate further that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales of shares by Affiliates of the acquiring or acquired company if the Affiliates do not dispose of any of the shares of the acquiring or acquired company that the Affiliates own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published. AmeriConnect has agreed to use its best efforts to procure written agreements ("Affiliate Agreements") from persons identified by AmeriConnect as Affiliates of AmeriConnect containing appropriate representations and covenants intended to ensure compliance with the Securities Act and to preserve the ability to account for the Merger as a "pooling of interests." It is a condition to Phoenix's obligations to consummate the Merger that Phoenix shall have received such Affiliate Agreements.

ACCOUNTING TREATMENT

     The transactions contemplated by the Merger Agreement are expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Phoenix and AmeriConnect will be carried forward to the combined companies at their recorded amounts; income of the combined companies will include income of Phoenix and AmeriConnect for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined companies. The obligations of Phoenix and AmeriConnect to consummate the Merger are subject to the condition that Phoenix shall have received from Grant Thornton LLP, the independent auditors for Phoenix, an opinion that the Merger will be treated as a "pooling of interests" under applicable financial accounting standards. See "-- The Merger Agreement -- Conditions to the Merger" and "Unaudited Pro Forma Combined Condensed Financial Information."

LISTING ON STOCK EXCHANGE

     Phoenix has agreed to use all reasonable efforts to list on the AMEX the shares of Phoenix Common Stock to be issued in connection with the Merger and the shares required to be reserved for issuance in connection with the Merger. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to authorization for listing by the AMEX upon official notice of issuance of such shares. See "--The Merger Agreement -- Conditions to the Merger."

APPRAISAL RIGHTS

     Under Section 262 of the DGCL ("Section 262"), holders of AmeriConnect Stock are entitled to appraisal rights in connection with the Merger.

     If the Merger is consummated, holders of AmeriConnect Stock who hold such shares of record on the date of making a written demand for appraisal as described below, continuously hold such shares through the Effective Time and otherwise comply fully with the procedures prescribed in Section 262 will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from the Surviving Corporation payment of such fair value in cash.

     Shares of AmeriConnect Stock which are outstanding immediately prior to the Effective Time with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive shares of Phoenix Common Stock in the Merger at or after the Effective Time unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal.

     Under Section 262, not less than 20 days prior to the Special Meeting, AmeriConnect is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Proxy

Statement/Prospectus constitutes notice to holders of AmeriConnect Stock that appraisal rights are available to them.

     The following is a brief summary of the statutory procedures to be followed by a holder of AmeriConnect Stock in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 which is attached hereto as Appendix C and is incorporated herein by reference. Any AmeriConnect Stockholder considering demanding appraisal of shares owned is advised to read the full text of Section 262 contained in Appendix C and to consult legal counsel.

     If any AmeriConnect Stockholder elects to exercise such stockholder's appraisal rights, such stockholder must satisfy each of the following conditions:

          (i) A written demand for appraisal of shares of AmeriConnect Stock must be delivered to AmeriConnect by any holder thereof seeking appraisal before the taking of the vote on the Merger at the Special Meeting. Such demand must reasonably inform AmeriConnect that the stockholder intends thereby to demand appraisal of his shares. Merely voting against, or failing to vote in favor of, the approval of the Merger Agreement and the Merger will not constitute a demand for appraisal within the meaning of
     Section 262.

          (ii) Stockholders electing to exercise their appraisal rights under
     Section 262 must not vote for approval of the Merger. A failure to vote will satisfy this condition. If, however, a stockholder votes for approval and adoption of the Merger Agreement and the Merger or returns a signed proxy but does not specify a vote against the approval of the Merger, or a direction to abstain, the proxy will be voted for the approval of the Merger, which will have the effect of waiving such stockholder's appraisal rights.

          (iii) Such stockholder must continually hold such shares from the date of the making of the demand through the Effective Time of the Merger.

          (iv) A demand for appraisal must be executed by or for the AmeriConnect Stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If AmeriConnect Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If AmeriConnect Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record, so long as the agent identifies the record owner and expressly discloses the fact that, in exercising the demand, such agent is acting as agent for the record owner.

     A record owner who holds AmeriConnect Stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or fewer than all beneficial owners of shares of AmeriConnect Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of AmeriConnect Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand for appraisal. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

     If any AmeriConnect Stockholder fails to comply with any of the conditions of Section 262 and the Merger becomes effective, such stockholder will be entitled to receive the consideration provided for in the Merger Agreement, but will have no appraisal rights with respect to such stockholder's AmeriConnect Stock.

     A holder of AmeriConnect Stock who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to: AmeriConnect, Inc., 6750 W. 93rd St., Suite 110, Overland Park, Kansas, 66212, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of AmeriConnect Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.

     Within ten days after the Effective Time, AmeriConnect must provide notice as to the date of effectiveness of the Merger to each AmeriConnect Stockholder who has duly and timely delivered demands for appraisal and otherwise complied with Section 262 (a "Dissenting Holder").

     Within 120 days after the Effective Time, any Dissenting Holder is entitled, upon written request, to receive from AmeriConnect a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received by AmeriConnect, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by AmeriConnect.

     Within 120 days after the Effective Time, AmeriConnect or any Dissenting Holder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of AmeriConnect Stock. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which holders of AmeriConnect Stock are entitled to appraisal rights and thereafter will appraise the shares of AmeriConnect Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be fair value.

     In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the Delaware Court of Chancery and the appraiser may consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation . . . ." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Holders of AmeriConnect Stock considering whether to seek appraisal should bear in mind that the fair value of their AmeriConnect Stock determined under
Section 262 could be more than, the same as or less than the value of the consideration to be paid pursuant to the Merger, and that an opinion of an investment banking firm as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a Dissenting Holder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any Dissenting Holder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     A Dissenting Holder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the AmeriConnect Stock subject to such demand or to receive payment of dividends or other distributions on such AmeriConnect Stock except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Dissenting Holder may withdraw his or her demand for appraisal and accept the consideration to be paid under the Merger Agreement without interest. After this period, a Dissenting Holder may withdraw his or her demand for appraisal only with the consent of AmeriConnect. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time of the Merger, Dissenting Holders' rights to appraisal shall cease and they shall be entitled to receive the consideration to be paid under the Merger Agreement without interest. Inasmuch as AmeriConnect has no obligation or intention to file such a petition, any holder of AmeriConnect Stock who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any AmeriConnect Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the AmeriConnect Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of AmeriConnect's Management and the AmeriConnect Board have certain interests in the Merger that are in addition to the interests of AmeriConnect Stockholders generally. The AmeriConnect Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Salary and Benefit Matters. Mr. Kaemmer is party to an employment agreement with AmeriConnect dated January 1, 1995, with a term expiring December 31, 1997 (as more fully described in AmeriConnect's Annual Report on Form 10-KSB for the year ending December 31, 1995). The employment agreement provides for specified salary, bonus, retirement and other benefits and entitles him to certain benefits upon any termination of his employment by AmeriConnect (other than for cause). In the event Mr. Kaemmer's employment agreement is terminated on grounds other than his permanent disability or for cause, Mr. Kaemmer will be entitled to two year's salary (currently $132,000 annually) and the proportionate amount of any bonus and other compensation, payments and benefits which would otherwise have been received by him with respect to the year in which termination occurs (currently estimated to be $6,900). In addition, the employment agreement includes provisions permitting Mr. Kaemmer voluntarily to terminate the agreement without cause following approval by AmeriConnect Stockholders of a merger, such as the Merger, in which AmeriConnect Stockholders would own less than 80% of the total voting power represented by the voting securities of the Surviving Corporation. In the event that Mr. Kaemmer terminates his employment agreement under such circumstances, he would be entitled to receive two years' salary and the amount of any bonus and other compensation, payments and benefits which would otherwise have been received by him with respect to the year in which such notice is given.

     Mr. Kaemmer and Janet M. Flynn, each a director of AmeriConnect, also own AmeriConnect Stock Options. AmeriConnect Stock Options outstanding at the Effective Time will be automatically converted in the Merger into Phoenix Stock Options at prices to be adjusted on the basis of the Conversion Number. See
" -- The Merger Agreement -- Benefit Plans and Stock Options." As of
               , 1996, the directors and executive officers of AmeriConnect collectively owned AmeriConnect Stock Options then exercisable for shares of AmeriConnect Common Stock at a weighted average exercise price of
$     per share. In addition, as of such date, the directors and executive officers of AmeriConnect as a group, together with their respective affiliates,
owned           shares, representing      % of the outstanding shares, of
AmeriConnect Stock and having      % of the votes entitled to be cast by holders
of AmeriConnect Stock at the Special Meeting.

     Indemnification and Insurance. The Merger Agreement provides that, after the Effective Time, Phoenix and the Surviving Corporation will maintain all rights to indemnification existing on the date of the Merger Agreement in favor of the present and former directors and officers of AmeriConnect and that the Certificate of Incorporation and Bylaws of the Surviving Corporation will not be amended to reduce or limit such rights. In addition, the Surviving Corporation will indemnify to the fullest extent possible under its Certificate of Incorporation, its Bylaws and applicable law the present and former directors of AmeriConnect against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently required to be indemnified pursuant to AmeriConnect's Certificate of Incorporation and Bylaws. The Merger Agreement further provides that, with respect to matters occurring prior to the Effective Time, the Surviving Corporation will cause to be maintained in effect for three years from the Effective Time, directors' and officers' liability insurance providing at least the same coverage with respect to AmeriConnect's present and former officers and directors as the policies maintained by or on behalf of AmeriConnect on the date of the Merger Agreement, and containing terms and conditions which are substantially similar thereto, to the extent such insurance is currently available on commercially reasonable terms with respect to such matters.

OPERATIONS AFTER THE MERGER

     General. At the Effective Time, Sub will be merged with and into AmeriConnect, and AmeriConnect, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Phoenix.

     In the course of integrating operations of the two companies, it is anticipated that substantial savings will be achieved through economies of scale and the elimination of certain jobs and duplicative facilities. Estimated annual savings of approximately $2,500,000 on a pretax basis are expected to result from these efforts within one year after the Merger. The costs of integrating operations are expected to result in a significant, non-recurring charge to the combined companies' results of operations after consummation of the proposed Merger; however, the actual amount of such charge cannot be determined until the operational and transition plans are completed. See "RISK FACTORS -- Expenses of Merger and Restructuring."

     Directors and Officers. In accordance with the Merger Agreement, at and immediately following the Effective Time, the directors and officers of the Surviving Corporation will be Wallace M. Hammond and Jeffrey L. Bailey.

DEREGISTRATION OF AMERICONNECT COMMON STOCK AFTER THE MERGER

     If the Merger is consummated, the AmeriConnect Common Stock will be deregistered under the Exchange Act.

                         INFORMATION CONCERNING PHOENIX

     Phoenix is a facilities-based reseller of telecommunications services which sells to small to medium-sized commercial accounts. The Company signs up customers for long distance and other telecommunications services and places them either on its own network or on the network of the nation's largest facilities based carriers. In addition to basic long distance service, Phoenix offers 800 numbers, calling cards, conference calling, debit cards, private lines, dedicated circuits, international callback and internet access. At December 31, 1995, Phoenix and its subsidiaries had approximately 217 employees, total assets of approximately $30.4 million and revenues of approximately $58.8 million for the year then ended.

     Additional information concerning Phoenix and its subsidiaries is contained in Phoenix's Annual Report on Form 10-K for the year ended December 31, 1995, as amended on Form 10-K/A, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, which are included as Appendix D and Appendix E, respectively, to this Proxy Statement/Prospectus. Such documents and certain other documents are also incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION BY REFERENCE."

                      INFORMATION CONCERNING AMERICONNECT

     AmeriConnect is a switchless reseller of long distance telecommunications services which sells such services to individuals and small to medium sized businesses. AmeriConnect does not own or lease any telephone equipment or participate in the call completion process. AmeriConnect places its customers on the long distance networks of facilities-based, interexchange carriers, which provide the actual call transmission services. These interexchange carriers bill AmeriConnect at contractual rates for the combined usage of AmeriConnect's customers utilizing such carriers' networks. AmeriConnect is responsible for payments to its carriers without regard to whether payment is made by AmeriConnect's customers. AmeriConnect bills its customers individually at rates established by AmeriConnect. At December 31, 1995, AmeriConnect had approximately 32 employees, total assets of approximately $2.7 million and revenues of approximately $17.1 million for the year then ended.

     Additional information concerning AmeriConnect and its subsidiaries is contained in AmeriConnect's Annual Report on Form 10-KSB for the year ended December 31, 1995, its Proxy Statement for the 1996 Annual Meeting of Stockholders and its Quarterly Report on Form 10-QSB for the period ended June 30, 1996, which are included as Appendix F, Appendix G and Appendix H, respectively, to this Proxy Statement/Prospectus. Such documents and certain other documents are also incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION BY REFERENCE."

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Phoenix Common Stock is listed on the AMEX under the symbol "PHX". Price information for AmeriConnect Common Stock may be obtained from the NASDAQ Bulletin Board. There has never been an established public trading market for the AmeriConnect Class A Common Stock.

     The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Phoenix Common Stock as reported on the AMEX and the reported high and low bid prices of AmeriConnect Common Stock as reported on the NASDAQ Bulletin Board, respectively. Phoenix and AmeriConnect have never declared or paid any dividends.

                                                            PHOENIX COMMON       AMERICONNECT
                                                                 STOCK           COMMON STOCK
                                                            ---------------     ---------------
                                                            HIGH       LOW       HIGH      LOW
                                                            -----     -----     ------     ----
1994
  First Quarter...........................................  6 7/8     3 1/4       15/16     1/4
  Second Quarter..........................................  4         2 1/2     1 1/8       1/8
  Third Quarter...........................................  4 5/8     3 1/16    1           3/16
  Fourth Quarter..........................................  4 1/8     2 1/4     1 1/4       3/16
1995
  First Quarter...........................................  3 1/2     1 7/8       9/16      3/8
  Second Quarter..........................................  3 1/8     2 1/4       7/16      5/16
  Third Quarter...........................................  4 5/8     2 7/16      3/8       1/4
  Fourth Quarter..........................................  4 7/16    3 5/16      1/2       3/8
1996
  First Quarter...........................................  4         3 1/4     1  3/8      1/4
  Second Quarter..........................................  6 1/8     2 7/8     1 11/16     7/8
  Third Quarter (through             , 1996)..............

- ---------------

     On January 16, 1996, the last full trading day prior to the public announcement of the proposed Merger, the reported American Stock Exchange Composite Transactions closing price of the Phoenix Common Stock was $4.00 per share and the last average of the asked and bid prices of a share of AmeriConnect Common Stock as reported on the NASDAQ Bulletin Board was $.83. On
            , 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the reported American Stock Exchange Composite
Transactions closing price of the Phoenix Common Stock was $          per share
and the last average of the asked and bid prices of a share of AmeriConnect
Common Stock as reported on the NASDAQ Bulletin Board was $          . Holders
of Phoenix Common Stock and AmeriConnect Common Stock are urged to obtain current market quotations prior to making any decision with respect to the Merger.

     The payment of future dividends on Phoenix Common Stock will be a business decision to be made by the Board of Directors of Phoenix from time to time based upon the results of operations and financial condition of Phoenix and such other factors as the Phoenix Board of Directors considers relevant.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following unaudited pro forma condensed consolidated balance sheet of Phoenix and AmeriConnect as of March 31, 1996 reflects the historical consolidated balance sheets as of March 31, 1996 adjusted to give effect to the proposed merger of the two companies, which will be accounted for using the pooling of interests method. Following are unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996. The unaudited pro forma statements of operations for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1996 adjust the historical consolidated statements of operations for the periods then ended to give effect to the proposed merger. The unaudited pro forma statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1995 adjust the historical consolidated statement of operations for the proposed merger as well as for the August 1995 acquisition of the assets of Tele-Trend Communications, LLC (see Phoenix Form 8-K/A dated November 9, 1995) and for the January 1, 1996 acquisition of Automated Communications, Inc. (see Phoenix Form 8-K/A dated January 16, 1996) by Phoenix. The pro forma condensed consolidated data should be read in conjunction with the historical consolidated financial statements of Phoenix, Tele-Trend Communications, LLC (see Phoenix Form 8-K dated November 9, 1995), Automated Communications, Inc. (see Phoenix Form 8-K/A dated January 16, 1996) and AmeriConnect and are not necessarily indicative of the results of operations that might have occurred if the proposed merger had taken place at January 1, 1993 and the Tele-Trend Communications, LLC and Automated Communications, Inc. acquisitions had taken place at January 1, 1995, or of the results of operations for any future period.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)

                                                                              PRO FORMA
                                        PHOENIX(1)       AMERICONNECT(2)    ADJUSTMENTS(3)     PRO FORMA
                                     ----------------    ---------------    --------------    ------------
Current Assets
  Cash and cash equivalents........    $  2,036,776        $   147,202                        $  2,183,978
  Restricted cash..................         225,356                                                225,356
  Accounts receivable, net.........      16,596,873          2,190,400                          18,787,273
  Deferred commissions.............       1,507,918            109,142                           1,617,060
  Other current assets.............         605,872            119,724                             725,596
                                       ------------        -----------         --------       ------------
          Total current assets.....      20,972,795          2,566,468                          23,539,263
Furniture, equipment and data
  processing systems, net..........       2,913,808            133,625                           3,047,433
Deferred commissions...............       1,220,901                                              1,220,901
Customer acquisition costs, less
  accumulated amortization.........       4,278,864                                              4,278,864
Goodwill, less accumulated
  amortization.....................      18,986,201                                             18,986,201
Other assets.......................         977,126             19,528                             996,654
                                       ------------        -----------         --------       ------------
                                       $ 49,349,695        $ 2,719,621                        $ 52,069,316
                                       ============        ===========         ========       ============
Current Liabilities
  Notes payable....................    $  3,155,299                                           $  3,155,299
  Accounts payable.................      16,383,247        $ 3,109,108                          19,492,355
                                       ------------        -----------         --------       ------------
          Total current
            liabilities............      19,538,546          3,109,108                          22,647,654
Notes payable......................       1,182,650                                              1,182,650
Stockholders' equity
  Preferred stock..................           2,727                                                  2,727
  Class A common stock.............                                 66         $    (66)                --
  Common stock.....................          17,345             65,186          (65,186)            20,082
                                                                                  2,737
  Additional paid-in capital.......      38,967,204          3,647,094           60,652         42,674,950
  Treasury stock -- class A........                                (60)              60                 --
  Treasury stock...................          (2,522)            (1,803)           1,803             (2,522)
  Accumulated deficit..............     (10,356,255)        (4,099,970)                        (14,456,225)
                                       ------------        -----------         --------       ------------
Total stockholders' equity.........    $ 28,628,499        $  (389,487)        $     --       $ 28,239,012
                                       ------------        -----------         --------       ------------
                                       $ 49,349,695        $ 2,719,621         $     --       $ 52,069,316
                                       ============        ===========         ========       ============

  See Notes to Pro Forma Unaudited Condensed Consolidated Financial Statements

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                       1993                                          1994
                                    -------------------------------------------   -------------------------------------------
                                    PHOENIX(4)    AMERICONNECT(5)    PRO FORMA    PHOENIX(4)    AMERICONNECT(5)    PRO FORMA
                                    -----------   ---------------   -----------   -----------   ---------------   -----------
Revenues.........................   $40,349,599     $13,555,729     $53,905,328   $57,420,484     $16,984,324     $74,404,808
Cost of revenues.................    29,260,515      10,120,141      39,380,656    40,007,052      12,642,307      52,649,359
                                    -----------     -----------     -----------   -----------     -----------     -----------
Gross profit.....................    11,089,084       3,435,588      14,524,672    17,413,432       4,342,017      21,755,449
Selling, general and
  administrative expenses........    13,736,937       2,652,897      16,389,834    17,796,208       3,956,772      21,752,980
                                    -----------     -----------     -----------   -----------     -----------     -----------
Income (loss) from operations....    (2,647,853)        782,691      (1,865,162)     (382,776)        385,245           2,469
Other income (expense) net.......      (147,853)        (28,984)       (176,837)     (398,944)         52,740        (346,204)
                                    -----------     -----------     -----------   -----------     -----------     -----------
Income (loss) before income taxes
  and cumulative effect of
  accounting change..............    (2,795,706)        753,707      (2,041,999)     (781,720)        437,985        (343,735)
Income taxes.....................           --          493,900         493,900                       (16,405)        (16,405)
                                    -----------     -----------     -----------   -----------     -----------     -----------
Income (loss) before cumulative
  effect of accounting change....    (2,795,706)      1,247,607      (1,548,099)     (781,720)        421,580        (360,140)
Cumulative effect of change in
  amortization of deferred
  commissions....................           --                               --      (123,224)                       (123,224)
                                    -----------     -----------     -----------   -----------     -----------     -----------
Net Income (loss)................    (2,795,706)      1,247,607      (1,548,099)     (904,944)        421,580        (483,364)
Preferred dividends..............      (267,419)                       (267,419)     (231,255)                       (231,255)
                                    -----------     -----------     -----------   -----------     -----------     -----------
Net income (loss) attributable to
  common shares..................   $(3,063,125)    $ 1,247,607     $(1,815,518)  $(1,136,199)    $   421,580     $  (714,619)
                                    ===========     ===========     ===========   ===========     ===========     ===========
Loss per common share:
  Income (loss) before cumulative
    effect of accounting
    change.......................   $     (0.33)    $      0.20     $     (0.15)  $     (0.09)    $      0.06     $     (0.05)
  Cumulative effect of accounting
    change.......................           --                                          (0.01)
                                    -----------     -----------     -----------   -----------     -----------     -----------
Net income (loss) per common
  share..........................   $     (0.33)    $      0.20     $     (0.15)  $     (0.10)    $      0.06     $     (0.05)
                                    ===========     ===========     ===========   ===========     ===========     ===========
  Weighted average common
    shares.......................     9,423,072       6,355,427      11,774,580    11,100,958       6,868,221      13,642,200
                                    ===========     ===========     ===========   ===========     ===========     ===========

  See Notes to Pro Forma Unaudited Condensed Consolidated Financial Statements

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                            AUTOMATED         TELE-TREND
                                                                           PRO FORMA     COMMUNICATIONS,    COMMUNICATIONS,
                                         PHOENIX(4)     AMERICONNECT(5)      POOLED          INC.(6)            INC.(7)
                                        -----------    ---------------    -----------    ---------------    ---------------
Revenues.........................       $58,755,334      $17,099,635      $75,854,969      $24,004,326        $ 4,869,273
Cost of revenues.................        40,376,589       13,399,190       53,775,779       17,280,906          3,958,251
                                        -----------      -----------      -----------      -----------         ----------
Gross profit.....................        18,378,745        3,700,445       22,079,190        6,723,420            911,022
Selling, general and
  administrative expenses........        18,524,824        4,923,941       23,448,765        8,354,841            948,905
                                        -----------      -----------      -----------      -----------         ----------
Operating loss...................          (146,079)      (1,223,496)      (1,369,575)      (1,631,421)           (37,883)
Other income (expense)...........          (169,267)           4,986         (164,281)         (53,893)           (27,061)
Loss on abandonment of
  fixed assets...................        (1,019,648)                       (1,019,648)
                                        -----------      -----------      -----------      -----------         ----------
Income (loss) before
  income taxes...................        (1,334,994)      (1,218,510)      (2,553,504)      (1,685,314)           (64,944)
Income taxes.....................                --         (500,000)        (500,000)              --              3,217
                                        -----------      -----------      -----------      -----------         ----------
Net loss.........................        (1,334,994)      (1,718,510)      (3,053,504)      (1,685,314)           (61,727)
Preferred dividends..............          (594,381)                        (594,381)
                                        -----------      -----------      -----------      -----------         ----------
Net loss attributable to
  common shares..................       $(1,929,375)     $(1,718,510)     $(3,647,885)     $(1,685,314)       $   (61,727)
                                        ===========      ===========      ===========      ===========         ==========
Net loss per common share........       $     (0.15)     $     (0.23)     $     (0.24)
                                        ===========      ===========      ===========
Weighted average common
  shares.........................        12,613,992        7,550,710       15,407,755
                                        ===========      ===========      ===========


                                       PRO FORMA
                                    ADJUSTMENTS(8)     PRO FORMA
                                    --------------    ------------
Revenues.........................                     $104,728,568
Cost of revenues.................     $ (115,545)       74,899,391
                                       ---------      ------------
Gross profit.....................        115,545        29,829,177
Selling, general and
  administrative expenses........         93,428        32,845,939
                                       ---------      ------------
Operating loss...................         22,117        (3,016,762)
Other income (expense)...........        354,074           108,839
Loss on abandonment of
  fixed assets...................                       (1,019,648)
                                       ---------      ------------
Income (loss) before
  income taxes...................        376,191        (3,927,571)
Income taxes.....................         (3,217)         (500,000)
                                       ---------      ------------
Net loss.........................        372,974        (4,427,571)
Preferred dividends..............       (581,184)       (1,175,565)
                                       ---------      ------------
Net loss attributable to
  common shares..................     $ (208,210)     $ (5,603,136)
                                       =========      ============
Net loss per common share........                     $      (0.31)
                                                      ============
Weighted average common
  shares.........................      2,800,000        18,207,755
                                       =========      ============

  See Notes to Pro Forma Unaudited Condensed Consolidated Financial Statements

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

                                                                        MARCH 31, 1995
                               -------------------------------------------------------------------------------------------------
                                                                                 AUTOMATED        TELE-TREND
                                                                 PRO FORMA    COMMUNICATIONS,   COMMUNICATIONS,     PRO FORMA
                               PHOENIX(9)    AMERICONNECT(10)     POOLED         INC.(11)          INC.(12)       ADJUSTMENTS(B)
                               -----------   ----------------   -----------   ---------------   ---------------   --------------
Revenues...................... $14,194,221     $  4,526,973     $18,721,194     $ 7,041,748       $ 2,201,439
Cost of revenues..............   9,708,228        3,444,446      13,152,674       4,719,468         1,797,676      $    (49,519)
                               -----------     ------------     -----------     -----------       -----------      ------------
Gross profit..................   4,485,993        1,082,527       5,568,520       2,322,280           403,763            49,519
Selling, general and
  administrative expenses.....   4,269,011        1,042,770       5,311,781       1,957,376           361,336          (344,521)
                               -----------     ------------     -----------     -----------       -----------      ------------
Operating income (loss).......     216,982           39,757         256,739         364,904            42,427           394,040
Other income (expense)........     (88,979)           5,020         (83,959)        (11,937)          (12,462)          130,008
                               -----------     ------------     -----------     -----------       -----------      ------------
Net income (loss).............     128,003           44,777         172,780         352,967            29,965           524,048
Preferred dividends...........     (63,190)                         (63,190)                                           (249,079)
                               -----------     ------------     -----------     -----------       -----------      ------------
                               $    64,813     $     44,777     $   109,590     $   352,967       $    29,965      $    274,969
                               ===========     ============     ===========     ===========       ===========      ============
Net income (loss) per common
  share....................... $      0.01     $       0.01     $      0.01
                               ===========     ============     ===========
Weighted average common
  shares......................  12,545,702        6,370,650      14,902,842                                           2,800,000
                               ===========     ============     ===========                                        ============


                                                             MARCH 31, 1996
                                              --------------------------------------------
                                 PRO FORMA    PHOENIX(9)    AMERICONNECT(10)    PRO FORMA
                                -----------   -----------   ----------------   -----------
                               <
Revenues......................  $27,964,381   $23,071,710     $  4,264,602     $27,336,312
Cost of revenues..............   19,620,299    16,616,602        3,202,346      19,818,948
                                -----------   -----------     ------------     -----------
Gross profit..................    8,344,082     6,455,108        1,062,256       7,517,364
Selling, general and
  administrative expenses.....    7,285,972     7,715,095        1,208,779       8,923,874
                                -----------   -----------     ------------     -----------
Operating income (loss).......    1,058,110    (1,259,987)        (146,523)     (1,406,510)
Other income (expense)........       21,650       (37,467)         (10,422)        (47,889)
                                -----------   -----------     ------------     -----------
Net income (loss).............    1,079,760    (1,297,454)        (156,945)     (1,454,399)
Preferred dividends...........     (312,269)     (312,803)                        (312,803)
                                -----------   -----------     ------------     -----------
                                $   767,491   $(1,610,257)    $   (156,945)    $(1,767,202)
                                ===========   ===========     ============     ===========
Net income (loss) per common
  share.......................  $      0.04   $     (0.09)    $      (0.02)    $     (0.09)
                                ===========   ===========     ============     ===========
Weighted average common
  shares......................   17,702,842    17,342,928        7,433,676      20,093,388
                                ===========   ===========     ============     ===========

  See Notes to Pro Forma Unaudited Condensed Consolidated Financial Statements

              NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

 (1) Derived from the historical consolidated balance sheet of Phoenix as included in Form 10-Q for the quarter ended March 31, 1996.

 (2) Derived from the historical balance sheet of AmeriConnect as included in Form 10-QSB for the quarter ended March 31, 1996.

 (3) The pro forma adjustments to the historical balance sheets reflect the proposed merger between Phoenix and AmeriConnect. The merger is being accounted for using the pooling of interests method. The adjustments reflect the issuance of 2,736,882 shares of Phoenix common stock valued at $14,368,832 in exchange for all of the outstanding stock of AmeriConnect as of that date. In connection with this transaction, the shares held in treasury by AmeriConnect were canceled and retired.

 (4) Derived from the historical consolidated statement of operations of Phoenix as included in Form 10-K.

 (5) Derived from the historical consolidated statement of operations of AmeriConnect as included in Form 10-KSB.

 (6) Derived from the historical consolidated statement of operations of Automated Communications, Inc. for the year ended December 31, 1995.

 (7) Derived from the historical consolidated statement of operations of Tele-Trend Communications, LLC for the seven months ended July 31, 1995.

 (8) The adjustments to the historical statements of operations reflect the following:

     The amortization of the customer bases acquired and goodwill in both acquisitions. The customer bases are being amortized over a four year life using the sum-of-the-years digits method. Goodwill is being amortized over 20 years using the straight line method. Pro forma additional amortization is $503,392 for the three months ended March 31, 1995, and $1,821,893 for the year ended December 31, 1995.

     In connection with the acquisition of Automated Communications, Inc., a $4,000,000, 6% note to the sole shareholder was retired and a 9% note for $1,310,056 will be issued. Interest expense has been reduced by $30,434 for the three months ended March 31, 1995, and $121,735 for the year ended December 31, 1995.

     As a result of the acquisition of Automated Communications, Inc., the Company relocated its headquarters and most of its operations to Automated Communications, Inc.'s facilities in Golden, Colorado. The relocation will result in substantial reductions in rental and other facilities costs. General and administrative costs have been reduced by $120,000 for the three months ended March 31, 1995, and $480,000 for the year ended December 31, 1995, to reflect the savings.

     Phoenix reduced selling, general and administrative expenses by $270,000 for the three months ended March 31, 1995, and $1,080,000 for the year ended December 31, 1995 due to the elimination of certain positions as a direct result of the acquisition of Automated Communications, Inc.

     The Tele-Trend Communications, LLC acquisition was financed by Phoenix through the short-term issuance of 1,106,700 shares of 9% Convertible Series F preferred shares at $10 per share. Phoenix also used the net proceeds to retire all of the outstanding debt and the balance was invested. Interest has been adjusted by $99,574 for the three months ended March 31, 1995, and $232,339 for the year ended December 31, 1995 and preferred dividends by $249,079 for the three months ended March 31, 1995, and $581,184 for the year ended December 31, 1995.

     The adjustments also reflect the additional carrier discounts in the amount of $49,519 for the three months ended March 31, 1995, and $115,545 for the year ended December 31, 1995, available under Phoenix's agreements which reduces the cost of revenues acquired from Tele-Trend Communications, LLC. Phoenix also reduced selling, general and administrative expenses by $72,199 for the three months

              NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     ended March 31, 1995, and $168,465 for the year ended December 31, 1995, due to the elimination of certain positions at Tele-Trend Communications LLC as a direct result of the acquisition.

 (9) Derived from the historical condensed consolidated statement of operations of Phoenix as included in March 31, 1996 Form 10-Q.

(10) Derived from the historical consolidated statement of operations of AmeriConnect as included in March 31, 1996 Form 10-QSB.

(11) Derived from the historical statement of operations of Automated Communications, Inc. for the quarter ended March 31, 1995.

(12) Derived from the historical statement of operations of Tele-Trend Communications, LLC, for the quarter ended March 31, 1996.

                    DESCRIPTION OF THE PHOENIX CAPITAL STOCK

GENERAL

     The authorized capital stock of Phoenix consists of 30,000,000 shares of Phoenix Common Stock, par value $0.001 per share, and 5,000,000 shares of Phoenix Preferred Stock, par value $0.001 per share. The Phoenix Board has authorized 300,000 shares of Series A Preferred Stock ("Series A"), 200,000 shares of Series B Preferred Stock ("Series B"), 1,000,000 shares of Series C Preferred Stock ("Series C"), 666,666 shares of Series D Preferred Stock ("Series D"), 200,000 shares of Series E Preferred Stock ("Series E"), and 1,200,000 shares of Series F Preferred Stock ("Series F"). At the close of
business on             , 1996, there were issued and outstanding      shares of
Phoenix Common Stock,      shares of Series A,
shares of Series B,      shares of Series C,      shares of Series D,
shares of Series E, and      shares of Series F .

PHOENIX COMMON STOCK

     Subject to the restrictions summarized below, holders of Phoenix Common Stock are entitled to dividends when, as and if declared by the Phoenix Board, out of funds legally available for that purpose. Before any dividends on Phoenix Common Stock may be paid or declared and set apart for payment, full cumulative dividends on the Series A, Series B, Series E and Series F, along with non-cumulative dividends on Series C and Series D, must be paid or declared and set apart for payment. Under the terms of Phoenix's line of credit facility, Phoenix may not declare or pay any dividends (in cash or in stock) on any class of its capital stock without first obtaining the written consent of the lender.

     Holders of shares of Phoenix Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. In the event of any liquidation, dissolution or winding up of Phoenix, the holders of Phoenix Common Stock are entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities, subject to the prior rights, if any, of the holders of Phoenix Preferred Stock. Holders of Phoenix Common Stock have no preemptive or other subscription or conversion rights. Phoenix Common Stock is not subject to redemption and the outstanding shares are, and the shares issued in connection with the Merger will be, fully paid and nonassessable.

     Phoenix Common Stock is listed on the AMEX under the symbol "PHX." The transfer agent and registrar for Phoenix Common Stock is Chemical Mellon Shareholders Services L.L.C.

PHOENIX PREFERRED STOCK

     The Phoenix Preferred Stock may be issued in one or more series as may be determined from time to time by the Phoenix Board. The Phoenix Board has authority, without a vote or other action by the stockholders, to fix the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Phoenix Preferred Stock, and the number of shares constituting any such series. The Phoenix Board is also authorized to adjust the number of shares of any series, but not below the number of outstanding shares of such series.

     The consent of the holders of a majority of the outstanding shares of Series A, Series B, Series C and Series D, and the consent of the holders of two-thirds of the outstanding shares of Series F is required to amend the provisions of the Certificate of Incorporation applicable to the series voting. In addition, the following number of shares must be outstanding before Phoenix may make any adverse change to the rights and preferences for such series provided in the Certificate of Incorporation or Phoenix Bylaws: Series A, 100,000; Series B, 100,000; Series C, 50,000; Series D, 100,000. In the case of
Phoenix Series F Preferred Stock, and so long as at least 200,000 shares of such series remain outstanding, the consent of two-thirds in interest of the outstanding shares, voting together as a single class, shall be required before Phoenix may alter any provision of the Phoenix Certificate of Incorporation or Phoenix Bylaws that would have an adverse effect on the rights of the holders of Phoenix Preferred Stock. The rights and preferences in the Phoenix Certificate of Incorporation do not require such approval by holders of Series E in the case of such adverse changes to provisions affecting that series.

     Voting Rights. Holders of Series A, Series B, Series D, Series E, and Series F are entitled to one vote per share on all matters submitted to a vote of stockholders. Other than as described above the holders of Phoenix Preferred Stock vote together with the Phoenix Common Stock as a single class. The holders of each share of Phoenix Preferred Stock, other than holders of shares of Series C, are entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock may be converted, as described below. Holders of Series C have no voting rights.

     So long as at least 200,000 shares of Series F Phoenix Preferred Stock remain outstanding, holders of the series, voting as a class, are entitled to elect two directors of Phoenix. At such time as there are no longer 200,000 shares of Series F Phoenix Preferred Stock outstanding, but at least 75,000 shares outstanding, the holders of outstanding shares of such series, voting as a class, are entitled to elect one director.

     Conversion into Phoenix Common Stock. The holders of shares of Series A may convert each of their shares into four shares of Phoenix Common Stock, subject to adjustment based on the declaration of dividends and issuance of certain shares of Phoenix Common Stock. Such adjustments to the number of shares to be issued are to be made only if the consideration for each of certain newly-issued shares, immediately prior to such issuance, is below $2.50.

     The holders of shares of Series B may convert each of their shares into five shares of Phoenix Common Stock, subject to adjustment based on the declaration of dividends and issuance of certain shares of Phoenix Common Stock. Such adjustments to the number of shares to be issued are to be made only if the consideration for each of certain newly-issued shares, immediately prior to such issuance, is below $2.00.

     The holders of shares of Series C may convert each of their shares into Phoenix Common Stock equal to the number obtained by dividing the original issuance price per share (plus all declared but unpaid dividends on each share) by one half of the original issuance price per share of Series C. The original issuance price per share of Series C, as well as other terms of the conversion, are provided for in an agreement between Phoenix and Sprint Communications Company L.P. (the "Sprint Agreement"), a copy of which is available from Phoenix.

     The holders of shares of Series D may convert each of their shares into one share of Phoenix Common Stock, subject to adjustment based on the declaration of dividends and issuance of certain shares of Phoenix Common Stock. Such adjustments to the number of shares to be issued are to be made only if the consideration for each of certain newly-issued shares, immediately prior to such issuance, is below $1.50.

     The holders of shares of Series E may convert each of their shares into
5.714 shares of Phoenix Common Stock, subject to adjustment based on the declaration of dividends and issuance of certain shares of Phoenix Common Stock. Such adjustments to the number of shares to be issued are to be made only if the consideration for each of certain newly-issued shares, immediately prior to such issuance, is below $1.75.

     The holders of shares of Series F may convert each of their shares into four shares of Phoenix Common Stock, subject to adjustment based on the declaration of dividends and issuance of certain shares of Phoenix Common Stock. Such adjustments to the number of shares to be issued are to be made only if the consideration for each of certain newly-issued shares, immediately prior to such issuance, is below $2.50. In addition, upon the vote or consent of holders of at least two-thirds in interest of Series F, all of the shares of Series F shall be convertible into Phoenix Common Stock, with each share convertible into four shares of Phoenix Common Stock, subject to adjustment based on the declaration of dividends and issuance of certain shares of Phoenix Common Stock.

     The conversion formula for each series of Phoenix Preferred Stock is subject to customary antidilution provisions.

DIVIDENDS

     The holders of shares of Phoenix Preferred Stock are entitled to the following cumulative annual dividend: Series A, $.90 per share; Series B, $.90 per share; Series E, $.90 per share; Series F, 9% per share. The holders of Series C are entitled to a noncumulative annual dividend of 4% of the original issuance price determined in accordance with the Sprint Agreement. The holders of shares of Series D are entitled to a non-cumulative annual dividend of $.90 per share, which does not accrue unless declared by the Phoenix Board. In the case of Series F, at the option of Phoenix, dividends may be paid in shares of Phoenix Common Stock, in lieu of cash. The number of shares of stock to be issued as part of such dividend will equal the number necessary so that the fair market value of all such shares equals the cash dividend otherwise payable. The fair market value is determined by the trading price of the stock or, in the absence of an established trading market, as determined in good faith by the Phoenix Board.

PRIORITIES AS TO DIVIDENDS AND PROCEEDS IN LIQUIDATION

     Series A, Series B and Series F are senior in priority, regarding dividend rights and rights in liquidation, to Series C and Series D and Phoenix Common Stock. Series C is senior in priority regarding dividend rights and rights in liquidation to Series D and Phoenix Common Stock. Series D is senior in priority regarding dividend rights and rights in liquidation to Phoenix Common Stock. Series E is senior in priority regarding dividend rights to Phoenix Common Stock and is junior to Series F. The rights of holders of Series E in liquidation are senior in priority to Phoenix Common Stock. Series F is senior in priority to any other class or series of capital stock which does not expressly provide for any ranking as to dividends, liquidation, dissolution or winding up.

PROCEEDS IN LIQUIDATION

     In the event of any liquidation, dissolution or winding up of Phoenix, the holders of the following series of Phoenix Preferred Stock shall be entitled to the following distributions out of the assets of Phoenix available for distribution to stockholders, on a per share basis:

          Series A and Series B: $10.00 (as adjusted for combinations, consolidations, stock distributions or stock dividends regarding such shares) plus all accrued but unpaid dividends thereon.

          Series C: the par value of Series C (as adjusted for combinations, consolidations, stock distributions or stock dividends regarding such shares) plus all accrued but unpaid dividends.

          Series D: the original issue price of Series D (initially $1.50) (as adjusted for combinations, consolidations, stock distributions or stock dividends regarding such shares) plus all accrued but unpaid dividends.

          Series E: $10.00 (as adjusted for combinations, consolidations, stock distributions or stock dividend regarding such shares) plus all accrued but unpaid dividends.

          Series F: $10.00 (as adjusted for combinations, consolidations, stock distributions or stock dividend regarding such shares) plus all accrued but unpaid dividends.

REDEMPTION

     The Series A may be redeemed by Phoenix if (i) the market price of the outstanding Phoenix Common Stock has, for at least 20 consecutive trading days, been at least twice the amount of the conversion price applicable to such series (as specified above), and (ii) the managing underwriter of a registered public offering of Phoenix Common Stock agrees to register and offer at least one half of the shares of Phoenix Common Stock issued to the holders of such series in a conversion into Phoenix Common Stock. The Series B and Series E may be redeemed by Phoenix if (i) the market price of the outstanding Phoenix Common Stock has, for at least 20 consecutive trading days, been at least twice the amount of the conversion price applicable to such series (as specified above), and (ii) the Phoenix Common Stock may be traded on a public market or sold pursuant to Rule
144. The Series F may be redeemed by Phoenix if the market price of the outstanding Phoenix Common Stock has, for at least 20 consecutive trading days, been at least twice the amount of the conversion price applicable to such series (as specified above). If a holder of Series F does not respond to the notice of redemption, then such holder's shares shall be deemed voluntarily converted into Phoenix Common Stock.

     The redemption price for the shares of each series is $10.00 plus all accrued but unpaid dividends on each share of the series being redeemed.

     The Series C and Series D Phoenix Preferred Stock are not redeemable by Phoenix or any holder.

                 DESCRIPTION OF THE AMERICONNECT CAPITAL STOCK

GENERAL

     The authorized capital stock of AmeriConnect consists of 20,000,000 shares of AmeriConnect Common Stock, par value $.01 per share, and 10,000,000 shares of AmeriConnect Class A Stock, par value $.00001 per share. The following summary of the terms of AmeriConnect Stock does not purport to be complete and is qualified in its entirety by reference to the terms set forth in the AmeriConnect Certificate of Incorporation. For a discussion of the material differences between the rights of the holders of the AmeriConnect Stock and the rights of the holders of Phoenix Common Stock, see "Comparison of Rights of Holders of AmeriConnect Stock and Phoenix Common Stock."

AMERICONNECT COMMON STOCK

     The outstanding AmeriConnect Common Stock is fully paid and nonassessable and is not entitled to preemptive rights or subscription rights.

     AmeriConnect Common Stock is not listed on an exchange, but price information for such stock may be obtained from the NASDAQ Bulletin Board, which is a quotation service.

     Holders of outstanding shares of AmeriConnect Common Stock are entitled to share ratably in dividends, according to the number of shares held by each holder, from sources legally available therefor as, if and when declared by the AmeriConnect Board. In the case of liquidation resulting in the distribution of assets to AmeriConnect Stockholders, the assets will be paid or distributed to the holders of AmeriConnect Common Stock ratably according to the number of shares held by each. The transfer agent and registrar for AmeriConnect Common Stock is American Stock Transfer and Trust Company.

     Holders of AmeriConnect Common Stock possess voting power for all purposes and are entitled at each stockholders' meeting of AmeriConnect, as to each matter to be voted upon, to cast one (1) vote, in person or by proxy, for each share of AmeriConnect Common Stock registered in their names on the stock transfer books of AmeriConnect. Holders of AmeriConnect Common Stock are not entitled to cumulative voting rights in the election of directors.

AMERICONNECT CLASS A STOCK

     The holders of AmeriConnect Class A Stock are entitled to the same rights and privileges, and share equally in the distribution of any funds which the AmeriConnect Board may declare, set aside or pay out as dividends. Such stock also shares equally in the distribution of any and all dividends and in the distribution of assets in the event of liquidation and is alike in all respects to the AmeriConnect Common Stock, except that holders of AmeriConnect Class A Stock are entitled at each stockholders' meeting of AmeriConnect, as to each matter to be voted upon, to cast five votes, in person or by proxy, for each share of AmeriConnect Class A Stock registered in their names on the stock transfer books of AmeriConnect.

     In addition, AmeriConnect Class A Stock is convertible into AmeriConnect Common Stock, share for share, at the option of the holder and upon the surrender of the certificates to AmeriConnect. Also, any sale, exchange, delivery, assignment, bequest or other transfer, voluntary or involuntary, of AmeriConnect Class A Stock to anyone other than a record holder of AmeriConnect Class A Stock automatically converts the AmeriConnect Class A Stock into AmeriConnect Common Stock.

             COMPARISON OF RIGHTS OF HOLDERS OF AMERICONNECT STOCK
                            AND PHOENIX COMMON STOCK

     The following is a summary of material differences between the rights of holders of Phoenix Common Stock and holders of AmeriConnect Stock. As each of Phoenix and AmeriConnect is organized under and subject to the laws of Delaware, these differences arise from various provisions of the respective Certificates of Incorporation and Bylaws of Phoenix and AmeriConnect.

     The Phoenix Certificate of Incorporation and AmeriConnect Certificate of Incorporation each provide that a director shall not be liable to the respective corporation or its stockholders for monetary damages for breach of his fiduciary duty. The AmeriConnect Certificate of Incorporation provides that any repeal or modification of the limits on director liability in the AmeriConnect Certificate of Incorporation by the stockholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

     The AmeriConnect Certificate of Incorporation provides that, in cases of the settlement of the claims of creditors or stockholders bringing suit, if a three-fourths majority in value of the creditors or class of creditors, or three-fourths of the stockholders, or class of stockholders, agree to any compromise, such compromise shall be binding on all creditors or stockholders.

     The Phoenix Bylaws provide for a special meeting of stockholders upon the written request of stockholders holding 10% of the voting power of all stockholders. The AmeriConnect Bylaws provide for special meeting of stockholders upon the written request of stockholders holding 20% of the outstanding shares of AmeriConnect Common Stock.

     The Phoenix Bylaws provide for seven directors. The AmeriConnect Bylaws provide for a variable number of directors (which number shall be not less than three), which may be fixed by a vote of a majority of the entire AmeriConnect Board.

     The AmeriConnect Bylaws provide that a director may be removed by a majority vote of the AmeriConnect Board, in addition to a majority of the votes of stockholders. The Phoenix Bylaws provide for the removal solely by a special meeting of stockholders holding a majority of the outstanding shares entitled to vote at an election of the Phoenix Board.

     The Phoenix Bylaws provide that they may be amended by the Phoenix stockholders or the Phoenix Board. However, the Phoenix Board may not amend the Phoenix Bylaws fixing the qualifications, classifications, term of office or compensation of directors. The AmeriConnect Bylaws may be amended by the AmeriConnect Board or by the AmeriConnect Stockholders at AmeriConnect's annual meeting.

     The foregoing summary does not purport to be a complete statement of the rights of holders of Phoenix Common Stock and AmeriConnect Stock under, and is qualified in its entirety by reference, to Delaware law and the respective Certificates of Incorporation and Bylaws of Phoenix and AmeriConnect.

                                 LEGAL OPINIONS

     The validity of the shares of Phoenix Common Stock to be issued in connection with the Merger will be passed upon for Phoenix by Freeborn & Peters, Denver, Colorado.

     Freeborn & Peters, counsel for Phoenix, has delivered an opinion concerning Federal income tax consequences of the Merger.

                                    EXPERTS

     The consolidated financial statements and related schedules of Phoenix at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in Phoenix's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference in this Proxy Statement/Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their reports thereon included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of AmeriConnect have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included in AmeriConnect's report on Form 10-KSB, for the year ended December 31, 1995, and incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing.

                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be paid by AmeriConnect, except that such costs shall be paid by Phoenix if the Merger Agreement is terminated by AmeriConnect because of a willful breach by Phoenix of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of AmeriConnect or AmeriConnect's financial advisors, without additional compensation, and by telephone, telegram, teletype, facsimile or similar method. AmeriConnect will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock.

     AmeriConnect will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of its stock in accordance with regulations of the SEC and the NASD.

                                                                      APPENDIX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 14, 1996 by and among PHOENIX NETWORK, INC., a Delaware corporation ("Parent"), Phoenix Merger Corp., a Delaware corporation ("Sub"), and AmeriConnect, Inc., a Delaware corporation (the "Company").

     WHEREAS, the authorized capital stock of Parent consists of 5,000,000 shares of Preferred Stock, $.001 par value ("Parent Preferred Stock"), and 30,000,000 shares of Common Stock, $.001 par value ("Parent Common Stock");

     WHEREAS, the authorized capital stock of Sub consists of 100 shares of Common Stock, $.001 par value ("Sub Common Stock");

     WHEREAS, all of the issued and outstanding shares of Sub Common Stock are owned by Parent;

     WHEREAS, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share ("Company Common Stock"), and 10,000,000 shares of Class A Common Stock, par value $.00001 per share (the "Company Class A Common Stock" and, together with the Company Common Stock, the "Company Stock");

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders that Sub shall merge with and into the Company upon the terms and subject to the conditions of this Agreement;

     WHEREAS, for financial accounting purposes, it is a condition to the Closing that the merger be accounted for as a "pooling of interests;"

     WHEREAS, the parties intend that such merger be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as set forth below:

1. THE MERGER AND EFFECTIVE TIME.

     1.01. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02 hereof), the separate existence and corporate organization of Sub shall cease and the Sub shall be merged with and into the Company (the "Merger"), which shall be (and is hereinafter sometimes referred to as) the "Surviving Corporation." The corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of Delaware and succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of Sub in accordance with the Delaware General Corporation Law (the "DGCL"). The Merger shall have the effects specified in the DGCL.

     1.02. The Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall become effective at the time (the "Effective Time") of filing with the Secretary of State of the State of Delaware of a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger. The parties will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware as soon as practicable on or after the Closing Date (as defined in Section 1.03).

     1.03. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. local time, on a date specified by the parties, but in no event later than two business days after the satisfaction or, if permissible, waiver of the conditions set forth in Articles 7, 8 and 9 hereof (the date and time of the Closing being hereinafter referred to as the "Closing Date"), at the offices of Freeborn & Peters, 950 Seventeenth Street, Suite 2600, Denver, Colorado 80202, unless another time or place is agreed to by the parties hereto.

2. CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS.

     2.01. Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change Article Fourth thereof to read in full as follows: "FOURTH: The total number of shares which the Corporation shall be authorized to issue is 100 shares of common stock, $.001 par value."

     From and after the Effective Time, said Certificate of Incorporation, as so amended, shall continue as the Certificate of Incorporation of the Surviving Corporation, until amended as provided by law.

     2.02. By-laws. The By-laws of the Company, as in effect at the Effective Time, shall continue to be the Bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with law, the Certificate of Incorporation of the Surviving Corporation or said By-laws.

     2.03. Directors and Officers. The directors of the Surviving Corporation at and immediately following the Effective Time shall be Wallace M. Hammond and Jeffrey Bailey, to serve in accordance with the By-laws of the Surviving Corporation. The officers of the Surviving Corporation at and immediately following the Effective Time shall be Wallace M. Hammond and Jeffrey Bailey, to serve in accordance with the By-laws of the Surviving Corporation.

3. CONVERSION AND EXCHANGE OF SHARES.

     The manner and basis of converting at the Effective Time Company Stock into Parent Common Stock and the exchange of certificates therefor shall be as set forth herein.

     3.01. Conversion of Shares. (i) Each share of Sub Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, the sole stockholder of Sub, be converted into one share of legally and validly issued, fully paid and nonassessable common stock, $.001 par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of Sub Common Stock shall by virtue of the Merger evidence ownership of common stock of the Surviving Corporation.

     (ii) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any Subsidiary (as defined in Section 4.03 below) of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange for such shares.

     (iii) Subject to Section 3.05, each share of Company Stock issued and outstanding as of the Effective Time (except shares of Company Stock canceled as provided in (ii) above and shares held by a Company Appraisal Rights Stockholder (as hereinafter defined) who has perfected his or her appraisal rights as set forth in Section 3.01 (v)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Conversion Number of fully paid and nonassessable shares of Parent Common Stock. For purposes of this Section 3.01(iii), the following terms shall have the following meanings:

          (A) "Conversion Number" shall mean the number equal to the quotient obtained by dividing (1) the quotient obtained by dividing the Merger Consideration (as hereinafter defined) by the Closing Parent Common Stock Price by (2) the sum of (a) the number of shares of Company Stock outstanding immediately prior to the Effective Time and (b) the number of shares of Company Stock underlying Company Options (as hereinafter defined) outstanding immediately prior to the Effective Time;

          (B) "Merger Consideration" shall mean an amount equal to $15,130,119 minus (i) the Stockholders' Equity Adjustment Amount and (ii) all severance payments to be made by the Company to the officers and directors of the Company because of this Agreement and the transactions contemplated hereby, to the extent such payments are not already reflected in the Company's Balance Sheet (as hereinafter defined);

          (C) "Closing Parent Common Stock Price" shall mean (i) $5.25 if the closing price of a share of Parent Common Stock on the American Stock Exchange on the day immediately preceding the Closing (the "Closing Bid Price") is equal to or greater than $4.50 and equal to or less than $6.00,
     (ii) if the Closing Bid Price is less than $4.50, $5.25 minus 50% of the amount the Closing Bid Price is less than $4.50, or (iii) if the Closing Bid Price is more than $6.00, $5.25 plus 50% of the amount the Closing Bid Price is greater than $6.00.

          (D) "Stockholders' Equity Adjustment Amount" shall be equal to the amount, if any, by which the Stockholders' Equity Amount is less than $250,000;

          (E) "Stockholders' Equity Amount" shall mean an amount equal to the number that results from (1) the stockholders' equity of the Company as determined from the Company's balance sheet, prepared in accordance with GAAP, as of the close of business on the last day of the month preceding the Closing Date (the "Company's Balance Sheet"), plus (2) the Sprint Adjustment Amount, minus (3) all Transaction Expenses that accrue or are paid after the date of the Company's Balance Sheet, and minus (4) all liabilities of the Company to Sprint Communications Company L.P. ("Sprint") in respect of shortfall amounts as of the date of the Company's Balance Sheet; provided, that, in the event that such sum exceeds $250,000, the Stockholders' Equity Amount shall mean an amount equal to $250,000;

          (F) "Sprint Adjustment Amount" shall mean an amount equal to any billing credits which the Company or the Parent on behalf of the Company is entitled to receive from Sprint prior to the Company's Balance Sheet that are not otherwise reflected in the Company's Balance Sheet;

          (G) "Transaction Expenses" shall mean accounting fees and expenses, attorney fees and expenses, and investment banking fees and expenses of George K. Baum & Company paid or accrued for by the Company with regard to the negotiation and execution of this Agreement and the consummation of the transactions set forth herein.

     (iv) Any holder of Company Stock that, as of the Effective Time, has taken all steps necessary to perfect his or her appraisal rights pursuant to Section 262 of the DGCL (a "Company Appraisal Rights Stockholder") and who subsequently withdraws or loses its appraisal rights after the Effective Time, shall be deemed for purposes of the Merger to have consented to the Merger and shall receive the consideration set forth in Section 3.01(iii).

     (v) Any Company Appraisal Rights Stockholder that has effectively perfected his or her appraisal rights pursuant to Section 262 of the DGCL shall receive all cash for his or her Company Stock in an amount determined in accordance with the provisions of Section 262 of the DGCL.

     (vi) In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Parent Common Stock with respect to shares of Parent Common Stock (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Agreement and the Effective Time, then the Conversion Number will be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution.

     3.02. Exchange of Certificates. (i) As of the Effective Time, Parent shall deposit with such bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article 3, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3.01 in exchange for outstanding shares of Company Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent Common Stock into which Company Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

     (ii) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Certificates") whose shares were converted pursuant to Section 3.01 into the right to receive shares of Parent Common Stock (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as Parent or the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive promptly in exchange therefor a certificate representing that number of shares (rounded down to the nearest whole number) of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 3 (together with any dividends or distributions with respect thereto pursuant to Section 3.03 and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.05), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Section 3.02 and Section 3.05, respectively. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

     3.03. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.05, unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or the distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock. Subject to applicable law, no holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate to vote the shares of Parent Common Stock into which his Company Stock shall have been converted.

     3.04. No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof (including any cash paid pursuant to Section
3.03 or 3.05) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and, on and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the

Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 3.

     3.05. No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates pursuant to Section 3.02 and such fractional interests shall not entitle the owner thereof to vote or to any rights as a security holder of Parent.

     (ii) All fractional shares of Parent Common Stock that a holder of Company Stock would otherwise be entitled to receive as a result of the Merger (the "Excess Shares") shall be aggregated by the Exchange Agent and sold on the American Stock Exchange ("AMEX") through one or more member firms of the AMEX and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Stock (the "Common Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Company Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Stock are entitled.

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests, the Exchange Agent shall mail such amounts to such holders of Company Stock; provided, that no such amount shall be paid to any holder of Company Stock prior to the surrender by such holder of the Certificate formerly representing such holder's Company Stock.

     3.06. Termination of Exchange Fund. Any portion of the Exchange Fund and the Common Shares Trust which remains undistributed to the stockholders of the Company as of the date which is twelve months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.05 and any dividends or distributions with respect to Parent Common Stock pursuant to
Section 3.03.

     3.07. No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Common Shares Trust delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

     3.08. Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock (and any dividends or distributions with respect thereto and any cash pursuant to Section 3.05) deliverable in respect thereof as determined in accordance with Section 3.02. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Parent Common Stock is to be issued shall, as a condition precedent to the issuance thereof, give Parent a bond satisfactory to Parent in such sum as it may direct or otherwise indemnify Parent in a manner satisfactory to Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as disclosed in the schedule of exceptions (the "Company Schedule of Exceptions") attached hereto and made a part hereof, the Company represents and warrants to Parent and Sub as follows:

     4.01. Organization. The Company and each of its Subsidiaries (as defined in Section 4.03) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has requisite power and authority to carry on its business now being conducted and to own or lease and operate the assets and properties now owned or leased and operated by it, except where the failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.02. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 10,000,000 shares of Company Class A Common Stock. As of the close of business on June 6, 1996, (i) 6,339,361 shares of Company Common Stock were issued and outstanding, (ii) 592,033 shares of Company Class A Common Stock were issued and outstanding, (iii) 180,250 shares of Company Common Stock were held by the Company in its treasury and (iv) 5,970,000 shares of Company Class A Common Stock were held in its treasury. All the outstanding shares of Company Stock are, and all shares of Company Stock which will be outstanding at the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, are not and will not be subject to or issued in violation of any preemptive rights. All outstanding Company Options (as hereinafter defined), granted by the Company have been duly granted in accordance with the terms of the Company Stock Option Plans (as hereinafter defined). The Company Stock Option Plans that have been adopted in accordance with the DGCL, and the Company's Certificate of Incorporation and By-laws, by the board of directors and the stockholders of the Company. The Company has reserved sufficient shares of Company Common Stock for issuance upon the exercise of outstanding Company Options. No bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company are issued or outstanding. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, except as contemplated by this Agreement, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company is a party or is bound which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. As of June 6, 1996, 470,500 shares of Company Common Stock were reserved for issuance upon the exercise of stock options outstanding as of the date hereof (the "Company Options") under the Company's 1988 Stock Option Plan (the "1988 Plan") and the Company's 1994 Stock Option Plan (the "1994 Plan" and, together with the 1988 Plan, the "Company Stock Option Plans"). Except for the Company Options, there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating the Company to issue shares of its capital stock or to register shares of its capital stock under the Securities Act of 1933, as amended (the "Securities Act"), or any other applicable securities laws.

     4.03. Subsidiaries. Section 4.03 of the Company Schedule of Exceptions sets forth the name of each Subsidiary (as defined below) of the Company, the percent of outstanding voting stock or other equity interest of such Subsidiary held directly or indirectly by the Company, the jurisdiction of such Subsidiary's organization and the other jurisdictions in which such Subsidiary is qualified to do business. The Company owns, directly or indirectly, free and clear of all covenants, conditions, restrictions, voting trust arrangements, voting agreements, liens, charges, encumbrances, options and adverse claims and rights of any kind whatsoever, and has the unrestricted power to dispose of and vote, all of the outstanding capital stock or other equity interest held by it of each Subsidiary. Except as disclosed in Section 4.03 of the Company Schedule of Exceptions, there are no outstanding options, warrants or other rights to subscribe for or purchase from the Company or any Subsidiary, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire (i) any capital stock of or other ownership interest in any Subsidiary or (ii) any securities convertible into or exchangeable for any capital stock of or other ownership interests in any

Subsidiary. All of the outstanding shares of each class of capital stock of each Subsidiary have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except for the Subsidiaries, neither the Company nor any Subsidiary of the Company owns greater than a twenty percent (20%) equity interest, directly or indirectly, in any corporation, partnership, joint venture, business, trust or other entity, other than any investments owned by Company Employee Plans. As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnerships) or (B) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party's Subsidiaries, or by such party and one or more of its Subsidiaries.

     4.04. Authority. The Company has the requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation, to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and documents contemplated hereby and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation. This Agreement has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to the approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation, and, assuming this Agreement constitutes the valid and binding obligation of Parent and Sub, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

     4.05. Consents and Approvals; No Violations. Except for (i) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (ii) filings as may be required under any state securities or blue sky laws, (iii) any filing of a premerger notification report by the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) such filings, authorizations, orders and approvals (the "FCC Approvals") as may be required under the Communications Act of 1934, as amended (the "Communications Act"), and (vi) the necessary approvals, if any, of the state public utilities commissions or similar state regulatory bodies ("PUCs") having jurisdiction over the Company or any of its Subsidiaries (the "Company PUC Approvals"), pursuant to applicable state laws or regulations, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Subject, with respect to consummation of the Merger, to the approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or By-laws of the Company or of any of its Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a lien or other encumbrance on any properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except where a waiver with respect thereto has been or will, prior to Closing, be obtained or except in the case of (b) or (c) for violations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.06. No Default. Except as set forth in Section 4.06 of the Company Schedule of Exceptions, none of the Company or any of its Subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or By-laws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.07. SEC Reports and Financial Statements. The Company has heretofore delivered to Parent true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case, together with all amendments thereto) filed by the Company with the Securities and Exchange Commission (the "Commission") since January 1, 1992 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are sometimes collectively referred to as the "Company Commission Filings"). As of their respective dates, each of the Company Commission Filings complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder applicable to the Company Commission filings and none of the Company Commission Filings when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Company Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission under the Securities Act and the Exchange Act with respect thereto and were prepared in accordance with generally accepted accounting principles ("GAAP") (as in effect from time to time) applied, except as noted in the immediately succeeding sentence, on a consistent basis during the periods involved, and such financial statements fairly present in accordance with the applicable requirements of GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. As disclosed in the Company Commission Filings, effective January 1, 1993, the Company changed its method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     4.08. Absence of Undisclosed Liabilities. Except as and to the extent disclosed in the Company Commission Filings filed prior to the date hereof, there are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), other than
(i) liabilities disclosed in the Company Commission Filings, (ii) liabilities incurred since December 31, 1995 in the ordinary course of business and which would not have, individually or in the aggregate, a Company Material Adverse Effect, (iii) liabilities set forth in Section 4.08 of the Company Schedule of Exceptions, and (iv) liabilities under this Agreement.

     4.09. Conduct of Business -- Events Subsequent to December 31, 1995. Except as set forth in Section 4.09 of the Company Schedule of Exceptions, subsequent to December 31, 1995, there has not been any event that would have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.09 of the Company Schedule of Exceptions, since that date there has not been:

          (1) any increase in compensation payable to, or any employment, bonus or compensation agreement entered into with, any employee or consultant of the Company, other than in the ordinary course of business consistent with past practices;

          (2) any loan to, or other transaction with, any of the Company's directors, officers, and employees by the Company outside the ordinary course of business;

          (3) any amendment to the Certificate of Incorporation or By-Laws of the Company, or any split, combination or reclassification of the Company's securities, or any declaration, setting aside or payment of any dividend or other distribution;

          (4) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of its capital stock or any issuance, sale, transfer or any commitment to issue, sell or transfer by the Company or a Subsidiary (other than dividends by a Subsidiary to the Company), any shares of its capital stock, or any redemption, purchase or other acquisition of any of their respective securities, other than pursuant to the exercise of options pursuant to the Company Stock Option Plans.

          (5) any grant of Company Options.

          (6) any material transactions between the Company or any of its Subsidiaries on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to the Company or any of its Subsidiaries.

     4.10. Compliance With Law. The Company and its Subsidiaries hold, and are in compliance in all material respects with, all licenses, permits and authorizations necessary for the lawful conduct of their respective businesses, and are not in violation of any applicable Federal, state, local or foreign statutes, laws, ordinances, rules and regulations except such licenses, permits and authorizations the lack of which, and for violations of which, individually or in the aggregate, would not have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement.

     4.11. Tax Matters. For the purpose of this Section 4.11, "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all income, excise, alternative minimum, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties thereon or additions thereto and "Tax Return" means any report, return or other information supplied or required to be supplied to a governmental entity with respect to Taxes. Except as set forth in Section 4.11 of the Company Schedule of
Exceptions: (i) as of the Closing Date the Company and each of its Subsidiaries will have filed all Tax Returns required to be filed by applicable law and all Tax Returns were in all respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis,
(ii) the Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are due and payable;
(iii) the Company and each of its Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable in accordance with GAAP which are reflected in the financial statements delivered to Parent pursuant to Section 4.07 (the "Company Financial Statements") to the extent required; (iv) there are no Tax liens upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due; (v) the Company and each of its Subsidiaries have complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code

Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required; (vi) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; (vii) neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns for which the statute of limitations has not yet expired; (viii) no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full; (ix) no audits or other administrative proceedings or court proceedings are presently in progress or pending (or, to the best of the knowledge of the Company or any of its Subsidiaries, threatened) with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries; (x) neither the Company nor any of its Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Effective Time ("Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes and "Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes); (xi) the Company and its Subsidiaries have made available to Parent complete and accurate copies of all Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries for all taxable years ending on or prior to the Effective Time;
(xii) no agreements relating to allocating or sharing of Taxes exist among the Company and any of its Subsidiaries.

     4.12. Properties; Leases; Tangible Assets. Except as set forth in Section
4.12 of the Company Schedule of Exceptions, the Company (and its respective Subsidiaries) owns and has good and marketable title to or, in the case of leased properties, a good and valid leasehold interest in, all of its Material Assets (as hereinafter defined), free and clear of all liens or other encumbrances ("Liens") except (i) those liens set forth on Schedule 4.12, (ii) those Material Assets disposed of in the ordinary course of business after December 31, 1995 and (iii) Material Assets, the loss of which would not result in a Company Material Adverse Effect. The Company enjoys peaceful and undisturbed possession of its premises and is not in breach of any provisions of the leases related thereto. For purposes of this Section 4.12, the term Material Assets shall mean (i) in the case of a tangible asset the Company holds title to, any single asset having a book value reflected on the consolidated balance sheet of the Company annual report on Form 10-K for the year ended December 31, 1995 of $10,000 or more, and (ii) in the case of a tangible leased asset, any single asset whose underlying lease has a term greater than one year and such asset had an initial cost of $10,000 or more.

     4.13. Litigation. Except as disclosed in the Company Commission Filings filed prior to the date hereof, or in Section 4.13 of the Company Schedule of Exceptions, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which, if decided adversely, individually or in the aggregate, could have a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Company Commission Filings filed prior to the date hereof, or in Schedule 4.13 of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, in the future could result in a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

     4.14. Pooling of Interests. To the knowledge of the Company, the Company has not taken or failed to take any action which (without giving effect to any action taken or agreed to be taken by Parent, Sub or any of their respective Affiliates) would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

     4.15. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 (as hereinafter defined) will, at the time the S-4 is filed with the Commission and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement

(as hereinafter defined), will at the date mailed to stockholders of the Company and at the times of any meetings of stockholders to be held in connection with the Merger (each a "Stockholders' Meeting") and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.16. Brokers. No broker, finder or investment banker (other than George K. Baum & Company with respect to its investment banking services, including its fairness opinion regarding the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

     4.17. Environmental Matters. Except as described in Section 4.17 of the Company's Schedule of Exceptions hereto, to the Company's knowledge: (a) the Company and its Subsidiaries and all of the facilities and properties owned or operated by the Company and its Subsidiaries as of the date hereof are in compliance with all applicable Environmental Laws and are not subject to any outstanding or threatened Environmental Actions; (b) none of the properties or facilities owned or operated by the Company and its Subsidiaries as of the date hereof has been used by the Company and its Subsidiaries for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Materials other than in compliance with applicable Environmental Laws or except where the failure to so comply would not reasonably be likely to have a Company Material Adverse Effect; (c) there has been no Hazardous Discharge by the Company or any of its Subsidiaries on or from any of the properties or facilities owned or operated by the Company as of the date hereof, except in compliance with applicable Environmental Laws; and (d) there are no threatened or outstanding Environmental Actions against the Company or any of its Subsidiaries or the owners of any facilities that may have received Hazardous Materials from the Company or any of its Subsidiaries.

          A. "Hazardous Discharge" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Materials into the soil, surface waters or ground waters at any of the properties or facilities owned or operated by the Company as of the date hereof.

          B. "Hazardous Materials" shall mean any chemical, substance, material, object, condition, waste or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, all of those chemicals, substances, materials, objects, conditions, wastes or combinations thereof which are now listed, defined or regulated in any manner by any Environmental Law.

          C. "Environmental Actions" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, or judgment from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party applicable to any of the properties owned or operated by the Company as of the date hereof and involving any violation of any applicable Environmental Laws.

          D. "Environmental Law" shall mean any and all laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, agreements, licenses, or other governmental restrictions or requirements regulating Hazardous Materials or relating to health, safety, the environment or the release of Hazardous Materials into the environment, now in effect.

     4.18. Corporate Records. The minute books of the Company accurately reflect all actions taken to this date by the stockholders, board of directors and committees of the board of directors of the Company and contain true and complete copies of the Certificate of Incorporation, By-laws and all amendments thereto.

     4.19. Accounting Records. The Company and its Subsidiaries maintain accounting records which fairly and validly reflect, in all material respects, their transactions and maintain accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

     4.20. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceedings which would not have a Company Material Adverse Effect.

     4.21. ERISA. Except for the Company Employee Plans identified in Section
4.21 of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries maintains nor contributes to any Employee Plan. "Employee Plan(s)" shall mean and include any pension, retirement, profit-sharing, severance, deferred compensation, bonus or other incentive plan, stock option or stock purchase plan, medical, retiree medical, vision, dental or other health plan, or life insurance plan, or any other employee benefit plan, program, employment agreement, arrangement, agreement or understanding, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that provides benefits to any current or former employees, officers or directors of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of all Employee Plans, summary plan descriptions thereof, and all trust agreements or funding agreements including insurance contracts and all amendments thereto and the most recently filed IRS determination letter application and the most recently filed IRS Forms 5500. Except as disclosed in Section 4.21 of the Company Schedule of Exceptions, with respect to such Employee Plans in respect of the Company or any of its
Subsidiaries: (i) each Employee Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) is either unfunded or funded through insurance contracts; (ii) neither the Company nor any of its Subsidiaries is in material default under any Employee Plan, and all such Employee Plans have been maintained in material compliance with all applicable provisions of all applicable statutes, rules or regulations (including, without limitation, ERISA and the Code); (iii) as to each Employee Plan for which an Annual Report, including schedules, or comparable report, is required to be filed under ERISA or the Code or any analogous legislation, each such Annual Report has been filed, no material liabilities with respect to such plan existed on the date of any such Annual Report except as disclosed therein, and no material adverse change has occurred with respect to the financial data covered by such Annual Report since the date thereof; (iv) the execution of this Agreement and performance of the transactions contemplated hereby (either alone or together with any other event) will not result in any payment (whether of severance pay or otherwise) becoming due from the Company (or any of its Subsidiaries), Sub or Parent to any employees of the Company; (v) each such Employee Plan that is a "pension plan," as defined in Section 3(2)of ERISA, is, to the Company's best knowledge, tax-qualified under Section 401(a) of the Code; (vi) neither the Company nor any Subsidiary has maintained, contributed to or been required to contribute to, at any time, any Employee Plan which is subject to the minimum funding standards under Section 412 of the Code or which is subject to Title IV of ERISA, or under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA); (vii) none of the Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former officer, director or employee of the Company or any of its Subsidiaries; (viii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which could subject the Company, any of the Subsidiaries or any Employee Plans (or their trusts, trustees or administrators) to any material tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; and (ix) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Employee Plan.

     4.22. Intellectual Property. Except as disclosed in Section 4.22 of the Company Schedule of Exceptions, to the knowledge of the Company, the Company has not received any written notice alleging any interference, infringement, misappropriation, or violation of any intellectual property rights of third parties (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). Except as disclosed in
Section 4.22 of the Company Schedule of Exceptions, to the knowledge (including employees with responsibility for intellectual property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of the Company.

     4.23. Disclosure. Any information furnished by or on behalf of the Company to Parent in writing pursuant to this Agreement and any information contained in the Company Schedule of Exceptions, does not and will not contain any untrue statement of material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

     4.24. Vote Required. The affirmative vote of a majority of the outstanding shares of Company Stock entitled to vote thereon, voting as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Merger.

     4.25. Contract Defaults. Except as set forth in Section 4.25 of the Company's Schedule of Exceptions, the Company is not in default in any respect under the terms of any outstanding material contract, agreement, lease or other commitment which is material to the business, operation, properties or assets, or the condition, financial or otherwise, of the Company, and no event has occurred which with notice or lapse of time, or both, may be or become an event of default under any such material contract, agreement, lease or other commitment.

5. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.

     Except as disclosed in the schedule of exceptions (the "Parent Schedule of Exceptions") attached hereto and made a part hereof, Parent and Sub each hereby represent and warrant to the Company as follows:

     5.01. Organization. The Parent and each of its Subsidiaries (including the
Sub) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has requisite power and authority to carry on its business now being conducted and to own or lease and operate the assets and properties now owned or leased and operated by it, except where the failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). The Parent and each of its Subsidiaries (including the Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     5.02. Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 5,000,000 shares of Parent Preferred Stock and 30,000,000 shares of Parent Common Stock. As of the close of business on June 6, 1996, (i) 101,100 shares of Parent Series A Preferred Stock were issued and outstanding,
(ii) 114,500 shares of Parent Series B Preferred Stock were issued and outstanding, (iii) 1,000,000 shares of Parent Series C Preferred Stock were issued and outstanding, (iv) 333,333 shares of Parent Series D Preferred Stock were issued and outstanding, (v) no shares of Parent Series E Preferred Stock were issued and outstanding, (vi) 1,176,056 shares of Parent Series F Preferred Stock were issued and outstanding, (vii) 17,650,852 shares of Parent Common Stock were issued and outstanding, (viii) no shares of Parent Preferred Stock were held by Parent in its treasury and (ix) 1,300 shares of Parent Common Stock were held in its treasury. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which will be outstanding at the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, are not and will not be subject to or issued in violation of any preemptive rights. All the outstanding shares of Parent Preferred Stock are, and all shares of Parent Preferred Stock which will be outstanding at the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, are not and will not be subject to or issued in violation of any preemptive rights. All outstanding Parent Options (as hereinafter defined) granted by the Parent have been duly granted in accordance with the terms of the Parent Stock Option Plans (as hereinafter defined). The Parent Stock Option Plans have been adopted in accordance with the DGCL, and the Parent's Certificate of Incorporation and By-laws, by the board of directors and the stockholders of the Parent. The Parent has reserved sufficient shares of Parent Common Stock for issuance upon the exercise of outstanding Parent Options. No bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Parent are issued or outstanding. There are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. As of the date hereof, 2,928,123 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options outstanding as of the date hereof (the "Parent Options") under, one grant to an individual (the "Individual Grant"), the Parent's 1989 Stock Option Plan (the "1989 Plan") and the Company's 1992 Non-Employee Directors Stock Option Plan (the "1992 Plan" and, together with the Individual Grant and the 1989 Plan, the "Parent Stock Option Plans"). As of the date hereof, 1,107,205 shares of Parent Common Stock were reserved for issuance upon the exercise of warrants outstanding as of the date hereof (the "Parent Warrants"). Except as set forth in Section 5.02 of the Schedule of Exceptions, other than the Parent Options, Parent Warrants and Parent Preferred Stock, there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating the Parent to issue shares of its capital stock or to register shares of its capital stock under the Securities Act, or any other applicable securities laws.

     As of the date hereof, the authorized capital stock of Sub consists of 100 shares of Sub Common Stock, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, and owned, of record and beneficially, by Parent.

     5.03. Subsidiaries. Section 5.03 of the Schedule of Exceptions sets forth the name of each Subsidiary (as defined below) of Parent, the percent of outstanding voting stock or other equity interest of such Subsidiary held directly or indirectly by Parent, the jurisdiction of such Subsidiary's organization and the other jurisdictions in which such Subsidiary is qualified to do business. Parent owns, directly or indirectly, free and clear of all covenants, conditions, restrictions, voting trust arrangements, voting agreements, liens, charges, encumbrances, options and adverse claims and rights of any kind whatsoever, and has the unrestricted power to dispose of and vote, all of the outstanding capital stock or other equity interest held by it of each Subsidiary. Except as disclosed in Section 5.03 of the Parent Schedule of Exceptions, there are no outstanding options, warrants or other rights to subscribe for or purchase from Parent or any Subsidiary, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire (i) any capital stock of or other ownership interest in any Subsidiary or (ii) any securities convertible into or exchangeable for any capital stock of or other ownership interests in any Subsidiary. All of the outstanding shares of each class of capital stock of each Subsidiary have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except for the Subsidiaries, neither Parent nor any Subsidiary of Parent owns greater than a twenty percent (20%) equity interest, directly or indirectly, in any corporation, partnership, joint venture, business, trust or other entity, other than any investments owned by Parent Employee Plans.

     5.04. Authority. Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and documents contemplated hereby and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub (including by Parent as the sole stockholder of Sub). This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes the valid and binding obligations of each of Parent and Sub, enforceable against them in accordance with their respective terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

     5.05. Consents and Approvals; No Violations. Except for (i) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, (ii) filings as may be required under any state securities or blue sky laws, (iii) any filing of a premerger notification report by Parent required under the HSR

Act and the expiration of the applicable waiting period, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) the FCC Approvals and (vi) the necessary approvals, if any, of the PUCs having jurisdiction over the Parent or any of its Subsidiaries (the "Parent PUC Approvals" and, together with the Company PUC Approvals, the "PUC Approvals"), pursuant to applicable state laws or regulations, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent and Sub of this Agreement or the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent and Sub, nor the consummation by Parent and Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-laws of Parent or of any of its Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) and (c) for violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     5.06. SEC Reports and Financial Statements. Parent has heretofore delivered to the Company true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case, together with all amendments thereto) filed by Parent with the Commission since January 1, 1992 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are sometimes collectively referred to as the "Parent Commission Filings"). As of their respective dates, each of the Parent Commission Filings complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder applicable to the Parent Commission Filings, and none of the Parent Commission Filings when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Parent Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission under the Securities Act and the Exchange Act with respect thereto and were prepared in accordance with GAAP (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Commission), and such financial statements fairly present in accordance with the applicable requirements of GAAP the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments.

     5.07. Absence of Undisclosed Liabilities. Except as and to the extent disclosed in the Parent Commission Filings filed prior to the date hereof, there are no liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (including the notes thereto), other than (i) liabilities disclosed in the Parent Commission Filings, (ii) liabilities incurred since December 31, 1995, in the ordinary course of business and which would not have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) liabilities under this Agreement.

     5.08. Absence of Certain Changes or Events. Except as set forth in Section
5.08 of the Parent Schedule of Exceptions, Parent has since December 31, 1995 conducted its business only in the ordinary course and there has not been any event that would have a Parent Material Adverse Effect.

     5.09. Litigation. Except as disclosed in the Parent Commission Filings filed prior to the date hereof, or in Section 5.09 of the Company Schedule of Exceptions, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which, if decided adversely, individually or in the aggregate, could result in a Parent Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Parent Commission Filings filed prior to the date hereof, or in Section 5.09 of the Company Schedule of Exceptions, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, in the future could result in a Parent Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

     5.10. Pooling of Interests. To the knowledge of Parent, Parent has not taken or failed to take any action which (without giving effect to any action taken or agreed to be taken by the Company or any of its Affiliates) would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

     5.11. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the S-4 (as hereinafter defined) will, at the time the S-4 is filed with the Commission and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and at the times of any Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4, insofar as it relates to Parent, Sub or Subsidiaries of Parent or other information supplied by Parent or Sub for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     5.12. Brokers. No broker, finder or investment banker (other than Hoak Securities Corporation with respect to its investment banking services, including its fairness opinion regarding the transactions contemplated hereby) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

     5.13. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     5.14. Company Stock Ownership. Neither Parent nor any of its Subsidiaries owns any shares of Company Stock or any securities convertible into Company Stock.

     5.15. Authorization for Parent Common Stock. Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to the terms of this Agreement. Shares of Parent Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof. Such shares of Parent Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and be registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the AMEX, subject to official notice of issuance.

     5.16. Continued Existence of the Company. Parent has no present intention or any intention in the foreseeable future after the Closing to liquidate or otherwise cause the dissolution of the Company.

6. CERTAIN UNDERSTANDINGS AND AGREEMENTS.

     6.01. Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.01 of the Company's Schedule of Exceptions, during the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent):

          (i) The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to (a) preserve intact their present business organizations, (b) maintain in effect all licenses, permits and authorizations the failure of which to maintain would have a Company Material Adverse Effect, (c) keep available the services of their present officers and employees and (d) preserve their relationships with customers, suppliers and others having business dealings with them.

          (ii) Neither the Company nor any of its Subsidiaries shall, nor shall any of them propose to, (A) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company or of such Subsidiary, (B) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, shares of capital stock of such party or any of its Subsidiaries.

          (iii) Neither the Company nor any of its Subsidiaries shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Options in accordance with their present terms, and (B) issuances by a wholly owned Subsidiary of its capital stock to the Company or one of its Subsidiaries.

          (iv) The Company shall not amend or propose to amend its Certificate of Incorporation or By-laws.

          (v) Neither the Company nor any of its Subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except in the ordinary course of business.

          (vi) Neither the Company nor any of its Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice.

          (vii) Neither the Company nor any of its Subsidiaries shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, other than in each case in the ordinary course of business consistent with prior practice.

          (viii) The Company shall not make any change in any of the accounting principles or practices used by it except as required by the Commission or the Financial Accounting Standards Board.

          (ix) Neither the Company nor any of its Subsidiaries shall (A) enter into, adopt, amend (except as may be required by law) or terminate any Employee Plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees or independent contractors or (B) except in the ordinary course of business and consistent with past practice, increase in any manner the compensation or fringe benefits (including but not limited to severance benefits) of any director, officer, employee or independent contractor or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (x) The Company shall not take any action which would prevent (A) qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code or (B) the Merger to be accounted for as a "pooling of interests" for financial accounting purposes.

          (xi) The Company shall, upon Parent's reasonable request, confer with Parent to report on operational matters.

          (xii) Neither the Company nor any of its Subsidiaries will, except to the extent any such policy is replaced with comparable coverage, allow or permit any insurance policy naming it as beneficiary or a loss payable payee to be canceled or terminated other than in the ordinary course of business consistent with past practice.

          (xiii) Neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

          (xiv) Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably likely to result in any of the Company's representations and warranties set forth in this Agreement not being true in all material respects or agree in writing or otherwise to take any of the actions specified in this Section 6.01.

          (xv) Subject to the terms and conditions of this Agreement, the Company shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the Merger set forth in Articles 7 and 8 and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     6.02. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that Company shall otherwise consent):

          (i) Parent shall not amend or propose to amend its Certificate of Incorporation or By-laws.

          (ii) Parent shall not make any change in any of the accounting principles or practices used by it except as required by the Commission or the Financial Accounting Standards Board.

          (iii) Parent shall not take any action which would prevent (A) qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code or (B) the Merger to be accounted for as a "pooling of interests" for financial accounting purposes.

          (iv) Parent will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

          (v) Parent shall not take any action that would be reasonably likely to result in any of Parent's or Sub's representations and warranties set forth in this Agreement not being true in all material respects or agree in writing or otherwise to take any of the actions specified in this Section 6.02.

          (vi) Subject to the terms and conditions of this Agreement, Parent shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the Merger set forth in Articles 7 and 9 and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     6.3. Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     6.04. No Solicitation, Etc. From the date hereof through the Effective Time or the termination of this Agreement in accordance with the terms hereof, the Company and each of its Subsidiaries shall not, and shall cause each of their officers, directors, employees, agents, legal and financial advisors and affiliates not to solicit, or otherwise encourage (including by way of furnishing information or assistance), initiate, endorse or enter into substantive discussions or any agreement or agreement in principal, announce any intention to do any of the foregoing, with respect to any offer or proposal which constitutes or may reasonably be expected to lead to the acquisition of all or a significant part of the business and properties, or the acquisition of at least a majority of the outstanding securities whether by purchase, merger, purchase of assets, tender offer, exchange offer, business combination or otherwise (a "Third Party Transaction"), of the Company (other than by Parent or
Sub). Except to the extent permitted by the immediately succeeding sentence, prior to the Effective Time, the Company and its Subsidiaries shall not, and shall cause each of their officers, directors, legal and financial advisors, agents and affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, a Third Party Transaction with respect to the Company. Nothing in this Section 6.04 shall prohibit the board of directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written bona fide proposal to effect a Third Party Transaction with respect to the Company if the board of directors in its reasonable judgment, based on written advice from its outside legal counsel, determines that the failure to do so would violate the fiduciary obligations of the board of directors under applicable law, provided that prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company shall enter into a confidentiality agreement in customary form on terms comparable to the confidentiality agreement entered into between the Company and Parent (a "Confidentiality Agreement"); or
(ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Third Party Transaction with respect to the Company. The Company represents it is not currently involved in any existing discussions or negotiations with any party with respect to a Third Party Transaction with respect to the Company. Prior to the Effective Time, the Company will promptly communicate to Parent the terms of any proposal which it may receive in respect of any Third Party Transaction with respect to the Company and will keep Parent informed as to the status of any actions, including negotiations or discussions taken pursuant to this Section 6.04.

     6.05. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Commission a proxy statement in definitive form relating to the Company's Stockholders' Meeting (the "Proxy Statement") and Parent shall prepare and file with the Commission a registration statement on Form S-4 (the registration statement together with the amendments thereto being the "S-4"), in connection with the registration under the Securities Act of the Parent Common Stock and the other transactions contemplated by this Agreement, containing the Proxy Statement. The Parent will use all reasonable efforts to have or cause the S-4 to become effective under the Securities Act as promptly as practicable, and shall take any reasonable action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the S-4 shall have become effective, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Company's board of directors in favor of the Merger, unless otherwise required by the applicable fiduciary duties of the directors of the Company as advised in writing by outside legal counsel.

     (b) If at any time prior to the Effective Time any event or circumstances relating to the Company, Parent or any of their respective Subsidiaries, or its or their respective officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, such party shall promptly inform the other.

     6.06. Access. Upon reasonable notice, the Company and Parent shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed with the Commission or received by it during such period pursuant to the requirements of the Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Parent agree that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.06 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated December 22, 1995 (the "Company Confidentiality Agreement"), by and between the Company and Parent, shall apply with respect to information furnished by the Company or its Subsidiaries and the Company's representatives thereunder or hereunder and any other activities contemplated thereby. The Confidentiality Agreement dated December 22, 1995 (the "Parent Confidentiality Agreement"), by and between the Company and Parent, shall apply to information furnished by Parent or its Subsidiaries and Parent representatives thereunder or hereunder any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of either the Company Confidentiality Agreement or the Parent Confidentiality Agreement.

     6.07. Meeting of Stockholders. The Company shall take all action necessary, in accordance with applicable law and the Companys' Certificate of Incorporation and By-laws to convene the Stockholders' Meeting as promptly as practicable to consider and vote upon this Agreement and the Merger. Subject to the third sentence of Section 6.04, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and to take all other action necessary to secure the vote of stockholders required by law to effect the Merger. The Company and Parent shall coordinate and cooperate with respect to the timing of such Stockholders' Meeting and shall use all reasonable efforts to hold such Stockholders' Meeting as soon as practicable after the date hereof. Parent shall (i) cause Sub promptly to submit this Agreement and the transactions contemplated hereby for approval and adoption by Parent as its sole stockholder by written consent, (ii) authorize and cause an officer of Parent to vote Parent's shares of Sub for adoption and approval of this Agreement and the transactions contemplated hereby, and (iii) take all additional actions as the sole stockholder of Sub necessary to adopt and approve this Agreement and the transactions contemplated hereby.

     6.08. Legal Requirements to Merger; Consents. Each of the Company, Parent and Sub will take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including furnishing all information required under the HSR Act, in connection with the FCC Approvals and the PUC Approvals and in connection with approvals of or filing with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or private third party, required to be obtained or made by Parent, Sub or the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement.

     6.09. Affiliates. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company (each a "Rule 145 Affiliate") for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement, in form and substance reasonably satisfactory to the Company and Parent and their respective counsel, to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except pursuant to an effective registration statement, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel, which opinion shall be satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

     6.10. Authorization for Shares and Stock Exchange Listing. Prior to the Effective Time, Parent shall have taken all action necessary to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Section 3.01. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

     6.11. Company Stock Plans and Benefits. At the Effective Time, all then outstanding Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder of any such Company Options, be assumed by Parent in such manner that Parent (A) is a corporation "assuming a stock option in a transaction to which Section 424(a) of the Code applies," or (B) to the extent that Section 424(a) of the Code does not apply to any such Company Options, would be such a corporation were Section 424(a) applicable to such Company Options. Each outstanding Company Option assumed by Parent under any Company employee stock option plan or arrangement shall be converted into a Parent stock option (a "Parent Stock Option"), under which the number of shares underlying the Parent Stock Option shall be determined by multiplying the number of shares of Company Common Stock underlying such Company Option immediately prior to the Effective Time by the Conversion Number and rounding down to the nearest whole number, and the exercise price per share of Parent Common Stock at which the Parent Stock Option shall be exercisable shall be determined by dividing the exercise price per share of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Conversion Number and rounding up to the nearest whole cent. Each such Parent Stock Option shall be assumed at the Effective Time by Parent on the same terms and subject to the same conditions as in effect immediately prior to the Effective Time, subject to such equitable adjustments as may be necessary to reflect the Merger. Parent and the Company shall take or cause to be taken any and all action necessary or appropriate to implement the adjustments contemplated by this Section 6.11. Employees of the Company who remain employed by the Company after the Effective Time shall be eligible to participate in the Parent Employee Plans that are available to similarly situated Parent employees.

     6.12. Mutual Efforts; Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to cause the fulfillment of the conditions to such party's obligations hereunder. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.13. Expenses. Except as otherwise provided in Sections 10.3 and 10.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     6.14. Public Statements. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except that any party may issue such a public announcement or statement prior to such consultation if and to the extent required by law or any listing agreement with a national securities exchange, in which case such party shall use all reasonable efforts to consult with the other parties prior to issuing such public announcement or statement.

     6.15. Certification of Stockholder Vote. At or prior to the Closing, the Company shall deliver to Parent a certificate of the Company's Secretary setting forth the number of shares of Company Stock voted in favor of adoption of this Agreement and the consummation of the Merger and the number of such shares voted against adoption of this Agreement and consummation of the Merger.

     6.16. Notification of Certain Matters. Each party shall give the other prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.17. Indemnification and Insurance. (i) The Surviving Corporation and Parent agree that the Surviving Corporation shall maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors and officers of the Company as provided in the Company's Certificate of Incorporation and By-laws or otherwise, in each case in effect on the date of this Agreement, and that the Certificate of Incorporation and By-laws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercises of such rights of indemnity or the ability to indemnify.

     (ii) The Surviving Corporation will indemnify to the fullest extent possible under its Certificate of Incorporation, its By-laws and applicable law the present and former directors and officers of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently required to be indemnified pursuant to the Company's Certificate of Incorporation and By-laws. The Company (or after the Effective Time, the Surviving Corporation) will pay expenses in advance of the final disposition of any such action or proceeding to each present or former director or officer to the full extent permitted by law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any present or former director or officer of the Company (whether arising before or after the Effective Time), (i) the present and former directors and officers of the Company may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) shall pay all fees and expenses of such counsel for such indemnified parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. Any former or present director or officer of the Company wishing to claim indemnification under this Section 6.17, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company or the Surviving Corporation of the existence of such claim, action, suit, proceeding or investigation (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 6.17 except to the extent such failure prejudices such party). The present and former directors and officers of the Company as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more of such indemnified parties.

     (iii) The Surviving Corporation shall cause to be maintained in effect for a period ending not sooner than the third anniversary of the Effective Time, at no expense to the beneficiaries thereof, directors' and officers' liability insurance providing at least the same coverage with respect to the Company's present and former officers and directors as the current policies maintained by or on behalf of the Company, and containing terms and conditions which are substantially similar, with respect to matters occurring prior to the Effective Time (to the extent such insurance is currently available on commercially reasonable terms with respect to such matters).

     (iv) In the event the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations of the Surviving Corporation set forth in this Section 6.17.

     (v) The provisions of this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

     6.18. Production of Documents by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it shall furnish to Parent the following documents as soon as the documents are available:

          (i) profit and loss statements and balance sheets as of the end of each month;

          (ii)  weekly ANI (LEC Code) reports;

          (iii) invoices from Sprint with respect to the following: Master Summary (Carrier Transport), Product Summaries (Carrier Transport), Private Line and Enhanced 800;

          (iv) invoices from Wiltel Inc. with respect to switched, dedicated and private line service;

          (v)   weekly accounts status reports;

          (vi)  monthly accounts receivable summary aging report; and

          (vii) monthly payroll reports.

     6.19. Tax and Accounting Treatment. The parties intend, and shall use their best efforts to cause, the transactions contemplated hereby to qualify as a "reorganization" as defined in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, or other applicable provisions of the Code, and to be eligible for pooling of interests accounting treatment. The Company and Parent shall use their best efforts to cause each affiliate of the Company and Parent, as applicable, to deliver to the Company and Parent, prior to 30 days before the Merger, an executed affiliate's agreement in substantially the form of Exhibit A-1 (for affiliates of Parent) or Exhibit A-2 (for affiliates of the Company) hereto.

     6.20. Rule 145. Parent will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations thereunder and will take such further action as any Rule 145 Affiliate may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell Parent Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 145, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Rule 145 Affiliate, Parent will deliver to such Rule 145 Affiliate a written statement as to whether it has complied with such requirements.

7. CONDITIONS TO OBLIGATIONS OF EACH PARTY.

     The obligations of each party to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

          7.01. Approval of Stockholders. This Agreement shall have been adopted by such vote or votes of the stockholders of the Company as shall be required by the DGCL and the Certificate of Incorporation and By-laws of the Company.

          7.02. Fairness Opinions. The opinions of Hoak Securities Corporation and George K. Baum & Company to the effect that the Conversion Number is fair from a financial point of view to the stockholders of Parent and the Company, respectively, shall have been received by Parent and the Company, respectively, and such firms shall not have withdrawn such fairness opinions prior to or on the Closing Date.

          7.03. AMEX Approval. The shares of Parent Common Stock issuable pursuant to the Merger and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger or upon exercise of Company Options shall have been authorized for listing on the AMEX, upon official notice of issuance.

          7.04. No Stop Order. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The offer and sale of the Parent

     Common Stock to be issued in connection herewith shall have been approved under relevant state securities or blue sky laws.

          7.05. Pooling Letters. Parent shall have received from Grant Thornton LLP an opinion that the Merger will be treated as a "pooling of interests" under applicable financial accounting standards.

          7.06. Tax Opinion. The Company and Parent shall have received the opinion of Freeborn & Peters satisfactory in form and substance to the Company and Parent dated the Closing Date to the effect that, based upon reasonable assumptions and conditions, (1) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, (2) Parent, Sub and the Company will be parties to that reorganization and (3) no stockholder of the Company will recognize gain or loss as the result of the receipt by such stockholder of Parent Common Stock solely in exchange for shares of Company Stock surrendered in the Merger; such firm shall have consented to the filing of such opinion as an exhibit to the S-4 and to the reference to such firm in the S-4, and such firm shall have reconfirmed such opinion in writing as of the Closing Date. The Company and Parent shall have received such evidence as each may reasonably require that all assumptions or conditions to such opinion are valid or have been satisfied.

          7.07. No Action or Proceeding. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

          7.08. Other Approvals. Other than the filing provided for by Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including those described in Sections 4.05 and 5.05) the failure to obtain which would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be (including all filings under the HSR Act and the expiration of all waiting periods thereunder), shall have been filed, occurred or been obtained. Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue Parent Common Stock pursuant to the terms of the Merger.

8. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB.

     The obligation of Parent and the obligation of Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following additional conditions:

          8.01. Representations and Warranties True on the Closing Date. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          8.02. The Company's Performance. The Company shall have performed, in all material respects, all obligations required to be performed by it under this Agreement on or before the Closing Date.

          8.03. Officers' Certificate. On or before the Closing Date, the Company shall have delivered to Parent a certificate signed by an officer of the Company to the effects of Sections 8.01 and 8.02.

          8.04. Authority. All action required to be taken by, or on the part of, the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the board of directors and stockholders of the Company.

          8.05. Opinion of Counsel. Parent shall have been furnished with an opinion substantially in the form of Exhibit B hereto of Cooley Godward Castro Huddleson & Tatum, counsel to the Company, dated the Closing Date.

          8.06. Affiliate Letters. Parent shall have received from each person named in the letter referred to in Section 6.09 an executed copy of an agreement substantially in the form contemplated thereby.

          8.07. Comfort Letters. Parent shall have received a comfort letter from Grant Thornton LLP, dated the date on which the S-4 shall become effective and the Closing Date and addressed to Parent, in each case satisfactory to Parent and customary in form and substance for such letters delivered in connection with registration statements similar to the S-4 and transactions similar to those contemplated by this Agreement.

          8.08. No Company Material Adverse Effect. Except for the execution of this Agreement and the consummation of the transactions contemplated hereby, since the date hereof there shall not have occurred any Company Material Adverse Effect.

          8.09. Company Stockholder Exercise of Appraisal Rights. The holders of no more than nine percent (9%) of the outstanding Company Stock shall have exercised their appraisal rights under Section 262 of the DGCL.

9. CONDITIONS TO OBLIGATIONS OF THE COMPANY.

     The obligation of the Company to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following additional conditions:

          9.01. Representations and Warranties True on the Closing Date. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          9.02. Parent's and Sub's Performance. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or before the Closing Date.

          9.03. Officers' Certificate. On or before the Closing Date, Parent and Sub shall have delivered to the Company certificates signed by an officer of Parent and Sub, respectively, to the effects of Sections 9.01 and 9.02.

          9.04. Authority. All action required to be taken by, or on the part of, Parent and Sub to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated by this Agreement shall have been duly and validly taken by the Boards of Directors of Parent and Sub, respectively, and by the sole stockholder of Sub.

          9.05. Opinion of Parent Counsel. The Company shall have been furnished with an opinion or opinions substantially in the form of Exhibit C hereto of Freeborn & Peters, counsel to Parent, dated the Closing Date.

          9.06. Comfort Letters. The Company shall have received a comfort letter from Grant Thornton LLP, dated the date on which the S-4 shall become effective and the Closing Date and addressed to the Company, in each case satisfactory to the Company and customary in form and substance for such letters delivered in connection with registration statements similar to the S-4 and transactions similar to those contemplated by this Agreement.

          9.07. No Parent Material Adverse Effect. Except for the execution of this Agreement and the consummation of the transactions contemplated hereby, since the date hereof there shall not have occurred any Parent Material Adverse Effect.

10. TERMINATION.

     10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company:

          (i) by mutual consent of Parent and the Company;

          (ii) by either Parent or the Company if any permanent injunction or other order of a court or other competent Governmental Entity preventing the consummation of the Merger shall have become final and non-appealable;

          (iii) by either Parent or the Company, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company or on the part of Parent or Sub, as applicable, which breach shall not have been cured prior to the earlier of (A) fifteen business days following receipt by the breaching party of notice of such breach and (B) the Closing Date;

          (iv) by either Parent or the Company if the Merger shall not have been consummated before November 30, 1996; provided, that the right to terminate this Agreement under this Section 10.01(iv) shall not be available to any party who has materially breached its representations, warranties, covenants, or agreements under this Agreement and such material breach has been the cause of or resulted in the failure of the Merger to occur on or before such date; and provided, further, that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or Governmental Entity resulting from an action or proceeding commenced by any party which is not a Governmental Entity, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 120 days, to permit the parties to have such injunction vacated or order reversed;

          (v) by either Parent or the Company if this Agreement and the Merger fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting;

          (vi) by the Company if its board of directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and upon written advice from counsel, determines that such termination is required by reason of a Third Party Transaction; or

          (vii) by Parent if (A) the board of directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing; (B) the board of directors of the Company shall have recommended to the stockholders of the Company a Third Party Transaction;
     (C) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced and the board of directors of the Company, within 10 business days after such tender offer or exchange offer is commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or (D) after the date hereof, any person (other than Mr. Robert R. Kaemmer) shall have acquired beneficial ownership of or the right to acquire beneficial ownership of or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of Company Stock (other than those beneficial owners of 15 percent or more of the outstanding Company Stock as of the date hereof or an affiliate thereof or Parent or an affiliate thereof).

     10.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors or stockholders, except to the extent provided in the second, third and fourth sentences of Section 6.06 and in (ii) Sections 10.03 and 10.04.

     10.03. Liability of the Parties. Upon a willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, Parent or the Company, whichever shall be the party at fault, shall be liable (among other things) to reimburse the terminating party or parties for all legal, accounting, printing, and other out-of-pocket expenses reasonably incurred by the terminating party or parties in connection with this Agreement and the transactions contemplated hereby. Except as set forth in Sections 10.02 and 10.04, upon any other termination, no party shall have any liability or obligation under this Agreement and each party shall bear the expenses incurred by it, except that the filing fees and expenses paid to Governmental Entities under Federal or other applicable securities laws shall be borne equally by the Company and Parent.

     10.04. Termination Fee. Notwithstanding anything in this Agreement to the contrary and in addition to any payments required pursuant to Section 10.03, in the event that:

          (a) Parent terminates this Agreement pursuant to Section 10.01(iii) or
     (iv) above and (A) such termination is the result of a willful breach of any covenant, agreement, representation or warranty contained herein by the Company, (B) there exists a Third Party Transaction at the time of such termination and (C) within one year of such termination the Company enters into a definitive agreement for the Third Party Transaction described in
     (B) above or the Third Party Transaction described in (B) above is consummated; or

          (b) the Company or Parent terminates this Agreement pursuant to
     Section 10.01(v) above and such termination is due to the fact that this Agreement and the Merger shall not have been approved by the requisite vote of the Company's stockholders as provided in Section 7.01 in circumstances where (a) an offer or proposal to effect a Third Party Transaction with or for the Company or its Subsidiaries has been publicly announced that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by the Company's board of directors after consultation with the Company's financial advisors) or (b) after the date hereof any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates or Mr. Robert R. Kaemmer) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the exchange Act) of at least 15 percent of the outstanding shares of Company Stock or any person or group shall have commenced, or shall have publicly announced an intention to commence, a tender or exchange offer for at least 15 percent of the outstanding shares of Company Stock that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by the Company's board of directors after consultation with the Company's financial advisors); or

          (c) the Company terminates this Agreement pursuant to Section 10.01(vi) above; or

          (d) Parent terminates this Agreement pursuant to Section 10.01(vii)(A) above and, at the time of such termination, there exists a Third Party Transaction or within one year of such termination the Company enters into a definitive agreement for a Third Party Transaction or a Third Party Transaction is consummated; or

          (e) Parent terminates this Agreement pursuant to Section 10.01(vii)(B), (C) or (D) above,

then the Company shall promptly but in no event later than two days after the first of such events shall occur, pay Parent a fee equal to $250,000 which amount shall be payable forthwith without any demand therefor, in immediately available funds. The parties hereto agree that such fee and payment of expenses set forth in Section 10.03 shall be liquidated damages, are reasonable in light of the difficulty in determining the precise level of damages which would be incurred under such circumstances and the payment thereof shall constitute the sole remedy of Parent for the termination of this Agreement by the Company under the circumstances described in this Section 10.04.

11. MISCELLANEOUS.

     11.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement (or the exhibits and schedules hereto) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 3, the last sentence of Section 6.11, Sections 6.12, 6.13, 6.17, 6.20 and Article 11, and the agreements of the Rule 145 Affiliates of the Company delivered pursuant to Sections 6.09 and 6.19. The Company Confidentiality Agreement and Parent Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Company Confidentiality Agreement and the Parent Confidentiality Agreement shall apply to all information and material developed by any party hereunder.

     11.02. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be (i) delivered personally, (ii) mailed by postage prepaid, certified mail or registered mail, return receipt requested,
(iii) delivered by prepaid, overnight courier of recognized national standing, such as Federal Express, or (iv) sent by facsimile transmission with written confirmation of receipt requested, in any such case, addressed as follows:

               If to Parent or Sub:

                    Phoenix Network, Inc.
                    1687 Cole Boulevard
                    Golden, CO 80401
                    Attention: Wallace M. Hammond
                    Telephone No.: (303) 232-4333
                    Telecopy No.: (303) 232-1250

               With a copy to:

                    Freeborn & Peters
                    950 Seventeenth Street
                    Suite 2600
                    Denver, CO 80202
                    Attention: Ernest J. Panasci, Esq.
                    Telephone No.: (303) 628-4200
                    Telecopy No.: (303) 628-4240

               If to the Company:

                    AmeriConnect, Inc.
                    6750 W. 93rd Street
                    Suite 110
                    Overland Park, KS 66212
                    Attention: Robert R. Kaemmer
                    Telephone No.: (913) 341-8888
                    Telecopy No.: (913) 341-2132

               With a copy to:

                    Cooley Godward Castro Huddleson & Tatum
                    5 Palo Alto Square, Suite 400
                    Palo Alto, CA 94306
                    Attention: Patrick A. Pohlen, Esq.
                    Telephone No.: (415) 843-5000
                    Telecopy No.: (415) 857-0663

     Such notices, requests, demands and other communications shall be deemed made as of the date of actual delivery to the addressee thereof, which (x) in the case of notice mailed return receipt requested, shall be the date of delivery shown on the return receipt (y) in the case of notice delivered by prepaid, overnight courier, shall be the date of delivery reflected on the sender's invoice from such courier, and (z) in the case of notice sent by facsimile transmission, shall be the date of such transmission.

     11.03. Assignability and Parties in Interest; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, subject to the reasonable approval of the Company, any or all of its rights, interests and obligations hereunder to Parent or to any wholly owned Subsidiary of Parent. Subject to the immediately preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; except as provided in Section 6.17 nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     11.04. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado without regard to any principles of conflicts of laws.

     11.05. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.06. Publicity. In addition to the provisions of Section 6.14 above, the Company and Parent agree that press releases and other announcements with respect to the Merger shall be subject to mutual agreement to the maximum extent feasible that is consistent with their respective legal obligations to disseminate material information to their stockholders and the public.

     11.07. Complete Agreement. This Agreement, the exhibits hereto and the schedules and documents delivered pursuant hereto or referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous negotiations, commitments and writings.

     11.08. Specific Performance. Each of the parties hereto acknowledges and agrees that the other party or parties hereto would be irreparably damaged in the event any of the covenants or agreements contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto agrees that each of them shall be entitled, without bond or other security, to an injunction or injunctions to prevent breaches of the covenants or agreements contained in this Agreement and to enforce specifically this Agreement and the covenants and agreements contained herein in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

     11.09. Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any schedule or document delivered pursuant hereto and (iii) waive compliance with any of the covenants or agreements contained in this Agreement. At any time prior to the Effective Time, by action of their respective boards of directors, the parties hereto may, by written agreement, before or after stockholder approval, amend or supplement any of the provisions of this Agreement, provided, however, that after this Agreement has been adopted by stockholders, no amendment or supplement shall be made which is required by law to have the further approval of stockholders unless such amendment or supplement is approved by stockholders. Any written instrument or agreement referred to in this Section 11.09 shall be validly and sufficiently authorized for the purposes of this Agreement if signed, on behalf of the Company, Parent and Sub, by persons authorized to sign this Agreement. This Agreement may not be amended, waived or extended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.12. Obligation of Parent. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action.

     11.13. Certain Definitions. (A) As used in this Agreement, an "Affiliate" of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, "control", when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have meanings correlative to the foregoing; and the term "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; and (B) where any representation and warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of a party, such term shall be limited to the actual knowledge of the executive officers and directors of the party making the representation and warranty.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                            PHOENIX NETWORK, INC.

                                            By: /s/  WALLACE M. HAMMOND
                                            ------------------------------------
                                            Name: Wallace M. Hammond
                                            Title:   President & CEO



                                            PHOENIX MERGER CORP.

                                            By: /s/  WALLACE M. HAMMOND
                                            ------------------------------------
                                            Name: Wallace M. Hammond
                                            Title:   President & CEO



                                            AMERICONNECT, INC.

                                            By: /s/  ROBERT R. KAEMMER
                                            ------------------------------------
                                            Name: Robert R. Kaemmer
                                            Title:   Chairman of the Board,
                                            President & CEO

                                                                      APPENDIX B


                     [GEORGE K. BAUM & COMPANY LETTERHEAD]


                                           , 1996


Board of Directors
AmeriConnect, Inc.
c/o Mr. Robert Kaemmer
Chairman, CEO and President
6750 West 93rd Street, Suite 110
Overland Park, KS 66212

Dear Directors:

     You have asked us to render our opinion as to the fairness, from a financial point of view, to the holders of Common Stock, pair value, $.01 per share, of AmeriConnect, Inc. (the "Company Common Stock") of the consideration to be received by such stockholders in connection with the proposed merger ("Merger") of Phoenix Merger Corp. ("Sub"), a wholly owned subsidiary of Phoenix Network, Inc. ("Parent"), with and into AmeriConnect, Inc. ("AmeriConnect") pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Merger, dated as of June 14, 1996 ("Merger Agreement") between Sub, Parent and AmeriConnect. Capitalized terms used herein which are not defined herein, shall have the meanings set forth in the Merger Agreement.

     We understand that in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive the Conversion Number of fully paid and nonassessable shares of Common Stock, par value $.001 per share, of Parent ("Parent Common Stock"). "Conversion Number" shall mean the number equal to the quotient obtained by dividing (1) the quotient obtained by dividing the Merger Consideration by the Closing Parent Common Stock Price by
(2) the sum of (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (b) the number of shares of Company Common Stock underlying all options for Company Common Stock outstanding immediately prior to the Effective Time. "Merger Consideration" shall mean an amount equal to $15,130,119 minus (i) the Stockholders' Equity Adjustment Amount and (ii) all severance payments to be made by AmeriConnect to the officers and directors of the AmeriConnect because of the Merger Agreement and the transactions contemplated thereby, to the extent such payments are not already reflected in the AmeriConnect Balance Sheet. "Closing Parent Common Stock Price" shall mean (i) $5.25 if the closing price of a share of Parent Common Stock on the American Stock Exchange on the day immediately preceding the Closing (the "Closing Bid Price") is equal to or greater than $4.50 and equal to or less than $6.00, (ii) if the Closing Bid Price is less than $4.50, $5.25 minus 50% of the amount the Closing Bid Price is less than $4.50, or (iii) if the Closing Bid Price is more than $6.00, $5.25 plus 50% of the amount the Closing Bid Price is greater than $6.00. "Stockholders' Equity Adjustment Amount" shall be equal to the amount, if any, by which the Stockholders' Equity Amount is less than $250,000. "Stockholders' Equity Amount" shall mean an amount equal to the number that results (1) the stockholders' equity of AmeriConnect as determined from AmeriConnect's balance sheet, prepared in accordance with generally accepted accounting principles ("GAAP"), of the close of business on the last day of the month preceding the Closing Date (the "AmeriConnect Balance Sheet"), plus (2) the Sprint Adjustment Amount, minus (3) all transaction Expenses that accrue or are paid after the date of the AmeriConnect Balance Sheet, and minus (4) all liabilities of AmeriConnect to Sprint Communications Company L.P. ("Sprint") in respect of shortfall amounts as of the date of the AmeriConnect Balance Sheet; provided, that, in the event that such sum exceeds $250,000, the Stockholders' Equity Amount shall mean an amount equal to $250,000. "Sprint Adjustment Amount" shall mean an amount equal to any billing credits which AmeriConnect or Parent on behalf of AmeriConnect is entitled to receive from Sprint prior to the AmeriConnect Balance Sheet that are not otherwise reflected in the AmeriConnect Balance Sheet. "Transaction Expenses" shall mean accounting fees and expenses, attorney fees and expenses, and investment banking fees and expenses of George K. Baum & Company paid or accrued for by AmeriConnect with regard to the negotiation and execution of the Merger Agreement and the consummation of the transactions set forth therein. For purposes of this opinion, we have assumed that the Merger will qualify as a tax-free reorganization under the United States Internal Revenue Code for the stockholders of AmeriConnect and that the Merger will be accounted for as a pooling of interests.

     In rendering our opinion, George K. Baum & Company ("Baum & Company") reviewed, among other things (i) the Merger Agreement, (ii) Annual Reports to the stockholders of AmeriConnect and stockholders of Parent and Annual reports on Form 10-KSB and Form 10-K, respectively, for AmeriConnect and Parent for the five fiscal years ended December 31, 1995, (iii) interim Quarterly Reports to stockholders of AmeriConnect and stockholders of Parent on Form 10-QSB and Form 10-Q, respectively, for each of AmeriConnect and Parent for the first quarter of 1996, (iv) proxy statements for annual meetings of stockholders for the last five years and certain other communications from AmeriConnect to its stockholders and Parent to its stockholders, and (v) certain internal financial analyses and forecasts for AmeriConnect and Parent prepared by their respective managements, including estimates as to the magnitude and timing of the potential cost savings projected by management of each of AmeriConnect and Parent for the consolidated companies. Baum & Company also held discussions with members of the senior management of AmeriConnect and Parent regarding their respective past and current business operations, financial condition and future prospects of their respective companies and their views of the long-term benefits of the proposed business combination of AmeriConnect and Parent. In addition, Baum & Company reviewed the reported price and trading activity for the Company Common Stock and the Parent Common Stock, respectively, compared certain financial and stock market information for AmeriConnect and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the long-distance resellers specifically and in other industries generally, and performed such other studies and analyses as Baum & Company considered appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information used by us as the basis of our opinion. It should be noted that this opinion is based, in part, on economic, market and other conditions as in effect on, and information made available to us prior to the date of this letter, and does not represent an opinion as to what value Company Common stock actually will have if and when the Merger is consummated. Such actual value could be affected by changes in such market conditions, general economic conditions and other factors which generally influence the price of securities. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond the control of the firm preparing such valuation.

     Baum & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and for corporate planning and other purposes. In the ordinary course of our business, we may, from time to time, effect transactions for the accounts of our customers in securities of AmeriConnect and receive customary compensation in connection therewith. Prior to AmeriConnect's engagement of Baum & Company on September 21, 1995, to render financial advisory and investment banking services to AmeriConnect, we had not previously been engaged to provide investment banking services to AmeriConnect.

     It is understood that this opinion may be included in any proxy statement or written communication distributed to holders of Company Common Stock in connection with the Merger; provided that this opinion, any summary of this opinion, any excerpt of this opinion, and any reference to our services to AmeriConnect may be used in such proxy statement or otherwise only with our prior written approval.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date of this letter, the consideration to be received for the Company Common Stock by the holders of the Company Common Stock is fair from a financial point of view to such holders.

                                            Respectfully submitted,

                                              /s/  GEORGE K. BAUM & COMPANY
                                            ----------------------------------
                                            GEORGE K. BAUM & COMPANY

                                   APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC. 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this Chapter;

     (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this Chapter.

     (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger of consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy there of shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such as duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K
(MARK ONE)

      /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                                       OR

      / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM
            TO
                          COMMISSION FILE NO. 0-17909


                                   PHOENIX NETWORK, INC.
                   (Exact Name of registrant as specified in its charter)

                   DELAWARE                                     84-0881154
       (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                     Identification No.)


             550 CALIFORNIA STREET, SAN FRANCISCO, CALIFORNIA 94104
                    (Address of principal executive offices)

Registrant's telephone number, including area code: (415) 399-3300

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

             TITLE OF EACH CLASS                NAME OF EACH EXCHANGE ON WHICH REGISTERED
- --------------------------------------------------------------------------------------------
        Common Stock $0.001 Par Value                    American Stock Exchange

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: None

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / /

     As of March 26, 1996, the aggregate market value of the voting stock held by nonaffiliates of the Registrant was $38,621,885 (based on the closing sales price as reported on the American Stock Exchange).

     The number of shares outstanding of the Registrant's Common Stock, $0.001 par value, was 17,339,037 at March 26, 1996.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Certain information of Part III, Item 10 and all of Part III, Items 11, 12 and 13 are incorporated by reference from the Company's Definitive Proxy
Statement related to the Annual Meeting of Stockholders to be held June 18,
1996.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Business", "Business -- Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                     PART I

ITEM 1. BUSINESS

GENERAL OVERVIEW

     Phoenix Network, Inc. ("Phoenix" or the "Company") is a facilities based reseller of telecommunications services targeted primarily towards small to medium-sized commercial accounts. The Company signs up customers for long distance and other telecommunications services and places them either on its own network or the network of the nation's largest facilities based carriers, such as American Telephone and Telegraph ("AT&T"), MCI Telecommunications Corporation ("MCI"), Sprint Communications ("Sprint"), Frontier Communications ("Frontier", formerly Allnet), and WorldCom Inc. ("WorldCom", formerly Wiltel). In addition to securing transmission facilities, the Company provides its customers with billing and customer service. Phoenix currently services approximately 40,000 customers throughout the United States. Customers typically decide to use Phoenix because Phoenix can provide lower cost long distance transmission, while offering more attentive customer service. In addition to basic long distance service, Phoenix offers 800 numbers, calling cards, conference calling, debit cards, private lines, dedicated circuits, international callback and internet access. Phoenix additionally can provide its customers with customized management reports which allow them to better manage their telecommunications costs.

INDUSTRY OVERVIEW

     According to the Telecommunications Resellers Association, total long distance revenues in the United States for 1994 amounted to $67 billion of which AT&T, MCI and Sprint's combined portion was 84%. Resale revenues accounted for approximately $11 billion of the total long distance revenues of which the switchless resale portion was estimated to be $2 billion in 1994. Competition for customers in the long distance market is divided primarily among three types of organizations: facilities-based carriers, facilities-based resellers and switchless resellers.

     Facilities-based carriers are those companies, such as AT&T, that provide service over their own long distance lines and switching equipment. Facilities-based resellers utilize lines owned by third parties but operate their own switching equipment. Switchless resellers, or rebillers, do not own or lease any telephone equipment or participate in the call completion process. The service provider for the customer of a rebiller is typically a facilities-based carrier. That carrier provides the rebiller with a magnetic tape of long distance usage of its customers who then receive an invoice directly from the rebiller.

     Switchless resellers differ from the facilities-based organizations in that they have no investment in the facilities, equipment or employees necessary to handle any portion of the call completion process. They are similar to facilities-based organizations in that they have a direct customer relationship and handle all their customers' provisioning, billing and collection and other service needs.

     Up until January of 1996, Phoenix Network had always been a switchless reseller; however, with the acquisition of Automated Communications Inc. ("ACI") (See "Acquisition Strategy") Phoenix became a facilities-based reseller. Phoenix now operates computer switching equipment in Colorado Springs, CO., Minneapolis, MN., and Phoenix, AZ. In these regions its customers' calls will be routed over Phoenix's switches. In other parts of the country, Phoenix continues to use the switching equipment and networks of the facilities-based carriers.

SERVICES AND OPERATIONS

     By using its own facilities and taking advantage of the contractual arrangements with the underlying facilities-based carriers, Phoenix can offer its customers substantially all of the long distance products and services offered by the facilities-based carriers, but at rates generally lower than those available directly from the carrier. These products and services include:
"Dial 1" outbound, inbound (800), dedicated circuits, private lines, calling cards, conference calling, debit cards, and internet access. Phoenix also provides customized management reports to help its customers better understand and manage their telecommunications costs.

     The Company's customers provide Phoenix with information regarding their telephone numbers and locations which Phoenix processes either in its own systems or within the systems of one of the facilities-based carriers, depending on whether or not the traffic will be switched by Phoenix. The carriers whose networks will be used by Phoenix establish customer records in their databases. The carriers then send Phoenix, on a daily, weekly, or monthly basis, information containing the long distance traffic of all Phoenix's customers who are serviced by that carrier. Phoenix is obligated to pay the carrier for such traffic at its pre-established contractual rates. The Company processes the call detail information and provides its customers with a monthly invoice for its long distance calls at rates established by Phoenix. The customer then pays Phoenix directly.

     The Company establishes its prices on the basis of cost and competition. Phoenix customers generally report savings of up to 30% compared to their previous service. The Company offers a written guarantee to its customers to pay 110% of the difference between a customer's most recent Phoenix invoice and what the customer would have spent on any program offered by any of the three major long distance carriers. The Company uses computer models and management reports that can determine the projected savings of a potential customer, or the actual savings of a new customer.

     The Company believes that prospective customers are looking for more than cost savings from their long distance company. As competition increases in the future, the Company believes that the successful companies will be those that can provide a full range of telecommunications products and services, serving as a "one-stop shop" for the customer who is increasingly confused with the proliferation of products and technologies. In this vein, the Company is aggressively developing competency in telecommunications related products such as the internet, wireless, and frame relay.

     The Company believes that long distance usage can be reduced with strong management control. Management reports are a time saving service which helps managers identify wasteful or unnecessary calling. Seven different management reports are available for a Phoenix customer to use in the review of monthly usage. Two of the reports identify and sort calls over a customer-specified cost level or time length. A third report presents all calls during non-business hours. A fourth report identifies the most frequently called numbers. All four of these reports have threshold levels that can be established individually by the customer. A fifth report builds a matrix of calls showing day/evening/night vs. intrastate/interstate/international usage. A sixth report summarizes usage by area code. A seventh report identifies calls and usage by state and country. All of these reports allow managers to better monitor changes in calling patterns and identify potential waste or fraud in their long distance usage.

     Four different call detail formats are available so the customer can customize the way its call detail is presented. The formats include sorting by chronological order, originating phone number, accounting code, and terminating phone number. Additionally, the Company has the ability to write custom reports for a large individual user to replace existing internal reports or provide new reports to that customer.

     The Company places a strong emphasis on customer relations. Customer relations representatives are available from 6:00 a.m. to 5:00 p.m. Pacific Time by dialing a toll-free number to handle any customer inquiries regarding their service. The Company believes superior customer service is a significant factor in the choice of a long distance company by a prospective customer. Customer relations representatives call existing customers on a routine basis to survey their satisfaction with Phoenix's service. During 1994, Phoenix reorganized its customer relations department into three person teams. Each customer is assigned to one of the teams which is responsible for all the service needs of that customer. Additionally, management plans to be able to offer 24 hour, 7 day a week customer service in 1996. Management believes that this effort should enable the company to enhance its customer retention.

MARKETING

     The Company has historically relied on arrangements with third parties to generate new customers for the Company's services. Such channels have included independent sales distributors, private label affiliations and telemarketing organizations. During 1992, the Company made a strategic decision to expand its marketing channels and began to open sales offices as a new distribution channel. From August 1992 through March 1994, the Company opened eighteen sales offices throughout the country. Based on the relative performance of the sales offices compared to their cost of operations, the Company has closed certain offices in 1995. Currently, the company operates 10 sales offices in the following areas: San Francisco, Los Angeles, Orange County, Seattle, Denver, Chicago, Minneapolis (2), Atlanta, and Tampa. Approximately 50% of Phoenix's new business comes from its sales offices with the remainder coming from its sales distributors, Master Agents and private label affiliations.

     Each sales office has a sales manager who directs the efforts of up to 10 sales representatives who meet face-to-face with prospective customers. The Company employs approximately 30 telemarketers in one central location who set appointments for the representatives in all offices which allows the representatives to allocate their time more efficiently among qualified prospects.

     Independent sales distributors are individuals and marketing organizations who market the Company's services directly to small and midsized commercial accounts. The Company currently has approximately 70 active distributors throughout the United States and other countries were the Company provides callback services. Distributors are trained by Company employees to market Phoenix's services to potential customers. The company provides them with promotional materials and products and service updates on a frequent basis. Distributors earn commissions based on the usage levels of customers they have referred to the Company.

     A Master Agent is a person or organization which has access to a greater number of potential customers than does a distributor, either through other business relationships or its connections with business decision-makers. Master Agents typically earn higher commissions than distributors; however, in return, they must commit to bring the Company a substantially greater volume of business. Master Agents are much like strategic partners with the Company -- they invest significant time and money in order to have access to the Company's best and most lucrative products.

     Private label affiliations are arrangements with business organizations ("Affiliates") wherein Phoenix's services are marketed to the customers of the Affiliates through the Affiliates' own marketing channels. Under these arrangements, Phoenix will register a name similar to the Affiliate's business name and bill customers acquired through the Affiliate under that name.

     An example of private labeling is Phoenix's program with Office Depot, Inc. Office Depot is a major retailer of office supplies and equipment with approximately 400 stores across the country. Office Depot members can obtain Phoenix's services under the name Office Depot Communications, a name under which Phoenix conducts business. Phoenix and Office Depot develop marketing materials which are distributed to Office Depot members through mailings and in-store booths which describe the discount long distance service available to them. As with independent sales distributors, Office Depot receives a commission based on revenues from Office Depot Communications customers.

ACQUISITION STRATEGY

     During the latter half of 1995, the Company embarked on an acquisition strategy with the stated goal of acquiring companies which could either add new products to the Company's product portfolio or whose customer base and sales organization would represent a profitable investment. During the year, the company acquired Bright Telecom, L.P. ("Bright"), a small international call-back provider, Tele-Trend Communications, LLC ("Tele-Trend"), a Denver based switchless reseller, and, in January 1996, Automated Communications, Inc. ("ACI"), a Denver facilities-based reseller. Bright gave the Company a new product in a fast growing market to sell to all of its current and prospective customers. The addition of Tele-Trend and ACI gave the Company a solid concentration of Denver-base traffic which will all be routed over Phoenix's Denver area switch. The acquisition of ACI gave the Company an entree into the switch-based business. The company plans on continuing to exercise its acquisition strategy throughout the remainder of 1996. The Company will continue to look for acquisition candidates who improve the Company's cash flow position and offer complementary products, strong sales organizations, and regionally concentrated customer bases. The Company will consider both switched and switchless candidates.

CORPORATE RELOCATION

     As a result of the ACI acquisition, management has decided to relocate the Company's corporate headquarters from its San Francisco location to ACI's offices in Golden, Colorado. Based upon analyses comparing the relative operating costs of the two locations, management believes that significant operating cost savings in personnel and facilities costs are achievable through the relocation. Management is currently negotiating the sublease of its leased facilities in San Francisco to a third party for the remaining term of the lease and has agreed to pay severance to its San Francisco employees who are not relocating to Golden. The cost of the move is estimated to be between $750,000 and $1,000,000 and will be expensed in the first and second quarters of 1996. The Company plans to have the move completed by June 30, 1996.

VENDORS

     The Company has contracts with AT&T, Sprint, MCI, Frontier, and WorldCom for the provision of long distance telecommunications services for its customers. The contracts range from two years to four years and contain certain minimum usage requirements. In most cases, Phoenix, and all resellers, are in direct competition with the facilities-based carriers for the right to service the end user. Management believes that, given the highly competitive nature of the industry, the carriers view resellers as a low cost, alternative marketing channel which gives the carrier incremental minutes or traffic with little marketing cost and minimal support cost.

COMPETITION

     According to published research, AT&T, Sprint and MCI control approximately 84% of the long distance market and there are between 800 and 1,000 resellers and rebillers that represent the remaining market share. From time to time any of these entities may be able to provide a range of services comparable to or more extensive than those available to the Company's customers at rates competitive with the Company's fee structure. The same volume-discount pricing that the Company utilizes is available to current and potential competitors. Phoenix does not have proprietary contractual arrangements in that regard. As a result, there are no substantial barriers to the entry of additional competitors into the field. In addition, most prospective Company customers are already receiving service directly from at least one long distance carrier, and thus Phoenix must convince prospective customers to alter these relationships to generate new business. Additionally, local exchange companies are subject to current legislation which will allow them to compete in the long distance marketplace in the near future.

     The telecommunications industry is highly competitive and subject to rapid technological and regulatory change. Many existing or potential competitors of the Company have considerably greater resources than the Company. There can be no assurance that the Company will be able to remain competitive in this environment. Although current regulations allow easy entry into the telecommunications market and there are many competitors, the Company believes the market is large enough for many companies to engage in direct competition while continuing to grow.

     The Company believes the principal competitive factors in its business include the cost, flexibility and quality of service, as well as the breadth of telemanagement services offered. The Company believes it competes favorably with respect to each of these factors among the commercial users that represent its target market segment. Most importantly, the Company believes that since it concentrates its resources on providing multiple products, personalized service and customized billing and reporting, it has distinct advantages over facilities-based carriers, resellers, and other rebillers that compete for customers in the Company's target size range primarily on cost. In addition, it would be difficult for the major national carriers to offer lower rates to Phoenix's customers without also reducing the cost that the Company pays. Since the Company is considered to be a large commercial account for the carriers, it can benefit from lower rates and in turn lower the costs its customers pay.

REGULATORY

     As a reseller of long distance telecommunications services, Phoenix is subject to many of the same regulatory requirements as facilities-based interexchange carriers ("IXCs"). Phoenix is required be certified and to file tariffs with the Federal Communications Commission and is subject to various state laws and regulations, including certification requirements. Generally, Phoenix must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states where it offers service, and in most of these jurisdictions it must also file and obtain prior regulatory approval of tariffs for intrastate offerings. At the present time, Phoenix can provide originating interstate and intrastate service to customers in 47 states and the District of Columbia. Of the states in which Phoenix provides originating service, 36 have public utility commissions that actively assert regulatory oversight over the services offered by Phoenix.

     There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition of the Company.

EMPLOYEES

     As of December 31, 1995 the Company has 207 full-time and 10 part-time employees. Of the full-time employees, 143 are engaged in sales and marketing, 35 in customer service, and the remainder in management, development, finance and administrative capacities. None of the Company's employees are represented by a labor union. The Company believes its relations with employees are good.

EXECUTIVE OFFICERS OF THE REGISTRANT WHO ARE NOT DIRECTORS

JEFFREY L. BAILEY

     Mr. Bailey, 43, has been Senior Vice President and Chief Financial Officer of the Company since March 1990. He is a Certified Public Accountant and from 1985 to 1990 was a Senior Manager with Grant Thornton LLP, an accounting and management consulting firm. From 1975 to 1985 he was with Arthur Young & Company.

J. REX BELL

     Mr. Bell, 41, has been Vice President of Operations of the Company since March, 1991. From January, 1990 to March, 1991, he held the position of Director of Marketing of the Company. Prior to joining the Company, Mr. Bell was a Senior Telecommunications Consultant from 1984 to 1990 for two California consulting firms, COMSUL, Ltd. and Robin & Dackerman, Inc. Between 1980 and 1984, he held management positions with MCI Communications and Cable and Wireless, Ltd.

JON BEIZER

     Mr. Beizer, 31, was promoted to Vice President of Corporate Development in 1995. Since joining the company in July of 1992 he has held various positions, the last of which was Director of Marketing. Mr. Beizer holds an M.B.A. from Stanford University which he attended from 1990 through 1992. Mr. Beizer worked from 1987 through 1990 as a consultant for Braxton Associates, a management consulting firm specializing in corporate strategy after graduating from Harvard University.

PAUL CISSEL

     Mr. Cissel, 39, was hired as Vice President of Sales and Marketing in November 1994. Between April 1994 and October 1994, Mr. Cissel served as the manager of the Company's Boston sales office and between August 1992 and October 1994, Mr. Cissel was a distributor for the Company. Mr. Cissel was the founder and President of Communications and Business Solutions, a communications management company, between August 1992 and October 1994. Between May 1989 and June 1992, Mr. Cissel served as President and Chief Executive Officer of Titan Software Corporation, an electronics company that developed software and printed circuit board test devices.

     Thomas H. Bell, a director of the Company, and J. Rex Bell, Senior Vice President of Operations, are brothers. With the exception of that relationship, there are no other family relationships among officers or directors of the Company.

                                  RISK FACTORS

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The following factors should be considered carefully in evaluating the Company and its business.

HISTORY OF OPERATING LOSSES

     The Company has sustained net losses of $2,796,000, $905,000 and $1,335,000 for the years ended December 31, 1993, 1994 and 1995 respectively. In building the Company's systems and organization necessary to handle its expected future growth, the Company has invested heavily in the sales, marketing and administrative areas. There can be no assurances that the Company may not experience operating losses in the future. To finance its operations, the Company has a line of credit facility of up to an aggregate of $10,000,000 with a finance company, which is secured by the Company's receivables. As of December 31, 1995, an aggregate of $10,000 was outstanding under this line of credit. Additionally, the Company is relocating its corporate offices to Golden, Colorado in the first half of 1996. Although management believes that significant operating cost savings in personnel and facilities costs are achievable through the relocation, the cost of the move is estimated to be between $750,000 and $1,000,000 and such amounts will not be recovered until future periods. As a result, the Company anticipates losses for the first and second quarters of 1996. See "Business Corporate Relocation".

DEPENDENCE ON SERVICE PROVIDERS

     The Company depends on a continuing and reliable supply of telecommunications services from the facilities-based carriers. Because the Company does not own sufficient switching or transmission facilities to offer a complete network to carry its customers calls, it depends on these providers for the telecommunications services used by its customers and to provide the Company with the detailed information on which it bases its customer billings. The Company's ability to expand its business depends both upon its ability to select and retain reliable providers and on the willingness of such providers to continue to make telecommunications services and billing information available to Phoenix for its customers on favorable terms and in a timely manner. See "Business Vendors".

POTENTIAL ADVERSE EFFECTS OF RATE CHANGES

     The Company bills its customers for the costs of the various telecommunications services procured on their behalf. The total billing to each customer is generally less than telephone charges for the same service provided by the major carriers. The Company believes its lower customer bills are an important factor in its ability to attract and retain customers. Therefore, changes in the differential between direct dial telephone rates and the cost of the bulk-rate telecommunications services procured by the Company could have a significant effect on the Company. Although prices for both direct dial and bulk-rate services have generally decreased in recent years, the decreases have not affected both types of services equally at all times. As a result, the differential between the costs of the two types of service can increase or decrease from time to time.

To the extent this differential decreases, the savings the Company is able to obtain for its customers could decrease and the Company could lose customers or face increased difficulty in attracting new customers. If the Company elected to offset the effect of any such decrease by lowering its rates, the Company's operating results could also be adversely affected.

COMPETITION

     An existing or potential Phoenix customer has numerous other choices available for its telecommunications service needs, including obtaining services directly from the same carriers whose services the Company offers. From time to time any of these entities may be able to provide a range of services comparable to or more extensive than those available to Phoenix customers at rates competitive with Phoenix's rates. In addition, most prospective Phoenix customers are already receiving service directly from at least one long distance carrier, and thus Phoenix must convince prospective customers to alter these relationships to generate new business. The Company competes with the principal long distance carriers, AT&T, Sprint and MCI, as well as with the other providers of long distance services, including Frontier and WorldCom. Additionally, as a result of legislation enacted by the federal government in February 1996, the local exchange companies will have the right to provide long distance service in the near future. The telecommunications industry is highly competitive and subject to rapid technological and regulatory change. Because the tariffs offered by the major carriers for telecommunication services are not proprietary in nature, there are no effective barriers to entry into the Company's line of business. Because of the considerably greater resources of competitors of the Company, there can be no assurance that Phoenix will be able to remain competitive in the current telecommunications environment. See "Business Competition."

POSSIBLE ACQUISITIONS; NEED FOR ADDITIONAL CAPITAL

     As part of its growth strategy, the Company intends to pursue acquisitions of companies which could add profitable products or customer bases (see Acquisition Strategy). With respect to any future acquisition, there can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, or that any companies or customer bases which are acquired can be effectively and profitably integrated into the Company. Additionally, although acquisitions will be made with the intent of enhancing the Company's long-term profitability, they may negatively impact the Company's operating results, particularly during the periods immediately following the acquisition. To fund acquisitions, the Company may incur additional indebtedness to banks and other financial institutions and may issue, in public or private transactions, equity and debt securities. The availability and terms of any such financing will depend on market and other conditions, and there can be no assurance that such additional financing will be available on terms acceptable to the Company, if at all.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has, in the past, fluctuated substantially over time and may in the future be highly volatile. Factors such as the announcements of rate changes for various carriers, technological innovation or new products or service offerings by the Company or its competitors, as well as market conditions in the telecommunications industry generally and variations in the Company's operating results, could cause the market price of the Common Stock to fluctuate substantially. Because the public float for the Company's Common Stock is small, additional volatility may be experienced.

CONTROL BY OFFICERS AND DIRECTORS

     As of March 1, 1996, the Company's executive officers and directors beneficially own or control approximately 33% of the outstanding shares of the Company's Common Stock, on an as-if-converted basis. The votes represented by the shares beneficially owned or controlled by the Company's executive officers and directors could, if they were cast together, potentially control the election of a majority of the Company's directors and the outcome of most corporate actions requiring stockholder approval.

     Investors who purchase Common Stock of the Company may be subject to certain risks due to the concentrated ownership of the Common Stock of the Company. Such risks include: (i) the shares beneficially owned or controlled by the Company's executive officers and directors could, if they were cast together, delay, defer or prevent a change in control of the Company, such as an unsolicited takeover, which might be beneficial to the stockholders, and (ii) due to the substantial ownership or control of outstanding shares by the Company's executive officers and directors and the potential adverse impact of such substantial ownership or control on a change in control of the Company, it is less likely that the prevailing market price of the outstanding shares of the Company's Common Stock will reflect a "premium for control" than would be the case if ownership of the outstanding shares were less concentrated.

GOVERNMENTAL REGULATION

     As a reseller of long distance telecommunications services, Phoenix is subject to many of the same regulatory requirements as facilities-based interexchange carriers. The intrastate long distance telecommunications operations of Phoenix are also subject to various state laws and regulations, including certification requirements. Generally, Phoenix must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states where it offers service, and in most of these jurisdictions it must also file and obtain prior regulatory approval of tariffs for intrastate offerings. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition of the Company.

ITEM 2. PROPERTIES

     As of December 31, 1995, Phoenix leases approximately 34,000 square feet of office space in San Francisco, California under a lease agreement with an unaffiliated third party expiring in 2000. The Company's monthly rental obligation for its facilities is approximately $46,000. Additionally, the Company leases sales offices in various cities from unaffiliated third parties totaling approximately 28,700 square feet for terms of 1 to 3 years at total monthly cost of approximately $36,700. The Company is relocating its San Francisco office to Golden, Colorado in the first half of 1996. See
"Business -- Corporate Relocation".

ITEM 3. LEGAL PROCEEDINGS

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is traded on the American Stock Exchange under the symbol "PHX". The following table reflects the range of high and low closing sales prices for each period indicated.

                                                                            LOW      HIGH
                                                                           -----     -----
    YEAR ENDED DECEMBER 31, 1994
      First quarter ended March 31, 1994.................................. $3.25     $6.88
      Second quarter ended June 30, 1994.................................. $2.50     $4.00
      Third quarter ended September 30, 1994.............................. $3.06     $4.63
      Fourth quarter ended December 31, 1994.............................. $2.25     $4.13
    YEAR ENDED DECEMBER 31, 1995
      First quarter ended March 31, 1995.................................. $1.88     $3.50
      Second quarter ended June 30, 1995.................................. $2.25     $3.13
      Third quarter ended September 30, 1995.............................. $2.44     $4.63
      Fourth quarter ended December 31, 1995.............................. $3.31     $4.44

     The closing sales price of the Company's Common Stock as reported by the American Stock Exchange on March 26, 1996 was $3.56.

     As of February 29, 1996, there were 1,159 stockholders of record of the Company's Common Stock, including shares held in street name by various brokerage firms.

     The Company has not, since 1983, paid any dividends on its Common Stock and the Company does not anticipate the payment of dividends on such stock in the foreseeable future. In addition to any applicable state law restrictions relating to the payment of dividends on its Common Stock, the Company is restricted from paying dividends on Common Stock until all dividends due on outstanding Preferred Stock have been paid. Since September 1993, the Company is additionally restricted from paying any dividends on its Common or Preferred stock without the consent of its finance company under the terms of its line of credit agreement.

     The Company had 101,750 shares of Series A Preferred Stock, 126,250 shares of Series B Preferred Stock and 1,176,056 shares of Series F Preferred Stock outstanding at December 31, 1995 with a combined cumulative dividend requirement of $1,263,650 per year. Additionally, the Company had 1,000,000 shares of Series C Preferred Stock and 333,333 shares of Series D Preferred Stock outstanding at December 31, 1995 with non-cumulative dividend preferences over Common Stock. As of December 31, 1995, the Series A, B, D and F shares, with accumulated and unpaid dividends of $791,220 are convertible into 6,621,909 shares of Common Stock.

ITEM 6. SELECTED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, the years ended December 31, 1995, 1994, 1993 and 1992, the eight month period ended December 31, 1991 (the "Transition Period") and the year April 30, 1991 have been derived from the consolidated financial statements of the Company, which statements have been audited by Grant Thornton LLP, independent certified public accountants. This data should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere herein.

                                                                 EIGHT
                                                 YEAR ENDED   MONTHS ENDED               YEAR ENDED DECEMBER 31,
                                                 APRIL 30,    DECEMBER 31,     -------------------------------------------
                                                    1991          1991          1992        1993        1994        1995
                                                 ----------   ------------     -------     -------     -------     -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue........................................   $ 13,498      $ 13,927       $27,155     $40,350     $57,420     $58,755
Cost of revenue................................      9,921        10,840        20,155      29,261      40,007      40,376
                                                  --------      --------       --------    --------    --------    --------
Gross margin...................................      3,577         3,087         7,000      11,089      17,413      18,379
Expenses.......................................      4,538         4,017         7,659      13,737      17,796      18,525
                                                  --------      --------       --------    --------    --------    --------
Operating loss.................................       (961)         (930)         (659)     (2,648)       (383)       (146)
Other -- net...................................         (3)          (31)            5        (148)       (399)     (1,189)
                                                  --------      --------       --------    --------    --------    --------
Loss before cumulative effect of accounting
  change.......................................       (964)         (961)         (654)     (2,796)       (782)     (1,335)
Cumulative effect of accounting change.........         --            --            --          --        (123)         --
                                                  --------      --------       --------    --------    --------    --------
Net loss.......................................   $   (964)     $   (961)      $  (654)    $(2,796)    $  (905)    $(1,335)
                                                  ========      ========       ========    ========    ========    ========
Loss per common share:
Loss before cumulative effect of accounting
  change.......................................   $  (0.15)     $  (0.15)      $ (0.12)    $ (0.33)    $ (0.09)    $ (0.15)
Cumulative effect of accounting change.........         --            --            --          --       (0.01)         --
                                                  --------      --------       --------    --------    --------    --------
Net loss.......................................   $  (0.15)     $  (0.15)      $ (0.12)    $ (0.33)    $ (0.10)    $ (0.15)
                                                  ========      ========       ========    ========    ========    ========
BALANCE SHEET DATA (at end of period):
Working capital................................   $    301      $    153       $   983     $ 1,036     $   297     $10,031
Total assets...................................      4,786         6,081         9,310      14,125      13,790      30,368
Capital lease obligation -- noncurrent.........         66            45            17          --          --          --
Note payable -- noncurrent.....................         --            50            --          --          --          --
Stockholders' equity...........................        718           616         2,282       2,913       3,033      19,425

     There were no income taxes for any of the periods detailed above. The Company has not, since 1983, declared or paid any dividends on its common stock.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Business" and "Business -- Risk Factors".

RESULTS OF OPERATIONS

     The following table sets forth for the years indicated the percentage of revenues represented by certain items in the Company's statement of operations.

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                      1993      1994      1995
                                                                      -----     -----     -----
Revenues............................................................  100.0%    100.0%    100.0%
Cost of revenues....................................................   72.5      69.7      68.7
                                                                      -----     -----     -----
Gross profit........................................................   27.5      30.3      31.3
Selling, general & administrative...................................   32.8      29.9      29.7
Depreciation & amortization.........................................    1.2       1.1       1.8
                                                                      -----     -----     -----
          Total expenses............................................   34.0      31.0      31.5
                                                                      -----     -----     -----
Operating loss......................................................   (6.6)     (0.7)     (0.3)
Other -- net interest expense.......................................   (0.3)     (0.7)     (0.3)
Other -- loss on abandonment of assets..............................     --        --      (1.7)
Cumulative effect of change in accounting principle.................     --      (0.2)       --
                                                                      -----     -----     -----
Net loss............................................................   (6.9)     (1.6)     (2.3)
                                                                      =====     =====     =====

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Revenues increased by $17,071,000, or 42.3%, from 1993 to 1994. Billed minutes increased 51% over the period during which time the average revenue per minute declined by 5.8% as a result of the Company offering more competitive rates. The average number of accounts per month utilizing the Company's services increased 35.7% from 1993 to 1994 as a result of the Company's sales and marketing efforts.

     The Company's cost of revenues consists of amounts paid to the carriers for transmission services for its customers. The rates the Company pays for its customers' service vary depending on which underlying carrier is used for service and the volume of traffic on such carriers. In 1994, the Company's cost of revenue decreased to 69.7% from 72.5% in 1993. The decrease resulted primarily from placing the majority of new customers in 1993 and 1994 under carrier contracts which have the most favorable rates for the Company The rates the Company pays the carriers are based primarily upon contractual arrangements with the carriers. A portion of the rates the Company pays for services is based upon tariffs filed by the carriers under which the Company qualifies for service. While the carriers are able to modify their tariff at any time, the Company does not currently foresee any significant change in rates in the near future. The Company is currently renegotiating several of its carrier contracts and expects to receive even more favorable rates in future periods. If that occurs, this should allow the Company to offer its customers lower rates without adversely affecting its margins.

     Selling, general and administrative expenses decreased as a percentage of revenue to 29.9% in 1994 from 32.8% in 1993. In 1992, the Company began opening direct sales offices in various cities throughout the country and at December 1993, there were twelve offices in operation and by December 1994, there were eighteen offices. During 1993, the Company incurred operating expenses for these offices of $2,150,000, or 5.3% of revenues, compared to $3,954,000 or 6.9% of revenues in 1994. In the second quarter of 1994, the Company implemented certain cost reduction programs and decided to defer the opening of any new sales office until such time that the Company was operating profitably. Consequently, the Company did not open any new sales offices in the second, third and fourth quarters of 1994. Commissions represent amounts paid to the Company's outside marketing channels based primarily upon percentages of revenues collected by the

Company from customers acquired through such channels. The percentage amount of such commissions varies depending on the channel and may be renegotiated from time to time. Commission expense increased to 8.5% of revenues in 1994 compared to 7.2% of revenues in 1993. The increase in commission expense as a percentage of revenue was due to up-front commissions incurred under a telemarketing program in the last six months of 1993 which were amortized over a twelve month period. The total commissions paid under this program were $2,179,000 of which $415,000 was amortized in 1993 and $1,719,000 was amortized in 1994. Commission expense for the Company's other marketing channels was 6.9% and 6.2% of related revenues for 1993 and 1994, respectively.

     Effective January 1, 1994, the Company changed its method of accounting for deferred commissions from the straight-line basis to the sum of the years digits method. Additionally, the Company changed its estimate of the period benefited from two years to four years. After analyzing the Company's historical customer retention patterns, management believes that the new method more accurately matches the cost of acquiring a new customer with the anticipated revenue stream from that customer. The cumulative effect of the change from the straight line method to the sum of the years digits method resulted in a charge to earnings of $123,000 in 1994. The change in the estimated life from two to four years resulted in a decrease of $242,000 in amortization expense for 1994.

     Bad debt expense decreased as a percentage of revenue from 4.6% in 1993 to 3.3% in 1994 as a result of increases in the staffing of the Company's credit and collection department and steps taken to strengthen the Company's overall policies in that area.

     Depreciation and amortization expense remained consistent between periods at 1.2% and 1.1% for the years ended 1993 and 1994, respectively.

     Net interest expense increased, as a percentage of revenue, from 0.3% in 1993 to 0.7% in 1994 as a result of the Company's expanded use of its credit facility in 1994. The Company increased its borrowing capacity in August 1993 from $1,500,000 to $7,000,000.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenues increased by 2.3% to $58,755,000 in 1995 from $57,420,000 in 1994.
Billed minutes increased by 9.8% between periods during which time the average revenue per minute declined by 6.7%. In August 1995, the Company acquired Bright, a San Francisco-based international call-back company and Tele-Trend Communications, a switchless long distance reseller based in Denver. In September 1995, the Company acquired selected customers from ISI Telecommunications, Inc., a long distance switchless reseller. The customers gained from these acquisitions accounted for approximately 10% of total billed minutes for 1995. The decline in the average rate per minute was a result of the acquired customer bases having generally lower rate per minute products combined with the Company offering more competitively priced services.

     In 1995, the Company's cost of revenue decreased to 68.7% from 69.7% in 1994. The decrease resulted primarily from placing the majority of new customers in 1994 and 1995 under carrier contracts which have the most favorable rates for the Company. The rates the Company pays the carriers are based primarily upon contractual arrangements with the carriers. A portion of the rates the Company pays for services is based upon tariffs filed by the carriers under which the Company qualifies for service. While the carriers are able to modify their tariff at any time, the Company does not currently foresee any significant change in rates in the near future.

     SG&A expenses decreased slightly as a percentage of revenue to 29.7% in 1995 from 29.9% in 1994. The operating expenses of Tele-Trend and Bright were included in the Company's income statement from August through December 1995 which represented 0.9% of revenues for 1995. The various components of SG&A remained consistent between periods as a percentage of revenue.

     Depreciation and amortization increased as a percentage of revenue from 1.1% in 1994 to 1.8% in 1995. During 1995, the Company's acquisitions resulted in additions to intangible assets of approximately $6,200,000 in the form of goodwill and customer bases. These assets are amortized over their estimated useful lives and resulted in 1995 amortization of approximately $527,000, or 0.9% of revenue for 1995. As a result of these acquisitions and anticipated future acquisitions, management expects depreciation and amortization expense will increase in the future, both in absolute dollars and as a percentage of revenue in the future.

     Net interest expense decreased as a percentage of revenue from 0.7% in 1994 to 0.3% in 1995. The decrease was due to the investment of the proceeds from the Company's equity placements and a corresponding reduction in the Company's borrowings under its credit facility prior to the use of the proceeds for acquisition purposes.

     Loss on abandonment of assets for 1995 primarily relates to the Company's write off of software development costs in the fourth quarter of 1995. Through September 1995, the Company had invested approximately $948,000 in system development for a new billing system to replace the Company's current system. In the fourth quarter of 1995, management began negotiations with a vendor who could provide software similar in scope to that which the Company was developing in-house. In order to minimize the risk of development and to have access to a new system on a more timely basis, the Company has decided to license the vendor's software for use by the Company. Accordingly, the cost of the in-house development was written off in the fourth quarter of 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flows from operations for the year ended December 31, 1995 resulted in net negative cash flow of $1,820,000 compared to a net positive cash flow of $1,143,000 for the prior year. Accounts receivable, net of the allowance for doubtful accounts, and accounts payable, each increased at December 31, 1995 compared to December 31, 1994, as a result of the acquisitions described in Note B to the financial statements and as a result of increased billings of the Company for the period. Billings for the fourth quarter of 1995 were approximately $2,400,000 greater than billings for the comparable quarter of 1994. Cash balances increased by $6,800,000 at December 31, 1995 compared to the previous year end as a result of the Company's private placements of equity in 1995. As discussed in Note H to the financial statements, the Company raised approximately $17,300,000 in cash from the offerings, of which approximately $6,200,000 was utilized by the Company for acquisitions in 1995 and the remaining amount was utilized for the paydown of the Company's revolving credit facility and other working capital purposes. The Company has a line of credit available through a finance company allowing for borrowings of up to $10,000,000 based on the Company's trade receivable. There was $10,000 outstanding under the line at December 31, 1995.

     During 1995 the Company expended $381,000 for the acquisition of furniture, equipment and data processing systems. Approximately $118,000 of this amount was for the development of a new billing system to replace the Company's current system. As described in Management's Discussion and Analysis of the Results of Operations, management has decided to write off the cost of this development in 1995 and is currently negotiating the licensing of an existing billing software system with a vendor. The Company expects to spend up to $3,000,000 to license the system and to acquire the necessary enhancements and hardware to operate it. Management anticipates that the funds required to complete the project will be available through the Company's working capital. The Company has no other material capital expenditure commitments.

     In January 1996, the Company acquired Automated Communications, Inc., a Golden, Colorado facilities-based reseller of long distance service. Consideration for the acquisition was in the form of $4,000,000 in cash, 2,800,000 shares of the Company's common stock valued at $10,500,000 and a long term note of approximately $1,300,000. Management has decided to relocate the Company's San Francisco facilities to ACI's offices in Golden in the first half of 1996. Management estimates the cost of the relocation to be between $750,000 and $1,000,000. See "Business -- Corporate Relocation".

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The following financial statements of the Company and the related report of independent accountants are included in this report beginning at page F-1:

     Report of Independent Certified Public Accountants

     Balance Sheets

     Statements of Operations

     Statement of Stockholders' Equity

     Statements of Cash Flows

     Notes to Financial Statements

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

IDENTIFICATION OF DIRECTORS

     The information required by this Item concerning the Company's directors is incorporated by reference from the section captioned "Proposal 1: Election of Directors" contained in the Company's Definitive Proxy Statement related to the Annual Meeting of Stockholders to be held June 18, 1996, to be filed by the Company with Securities and Exchange Commission (the "Proxy Statement").

IDENTIFICATION OF EXECUTIVE OFFICERS

     The information required by this Item concerning the Company's executive officers is set forth in Part I of this Report.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     The information required by this item is incorporated by reference from the section captioned "Compliance with Section 16(a) of the Securities Exchange Act of 1934" contained in the Proxy Statement.

ITEM 11. EXECUTIVE COMPENSATION

     The information required by this Item is incorporated by reference from the section captioned "Executive Compensation," contained in the Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this Item is incorporated by reference from the section captioned "Security Ownership of Certain Beneficial Owners and Management" contained in the Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this Item is incorporated by reference from the sections captioned "Certain Transactions" and "Executive Compensation" contained in the Proxy Statement.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     The following documents are filed as part of this Annual Report on Form
10-K:

     (a) Financial Statements: The financial statements and schedule filed as part of this report are set forth following page F-1 of this report.

     (b) Reports on Form 8-K:

         A Form 8-K reporting the acquisition by the Company of Tele-Trend Communications, LLC, a Denver-based reseller of long distance service was filed on September 12, 1995. An Amended Form 8-K reporting historical and pro forma financial statements was filed on November 13, 1995.

         A Form 8-K reporting the acquisition by the Company of Automated Communications, Inc., a Golden, Colorado facilities-based reseller of long distance service was filed on January 16, 1996.

     (c) Exhibits

         3.1         -- Restated Certificate of Incorporation of the Company(1)
         3.2         -- Bylaws of the Company(1)
         3.3         -- Certificate of Designation of Preferences of Series A Preferred
                        Stock(3)
         3.4         -- Certificate of Designation of Preferences of Series B Preferred
                        Stock(4)
         3.5         -- Certificate of Designation of Preferences of Series C Preferred
                        Stock(8)

         3.6         -- Certificate of Designation of Preferences of Series D Preferred
                        Stock(8)
         3.7         -- Certificate of Designation of Preferences of Series F Preferred
                        Stock(13)
        10.1         -- 1989 Stock Option Plan(1)
        10.2         -- Forms of option grant pursuant to the 1989 Stock Option Plan(2)
        10.3         -- 1992 Non-Employee Directors' Stock Option Plan, as Amended(8)
        10.4         -- Form of option grant pursuant to the 1992 Non-Employee Directors'
                        Stock Option Plan(8)
        10.5         -- Series A Preferred Stock Purchase Agreement dated as of August 17,
                        1990(3)
        10.6         -- Series B Preferred Stock Purchase Agreement dated as of December 27,
                        1991 with List of Purchasers(4)
        10.7         -- Series D Preferred Stock Purchase Agreement dated as of December 15,
                        1992(8)
        10.8         -- Letter Agreement between Thomas H. Bell and Proactive Partners, L.P.
                        dated December 26, 1991(4)
        10.9         -- Sublease and Consent between the Company and Richard Goldman & Co.
                        relating to the premises at One Maritime Plaza, San Francisco, CA.(3)
        10.10        -- Consulting Agreement between the Company and Thomas H. Bell dated
                        March 25, 1992.(6)
        10.11        -- Volume Purchase Agreement dated as of April 1, 1992 between the
                        Company and Sprint Communications, L.P.(7)
        10.12        -- Agreement dated as of June 1, 1992 between the Company and Sprint
                        Communications, L.P.(7)
        10.13        -- Asset Purchase Agreement between the Company and BSN dated effective as of September 1, 1992.(5)
        10.14        -- Irrevocable Proxy executed by BSN dated September 29, 1992.(5)
        10.15        -- Letter Agreement between the Company and Concord dated September 29,
                        1992.(5)
        10.16        -- Letter Agreement between the Company and Proactive Partners, L.P.
                        dated September 28, 1992.(5)
        10.17        -- Letter Agreement between the Company and McGettigan, Wick & Co., Inc.
                        dated September 28, 1992.(5)
        10.18        -- Letter Agreement between the Company and Belcaro Bank dated September
                        29, 1992.(5)
        10.19        -- Switched Services Rebiller Agreement between the Company and WilTel,
                        Inc. dated October 5, 1992.(9)
        10.20        -- Switchless Reseller Services Agreement between the Company and Allnet
                        Communications Services, Inc. dated July 24, 1992.(9)
        10.21        -- Loan and Security Agreement between the Company and Foothill Capital
                        Corporation dated August 26, 1993 and Continuing Guarantee(10)
        10.22        -- Office Lease Agreement with Itel Rail Corporation, dated June 8,
                        1994(11)
        10.23        -- Consulting Agreement between the Company and Robert R. Curtis dated
                        November 7, 1994(12)
        10.24        -- Stockholders Agreement, dated October 20, 1995(13)
        10.25        -- Series F Preferred Stock and Warrant Purchase Agreement, Dated
                        October 20, 1995(13)
        11.1         -- Computation of earnings per share

        18.1         -- Letter re change in accounting principles(12)
        21.1         -- Subsidiaries of Phoenix Network, Inc.
        23.1         -- Consent of Grant Thornton LLP

EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS:

     -- 1989 Stock Option Plan(2)
     -- Form of option grant pursuant to the 1989 Stock Option Plan(2)
     -- 1992 Non-Employee Directors' Stock Option Plan(8)
     -- Form of option grant pursuant to the 1992 Non-Employee Directors'
        Stock Option Plan(8)
     -- Consulting Agreement between the Company and Thomas H. Bell dated
        March 25, 1992.(6)
     -- Consulting Agreement between the Company and Robert R. Curtis dated
        November 7, 1994(12)
- ---------------

 (1) Filed as an Exhibit to the Company's quarterly report on Form 10-Q for the quarter ended October 31, 1990, and incorporated herein by reference.

 (2) Filed as an Exhibit to the Company's annual report on Form 10-K for the fiscal year ended April 30, 1990, and incorporated herein by reference.

 (3) Filed as an Exhibit to the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1990 and incorporated herein by reference.

 (4) Filed as an Exhibit to the Company's annual report on Form 10-K for the transition period ended December 31, 1991 and incorporated herein by reference.

 (5) Filed as an Exhibit to the Company's current report on Form 8-K filed with the SEC on October 14, 1992 and incorporated herein by reference.

 (6) Filed as an Exhibit to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

 (7) Filed as an Exhibit to Amendment No. 1 on Form 8, amending the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1992 and incorporated herein by reference. Confidential treatment has been requested for portions of this exhibit pursuant to a confidential treatment request filed with the Securities and Exchange Commission on August 19, 1992.

 (8) Filed as an Exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.

 (9) Filed as an Exhibit to the Company's Form 10-K/A, amending the Company's annual report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference. Confidential treatment has been requested for portions of this exhibit pursuant to a confidential treatment request filed with the Securities and Exchange Commission on May 21, 1993.

(10) Filed as an Exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

(11) Filed as an Exhibit to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1994 and incorporated herein by reference.

(12) Filed as an Exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

(13) Filed as an Exhibit to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            PHOENIX NETWORK, INC.

                                            By:   /s/  WALLACE M. HAMMOND
                                              ----------------------------------
                                                      Wallace M. Hammond
                                                   Chief Executive Officer

Date: March 29, 1996

     Pursuant to the requirement of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                     DATE
- ---------------------------------------------   ------------------------------   ---------------
             /s/  THOMAS H. BELL                Chairman of the Board             March 29, 1996
- ---------------------------------------------     and Director
               Thomas H. Bell

            /s/  ROBERT R. CURTIS               Vice Chairman of the Board and    March 29, 1996
- ---------------------------------------------     Director
              Robert R. Curtis

          /s/  WALLACE M. HAMMOND               President and Chief Executive     March 29, 1996
- ---------------------------------------------     Officer (Principal Executive
             Wallace M. Hammond                   Officer) and Director

            /s/  JEFFREY L. BAILEY              Senior Vice President, Chief      March 29, 1996
- ---------------------------------------------     Financial Officer (Principal
              Jeffrey L. Bailey                   Financial Officer (Principal
                                                  Financial and Accounting
                                                  Officer)

           /s/  JAMES W. GALLAWAY               Director                          March 29, 1996
- ---------------------------------------------
              James W. Gallaway

          /s/  MERRILL L. MAGOWAN               Director                          March 29, 1996
- ---------------------------------------------
             Merrill L. Magowan

             /s/  MYRON A. WICK                 Director                          March 29, 1996
- ---------------------------------------------
             Myron A. Wick, III

               /s/  SIDNEY KAHN                 Director                          March 29, 1996
- ---------------------------------------------
                 Sidney Kahn

                                                Director                          March   , 1996
- ---------------------------------------------
                Max Thornhill

            /s/  DAVID SINGLETON                Director                          March 29, 1996
- ---------------------------------------------
               David Singleton

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                        FORM 10-K ANNUAL REPORT PURSUANT
                            TO SECTION 13 OR 15 (D)
                         OF THE SECURITIES ACT OF 1934
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1994

                             ---------------------

                             PHOENIX NETWORK, INC.

                             ---------------------

                                    EXHIBITS

 EXHIBIT                                                                            SEQUENTIAL
  NUMBER                                   EXHIBIT                                  PAGE NUMBER
- ---------- -----------------------------------------------------------------------  -----------
   11.1    -- Computation of earnings per share.
   21.1    -- Subsidiaries of Phoenix Network, Inc.
   23.1    -- Consent of Grant Thornton LLP.

                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF PHOENIX NETWORK, INC.

1. Phoenix Telcom, Inc. (a wholly-owned subsidiary)

2. Phoenix Network, Inc. of New Hampshire (a wholly-owned subsidiary)

3. Phoenix Network, Inc. Acquisition Corp. (a wholly-owned subsidiary)

                                                                    EXHIBIT 11.1

                             PHOENIX NETWORK, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                         1993            1994            1995
                                                      -----------     -----------     -----------
Primary:
  Loss before cumulative effect of accounting
     change.......................................    $(2,795,706)    $  (781,720)    $(1,334,994)
  Cumulative effect of accounting change..........             --        (123,224)             --
                                                      ------------    ------------    ------------
          Net loss................................     (2,795,706)       (904,944)     (1,334,994)
  Preferred stock dividend........................       (267,419)       (231,255)       (594,381)
                                                      ------------    ------------    ------------
                                                      $(3,063,125)    $(1,136,199)    $(1,929,375)
                                                      ============    ============    ============
  Weighted average number of shares outstanding...      9,423,072      11,100,958      12,613,992
                                                      ============    ============    ============
  Net loss per share..............................    $     (0.33)    $     (0.10)    $      (.15)
                                                      ============    ============    ============
Fully diluted:
  Net loss........................................    $(2,795,706)    $  (904,944)    $(1,334,994)
                                                      ============    ============    ============
  Weighted average number of shares outstanding:
     Primary......................................      9,423,072      11,100,958      12,613,992
     Convertible preferred stock conversion.......      1,866,886       1,671,705       3,420,820
     Stock option conversion......................      1,832,543       1,522,293       1,303,992
                                                      ------------    ------------    ------------
          Total...................................     13,122,501      14,294,956      17,338,804
                                                      ============    ============    ============
  Net loss per common share.......................    $     (0.21)    $     (0.06)    $     (0.08)
                                                      ============    ============    ============

                CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
                           DECEMBER 31, 1994 AND 1995

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Phoenix Network, Inc.

     We have audited the accompanying consolidated balance sheets of Phoenix Network, Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phoenix Network, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As explained in note C, the Company changed its method of accounting for deferred commissions in 1994.

       /s/  GRANT THORNTON LLP
- ---------------------------------
GRANT THORNTON LLP

San Francisco, California
March 28, 1996

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                       1994            1995
                                                                    -----------     -----------
Current assets
  Cash and cash equivalents ($326,431 restricted in 1994 and
     $225,356 restricted in 1995).................................  $ 1,209,999     $ 8,004,511
  Accounts receivable, net of allowance for doubtful accounts of
     $1,164,086 in 1994 and $1,287,753 in 1995....................    8,825,944      11,763,520
  Deferred commissions............................................      808,740         901,213
  Other current assets............................................      209,340         304,920
                                                                    -----------     -----------
          Total current assets....................................   11,054,023      20,974,164
Furniture, equipment and data processing systems at cost, less accumulated depreciation of $837,990 in 1994 and $1,119,729 in
  1995............................................................    1,430,467         743,463
Deferred commissions..............................................      789,726       2,076,008
Customer acquisition costs, less accumulated amortization of
  $431,525 in 1994 and $1,005,262 in 1995.........................      203,483       2,447,619
Goodwill, less accumulated amortization of $82,961 in 1995........           --       3,903,109
Other assets......................................................      312,155         223,520
                                                                    -----------     -----------
                                                                    $13,789,854     $30,367,883
                                                                    ===========     ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable to finance companies..............................  $ 2,553,103     $    41,468
  Accounts payable................................................    7,980,517      10,500,807
  Accrued liabilities.............................................      223,601         400,918
                                                                    -----------     -----------
          Total current liabilities...............................   10,757,221      10,943,193
Stockholders' equity
  Preferred stock -- $.001 par value, authorized 5,000,000 shares, issued and outstanding 1,621,476 in 1994 and 2,737,389 in
     1995, liquidation preference aggregating $3,779,371 and
     $15,332,780 at December 31, 1994 and 1995....................        1,622           2,737
  Common stock -- $.001 par value, authorized 20,000,000 shares,
     issued 11,360,245 in 1994 and 14,459,658 in 1995.............       11,360          14,460
  Additional paid-in capital......................................   10,525,800      28,443,144
  Accumulated deficit from May 1, 1989............................   (7,503,627)     (9,033,129)
  Treasury stock -- 1,300 shares at cost..........................       (2,522)         (2,522)
                                                                    -----------     -----------
                                                                      3,032,633      19,424,690
                                                                    -----------     -----------
                                                                    $13,789,854     $30,367,883
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                         1993            1994            1995
                                                      -----------     -----------     -----------
Revenues............................................  $40,349,599     $57,420,484     $58,755,334
Cost of revenues....................................   29,260,515      40,007,052      40,376,589
                                                      -----------     -----------     -----------
          Gross profit..............................   11,089,084      17,413,432      18,378,745
Selling, general and administrative expenses........   13,254,772      17,161,963      17,475,954
Depreciation and amortization.......................      482,165         634,245       1,048,870
                                                      -----------     -----------     -----------
                                                       13,736,937      17,796,208      18,524,824
                                                      -----------     -----------     -----------
          Operating loss............................   (2,647,853)       (382,776)       (146,079)
Other income (expense)
  Interest income...................................        9,213           8,121          83,227
  Interest expense..................................     (157,066)       (407,065)       (252,494)
  Loss on abandonment of fixed assets...............           --              --      (1,019,648)
                                                      -----------     -----------     -----------
                                                         (147,853)       (398,944)     (1,188,915)
                                                      -----------     -----------     -----------
Loss before cumulative effect of accounting
  change............................................   (2,795,706)       (781,720)     (1,334,994)
Cumulative effect of change in amortization of
  deferred commissions..............................           --        (123,224)             --
                                                      -----------     -----------     -----------
          Net loss..................................  $(2,795,706)    $  (904,944)    $(1,334,994)
                                                      ===========     ===========     ===========
Net loss attributable to common shares:
  Net loss..........................................  $(2,795,706)    $  (904,944)    $(1,334,994)
  Preferred dividends...............................     (267,419)       (231,255)       (594,381)
                                                      -----------     -----------     -----------
                                                      $(3,063,125)    $(1,136,199)    $(1,929,375)
                                                      ===========     ===========     ===========
Loss per common share:
  Loss before cumulative effect of accounting
     change.........................................  $     (0.33)    $     (0.09)    $      (.15)
  Cumulative effect of accounting change............           --           (0.01)             --
                                                      -----------     -----------     -----------
          Net loss per common share.................  $     (0.33)    $     (0.10)    $      (.15)
                                                      ===========     ===========     ===========
Weighted average common shares......................    9,423,072      11,100,958      12,613,992
                                                      ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1995

                                                                               ADDITIONAL     ACCUMULATED
                                                       PREFERRED    COMMON       PAID-IN      DEFICIT FROM    TREASURY
                                                         STOCK       STOCK       CAPITAL      MAY 1, 1989      STOCK
                                                       ---------    -------    -----------    ------------    --------
Balance at January 1, 1993...........................   $ 1,978     $ 8,715    $ 5,948,824    $ (3,675,350)   $ (2,522)
  Exercise of stock options and warrants.............        --         691        690,337              --          --
  Conversion of preferred stock into common stock....      (368)        482         13,619         (13,733)         --
  Issuance of common stock...........................        --         793      2,805,443              --          --
  Preferred dividends................................        --          --             --         (69,975)         --
  Net loss...........................................        --          --             --      (2,795,706)         --
                                                         ------     -------    -----------     -----------     -------
Balance at December 31, 1993.........................     1,610      10,681      9,458,223      (6,554,764)     (2,522)
  Exercise of stock options..........................        --         401        465,018              --          --
  Conversion of preferred stock into common stock....       (44)        278         43,685         (43,919)         --
  Issuance of preferred stock upon conversion of
     debt............................................        56          --        558,874              --          --
  Net loss...........................................        --          --             --        (904,944)         --
                                                         ------     -------    -----------     -----------     -------
Balance at December 31, 1994.........................     1,622      11,360     10,525,800      (7,503,627)     (2,522)
  Exercise of stock options and warrants.............        --         391        523,691              --          --
  Conversion of preferred stock into common stock....        (4)         24          7,200          (7,220)         --
  Issuance of common stock, net of expenses..........        --       2,685      6,314,779              --          --
  Issuance of preferred stock, net of expenses, and
     conversion of Series E to Series F..............     1,119          --     11,071,674              --          --
  Preferred dividends................................        --          --             --        (187,288)         --
  Net loss...........................................        --          --             --      (1,334,994)         --
                                                         ------     -------    -----------     -----------     -------
Balance at December 31, 1995.........................   $ 2,737     $14,460    $28,443,144    $ (9,033,129)     (2,522)
                                                         ======     =======    ===========     ===========     =======

         The accompanying notes are an integral part of this statement.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                         1993            1994            1995
                                                     ------------    ------------    ------------
Cash flows from operating activities
  Cash received from customers.....................  $ 36,585,065    $ 54,971,948    $ 55,118,906
  Interest received................................         9,213           8,121          83,227
  Cash paid to suppliers and employees.............   (42,827,891)    (53,430,265)    (56,770,205)
  Interest paid....................................      (131,792)       (407,065)       (252,065)
                                                     ------------    ------------    ------------
          Net cash provided by (used in) operating
            activities.............................    (6,365,405)      1,142,739      (1,820,137)
Cash flows from investing activities
  Redemptions of certificates of deposit...........       140,000              --              --
  Purchases of furniture, equipment and data
     processing systems............................      (394,373)       (882,933)       (380,725)
  Payments on notes receivable -- stockholder......       273,969              --              --
  Customer base acquisitions.......................            --              --      (1,553,238)
  Business acquisitions, net of cash acquired......            --              --      (4,635,764)
  Acquisitions of other assets.....................      (308,990)       (123,528)             --
                                                     ------------    ------------    ------------
          Net cash used in investing activities....      (289,394)     (1,006,461)     (6,569,727)
Cash flows from financing activities
  Proceeds from issuance of common stock, net of
     offering costs................................     2,806,236              --       6,317,464
  Proceeds from issuance of preferred stock, net of
     offering costs................................            --              --      11,072,793
  Proceeds from note payable to stockholder........       500,000              --              --
  Proceeds (payments) on note payable to finance
     company.......................................     3,420,931        (867,828)     (2,542,675)
  Payments on capital lease obligation.............       (28,425)        (16,584)             --
  Preferred stock dividends........................       (69,975)             --        (187,288)
  Proceeds from exercise of stock options and
     warrants......................................       691,028         465,420         524,082
                                                     ------------    ------------    ------------
          Net cash provided by (used in) financing
            activities.............................     7,319,795        (418,992)     15,184,376
                                                     ------------    ------------    ------------
          NET INCREASE (DECREASE) IN CASH..........       664,996        (282,714)      6,794,512
Cash and cash equivalents at beginning of year.....       827,717       1,492,713       1,209,999
                                                     ------------    ------------    ------------
Cash and cash equivalents at end of year...........  $  1,492,713    $  1,209,999    $  8,004,511
                                                     ============    ============    ============

        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                           1993           1994           1995
                                                        -----------    -----------    -----------
Reconciliation of net loss to net cash provided by
  (used in) operating activities:
  Net loss............................................  $(2,795,706)   $  (904,944)   $(1,334,994)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Cumulative effect of change in amortization of
       deferred commissions...........................           --        123,224             --
     Provision for doubtful accounts..................    1,860,300      1,902,729      1,949,876
     Loss on disposal of fixed assets.................           --             --      1,019,648
     Depreciation.....................................      247,272        288,897        279,014
     Amortization.....................................      234,893        345,348        769,856
     Changes in assets and liabilities
       Accounts receivable............................   (3,764,534)    (2,448,536)    (3,636,428)
       Deferred commissions...........................   (2,435,029)       713,839     (1,378,755)
       Other current assets...........................       33,798        133,377       (106,699)
       Other assets...................................      (37,125)            --             --
       Accounts payable and accrued liabilities.......      290,726        988,805        618,345
                                                        -----------    -----------    -----------
          Net cash provided by (used in) operating
            activities................................  $(6,365,405)   $ 1,142,739    $(1,820,137)
                                                        ===========    ===========    ===========

Non-cash financing and investing activities:

     See statement of stockholders' equity and notes B and H.

        The accompanying notes are an integral part of these statements.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

NOTE A -- DESCRIPTION OF COMPANY AND SUMMARY OF ACCOUNTING POLICIES

     Phoenix Network, Inc. ("Phoenix" or the "Company") was a switchless reseller of long distance telecommunication services designed primarily for small to medium sized commercial accounts located throughout the United States. Effective January 1, 1996, as a result of the acquisition of Automated Communications, Inc. ("ACI"), the Company became a facilities based reseller (see note M). The Company provides its customers with long distance services utilizing the networks of facilities-based carriers, such as American Telephone & Telegraph Company, MCI Telecommunications Corporation, Sprint Communications, L.P., ALC Communications Corporation, WorldCom, Inc. (formerly Wiltel, Inc.) and others, who handle the actual call transmission services. The carriers bill Phoenix at contractual rates for the combined usage of Phoenix's customers utilizing their network. Phoenix then bills its customers individually at rates established by Phoenix.

     The following is a summary of the Company's significant accounting policies applied in the preparation of the accompanying consolidated financial statements.

  -  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions are eliminated in consolidation.

  -  Revenue Recognition

     Revenue is recognized in the month in which the Company's customers complete the telephone call.

  -  Cash and Cash Equivalents

     The Company considers demand deposits, certificates of deposit and United States Treasury bills purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

  -  Deferred Commissions

     Deferred commissions consist of direct commissions paid on a one time basis to third parties upon the acquisition of new customers. Such charges were amortized on a straight line basis over twelve to twenty-four months, based on the future anticipated benefit, beginning with the month following the month the customer's service is activated. Effective January 1, 1994, the Company changed its method for amortizing deferred commissions to the sum of the years digits method and changed the period benefitted to a four year period (see note C).

  -  Furniture, Equipment and Data Processing Systems

     Depreciation of furniture and equipment is provided in amounts sufficient to relate the cost of the depreciable assets to operations over their estimated service lives, utilizing the straight-line method as follows:

                Data processing systems.............................  5 years
                Billing system software.............................  5 years
                Furniture and fixtures..............................  5 years

  -  Customer Acquisition Costs

     Customer acquisition costs represent the value of an acquired billing base of customers and are amortized using the sum of the years digits and straight-line methods over a four year period.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

  -  Goodwill

     Goodwill represents the excess of cost over the fair value of the net assets acquired and is being amortized by the straight-line method over 20 years.

  -  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the period. Significant estimates made by management include the allowance for doubtful accounts, estimated carrier credits, and the amortization periods related to acquired customers and goodwill. Actual results could differ from those estimates.

  -  Income Taxes

     Deferred income taxes are recognized for tax consequences of temporary differences by applying current tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities.

  -  Reclassification

     Prior year's financial statements have been reclassified to conform to current year presentation.

NOTE B -- ACQUISITIONS

     In August of 1995, the Company acquired in purchase transactions, the customer bases and substantially all of the assets and liabilities of Tele-Trend Communications, LLC ("Tele-Trend"), a Denver based switchless reseller, and Bright Telecom L.P. ("Bright"), an international call-back provider, for $4,369,317 and $356,388, respectively. The operations of Tele-Trend and Bright are included from August 1, 1995.

     Additionally, during 1995, the Company acquired three customer bases at a cost of $2,078,238. At December 31, 1995, accounts payable includes $525,000 due for the purchase of one of the customer bases. The Company may be required to make additional payments of up to $375,000, depending upon the future performance of one of the bases.

NOTE C -- ACCOUNTING CHANGES

     Effective January 1, 1994, the Company changed its method of accounting for deferred commissions from the straight-line basis to the sum of the years digits method. Additionally, the Company changed their estimate of the period benefitted from two years to four years. Management believes that these changes more accurately match expense with the revenues generated by the customer base. The cumulative effect of the change in accounting method was to increase accumulated amortization at January 1, 1994 by approximately $123,000. The pro forma effect of the change in method on periods prior to 1994 is not material. The effect of both changes was to reduce the 1994 amortization expense and loss before cumulative effect of change in accounting by approximately $242,000 ($0.02 per common share).

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

NOTE D -- FURNITURE, EQUIPMENT AND DATA PROCESSING SYSTEMS

     Furniture, equipment and data processing systems consist of the following:

                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                    1994           1995
                                                                 ----------     -----------
    Data processing systems....................................  $  862,674     $ 1,130,744
    Billing system software....................................     830,507              --
    Furniture and fixtures.....................................     294,937         231,113
    Other equipment............................................     280,339         501,335
                                                                 ----------     -----------
                                                                  2,268,457       1,863,192
    Less accumulated depreciation..............................    (837,990)     (1,119,729)
                                                                 ----------     -----------
                                                                 $1,430,467     $   743,463
                                                                 ==========     ===========

     The loss on abandonment of assets in 1995 primarily relates to a write-off of software development costs. Management decided to minimize the risk of development and to have access to a new system on a more timely basis and, accordingly, has decided to license an existing billing system from a vendor. The Company expects to spend up to $3,000,000 to license the system and to acquire the necessary enhancements and hardware to operate it.

NOTE E -- NOTES PAYABLE TO FINANCE COMPANY

     In September 1995, the Company renewed its Loan and Security Agreement (the "Agreement") with a finance company to make available to the Company a line of credit of up to $10,000,000. The Company may borrow up to the lesser of $10,000,000 or its borrowing base, which is defined as a percentage of its eligible receivables. The term of the Agreement is three years, expiring October 1998, with automatic renewal options. There are penalties for early termination by the Company. Borrowings bear interest at 1.75% over the "reference rate", as defined. In connection with the renewal, fees and transaction costs of $80,972 were incurred, which are being amortized on a straight-line basis over three years. The loan is collateralized by the Company's accounts receivable, equipment, general intangibles and other personal property assets. Among other provisions, the Company must maintain certain minimum financial covenants, is prohibited from paying dividends without the approval of the finance company, and is subject to limits on capital expenditures.

     At December 31, 1995, $10,428 was outstanding under the line and the interest rate was 10.25%. The Company has a letter of credit totalling $500,000 outstanding for the benefit of a vendor to secure payments under the contract terms. The amount of the letter of credit reduces the amount available on the line of credit.

     Average daily outstanding borrowing for the year ended December 31, 1995 was $1,426,014 at a weighted average interest rate of 11.52%. The highest month-end balance outstanding for the year ended December 31, 1995 was $3,119,733.

     The Company also assumed a $100,000 line of credit with a commercial bank in conjunction with the acquisition of Tele-Trend. The line of credit bears interest at a rate of the bank's prime rate plus 2.5%. Outstanding borrowings at December 31, 1995 were $31,040 and the interest rate was 11%. This line was paid off and expired in February 1996.

NOTE F -- LEASES

     The Company has operating leases for office space and equipment which expire on various dates through 2000, and which require that the Company pay certain maintenance, insurance and other operating expenses. Rent expense for the years ended December 31, 1993, 1994 and 1995, was $500,431, $750,308 and
$872,096, respectively.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

     Future minimum lease payments for years ending December 31, are as follows:

                1996...........................................    $1,074,185
                1997...........................................       907,425
                1998...........................................       602,040
                1999...........................................       566,592
                2000...........................................       190,735
                                                                   ----------
                          Total................................    $3,340,977
                                                                   ==========

NOTE G -- COMMITMENTS AND CONTINGENCIES

     The Company has contracts with its major vendors to provide telecommunications services to its customers. The agreements cover the pricing of the services and are for periods of three to four years. Among other provisions, the agreements contain minimum usage requirements which must be met to receive the contractual price and to avoid shortfall penalties. The Company is currently in compliance with the contractual requirements. Total future minimum usage commitments at December 31, 1995 are as follows:

YEAR ENDING
DECEMBER 31,                                         COMMITMENT
- ------------                                         -----------
   1996..........................................    $44,100,000
   1997..........................................     26,100,000
   1998..........................................        900,000
                                                     -----------
   Total.........................................    $71,100,000
                                                     ===========

NOTE H -- CAPITAL STOCK

  Preferred Stock

     The Company's certificate of incorporation authorizes it to issue up to 5,000,000 shares of $.001 par value preferred stock. At December 31, 1995, the Company's authorized preferred stock is allocated as follows:

                                                                   AUTHORIZED     ISSUED AND
                                                                     SHARES       OUTSTANDING
                                                                   ----------     -----------
    Reserved shares:
      Series A...................................................     300,000        101,750
      Series B...................................................     200,000        126,250
      Series C...................................................   1,000,000      1,000,000
      Series D...................................................     666,666        333,333
      Series F...................................................   1,200,000      1,176,056
    Undesignated shares..........................................   1,633,334
                                                                    ---------      ---------
    Total........................................................   5,000,000      2,737,389
                                                                    =========      =========

     In September 1990, the Company issued 155,500 shares of its Series A Preferred Stock ("Series A") at $10 per share. The shares are entitled to 9% cumulative dividends, voting rights and are convertible into common stock subject to certain anti-dilution provisions. In connection with the offering the Company also issued a warrant for 62,200 shares of common stock with an exercise price of $2.50 per share to an investment banking firm, controlled by an individual, who was subsequently elected to the Company's Board of Directors. The warrant expires in February 1997. Net proceeds to the Company, after offering costs of $116,054, were $1,438,987. During 1994, 16,000 shares of Series A were converted into 70,996 shares of common stock. During 1995, 3,000 shares of Series A were converted into 14,449 shares of common stock. At December 31, 1995, the outstanding Series A shares were convertible into 420,431 shares of common stock.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

     In December 1991, the Company issued 95,000 shares of its Series B Preferred Stock ("Series B") at $10 per share. The shares are entitled to 9% cumulative dividends, voting rights and are convertible into shares of common stock subject to certain anti-dilution provisions. Net proceeds to the Company after offering costs of $46,209, were $903,790. In 1992 the Company completed the sale of an additional 60,500 shares of the Series B shares at $10 per share on the same terms. Net proceeds to the Company from the sales in January and February 1992 were $588,075, after offering costs of $16,925. In connection with the offering, the Company issued a warrant to an investment banking firm, controlled by one of the Company's directors, for 69,750 shares of common stock with an exercise price of $2.00 per share. The warrant expires in February 1997. Of the total offering costs, the investment banking firm, controlled by one of the Company's directors, received approximately $56,000. During 1995, 1,250 shares of Series B were converted into 9,749 shares of common stock. At December 31, 1995, the outstanding Series B shares are convertible into 841,709 shares of common stock.

     In November 1992, the Company issued 1,000,000 shares of its Series C Preferred Stock ("Series C") to one of its major vendors as collateral for amounts due the vendor for services provided. If the Company defaults on amounts owed the vendor, the vendor would have the right to convert its preferred shares into the number of common shares, on a two for one basis, that would have a market value equal to three times the vendor's most recent invoice to the Company less $1,500,000. The Series C has a 4% non-cumulative dividend preference over common stock; however, such dividends shall only be paid following payment of dividends on other previously issued series of preferred stock, and then only at the discretion of the Company's board of directors. The preferred has no voting rights. The Series C shares have been recorded at their par value of $1,000.

     In December 1992, the Company issued 666,666 shares of its Series D Preferred Stock at $1.50 per share. The shares are entitled to 6% non-cumulative dividends, when and if declared by the Board of Directors and only after payment of dividends on previously issued series of preferred stock. These shares are non-voting and are convertible into common stock subject to certain anti-dilution provisions. In connection with the offering, the Company issued a warrant to an investment banking firm, controlled by one of the Company's directors, for 22,000 shares of common stock with an exercise price of $1.50 per share. The warrant expires in December 1997. Net proceeds to the Company, after offering costs of $48,717 were $951,283. Approximately $45,000 of the offering costs were paid to an investment banking firm controlled by one of the Company's directors. In 1993, 333,333 Series D Preferred shares were converted into common shares on a one for one basis. At December 31, 1995, the outstanding Series D Preferred shares are convertible into 333,333 shares of common stock.

     In September 1994, the Company issued 55,893 shares of Series E Preferred Stock at $10 per share under an agreement to convert the note payable to stockholder, with a principle balance of $500,000 and accrued interest of $58,930. In connection with the issuance of the stock, the Company issued the stockholder a five year warrant for 100,000 shares of the Company's common stock which was canceled when the Series E shares were converted to Series F Preferred Stock (see below).

     During the period July 1995 through October 1995, the Company raised approximately $11,024,207, net of offering costs of $129,963, through a private placement of 1,115,417 shares of its Series F Preferred Stock at $10 per share. Additionally, the holder of the Company's Series E Preferred Stock exchanged their Series E shares, plus accumulated and unpaid dividends of $47,467, for 60,639 shares of Series F Preferred Stock. The Series F shares are entitled to 9% cumulative dividends, voting rights, demand registration rights for the underlying common shares after six months and are convertible initially into 4,704,224 shares of common stock, subject to anti-dilution provisions. The holders of the Series F also received warrants for the purchase of 470,422 shares of common stock with an exercise price of $3.00 per share which expire in October 2000. The Series F shareholders have the right to place two directors on the Company's board (the "Series F Directors") and the Company is subject to certain covenants requiring it to obtain the consent of the Series F Directors for

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
certain transactions including mergers, acquisitions and incurring additional indebtedness in excess of $20,000,000. At December 31, 1995, the outstanding Series F Preferred shares are convertible into 4,704,224 shares of common stock.

     The common shares reserved for issuance upon the conversion of Series A, B, C and D Preferred Stock have been registered for resale with the Securities and Exchange Commission.

     At December 31, 1995, the Company had cumulative, unpaid dividends on Series A, B and F Preferred Stock of $259,922 ($2.55 per share), $322,508 ($2.55 per share) and $208,790 ($.18 per share), respectively.

  Common Stock

     In July 1993, the Company completed a private placement of 793,331 shares of its common stock for cash at $3.75 per share. Net proceeds to the Company after offering costs of $168,755 were $2,806,236. A five-year warrant to purchase 53,333 shares of the Company's common stock at $3.75 per share was issued to a third party in connection with the placement.

     In May 1995, the Company closed a private placement of its common stock which raised $727,519, net of offering costs of $119,481. The Company sold 385,000 units, at $2.20 per unit, in an off-shore financing pursuant to Regulation S under the Securities Act of 1933. A unit consists of one share of common stock and a five year warrant for one-half share of common stock. Two warrants can be exercised to purchase one share of common stock at $2.20 per share. In connection with the transaction, the placement agent was issued a five year warrant to purchase 38,500 units at $2.42 per unit. The Company closed another private placement of its common stock under Regulation S in September 1995. In this transaction, the Company sold 2,300,000 shares of common stock for $2.75 per share. Proceeds to the Company, net of offering costs of $735,055 were $5,589,945.

  Stock Options and Warrants

     In 1987, the Company granted certain directors stock options to purchase up to 900,000 shares of common stock at a price of $0.10 per share, expiring no earlier than ten (10) years from the grant date. At December 31, 1995, options for 500,000 shares remain outstanding.

     The Company's 1989 Stock Option Plan authorizes the grant of incentive stock options or supplemental stock options for up to 3,500,000 shares of common stock. The exercise price of each incentive stock option shall be not less than 100% of the fair market value of the stock on the date the option is granted. The exercise price of each supplemental stock option shall be not less than eighty-five percent (85%) of the fair market value of the stock on the date the option is granted.

     In November 1992, the Board of Directors approved the 1992 Non-Employee Directors' Stock Option Plan. Under the plan, 480,000 shares of common stock have been reserved for issuance to non-employee directors of the Company. Options are granted annually based upon length of service at fair market value at date of grant.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

     Common shares under option are summarized below:

                                                                 NUMBER            PRICE
                                                               OF SHARES         PER SHARE
                                                               ----------     ---------------
    Outstanding at January 1, 1993...........................   2,024,799     $0.10 to $3.12
    Exercised................................................    (390,562)    $1.00 to $5.94
    Granted..................................................   2,144,564     $1.00 to $5.94
    Canceled.................................................  (1,433,429)    $1.00 to $5.94
                                                               ----------
    Outstanding at December 31, 1993.........................   2,345,372     $0.10 to $5.94
    Exercised................................................    (400,983)    $1.00 to $5.63
    Granted..................................................   1,032,990     $2.50 to $6.38
    Canceled.................................................    (500,218)    $1.00 to $6.88
                                                               ----------
    Outstanding at December 31, 1994.........................   2,477,161     $0.10 to $6.88
    Exercised................................................    (355,821)    $1.00 to $3.94
    Granted..................................................     813,900     $2.38 to $6.38
    Canceled.................................................    (101,317)    $1.00 to $6.88
                                                               ----------
    Outstanding at December 31, 1995.........................   2,833,923     $0.10 to $6.38
                                                               ==========
    Exercisable at December 31, 1994.........................   1,151,093     $0.10 to $6.88
                                                               ==========
    Exercisable at December 31, 1995.........................   1,737,069     $0.10 to $6.38
                                                               ==========

     Common shares subject to warrants are summarized below:

                                                                 NUMBER            PRICE
                                                               OF SHARES         PER SHARE
                                                               ----------     ---------------
    Outstanding at January 1, 1993...........................     453,950     $0.75 to $2.50
    Exercised................................................    (300,000)    $0.75
    Granted..................................................     232,583     $3.25 to $7.00
                                                               -----------
    Outstanding at December 31, 1993.........................     386,533     $1.50 to $7.00
    Granted..................................................     125,000     $3.25
                                                               -----------
    Outstanding at December 31, 1994.........................     511,533     $1.50 to $7.00
    Exercised................................................     (34,675)    $2.42
    Granted..................................................     720,672     $2.42 to $3.00
    Canceled.................................................    (100,000)    $3.25
                                                               -----------
    Outstanding at December 31, 1995.........................   1,097,530     $1.50 to $7.00
                                                               ===========

     All warrants are exercisable at grant.

NOTE I -- LOSS PER COMMON SHARE

     Loss per common share is based upon the weighted average number of common and dilutive common equivalent shares outstanding. Dividends paid or accrued but not declared on the preferred stock are deducted in computing loss per common share.

NOTE J -- INCOME TAXES

     Effective January 1, 1993, the Company adopted Financial Accounting Standard No. 109 ("FAS 109"), Accounting for Income Taxes, which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
reporting and tax bases of assets and liabilities and are measured using the current tax rates. Prior to the adoption of FAS 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated. The effect of this new standard did not have a significant impact on the financial position or results of operations of the Company.

     As of December 31, 1995, the Company has available to offset future Federal taxable income, net operating loss carryforwards (NOL) of approximately $9,000,000 which expire in varying amounts from 2002 through 2009.

     The Company's effective income tax rate is different from the Federal statutory income tax rate because of the following factors:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1993      1994      1995
                                                                  -----     -----     -----
    Federal tax rate applied to loss before taxes...............  (34.0)%   (34.0)%   (34.0)%
    State tax rate applied to allowable carryforward losses.....   (3.6)     (5.9)     (5.9)
    Valuation allowance of deferred taxes.......................   37.6      39.9      39.9
                                                                  -----     -----     -----
    Effective tax rate..........................................     --%       --%       --%
                                                                  =====     =====     =====

     Deferred Federal and state tax assets and valuation allowance are as follows:

                                                                      DEFERRED ASSETS
                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Current
      Allowance for bad debts.................................  $   506,000     $   560,000
    Noncurrent
      Non-current assets......................................      115,000         257,000
      Net operating loss carryforward.........................    2,800,000       3,445,000
                                                                -----------     -----------
                                                                  2,915,000       3,702,000
                                                                -----------     -----------
                                                                  3,421,000       4,262,000
      Valuation allowance.....................................   (3,421,000)     (4,262,000)
                                                                -----------     -----------
                                                                $        --     $        --
                                                                ===========     ===========

     The increase in the valuation allowance was approximately $2,776,000, $645,000 and $841,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE K -- TRANSACTION WITH BSN TELECOM COMPANY

     On September 29, 1992, the Company and BSN Telecom Company ("BSN") entered into an agreement (the "Agreement"), effective as of September 1, 1992, whereby BSN agreed to transfer its rights to its long distance telecommunications rebilling account base to the Company in exchange for 1,133,333 shares of the Company's common stock. Under the Agreement, BSN received certain demand registration rights with respect to the shares which were exercised in 1993 and gave the Board of Directors of Phoenix an irrevocable proxy to vote all of the shares at all meetings of Phoenix's stockholders. The proxy expired on November 30, 1993.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

     In connection with the transaction with BSN, CONCORD Services, Inc. ("Concord"), an affiliate of BSN, and Proactive Partners, L.P., an affiliate of Phoenix, each purchased $500,000 of Series D Preferred Stock (see note H). Additionally, Concord agreed to provide services to Phoenix in negotiating future acquisitions and purchases of both switched and switchless long distance companies under an exclusive agency agreement which expired on December 31, 1993.

     The Company has recorded the issuance of the 1,133,333 shares in exchange for a customer base valued at $578,333 and other assets of $45,000.

NOTE L -- EMPLOYEE BENEFIT PLANS

     On June 1, 1993, the Company established a 401(k) tax savings plan for all employees. Employer and participant contributions to the plan become fully vested and nonforfeitable. The plan is a defined contribution plan covering all of its employees. Under this plan, employees with a minimum of one year of qualified service can elect to participate by contributing a minimum of 1 percent of their gross earnings up to a maximum of 20 percent.

     For those eligible plan participants, the Company will contribute an amount equal to 100 percent of each participant's personal contribution up to an annual maximum of $1,000. The Company's contributions to the 401(k) plan for the year ending December 31, 1993, 1994 and 1995 were approximately $14,000, $23,000 and $59,000 respectively.

NOTE M -- SUBSEQUENT EVENTS

     In January 1996, the Company created a wholly-owned subsidiary, Phoenix Network Acquisition Corp. ("PAC"). Effective January 1, 1996, PAC entered into an agreement to purchase all of the outstanding stock of ACI for 2,800,000 shares of the Company's stock valued at $10,500,000, payment of $4,000,000 promissory note from ACI, which was assumed by PAC and a promissory note of approximately $1,300,000. See note N for pro forma information.

     As a result of the ACI acquisition, management has decided to relocate the Company's headquarters from San Francisco to Golden, Colorado. In connection with the relocation, the Company will incur one time personnel and moving costs estimated to be between $750,000 and $1,000,000.

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

NOTE N -- PRO FORMA INFORMATION

     Effective August 1, 1995, the Company acquired Tele-Trend, and effective January 1, 1996 acquired ACI. Assuming both of the acquisitions had occurred on January 1, 1995, the following is the pro forma unaudited condensed consolidated operations of the Company for the year ended December 31, 1995. The results are not necessarily indicative of the results of operations that might have occurred if the transactions had taken place at January 1, 1995, or of the Company's results of operations for any future period.

    Revenues..............................................................    $87,629,000
    Cost of revenues......................................................     61,500,000
                                                                              -----------
    Gross profit..........................................................     26,129,000
    Selling, general and administrative...................................     27,922,000
                                                                              -----------
    Loss from operations..................................................     (1,793,000)
    Other.................................................................       (916,000)
                                                                              -----------
    Net loss..............................................................     (2,709,000)
    Preferred dividends...................................................     (1,176,000)
                                                                              -----------
    Net loss attributable to common shares................................    $(3,885,000)
                                                                              ===========
    Net loss per common share.............................................    $     (0.25)
                                                                              ===========
    Weighted average number of shares outstanding.........................     15,414,000
                                                                              ===========

     The pro forma unaudited condensed consolidated balance sheet assuming the ACI acquisition had taken place at December 31, 1995 is as follows:

                                           ASSETS
    Cash..................................................................    $ 4,006,000
    Receivables...........................................................     14,638,000
    Other current assets..................................................      1,261,000
                                                                              -----------
              Total current assets........................................     19,905,000
    Goodwill..............................................................     19,374,000
    Other assets..........................................................     10,350,000
                                                                              -----------
                                                                              $49,629,000
                                                                              ===========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
    Notes payable.........................................................    $ 4,457,000
    Accounts payable and accrued liabilities..............................     15,247,000
                                                                              -----------
              Total current liabilities...................................     19,704,000
    Equity................................................................     29,925,000
                                                                              -----------
                                                                              $49,629,000
                                                                              ===========

NOTE O -- NEW PRONOUNCEMENTS

  -  Stock-Based Compensation

     The Company has not elected early adoption of Financial Accounting Standard No. 123 ("FAS 123"), Accounting for Stock-Based Compensation. FAS 123 becomes effective beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and will provide pro forma disclosures of net income and

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES
earnings per share as if the fair value method prescribed by FAS 123 had been applied in measuring compensation expense. For options granted to non-employees after December 15, 1995, the Company will be required to apply the fair value method prescribed by FAS 123. The Company has not determined the future effect of adopting FAS 123 on the consolidated financial position or operating results.

  -  Other Recent Pronouncements

     In 1995, Financial Accounting Standards No. 121 ("FAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was issued and is effective for fiscal years commencing after December 15, 1995. The future adoption of FAS 121 is not expected to have a material effect on the Company's consolidated financial position or operating results.

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

Board of Directors
Phoenix Network, Inc.

     In connection with our audit of the consolidated financial statements of Phoenix Network, Inc. and Subsidiaries referred to in our report dated March 28, 1996, which is included in the Company's annual report on Form 10-K, we have also audited Schedule II for the years ended December 31, 1993, 1994 and 1995. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

       /s/  GRANT THORNTON LLP
- --------------------------------
GRANT THORNTON LLP

San Francisco, California
March 28, 1996

                     PHOENIX NETWORK, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                 COLUMN A                     COLUMN B      COLUMN C       COLUMN D         COLUMN E
               -----------                   ----------    ----------    -------------    -------------
                                                           ADDITIONS
                                             BALANCE AT    CHARGED TO
                                             BEGINNING     COSTS AND                       BALANCE AT
               DESCRIPTION                   OF PERIOD      EXPENSES     DEDUCTIONS(1)    END OF PERIOD
- ------------------------------------------   ----------    ----------    -------------    -------------
Allowance for doubtful accounts
  December 31, 1993.......................   $  903,044    $1,860,300     $ 1,850,473      $   912,871
  December 31, 1994.......................   $  912,871    $1,902,729     $ 1,651,514      $ 1,164,086
  December 31, 1995.......................   $1,164,086    $1,949,876     $ 1,826,209      $ 1,287,753

- ---------------

(1) Write-offs of uncollectible accounts, net of recoveries.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-K/A

                                AMENDMENT NO. 1
(MARK ONE)

      /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

      / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM
            TO
                          COMMISSION FILE NO. 0-17909


                                   PHOENIX NETWORK, INC.
                   (Exact name of registrant as specified in its charter)

                   DELAWARE                                     84-0881154
       (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                     Identification No.)


       550 CALIFORNIA STREET, 11TH FLOOR, SAN FRANCISCO, CALIFORNIA 94104
                    (Address of principal executive offices)

Registrant's telephone number, including area code: (415) 399-3300

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

             TITLE OF EACH CLASS                NAME OF EACH EXCHANGE ON WHICH REGISTERED
- --------------------------------------------------------------------------------------------
        Common Stock $0.001 Par Value                    American Stock Exchange

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: None

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / /

     As of March 26, 1996, the aggregate market value of the voting stock held by nonaffiliates of the Registrant was $38,621,885 (based on the closing sales price as reported on the American Stock Exchange).

     The number of shares outstanding of the Registrant's Common Stock, $0.001 par value, was 17,399,037 at March 26, 1996.

                      DOCUMENTS INCORPORATED BY REFERENCE
                                     NONE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

IDENTIFICATION OF DIRECTORS.

     The names of the directors and certain information about them are set forth below:

                                                                                   DIRECTOR
                                    NAME                                   AGE      SINCE
    ---------------------------------------------------------------------  ---     --------
    Thomas H. Bell(1)(3).................................................  48        1985
    Robert R. Curtis.....................................................  49        1992
    James W. Gallaway(2).................................................  56        1988
    Wallace M. Hammond...................................................  50        1994
    Sidney Kahn..........................................................  59        1994
    Merrill L. Magowan(2)(3).............................................  57        1990
    John David Singleton.................................................  56        1995
    Max E. Thornhill.....................................................  64        1995
    Myron A. Wick III(1).................................................  52        1992

- ---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Nominating Committee.

THOMAS H. BELL

     Mr. Bell is the founder of the Company and has served as Chairman of the Board of Phoenix since the inception of Phoenix Telcom, Inc. in 1985 and served as Chief Executive Officer of the Company from 1985 to January 1992. Mr. Bell served as President of the Company from 1985 to September 1990. Mr. Bell is also an independent consultant in the telecommunications industry.

ROBERT R. CURTIS

     Mr. Curtis has served as a Director of the Company since May 1992 and was elected as Vice Chairman, effective January 1995. Mr. Curtis previously served as Chief Executive Officer of the Company between January 1992 and December 1994. He was a consultant to the Company from September through December of 1991. Mr. Curtis is the Chief Executive Officer of Robert Curtis & Co., Inc., a private investment and management advisory firm founded in 1985. Through that firm he has served as a General Partner in Primo's Espresso Americana, a specialty retail coffee business, from 1992 to the present, and served as Chief Executive Officer of WEA International, Inc., a worldwide educational and training and development business, from 1985 to 1990. Mr. Curtis was the Managing Partner of CCG International, Inc., a management consulting firm in Toronto, Canada from 1989 to 1991, when he sold his interest in that firm.

JAMES W. GALLAWAY

     Mr. Gallaway became a director of the Company in July 1988. He is a founder and former director of Centex Telemanagement, Inc. ("Centex"). He was a director of Centex from 1984 to 1988 and a Vice President from 1983 to 1986. Since 1980 he has been President of Gallaway Enterprises, Inc., a telecommunications company. From February 1988 through December 1994, he served as a director and Vice President of StellarNet, Inc., an information management company in the health care industry. Mr. Gallaway is a U.S. Marine Corps Reserve (Retired) Colonel.

WALLACE M. HAMMOND

     Mr. Hammond was hired as the Executive Vice President of the Company in February 1994. He was elected to the Company's Board of Directors and named President and Chief Operating Officer of the

Company in May of 1994. Mr. Hammond was elected Chief Executive Officer in December 1994. From 1992 to 1993, he was President and Chief Executive Officer of ANSCO & Associates, a telephone engineering and plant construction company. From 1979 to 1992, he was with BellSouth Communication Systems, Inc., a nationwide division of BellSouth Corporation involved in the customer premises equipment after-market, where he was promoted to Vice President -- Operations in 1989.

SIDNEY KAHN

     Mr. Kahn was elected to the Board of Directors in May of 1994. Mr. Kahn is a private investor and venture capitalist. Between 1966 and 1977 Mr. Kahn was a Managing Director of Lehman Brothers, an investment banking firm, and between 1978 and 1987 he was a senior officer of E.F. Hutton Company, an investment brokerage firm.

MERRILL L. MAGOWAN

     Mr. Magowan became a Director of the Company in September 1990. Since 1982, Mr. Magowan has been a principal of S F Associates, a California registered investment advisory firm (formerly known as Magowan Dirickson Investment Company). He is also currently a director of Nordeman Grimm (since 1975), an executive search consulting firm. From 1968 to 1986 he was a director of Safeway Stores, Inc.

JOHN DAVID SINGLETON

     Mr. Singleton has served as a director of the Company since October 1995. He was founding director of LDDS WorldCom, Inc. and served as director from 1983 to 1992. He serves on the board of Red Fox Environmental Services in Lafayette, LA. He was a founding director of US One where he is also still serving. Mr. Singleton worked in personal and small business financial planning for 25 years and currently manages a private portfolio.

MAX E. THORNHILL

     Mr. Thornhill, 63, has served as a director of the Company since October 1995. He was founding director of LDDS WorldCom, Inc. and served as a director from 1983 to September 1993. He was a founding director of US One where he is still serving. Mr. Thornhill is engaged in real estate development and oil and gas exploration and production.

MYRON A. WICK III

     Mr. Wick became a director of the Company in January 1992. Mr. Wick is currently a managing director and founder of McGettigan, Wick & Co., Inc., a merchant banking fund formed in 1988 and a general partner of the general partner of Proactive Partners, L.P., an investment partnership formed in 1991. Mr. Wick is a director of Children's Discovery Centers, Inc., Digital Dictation, Inc., Modtech, Inc. and NDE Environmental, Inc., and Chairman of the Board of Directors of Sonics Research Corporation and Wray-Tech Instruments, Inc. From 1985 to 1988 Mr. Wick was Chief Operating Officer of California Biotechnology, Inc. (recently renamed Scios Nova Inc.), a biotechnology company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Offices, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report covering an aggregate of two transactions was filed late by Mr. Kahn.

ITEM 11. EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     No cash fees are paid to directors for serving on the Board. The members of the Board are, however, eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock option grants under the 1992 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Option grants under the Directors' Plan are non-discretionary. Each person who is elected or appointed on or after January 4, 1993 to be a non-employee director of the Company is automatically granted under the Directors' Plan an option to purchase 10,000 shares of Common Stock of the Company. On the first business day of each year, commencing on January 3, 1994, each non-employee director of the Company is automatically granted under the Directors' Plan an option to purchase shares of Common Stock (rounded to the nearest 100 shares) of the Company equal to the Proration Factor (as hereinafter defined) multiplied by the sum of (i) 10,000 shares of Common Stock of the Company and (ii) 2,500 shares of Common Stock of the Company multiplied by the number of full years such non-employee director has served in such capacity. The "Proration Factor" equals a fraction the numerator of which is the number of calendar days during the preceding year on which such person served as a non-employee director and the denominator of which is 365. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is equal to the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest at the rate of one-sixteenth per quarter for sixteen quarters following the date of the grant. The term of options granted under the Directors' Plan is ten years.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary of Compensation

     The following table shows for the fiscal years ending December 31, 1995, 1994 and 1993, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and each other officers at December 31, 1995 who received total annual salary and bonus in excess of $100,000 for the year ended December 31, 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                  COMPENSATION
                                                                  ------------
                                                                     AWARDS
                                                                  ------------
                                           ANNUAL COMPENSATION     SECURITIES
                                           -------------------     UNDERLYING
         NAME AND PRINCIPAL                SALARY(1)    BONUS     OPTIONS/(2)         ALL OTHER
              POSITION             YEAR       ($)        ($)        SARS (#)      COMPENSATION(4)($)
    -----------------------------  ----    ---------    ------    ------------    ------------------
    Mr. Wallace M. Hammond(3)....  1995     203,511     67,451       300,000             2,320
    President and Chief            1994     127,885                  300,000(2)
    Executive Officer
    Mr. Jeffrey L. Bailey........  1995     129,219     15,193        50,000             2,320
    Senior Vice President and      1994     120,573                                        500
    Chief Financial Officer        1993     109,838                  145,000(2)            700
    Mr. Paul C. Cissel(3)........  1995     125,001                   25,000            20,438
    Vice President of Sales and    1994      28,646                  150,000
    Marketing
    Mr. J. Rex Bell..............  1995     117,657     15,193        50,000             2,320
    Senior Vice President          1994     109,585
    of Operations                  1993      99,159                  104,000(2)

- ---------------

(1) Includes amounts earned but deferred at the election of the executives. As permitted by Commission rules, no amounts are shown for 1993 or 1994 or with respect to 1995 for certain perquisites, where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(2) Repriced options treated as new grants. The Company has no stock appreciation rights (SARs).

(3) Mr. Hammond and Mr. Cissel were not employed by the Company before 1994, thus only 1995 and 1994 compensation is disclosed. The amounts disclosed include compensation commencing in February 1994 for Mr. Hammond, when he joined the Company as Executive Vice President, and include compensation commencing in November 1994 for Mr. Cissel, when he joined the Company as Vice President of Sales and Marketing. Mr. Hammond was elected President and Chief Operating Officer of the Company in May 1994 and Chief Executive Officer in December 1994.

(4) In each case, All Other Compensation includes $500 in matching Section 401(k) plan contributions made by the Company in 1994 and $1,000 in 1995. The balance of the amount reported for each officer except Mr. Cissel represents a reimbursement of parking expenses. The balance of the amount reported for Mr. Cissel represents commission payments of $19,218 and reimbursement of parking expenses of $220.

  Employment Agreements

     Effective January 1, 1995, the Company and Mr. Hammond entered into an employment agreement with a term beginning January 1, 1995 and ending December 31, 1997 which provides for a salary of at least $200,000 for 1995, $225,000 for 1996 and $250,000 for 1997. The agreement further provides for an option grant of 200,000 shares of the Company's Common Stock vesting at the rate of 12,500 shares per calendar quarter and a bonus, payable quarterly, equal to 2% of the Company's pre-tax profits. Under terms of the employment agreement, should an acquisition of the Company or similar corporate event and the termination of Mr. Hammond's employment with the Company occur, any unvested shares of stock subject to options held by Mr. Hammond will immediately vest. In the event Mr. Hammond is terminated without cause, the Company has agreed he is to receive a severance amount equal to 12 months' salary. In the event of an acquisition of the Company or similar event, the Company has agreed to pay Mr. Hammond a severance amount equal to 24 months salary. In either a termination of Mr. Hammond's employment without cause or the termination of his employment in the event of the acquisition of the Company or a similar corporate event, the Company has agreed to pay Mr. Hammond's reasonable relocation expenses, not to exceed $20,000.

     Effective January 1, 1995, the Company and Mr. Bailey entered into an employment agreement for the 1995 calendar year providing for an annual salary at least $127,200, the immediate vesting, in the event of an acquisition of the Company or similar corporate event resulting in the termination by the Company of Mr. Bailey's employment, of all unvested shares of the Company's stock subject to options held by Mr. Bailey, and a severance payment of $127,200 in the event Mr. Bailey's employment is terminated as a result of an acquisition of the Company or similar corporate event. The Company has also agreed to pay on a quarterly basis a bonus equal to 1% of the Company's pre-tax profit for that quarter. In the event Mr. Bailey's employment is terminated without cause, the Company has agreed to pay the greater of one-half the annual salary or the balance of the annual salary due under the employment agreement.

     Effective January 1, 1995, the Company and Mr. Rex Bell entered into an employment agreement for the 1995 calendar year providing for an annual salary at least $116,600, the immediate vesting, in the event of an acquisition of the Company or similar corporate event resulting in the termination by the Company of Mr. Rex Bell's employment, of all unvested shares of the Company's stock subject to options held by Mr. Rex Bell, and a severance payment of $116,600 in the event Mr. Rex Bell's employment is terminated as a result of an acquisition of the Company or similar corporate event. The Company has also agreed to pay on a quarterly basis a bonus equal to 1% of the Company's pre-tax profit for that quarter. In the event Mr. Rex Bell's employment is terminated without cause, the Company has agreed to pay the greater of one-half the annual salary or the balance of the annual salary due under the employment agreement.

     Effective October 10, 1994, the Company and Mr. Cissel entered into an employment agreement with a term ending October 9, 1995. Under the employment agreement, Mr. Cissel is to be paid a salary at an annual rate of $125,000 and a monthly bonus equal to 1% of new customer billings. Mr. Cissel also received an option to purchase 150,000 shares of the Company Common Stock, which shares vest at the rate of 9,375 shares per quarter, subject to immediate vesting upon an acquisition of the Company or similar corporate event resulting in the termination of Mr. Cissel's employment. The Company has agreed to reimburse up to $20,000 of rental expenses incurred by Mr. Cissel prior to his establishing a permanent residence in San Francisco, California. Should Mr. Cissel's employment with the Company be terminated without cause during the term of the employment agreement, the Company has agreed to pay him the greater of one-quarter of the annual salary due under the employment agreement or the balance of the salary due had employment continued for the term of the employment agreement.

  Stock Option Grants and Exercises

     The Company grants options to its executive officers under its 1989 Stock Option Plan (the "1989 Plan"). As of April 1, 1996, options to purchase a total of 2,079,423 shares had been granted and were outstanding under the Plan and no shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 1995, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS                                       POTENTIAL
                               -------------------------                              REALIZABLE VALUE AT
                                              PERCENTAGE                                ASSUMED ANNUAL
                               NUMBER OF       OF TOTAL                                 RATES OF STOCK
                               SECURITIES      OPTIONS                                       PRICE
                               UNDERLYING     GRANTED TO     EXERCISE                    APPRECIATION
                                OPTIONS       EMPLOYEES      OR BASE      EXPIRA-     FOR OPTION TERM(2)
                                GRANTED       IN FISCAL       PRICE        TION       -------------------
            NAME                  (#)          1995(1)        ($/SH)       DATE       5% ($)      10% ($)
- -----------------------------  ----------     ----------     --------     -------     -------     -------
Wallace M. Hammond...........    200,000         27.9          2.375      3/23/99     105,252     227,402
                                 100,000         13.9          3.125      3/23/99      60,110     128,394
Jeffrey L. Bailey............     25,000          3.5          2.375      3/23/99      13,156      28,425
                                  25,000          3.5          3.125      3/23/99      15,027      32,098
Paul C. Cissel...............     25,000          3.5          3.125      3/23/99      15,027      32,098
J. Rex Bell..................     25,000          3.5          2.375      3/23/99      13,156      28,425
                                  25,000          3.5          3.125      3/23/99      15,027      32,098

- ---------------

(1) Based on options to purchase 717,400 shares of the Company's Common Stock granted in 1995.

(2) The potential realizable value is based on the term of the option at its time of grant (4.1 years for the option for 200,000 shares granted to Mr. Hammond and for the initial options for 25,000 shares granted to Mr. Bailey and Mr. Bell and 3.6 years for the option for 100,000 shares granted to Mr. Hammond and for the second options for 25,000 shares granted to Mr. Bailey, Mr. Cissel, Mr. Cissel and Mr. Bell). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995 AND
                  VALUE OF OPTIONS AT END OF FISCAL YEAR 1995

                                                                      NUMBER OF           VALUE OF
                                                                     SECURITIES          UNEXERCISED
                                                                     UNDERLYING         IN-THE-MONEY
                                                                     UNEXERCISED        OPTIONS/SARS
                                                                    OPTIONS/SARS          AT END OF
                                        SHARES                        AT END OF          FISCAL 1995
                                       ACQUIRED        VALUE       FISCAL 1995 (#)         ($)(2)
                                      ON EXERCISE     REALIZED      EXERCISABLE/        EXERCISABLE/
                NAME                      (#)          ($)(1)       UNEXERCISABLE       UNEXERCISABLE
- ------------------------------------  -----------     --------     ---------------     ---------------
Jeffrey L. Bailey...................       --            --         129,693/45,307      330,682/41,193
J. Rex Bell.........................       --            --          94,123/44,877      237,310/40,065
Wallace M. Hammond..................       --            --        175,000/425,000     197,656/439,844
Paul C. Cissel......................       --            --         48,437/126,563        3,711/18,164

- ---------------

(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) Fair market value of the Company's Common Stock at December 31, 1995 ($2.625) minus the exercise price of the options.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock and voting Preferred Stock as of March 31, 1996 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                              BENEFICIAL OWNERSHIP(2)
                                                                              ------------------------
                                                                              NUMBER OF     PERCENT OF
            BENEFICIAL OWNER                          ADDRESS                  SHARES         TOTAL
- ----------------------------------------  --------------------------------    ---------     ----------
Thomas H. Bell(3),(4)...................  550 California Street               3,301,456        13.7%
                                          11th Floor
                                          San Francisco, CA 94104
Bell Non-Exempt Marital Trust...........  550 California Street               1,394,335         5.9%
                                          11th Floor
                                          San Francisco, CA 94104
Judy Van Essen..........................  c/o 550 California Street           2,800,000        11.9%
                                          11th Floor
                                          San Francisco, CA 94104
Jon D. Gruber(5),(6),(7)................  50 Osgood Place                     2,214,089         9.3%
                                          San Francisco, CA 94133
J. Patterson McBaine(5),(6),(8).........  50 Osgood Place                     2,191,193         9.2%
                                          San Francisco, CA 94133
Gruber & McBaine Capital
  Management(5),(6).....................  50 Osgood Place                     2,172,061         9.1%
                                          San Francisco, CA 94133
Myron A. Wick III(3),(5),(9),(10).......  550 California Street               1,915,268         8.0%
                                          11th Floor
                                          San Francisco, CA 94104
Charles C. McGettigan(3),(5),(9)........  50 Osgood Place                     1,822,859         7.6%
                                          San Francisco, CA 94133
Max E. Thornhill(3).....................                                      1,756,088         7.4%
Sidney Kahn(3)..........................                                        111,938         0.5%
James W. Gallaway(3)....................                                        458,425         1.9%
Proactive Investment Managers(5)........  50 Osgood Place                     1,582,929         6.7%
                                          San Francisco, CA 94133
Robert R. Curtis(3),(11)................                                        460,188         1.9%
Jeffrey L. Bailey(3)....................                                        137,498         0.6%
Merrill L. Magowan(3),(12)..............                                        120,445         0.5%
Wallace M. Hammond(3)...................                                        266,000         1.1%
John David Singleton(3).................                                        172,506         0.7%
J. Rex Bell(3)..........................                                        101,498         0.4%
Paul C. Cissel(3).......................                                         72,112         0.3%
Jon R. Beizer(3)........................                                         24,750         0.1%
All executive officers and directors as
  a group(13) (12 persons)..............                                      8,898,170        34.4%

- ---------------

(1) In addition to 17,339,037 shares of Common Stock, at March 31, 1996 the Company has 2,727,389 shares of Preferred Stock outstanding, of which 101,750 are shares of Series A Preferred Stock, 116,250 are shares of Series B Preferred Stock, 1,000,000 are shares of Series C Preferred Stock, 333,333 are shares of Series D Preferred Stock and 1,176,056 are shares of Series F Preferred Stock. The Series C Preferred Stock is nonvoting, except as required by law. The Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series F Preferred Stock vote together with the Common Stock as a single class on an as-if-converted to Common Stock basis, except as required by law, the Company's Amended and Restated Certificate of Incorporation or the Company's Certificates of Designation of Preferences of Series B, Series C, Series D and Series F Preferred Stock.

(2) This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(3) Includes shares of Common Stock which certain executive officers, directors and principal stockholders of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options and warrants as follows: Thomas H. Bell, 545,000 shares; Myron A. Wick III, 67,750 shares; Charles C. McGettigan, 24,000 shares; James W. Gallaway, 87,875 shares; Robert R. Curtis, 426,959 shares; Jeffrey L. Bailey, 137,498 shares; Merrill L. Magowan, 79,125 shares; Wallace M. Hammond, 250,000 shares; Paul C. Cissel, 70,312 shares; Sidney Kahn, 9,438 shares; J. Rex Bell, 101,498 shares; Jon R. Beizer, 24,750 shares; John David Singleton, 2,088 shares and Max Thornhill, 2,088 shares.

(4) Includes 1,394,335 shares of Common Stock beneficially held in the name of the Bell Non-Exempt Marital Trust of which Thomas H. Bell is a trustee.

(5) Includes 1,582,930 shares of Common Stock which the following entities either own or have the right to acquire within 60 days after the date of this table upon conversion of preferred stock or exercise of warrants held as follows: 1,510,657 shares held by Proactive Partners, a California limited partnership ("PP"), the General Partner of which is Proactive Investment Managers, L.P., a California limited partnership ("PIM"), of which Messrs. Gruber, McBaine, McGettigan and Wick are general partners; and 72,273 shares held by Fremont Proactive Partners, L.P., a California limited partnership ("FPP"), of which PIM is also the general partner.

(6) Includes 589,132 shares of Common Stock which the following entities either own or have the right to acquire within 60 days after the date of this table upon conversion of preferred stock, held as follows: 30,500 shares held by Gruber & McBaine Capital Management, a California corporation ("GMCM"), of which Messrs. Gruber and McBaine are the sole directors; 548,632 held by Lagunitas Partners L.P., a California limited partnership, of which Messrs. Gruber and McBaine and GMCM are general partners; 5,000 shares held by GMJ Investments, L.P., a California limited partnership, of which Messrs. Gruber and McBaine and GMCM are general partners; and 5,000 shares held by Lagunitas International, a Cayman Islands Limited Partnership, of which GMCM is a general partner.

(7) Includes 16,528 shares of Common Stock which Mr. Gruber has the right to acquire within 60 days after the date of this table upon conversion of preferred stock.

(8) Includes 4,132 shares of Common Stock which Mr. McBaine has the right to acquire within 60 days after the date of this table upon conversion of preferred stock.

(9) Includes 153,950 shares of Common Stock which could be acquired within 60 days of this table upon exercise of warrants held by McGettigan, Wick & Co., Inc., a merchant banking fund of which Messrs. McGettigan and Wick are Managing Directors, and 61,980 shares which could be acquired within 60 days of this table upon conversion of preferred stock held by McGettigan, Wick Investments, a partnership of which Messrs. McGettigan and Wick are general partners.

(10) Includes 20,660 shares of Common Stock which Mr. Wick has the right to acquire within 60 days after the date of this table upon conversion of preferred stock held by the Myron A. Wick III Trust for which Mr. Wick is the trustee.

(11) Includes 20,729 shares of Common Stock which Mr. Curtis has the right to acquire within 60 days after the date of this table upon conversion of preferred stock and 5,000 shares held by Mr. Curtis for the benefit of his minor children.

(12) Includes 41,320 shares of Common Stock which Mr. Magowan has the right to acquire within 60 days after the date of this table upon conversion of preferred stock.

(13) Includes 4,939,032 shares of Common Stock which such persons have the right to acquire within 60 days after the date of this table upon conversion of preferred stock and pursuant to outstanding options and warrants.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's bylaws.

CHANGE OF CONTROL SEVERANCE PLAN

     The Board of Directors has adopted a plan which is intended to provide eligible employees with severance benefits in the event of the sale of the Company or any similar corporate event which results in the employee's involuntary termination of employment with the Company within a year after the sale of the Company or similar corporate event. The amount of the severance benefit is determined by the employee's position, title and level of compensation, and generally will not exceed 4-6 months of compensation at the rates in effect at the time of termination. Under the plan, stock options held by terminated employees will accelerate and become fully vested and exercisable as of the employee's termination. The plan does not cover temporary employees or employees who have negotiated individual severance agreements with the Company.

CBS AGREEMENT

     On October 31, 1994, the Company entered into a letter agreement with Communication and Business Solutions, Inc. ("CBS") and Paul C. Cissel in which the parties agreed that the Company would purchase certain assets of CBS associated with its customer base in exchange for payment of $330,000 in 12 equal monthly installments beginning in December of 1994. Under the letter agreement, the purchase price is subject to adjustment based on the performance of the purchased customer base.

AGREEMENT WITH MR. CURTIS

     Effective November 7, 1994 the Company and Mr. Curtis, the Chief Executive Officer and a director of the Company, entered into a consulting agreement under which Mr. Curtis would resign as Chief Executive Officer of the Company, effective January 1, 1995, in order to provide consulting service to the Company during 1995. In exchange for such services, the Company has agreed to pay Mr. Curtis twelve equal monthly payments of $15,000 each, to pay accrued vacation and medical leave benefits (without regard for usual limitations), to reimburse Mr. Curtis for legal costs reasonably incurred negotiating his change in status with the Company, and to fully vest any options on Company stock held at December 31, 1994.

OFFSHORE FINANCINGS

     In April 1995, the Company sold 385,000 units at $2.20 per unit for $847,000 in an offshore transaction pursuant to Regulation S of the Securities Act of 1933, as amended. Each unit was comprised of one share of the Company's Common Stock and a Warrant, exercisable until April 18, 2000, which when combined with another Warrant, entitles the holder to purchase a share of Common Stock for $2.20. Co-placement agents for the financing were Oakes Fitzwilliams & Co. Limited and McGettigan, Wick & Co., Inc. Mr. Wick is a principal of McGettigan, Wick & Co., Inc., a director of the Company and the beneficial owner of more than 5% of the Company's Common Stock. The co-placement agents received a cash fee for their services in the financing equal to 10% of the proceeds of the financing and a five-year warrant for 35,000 units at $2.64 per unit.

PREFERRED STOCK FINANCINGS

     In September 1994, the Company issued 55,893 shares of Series E Preferred Stock at $10.00 per share under an agreement with Proactive Partners, L.P. ("Proactive") to convert a note payable to Proactive with a principle balance of $500,000 and accrued interest of $58,930. Proactive and its affiliates are beneficial owners of greater than 5% of the Company's Common Stock. Mr. Wick, a director of the Company, is a general partner of Proactive Investment Managers, L.P., the general partner of Proactive. In connection with the issuance of the Series F Preferred Stock, the Company issued Proactive a five year warrant for 100,000 shares of the Company's Common Stock which was canceled when the outstanding shares of Series E Stock were converted to Series F Preferred Stock (see below).

     During the period July 1995 through October 1995, the Company raised approximately $11,024,207, net of offering costs of $129,963, through a private placement of 1,115,417 shares of its Series F Preferred Stock at a purchase price of $10.00 per share. Additionally, the holder of the Company's Series E Preferred Stock exchanged its shares of Series E Preferred Stock, plus accumulated and unpaid dividends of $47,467, for 60,639 shares of Series F Preferred Stock. The Series E Preferred Stock was held by Proactive, a beneficial owner of greater than 5% of the Company's Common Stock. In addition to the conversion of the outstanding Series E Preferred Stock into Series F Preferred Stock, Proactive, Lagunitas Partners, L.P. ("Lagunitas") and Fremont Proactive Partners, L.P. ("Fremont") also purchased 65,817, 30,377 and 5,062 shares of Series F Preferred Stock, respectively. Proactive, Lagunitas and Fremont and their affiliates are beneficial owners of greater than 5% of the Company's Common Stock. Mr. Wick, a director of the Company is a general partner of Proactive Investment Managers, L.P., the general partner of Proactive, Lagunitas and Fremont. The Series F shares are entitled to 9% cumulative dividends, voting rights, demand registration rights for the underlying common shares after six months and are convertible initially into 4,704,224 shares of Common Stock, subject to anti-dilution provisions. The holders of the Series F Preferred Stock also received warrants for the purchase of 470,422 shares of Common Stock with an exercise price of $3.00 per share which expire in October 2000. The Series F Preferred stockholders have the right to place two directors on the Company's Board of Directors (the "Series F Directors") and the Company is subject to certain covenants requiring it to obtain the consent of the Series F Directors for certain transactions including mergers, acquisitions and incurring additional indebtedness in excess of $20,000,000. Currently, the Series F Directors are Messrs. Singleton and Thornhill who are 0.73% and 7.41% beneficial owners of the Company's Common Stock and who acquired their interests in the Company as a result of the Series F Preferred Stock financing. As of April 15, 1996, the outstanding shares of Series F Preferred Stock are convertible into 4,704,224 shares of Common Stock.

ISSUANCE OF WARRANT

     In August 1995, in exchange for services rendered in connection with the Series F Preferred Stock financing, the Company issued McGettigan, Wick & Co., Inc. a warrant for 62,200 shares of the Company's Common Stock exercisable until February 15, 1997 at a per share price of $2.50, payable in cash or the cancellation of Company indebtedness. McGettigan, Wick & Co., Inc. is a merchant banking fund whose Managing Directors, Messrs. McGettigan and Wick, and their affiliates, are greater than 5% stockholders in the Company. Mr. Wick is a director of the Company.

ACQUISITION OF AUTOMATED COMMUNICATIONS, INC.

     In January 1996, the Company acquired from Ms. Judy Van Essen all of the outstanding shares of Automated Communications, Inc., a Golden, Colorado facilities-based reseller of long distance service. Consideration for the transaction was in the form of $4,000,000 in cash, 2,800,000 shares of the Company's Common Stock valued at $10,500,000 and the issuance of a long-term note in the amount of $1,300,000. As a result of the transaction and her acquisition of 2,800,000 shares of the Company's Common Stock, Ms. Van Essen became an 11.88% stockholder in the Company.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PHOENIX NETWORK, INC.


By:        /s/  WALLACE M. HAMMOND                       Date: April 26, 1996
    -----------------------------------------
             Wallace M. Hammond
    President and Chief Executive Officer
        (Principal Executive Officer)

By:        /s/  JEFFREY L. BAILEY                        Date: April 26, 1996
    -----------------------------------------
              Jeffrey L. Bailey
            Senior Vice President
           Chief Financial Officer
(Principal Financial and Accounting Officer)

                                                                      APPENDIX E
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ---------------------


                                   FORM 10-Q

(Mark One)
[X]         QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1996

                                       OR

[  ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

             FOR THE TRANSITION PERIOD FROM           TO

                         COMMISSION FILE NUMBER 0-17909


                             ---------------------


                             PHOENIX NETWORK, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                                  84-0881154
 (State or other jurisdiction of        (I.R.S. Employer Identification No.)
  incorporation or organization)


                 1687 COLE BOULEVARD, GOLDEN, COLORADO 80401
             (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (303) 232-4333

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes /X/     No / /

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                                          SHARES OUTSTANDING AT
                    CLASS                                     AUGUST 1, 1996
                    -----                                 ---------------------
        Common Stock, $.001 par value                           17,712,245


================================================================================

                             PHOENIX NETWORK, INC.

                                     INDEX

                                                                                        PAGE NO.
                                                                                        --------
Part I.      FINANCIAL INFORMATION
Item 1.      Financial Statements.....................................................
             Condensed Consolidated Balance Sheets....................................      3
             Condensed Consolidated Statements of Operations..........................      5
             Condensed Consolidated Statements of Cash Flow...........................      6
             Notes to Condensed Consolidated Financial Statements.....................      7
Item 2.      Management's Discussion and Analysis of Financial Condition and Results
             of Operations............................................................      9
Part II.     OTHER INFORMATION
Item 6.      Exhibits and Reports on Form 8-K.........................................     11

                         Part I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                             PHOENIX NETWORK, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31, 1995     JUNE 30, 1996
                                                                 -----------------     -------------
Current assets:
  Cash and cash equivalents ($225,356 restricted at December
     31, 1995 and June 30, 1996)...............................     $ 8,004,511          $ 1,572,196
  Accounts receivable, net of allowance for doubtful accounts of $1,288,000 at December 31, 1995 and $1,628,000 at
     June 30, 1996.............................................      11,763,520           16,139,757
  Deferred commissions.........................................       1,522,738            1,400,863
  Other current assets.........................................         304,920              693,494
                                                                    -----------          -----------
Total current assets...........................................      21,595,689           19,806,310
Furniture, equipment and data processing systems, at cost less
  accumulated depreciation.....................................         743,463            2,703,034
Deferred commissions...........................................       1,454,483            1,068,608
Customer acquisition costs, less accumulated amortization......       2,447,619            3,720,676
Goodwill, less accumulated amortization........................       3,903,109           18,791,729
Other assets...................................................         223,520              886,584
                                                                    -----------          -----------
                                                                    $30,367,883          $46,976,941
                                                                    ===========          ===========

        The accompanying notes are an integral part of these statements.

                             PHOENIX NETWORK, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (CONTINUED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                DECEMBER 31, 1995     JUNE 30, 1996
                                                                -----------------     -------------
Current liabilities:
  Note payable to finance company.............................     $    41,468         $    608,594
  Note payable to stockholder.................................              --              131,406
  Note payable to vendor......................................              --            1,931,315
  Accounts payable and accrued liabilities....................      10,901,725           16,065,416
                                                                   -----------         ------------
Total current liabilities.....................................      10,943,193           18,736,731
Note payable to stockholder -- long term......................              --            1,182,650
Stockholders' equity:
  Preferred stock, $.001 par value; authorized, 5,000,000
     shares; issued and outstanding, 2,737,389 shares at
     December 31, 1995 and 2,725,014 shares at June 30,
     1996.....................................................           2,737                2,725
  Common stock, $.001 par value authorized, 30,000,000 shares;
     issued and outstanding, 14,459,658 shares at December 31,
     1995 and 17,698,974 shares at June 30, 1996..............          14,460               17,699
  Additional paid-in capital..................................      28,443,144           39,628,718
  Treasury stock -- 1,300 shares at cost......................          (2,522)              (2,522)
  Accumulated deficit from May 1, 1989........................      (9,033,129)         (12,589,060)
                                                                   -----------         ------------
Total stockholders' equity....................................      19,424,690           27,057,560
                                                                   -----------         ------------
                                                                   $30,367,883         $ 46,976,941
                                                                   ===========         ============

        The accompanying notes are an integral part of these statements.

                             PHOENIX NETWORK, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          THREE MONTHS ENDED JUNE 20,    SIX MONTHS ENDED JUNE 30,
                                          ---------------------------    --------------------------
                                              1995           1996           1995           1996
                                          ------------    -----------    -----------    -----------
Revenues................................. $ 13,489,242    $21,923,655    $27,683,463    $44,995,365
Cost of revenues.........................    9,352,622     15,914,505     19,060,850     32,531,107
                                          ------------    -----------    -----------    -----------
Gross profit.............................    4,136,620      6,009,150      8,622,613     12,464,258
Selling, general & administrative
  expenses...............................    3,791,902      6,426,936      7,915,701     12,856,313
Depreciation and amortization............      128,812      1,075,214        274,024      2,159,187
Relocation expenses......................           --        607,429             --        809,174
                                          ------------    -----------    -----------    -----------
                                             3,920,714      8,109,579      8,189,725     15,824,674
Income (loss) from operations............      215,906     (2,100,429)       432,888     (3,360,416)
Net interest expense.....................      (69,202)      (125,718)      (158,181)      (163,185)
                                          ------------    -----------    -----------    -----------
Net income (loss)........................      146,704     (2,226,147)       274,707     (3,523,601)
Preferred stock dividends................      (63,701)      (312,270)      (126,891)      (625,073)
                                          ------------    -----------    -----------    -----------
Net income (loss) attributable to common
  shares................................. $     83,003    $(2,538,417)   $   147,816    $(4,148,674)
                                          ============    ===========    ===========    ===========
Net income (loss) per common share....... $       0.01    $     (0.14)   $      0.01    $     (0.24)
                                          ============    ===========    ===========    ===========
Weighted average number of shares
  outstanding............................   13,049,454     17,569,201     12,788,101     17,456,065
                                          ============    ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                             PHOENIX NETWORK, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           SIX MONTHS ENDED JUNE 30,

                                                                      1995             1996
                                                                  ------------     ------------
Cash flows from operating activities:
  Cash received from customers..................................  $ 26,682,710     $ 43,323,241
  Interest received.............................................         3,648           39,777
  Cash paid to suppliers and employees..........................   (26,623,473)     (45,152,540)
  Interest paid.................................................      (161,828)        (202,962)
                                                                  ------------     ------------
Net cash used in operating activities...........................       (98,943)      (1,992,484)
Cash flows from investing activities:
  Purchases of furniture and equipment..........................      (188,372)        (214,567)
  Purchase of other assets......................................       (70,168)        (281,958)
  Business acquisitions, net of cash acquired...................            --       (4,085,093)
                                                                  ------------     ------------
Net cash used in investing activities...........................      (258,540)      (4,581,618)
Cash flows from financing activities:
  Proceeds from (payment on) note payable to finance company....      (752,788)         567,126
  Payment on note payable to vendor.............................            --       (1,081,810)
  Proceeds from issuance of common stock........................       727,519               --
  Proceeds from exercise of common stock options................       132,972          656,471
                                                                  ------------     ------------
Net cash provided by financing activities.......................       107,703          141,787
                                                                  ------------     ------------
Net decrease in cash............................................      (249,780)      (6,432,315)
Cash at beginning of period.....................................     1,209,999        8,004,511
                                                                  ------------     ------------
Cash at end of period...........................................  $    960,219     $  1,572,196
                                                                  ============     ============
Reconciliation of net income (loss) to net cash used in
  operating activities:
  Net income (loss).............................................  $    274,707     $ (3,523,601)
  Adjustments
     Provision for doubtful accounts............................       720,107        1,007,788
     Depreciation and amortization..............................       274,024        2,159,187
     Changes in assets and liabilities
       Accounts receivable......................................    (1,000,753)      (2,509,912)
       Deferred commissions.....................................      (119,983)         507,750
       Other assets.............................................      (298,838)        (363,728)
       Accounts payable and accrued expenses....................        51,793          730,032
                                                                  ------------     ------------
Net cash used in operating activities...........................  $    (98,943)    $ (1,992,484)
                                                                  ============     ============
Schedule of noncash financing activity
Noncash components of consideration issued in connection with business combination:
  Common stock..................................................  $         --     $ 10,500,000
  Note payable to stockholder...................................            --        1,314,056
  Assumption of net liabilities.................................            --        1,606,976
Conversion of preferred stock into common stock.................         7,221           32,330

        The accompanying notes are an integral part of these statements.

                             PHOENIX NETWORK, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- FINANCIAL STATEMENTS

     The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These statements should be read in conjunction with the financial statements and notes thereto included in the Registrant's Form 10-K for year ended December 31, 1995.

NOTE B -- ACQUISITION

     In January 1996, the Company acquired Automated Communications, Inc. ("ACI"), a Golden, Colorado facilities based long distance phone service carrier operating switching centers in Colorado Springs, Minneapolis and Phoenix. Consideration for the acquisition was in the form of $4,086,693 in cash, 2,800,000 shares of the company's common stock valued at $10,500,000, a long term note of $1,314,056 bearing interest at 9%, and the assumption of net liabilities of $1,606,976. The Company's consolidated results of operations for the periods ended June 30, 1996 include those of ACI from January 1, 1996, the effective date of the purchase transaction. The excess of the purchase price over the fair market value of the assets and liabilities acquired has been allocated to customer acquisition costs ($1,950,000) and to goodwill ($15,557,725). Customer acquisition costs are amortized over 4 years using the sum of the years digits method and goodwill is amortized on a straight line basis over 20 years.

     The following condensed pro forma information presents the results of operation of the Company as if the acquisition of ACI, and certain other acquisitions completed in 1995, had occurred on January 1, 1995.

                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           JUNE 30, 1995         JUNE 30, 1995
                                                         ------------------     ----------------
    Revenue............................................     $ 21,577,099          $ 45,014,507
    Net income.........................................          492,047             1,141,316
    Net income attributable to common shares...........          173,833               516,268
    Net income per common share........................             0.01                  0.03

NOTE C -- PROPOSED MERGER

     In June 1996, Phoenix and AmeriConnect, Inc., a long distance reseller based in Overland Park, Kansas, signed a definitive merger agreement and are proceeding to take the necessary steps to close the merger. Under the terms of the agreement, Phoenix will issue approximately 2,700,000 share of common stock in exchange for all of the shares of capital stock held by AmeriConnect stockholders. For accounting purposes, the transaction will be treated as a pooling of interests. The following unaudited pro forma condensed consolidated statements of operations for the three and six month periods ended June 30, 1996 reflect the historical consolidated statements of operations for the periods then ended to give effect to the proposed merger.

                             PHOENIX NETWORK, INC.

STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                         JUNE 30, 1996           JUNE 30, 1996
                                                       ------------------       ----------------
    Revenues.........................................     $ 26,266,000            $ 53,602,000
    Cost of revenues.................................       19,085,000              38,903,000
                                                          ------------            ------------
    Gross profit.....................................        7,181,000              14,699,000
    Selling, general and administrative..............        9,038,000              17,962,000
                                                          ------------            ------------
    Loss from operations.............................       (1,857,000)             (3,263,000)
    Other............................................         (125,000)               (173,000)
                                                          ------------            ------------
    Net loss.........................................       (1,982,000)             (3,436,000)
    Preferred dividends..............................         (312,000)               (625,000)
                                                          ------------            ------------
    Pro forma net loss attributable to common
      shares.........................................     $ (2,294,000)           $ (4,061,000)
                                                          ============            ============
    Net loss per common share........................     $      (0.11)           $      (0.20)
                                                          ============            ============
    Weighted average shares outstanding..............       20,278,000              20,165,000
                                                          ============            ============

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     For the quarter ended June 30, 1996 revenues increased to $21,923,655 compared with revenues of $13,489,242 for the comparable period of the prior year. The increase of 62.5% was due to acquisitions completed by the Company in late 1995 and the quarter ended March 31, 1996. Billed minutes to customers increased 88% between periods while the average revenue per minute declined by 13.6% between periods. The average rate decline was due to the combination of the Company's customers utilizing more competitively priced services offered by the Company over the past year and the effect of the acquired companies' rate structures which generally were lower than those offered by the Company. For the six months ended June 30, 1996, revenues increased 62.5% from the comparable period of the prior year due to the same reasons as the quarterly comparison.

     Cost of revenues for the three months ended June 30, 1996 increased to $15,914,505 from $9,352,622 in the prior year's period which, as a percentage of revenue, increased to 72.6% compared to 69.3% for the prior year's period. For the six month period, cost of revenues increased to 72.3% from 68.9%. Although the Company's average cost per minute of usage has declined by 9.5% for the three months ended June 30, 1996 and 9.6% for the six months ended June 31, 1996 compared to the prior year's comparable periods, the higher percentage decrease in the average revenue per minute resulted in the decline in the Company's gross profit margin percentage. As a result of the Company's acquisition of ACI, as described in Note B to the financial statements, the Company now operates three long distance switches located in Minneapolis, Colorado Springs and Phoenix and is in the process of moving its customers' traffic to these facilities where economically feasible. Additionally, the Company has signed an agreement with US ONE Communications Corp., a switched based carrier which has plans to offer both long distance origination and local dial tone service from its AT&T #5ESS 2000 switching platforms. Beginning in July 1996, US ONE will start deploying switches nationwide in 16 major cities with a scheduled completion date in mid 1997. Phoenix will begin moving its customers' traffic to this platform as the switches become operational. In addition to the US ONE arrangement, the Company has also entered into an agreement with a division of Comdisco, Inc. which provides computer disaster recovery assistance to companies on a nationwide basis. In support of its disaster recovery clients, Comdisco Network Services has built a nationwide fiber optic, high speed data network which is fully satellite redundant. The terms of the agreement allow Phoenix to acquire private line services from Comdisco at discounts to prevailing prices offered by other private line providers. Phoenix plans to utilize the Comdisco private line services in conjunction with the US ONE switching platform to offer its customers a nationwide telecommunications network with a lower cost per minute of usage than currently available under the Company's reseller contracts with other facilities based carriers. Accordingly, the Company anticipates improvement in its gross profit margin as a percentage of revenue as it is able to move its traffic to these new platforms.

     Selling, general and administrative (SG&A) expenses increased slightly as a percentage of revenue from 28.1% for the quarter ended June 30, 1995 to 29.3% for the quarter ended June 30, 1996 and were the same at 28.6% as a percentage of revenue for the comparable six month periods. As a result of the acquisition of ACI in January 1996, the Company has been operating headquarters facilities in Golden, Colorado in addition to its San Francisco location for the six months ending June 30, 1996. The Company has substantially completed relocating its offices to the Golden facilities in July 1996 and anticipates a reduction in SG&A as a percentage of revenue for the remainder of 1996. Relocation expenses for the six month period ended June 30, 1996 were $809,174 and consist primarily of employee severance, travel, relocation and training costs.

     Depreciation and amortization expense increased from $128,812, or 1.0% of revenue, in the June 1995 quarter to $1,075,214, or 4.9% of revenue, in the quarter ended June 1996. The increase resulted primarily from the amortization of the ACI acquisition and the Tele Trend acquisition completed in August 1995. The reasons for the changes in the six month periods are the same as for the quarterly comparisons.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flows from operations for the six months ended June 30, 1996 resulted in a net negative cash flow of $1,992,484 compared to a negative cash flow of $98,943 for the prior year. Accounts receivable, net of the allowance for doubtful accounts, and accounts payable, each increased at June 30, 1996 compared to December 31, 1995, as a result of the acquisition described in Note B to the financial statements and as a result of increased billings of the Company for the period. In January 1996, the Company expended $4,086,693 as the cash component of the consideration paid for ACI (see Note B to the Condensed Consolidated Financial Statements). The Company has a line of credit available through a finance company allowing for borrowings of up to $10,000,000 based on the Company's trade receivable. There was $608,594 outstanding under the line at June 30, 1996.

                          PART II -- OTHER INFORMATION

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

              10(a)           -- Comdisco Telecommunications Services Agreement
              10(b)           -- US One Communications Services Agreement
     (a)      11              -- Statement of Computation of Per Share Earnings
              27              -- Financial Data Schedule

     (b) None

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      PHOENIX NETWORK, INC.
                                      (Registrant)

  Date    August 14, 1996             /s/ WALLACE M. HAMMOND
                                      ---------------------------------
                                      Wallace M. Hammond
                                      Chief Executive Officer

  Date    August 14, 1996             /s/ JEFFREY L. BAILEY
                                      ---------------------------------
                                      Jeffrey L. Bailey
                                      Chief Financial Officer
                                      (Chief Accounting Officer)

                                                                      APPENDIX F
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 10-KSB

MARK ONE
      /X/          ANNUAL REPORT UNDER SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                                       OR

      / /        TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-18654

                               AMERICONNECT, INC.
          (Name of small business issuer as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

6750 WEST 93RD STREET, SUITE 110, OVERLAND PARK, KS 66212                      48-1056927
         (Address of principal executive offices)                 (I.R.S. Employer Identification No.)

                                 (913) 341-8888
                (Issuer's telephone number, including area code)
                             ---------------------

     Securities registered pursuant to Section 12(b) of the Exchange Act: None

     Securities registered pursuant to Section 12(g) of the Exchange Act: Common Stock, par value $.01 per share.
                             ---------------------

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of issuer's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. /X/

     Issuer's revenues for its most recent fiscal year were $17,099,635.

     To the best of the Company's knowledge, the aggregate market value of the Common Stock held by non-affiliates of the issuer is approximately $6,767,961, based upon an average bid and asked price of $1.34 at March 28, 1996, based on information obtained from the NASDAQ bulletin board, which is a quotation service. The aggregate market value of the issuer's Class A Common Stock, no shares of which were held by non-affiliates at December 31, 1995, is not readily ascertainable.

     The number of shares outstanding of each of the issuer's classes of common equity at March 28, 1996, was as follows: 6,324,717 shares of Common Stock and 592,033 shares of Class A Common Stock.

     DOCUMENTS INCORPORATED BY REFERENCE: Portions of the Issuer's definitive Proxy Statement for the 1996 Annual Meeting of Stockholders, to be filed with the Commission on or before April 29, 1996, are incorporated by reference into
Part III of this Annual Report on Form 10-KSB.

     Transitional small disclosure format: Yes / / No /X/
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Certain information regarding executive officers and directors is included as Appendix A.

                                  FORM 10-KSB

                                 ANNUAL REPORT
                          YEAR ENDED DECEMBER 31, 1995

ITEM NO.                                       TOPIC                                      PAGE
- ---------  -----------------------------------------------------------------------------  ----
                                               PART I
Item 1.    Description of Business......................................................     1
Item 2.    Description of Property......................................................     5
Item 3.    Legal Proceedings............................................................     6
Item 4.    Submission of Matters to a Vote of Security Holders..........................     6
                                              PART II
Item 5.    Market for Common Equity and Related Stockholder Matters.....................     7
Item 6.    Management's Discussion and Analysis or Plan of Operation....................     7
Item 7.    Financial Statements.........................................................    14
Item 8.    Changes In and Disagreements With Accountants on Accounting and Financial
             Disclosure.................................................................    28
                                              PART III
Item 9.    Directors, Executive Officers, Promoters and Control Persons; Compliance With
             Section 16(a) of the Exchange Act..........................................    29
Item 10.   Executive Compensation.......................................................    29
Item 11.   Security Ownership of Certain Beneficial Owners and Management...............    29
Item 12.   Certain Relationships and Related Transactions...............................    29
Item 13.   Exhibits and Reports on Form 8-K.............................................    29

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

GENERAL OVERVIEW

     AmeriConnect, Inc., a Delaware corporation, which was organized under the name Amerifax, Inc. ("Amerifax") in Delaware on June 28, 1988 ("AmeriConnect"), together with its wholly owned subsidiary, AmeriConnect, Inc. of New Hampshire, a New Hampshire corporation ("ANH" and, together with AmeriConnect, the "Company"), provides long distance telecommunications services to individuals and small to medium-sized businesses. On June 7, 1994, Amerifax changed its name to AmeriConnect, Inc. ANH was formed on June 28, 1993 and started doing business in New Hampshire in July 1993.

     The Company is a switchless reseller of long distance telecommunications services and, as such, does not own or lease any telephone equipment or participate in the call completion process. Instead, the Company places its customers on the long distance networks of facilities-based, interexchange carriers, which provide the actual call transmission services. Currently, the Company utilizes the services of Sprint Communications, L.P. ("Sprint") and WilTel, Inc. ("WilTel"). These interexchange carriers bill the Company at contractual rates for the combined usage of the Company's customers utilizing such carriers' respective networks. The Company then bills its customers individually at rates established by the Company. The Company is responsible for payments to its carriers without regard to whether payment is made by the Company's customers.

     The Company's corporate headquarters are located at 6750 W. 93rd St., Suite 110, Overland Park, Kansas 66212, and its telephone number is (913) 341-8888.

RECENT DEVELOPMENTS -- POSSIBLE MERGER

     On January 15, 1996, the Company and Phoenix Network, Inc. ("Phoenix"), a San Francisco, California-based long distance reseller and provider of value-added telecommunications services, signed a letter of intent to merge the two companies in a stock-for-stock transaction. The parties currently are negotiating a definitive merger agreement. In connection with the proposed merger, Phoenix expects to issue approximately 4 million new shares of common stock in exchange for all of the outstanding shares of the Company. It is currently anticipated that the closing will take place on or about August 15, 1996, pending the obtaining of all necessary regulatory approvals and approval of the shareholders of both companies. There can be no assurance that the ongoing negotiations between the Company and Phoenix will in fact result in the execution of a definitive merger agreement or that the terms of any such agreement will be as described above.

SERVICES AND PRICING

     The Company provides to its customers a wide variety of long distance telecommunications services, including both switched and dedicated "WATS" services, "800" services, calling card services, account codes and international calling, as well as other specialized services designed for customers with more sophisticated telecommunications needs.

     The Company's customers are able to obtain, through the Company, substantially all of the basic services offered by the Company's underlying interexchange carriers to such carriers' direct sale customers, but at rates generally lower than those available directly from the carrier. Individually, the Company's customers do not have sufficient long distance usage to qualify for the discount rates made available by major carriers to large users of long distance services. By combining all of its customers' traffic under the Company's accounts with the carriers, the Company can take advantage of volume discounts offered by such carriers and, in turn, can pass along a portion of such savings to its customers.

     The Company's customers provide the Company with information regarding their telephone numbers and locations, which the Company processes and forwards to one of its interexchange carriers. The carrier makes the appropriate arrangements with the local telephone company so that the customer's long distance traffic is routed to that carrier. The carrier then sends the Company, on a periodic basis, information regarding the long distance traffic of all the Company's customers who are serviced by such carrier. The Company is obligated to pay the carrier for such traffic at contractual rates without regard to whether payment is made by the Company's customers. The Company processes the information and provides its customers with monthly invoices for such customers' long distance calls at rates established by the Company. The customers are obligated to pay the Company directly.

     The Company offers its customers a pricing option of one flat rate per minute (any time and without restrictions) on interstate long distance calls to points almost anywhere in the United States. In general, the Company believes the weighted average of the rates charged by the Company's long distance competitors to typical small to medium-sized business customers is higher than the Company's flat rate pricing option. The flat rate pricing concept is also available for the in-bound "800" and calling card services offered by the Company. While the Company also offers price structures for its various services that are more typical of the industry (i.e., based upon time of use, distance and total volume), most of its customers select the flat rate products. The Company believes this is due to the fact that these products are easier for customers to understand than traditional volume- and time-variable products. In response to the marketing efforts of the major interexchange carriers, the Company offers customers twelve month and twenty-four month Guaranteed Rate Plans ("GRPs"), assuring customers of consistent rates over the selected period.

VENDORS

     The Company provides long distance telecommunications services to its customers primarily through the Sprint network, an all-digital, all-fiber optic transmission system, pursuant to a Carrier Transport Switched Services Agreement, dated July 28, 1995, between Sprint and the Company (as amended, the "Sprint Agreement"). The Company also provides long distance telecommunications services to its customers using the WilTel network, pursuant to a Telecommunications Services Agreement, dated June 27, 1994, between WilTel and the Company (as amended, the "WilTel Agreement"). Pursuant to the Sprint Agreement and the WilTel Agreement, the Company receives discounts on long distance services from Sprint and WilTel based upon the total volume of services purchased by the Company. Both agreements contain minimum usage requirements that the Company must meet in order to avoid shortfall penalties.

     The Company neither owns nor leases any switching or transmission facilities used in the actual call completion process, and, as a consequence, the Company is entirely dependent on the facilities-based carriers providing these services for the Company's customers.

MARKETING

     The Company targets small to medium-sized businesses which are active users of long distance services. These businesses generally are not large enough to take advantage of the volume discounts offered by major interexchange carriers to their large customers. The Company provides what it believes to be superior billing and customer service at lower prices than major interexchange carriers. To differentiate itself from the major interexchange carriers, the Company offers a package of value-added billing summary reports. These reports may include summaries identifying usage by telephone number, traffic type, time of day and day of month, as well as frequently called numbers and international calls. The Company also places a strong emphasis on customer relations. All new customers receive a welcome letter, most receive an activation call, and larger customers receive periodic customer support calls to measure their satisfaction with the Company and its services and to sell additional services.

     The Company markets its services primarily through non-employee sales agents which are supported by area sales directors ("ASDs") who are employees of the Company. Each ASD is responsible for assisting existing sales agents and recruiting new sales agents within his or her geographic region. The Company believes the utilization of non-employee sales agents to be the most cost effective method of sales because sales agents generally are compensated only by commissions tied directly to sales. Sales by sales agents now represent approximately seventy-two percent (72%) of the Company's monthly revenue and this percentage is expected to increase during 1996. Sales by one agent now represent approximately nineteen percent (19%) of the Company's monthly revenue. During 1995, the Company utilized approximately 81 non-employee sales agents throughout the United States. At December 31, 1995, the Company employed 4 ASDs and now employs 3 ASDs.

     The Company also markets its services through its own direct sales force, which sales personnel are compensated on a salary plus commission basis. In December 1995, the Company hired a new sales manager and two new sales persons, all of whom were concentrating their sales efforts in the Kansas City metropolitan area. During the first three months of 1996, the Company hired an additional four new sales persons to concentrate on sales in the Kansas City metropolitan area. For the year ended December 31, 1995, thirty-four percent (34%) of the Company's revenues were from the Kansas City metropolitan area.

     While the Company does not advertise through the mass-media, it indirectly benefits from advertising by the major interexchange carriers. Through their advertising, the Company's primary market is made aware of choices in long distance suppliers. In addition, the Telecommunications Resellers Association ("TRA"), of which the Company has been a member since its inception, promotes resellers such as the Company. TRA's public relations campaign has included major stories in periodicals such as Inc. Magazine, Smart Money and Entrepreneur as well as regular coverage in Communications Daily, Network World and Phone+.

CUSTOMERS

     As of December 31, 1995, the Company had 7,085 customers subscribing to its long distance telecommunications services. This represents a decrease of 849 customers or approximately 11% from the number of customers at December 31, 1994. During 1995, the Company billed its customers an average of approximately $190 for long distance usage, compared to average per customer billings of approximately $150 during 1994. The Company believes the decrease in the number of customers and the increase in the amount of the average customer bill are primarily attributable to the loss of certain residential customers associated with a particular agent. See "Legal Proceedings" and "Management's Discussion and Analysis or Plan of Operation -- General." During 1995, no single customer accounted for more than 2% of the Company's gross revenues.

COMPETITION

     The long distance telecommunications industry is highly competitive and subject to rapid technological and regulatory change. The Company's competitors include the three major facilities-based, interexchange carriers (American Telephone and Telegraph Company ("AT&T"), MCI Telecommunications Corporation ("MCI") and Sprint), other large carriers (e.g., Frontier Communications, Inc. ("Frontier") and WorldCom Communications, Inc. ("WorldCom")) and several hundred smaller carriers. As a result of the newly enacted Telecommunications Act of 1996 (the "Telecommunications Act"), the regional bell operating companies (the "RBOCs") are now authorized to provide inter-LATA ("local access and transport area") long distance telephone services outside their own regions, and, under certain circumstances, to provide interLATA long distance telephone services within their own regions. The Telecommunications Act also removes the prohibition on providing long distance services previously imposed on the GTE telephone operating companies (the "GTOCs"). The three major carriers, the RBOCs, the GTOCs and many of the other carriers have resources significantly greater than those available to the Company, as well as longer operating histories and larger customer bases. From time to time any of these entities may be able to provide a range of services comparable to or more extensive than those provided by the Company at rates competitive with the Company's rate structure. In addition, new companies may be formed which utilize the same volume-discount pricing available to the Company, because the Company does not have proprietary contractual arrangements in that regard. Most prospective customers of the Company are already receiving service directly from at least one long distance carrier, and the Company must convince prospective customers to alter these relationships to generate new business. As a result of the foregoing, there can be no assurance that the Company will be competitive.

     Furthermore, the Company is in direct competition with the facilities-based carriers for the right to service the end user. The Company believes, given the highly competitive nature of the industry, that the carriers view switchless resellers as an alternative marketing channel giving the carrier incremental minutes of traffic with no marketing cost and minimal support costs.

     On February 8, 1996, the Telecommunications Act was signed into law. This legislation permits the RBOCs to provide inter-LATA long distance services under certain circumstances and subject to certain restrictions. In particular, the new legislation permits each of the RBOCs to provide inter-LATA service outside its own region. Additionally, an RBOC may offer in-region inter-LATA service if federal and state regulators determine (i) that the RBOC has opened its local loop network to competitors and (ii) that the RBOC faces competition from a facilities-based provider offering local exchange service to businesses and residents in that state. In order for the RBOC to offer this in-region long distance service, the Federal Communications Commission (the "FCC") also must determine that such entry is in the "public interest." Many of the RBOCs and the GTOCs have already announced their intention to enter the business of reselling long distance services and, as a result, the Company will face significant additional competition. However, entry into this business will involve compliance by these companies with certain regulatory requirements. See
"-- Regulation."

     In addition, certain regulatory proceedings affecting the Company and its competitors may affect the Company's competitive position. For a more detailed discussion of the regulatory proceedings affecting the Company, see
" -- Regulation."

REGULATION

     The FCC retains general regulatory jurisdiction over the provision of telecommunications services by all common carriers, but does not currently regulate the long distance telephone rates or profit levels of non-dominant common carriers such as the Company. The FCC imposes certification and tariff filing requirements for international service and tariff filing requirements for domestic interstate service for all common carriers. The FCC, however, has recently proposed "mandatory de-tariffing" of services offered by non-dominant long distance carriers such as the Company, pursuant to authority granted in the Telecommunications Act. This mandatory de-tariffing would relieve all domestic long distance companies, including the Company, from the requirement of filing tariffs.

     Utilizing authority granted in the Telecommunications Act, the FCC has also recently proposed regulations to govern the entry of the RBOCs into the interstate long distance service markets. The FCC has proposed that, so long as these long distance services are offered by affiliates of the RBOCs that are structurally separate from the RBOCs, these interexchange services would be classified as "non-dominant" (like the services provided by the Company). Services classified as dominant are subject to increased regulation of rates, earnings and operations by the FCC. In a separate rulemaking proceeding, the FCC has also recently proposed elimination of the structural separation requirement for the long distance services offered by independent local exchange carriers and RBOCs outside their regions.

     The proposals described above remain under consideration by the FCC. Many of the existing long distance carriers and long distance resellers have urged the FCC to classify the RBOCs' long distance service units as dominant, allowing the FCC greater oversight of their rates, earnings and operations. These companies have also urged the FCC to adopt stricter structural separation requirements. The RBOCs, conversely, contend that the structural separation requirements are unnecessary and constitute a violation of the Telecommunications Act.

     In the fall of 1995, the FCC granted AT&T non-dominant status in the domestic interexchange service market. As a result, the FCC no longer directly regulates the rates, earnings and operations of AT&T, a carrier with which the Company competes and from which the Company may lease transmission services.

     The Company's intrastate long distance services generally are subject to the jurisdiction of utility regulatory authorities in the states in which the Company operates. The state regulatory authorities regulate access charge arrangements between the local telephone companies and all long distance carriers for intrastate long distance services. Most state regulatory authorities also regulate entry and competition within the intrastate long distance market by requiring all carriers to obtain and maintain certificates of public convenience and necessity. Some state regulatory authorities also require carriers to file tariffs which set forth their rates and conditions of service. Regulation by the state regulatory authorities differs significantly from state to state. The Company believes it is in substantial compliance with the applicable state regulatory provisions. The Company historically has not experienced significant problems in its dealings with state regulatory authorities.

     There is a current trend toward less regulation of intrastate long distance telecommunications services in certain states in which the Company operates. Resale long distance carriers historically have been subject to a lesser degree of regulation than facilities-based carriers and mixed-mode carriers. Deregulation, however, may result in a more comparable degree of regulation among all carriers, particularly with regard to rates.

     The Company has filed and continues to file, as the case may be, for the relevant approvals from federal and state regulatory agencies to provide access to international and intrastate long distance services. As of December 31, 1995, the Company was authorized to provide intrastate service in 36 states and was awaiting approval to provide intrastate service in four additional states. The Company continues to prepare applications consistent with state filing requirements on a priority basis relative to the Company's potential customer additions. Although management believes approval of such applications will be granted, there can be no assurance that the Company will obtain all necessary remaining approvals to conduct its business as proposed.

PATENTS, TRADEMARKS AND LICENSES

     On February 13, 1995, the Company filed two applications for federal registration of "AmeriConnect" as a service mark, one of which was for the name only and one of which was for the name with a design. On July 6, 1995, the U.S. Patent and Trademark Office informed the Company that both of its service mark applications had been refused because the service marks too closely resembled other registered service marks. On January 11, 1996, the Company filed amendments to the two service mark applications appealing the refusals. On April 9, 1996, the U.S. Patent and Trademark Office passed the two service marks to publication in the official gazette. Barring opposition by any party that feels it would be damaged by the service marks, the service marks will be registered exclusively to the Company. However, there is no assurance that the registrations will not be opposed, perhaps successfully, by other parties. In that event, the efforts of the Company and the funds expended to develop recognition of the AmeriConnect name, and to register such name, would have no value.

EMPLOYEES

     At March 28, 1996, the Company had 36 full-time employees and no part-time employees.

ITEM 2. DESCRIPTION OF PROPERTY

     The Company leases office space at 6750 W. 93rd St., Suite 110, Overland Park, Kansas, under a lease calling for payments of $2,653 per month from September 1, 1993, through August 31, 1998. An amendment to that lease, dated on February 1, 1994, which provides for additional office space, calls for payments of $2,243 per month from February 1, 1994 through August 31, 1998. A second amendment to the lease, dated November 23, 1994, which also provides for additional office space, calls for payments of $2,362 per month from January 1, 1995 through December 31, 1999. Consequently, the Company's total rental expense equals $7,258 per month. Rental expense for the years ended December 31, 1995 and 1994, was $87,967 and $56,358, respectively.

     The Company leases office space in McLean, Virginia under a lease providing for payments of $3,643 per month from June 1, 1991 through May 31, 1996. The leased property is no longer used by the Company, and the Company has obtained a sublease for this space. (See Notes 5 and 9 to the Company's Financial Statements.) In 1995, rental income from the sublease of $30,744 was netted against rental payments of $46,792 and the difference, $16,048, was charged against accrued office closing costs.

ITEM 3. LEGAL PROCEEDINGS

     The Company is currently involved in certain disputes that have arisen in the ordinary course of business, including an action in the District Court of Johnson County, Kansas filed by the Company on July 20, 1995 against Overlooked Opinions, Inc. ("Overlooked") and a related entity, Lyrihn Communications, Inc. ("Lyrihn"). The Company's claims arose out of the alleged breach by Overlooked of an agency agreement between the Company and Overlooked for the sale of long distance services to residential customers and out of the alleged breach by Overlooked of certain loan agreements between the Company and Overlooked. Overlooked and Lyrihn have filed a counterclaim alleging breach of the agency agreement by the Company. The Company is seeking $356,669.63 plus interest and attorneys' fees in damages. Overlooked and Lyrihn are seeking an unspecified amount of damages in their counterclaim. The Company is currently negotiating a mutual release of all claims with Overlooked and Lyrihn and does not expect to incur any additional liability as a result of this litigation. In the event a mutual release is not executed, the Company intends to vigorously prosecute these actions.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year ended December 31, 1995.

                                    PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

GENERAL

     High and low bid prices for the Company's Common Stock, par value $.01 per share (the "Common Stock"), for each quarterly period during 1994 and 1995 were:

                                  COMMON STOCK

                                QUARTER ENDED                               HIGH      LOW
    ----------------------------------------------------------------------  ----      ---
    March 31, 1994........................................................    15/16  1/4
    June 30, 1994.........................................................  1 1/8    1/8
    September 30, 1994....................................................  1        3/16
    December 31, 1994.....................................................  1 1/4    3/16
    March 31, 1995........................................................    9/16   3/8
    June 30, 1995.........................................................    7/16   5/16
    September 30, 1995....................................................    3/8    1/4
    December 31, 1995.....................................................    1/2    3/8

     In connection with the Company's initial public offering, the Company issued Units, each of which consisted of five shares of Common Stock and five Redeemable Class A Warrants. The Redeemable Class A Warrants expired unexercised on May 29, 1994.

     The Common Stock is not listed on an exchange. Price information for the Common Stock was obtained from the NASDAQ bulletin board which is a quotation service. These quotations could include inter-dealer prices and may not include retail mark-up, mark-down or commission and may not represent actual transactions.

     There has never been an established public trading market for the Company's Class A Common Stock, par value $.00001 per share (the "Class A Common Stock").

     At March 27, 1996, there were 60 holders of record of Common Stock and 2 holders of record of Class A Common Stock.

     The Company has declared no cash dividends since its inception in 1988, and it is the Board's intent not to pay dividends for the foreseeable future. Rather, all available funds will be used for working capital purposes. In addition, the Company's credit facility prohibits the paying of dividends at this time.

RECENT SALES OF UNREGISTERED SECURITIES

     On April 8, 1993, the Company issued 300,000 shares of Common Stock to Mr. Robert R. Kaemmer as a commitment fee for a revolving credit agreement, dated November 10, 1992, pursuant to which Mr. Kaemmer agreed to lend up to $300,000 to the Company. These shares were not registered under the Securities Act of 1933 (as amended, the "Securities Act") in reliance upon the exemption from registration provided in Section 4(2)of the Securities Act (the "Section 4(2) Exemption").

     On April 27, 1994, Mr. Robert R. Kaemmer purchased 900,000 shares of Common Stock. Mr. Kaemmer was granted the right to purchase such stock at a purchase price of $0.33 per share on November 10, 1992, in connection with the execution of the revolving credit agreement described above. These shares were not registered under the Securities Act in reliance upon the Section 4(2) Exemption.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS REPORT ON FORM 10-KSB CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND

UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION ENTITLED "FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

GENERAL

     The Company's financial condition and results of operations deteriorated substantially during 1995, primarily as a result of the following factors.

     Competition. Competition in the long distance telecommunications industry increased significantly during 1995. Major long distance companies like AT&T and Sprint began to market directly to the Company's primary market - small to medium-sized businesses. Other existing competitors began aggressively reducing rates to maintain and build customer base and expand minute volume. In addition, new competitors emerged targeting the Company's primary market. Many of these competitors sought to build volume quickly and, in order to accomplish this goal, sold their long distance services at rates that, in the Company's opinion, do not reflect the full costs of doing business. Accordingly, while the Company reduced its rates and undertook efforts to maintain and build its customer base (as described below), the Company was unable to match the rates and/or services offered by many of its competitors, thereby increasing the number of customers lost to competitors. While the Company continued to acquire new customers, lost business partially offset new business. As a consequence of this competitive rate pressure, while the total minutes billed increased approximately 8% from 1994 to 1995, the average revenue per minute dropped approximately 9%.

     Direct Operating Costs. The negative effect of the competitive rate pressure on the Company's financial condition was exacerbated by its inability to achieve direct operating cost reductions from its major underlying carrier. Throughout 1995, the Company attempted to negotiate a new contract with such carrier which would reduce the rates paid by the Company. The Company was unable to obtain a new contract until September 1995. While the new contract reduces the Company's costs at certain increased volume targets, which would result in significant cost reductions for the Company, to date the Company has been unable to achieve the volume targets necessary to realize the reduced carrier pricing.

     Company's Response. In the absence of a new carrier contract, the Company sought to increase its volume by offering services at rates that were competitive in the market, but that significantly reduced the Company's margins. The Company hired Area Sales Directors and other personnel to support its sales agent program, increased commissions to sales agents to maintain its relationship with key agents, and promoted aggressive marketing campaigns designed to increase sales. While the Company believed these actions to be necessary to respond to the competitive environment, they had the effect of increasing selling, general and administrative expenses, thereby further reducing the Company's margins. These actions continue to result in increased expenses and to negatively impact the Company's margins.

     Write-Offs. Throughout 1995 and previous years, the Company had recorded credits due from one of its carriers which the Company believed at the time should be applied to reduce usage costs. During the year ended December 31, 1995, approximately $283,000 of these previously recorded credits were determined to be uncollectible and were written off. This write-off inflated direct operating costs and reduced overall margins for the year ended December 31, 1995.

     In 1994, the Company signed an agreement with an agent representing more than 25,000 residential customers. In order to facilitate the movement of these customers, the Company loaned $141,000 to the agent as an advance against future commissions and paid certain start-up costs on the agent's behalf. While the Company billed these customers for approximately $1,000,000 in long distance usage during 1994, due to circumstances beyond the Company's control, the payment performance was well below, and the attrition rate well above what the Company typically experiences with respect to small and medium-sized business customers. As a result, bad debt expense was in excess of the normal expected rate, and agent commissions were insufficient to pay off the loans which became due in December 1994. As of December 31, 1995, the total amount due from the agent, including the loans was approximately $498,000. As of December 31, 1994, the Company had recorded $100,000 as an allowance against the start-up costs due from the agent and uncollected billings due from the customers represented by this agent. During the year ended December 31, 1995, the Company determined that all start-up costs and billings from this agent are uncollectible and, accordingly, $398,000 was written off. This write-off negatively impacted sales, general and administrative expenses for the year ended December 31, 1995. These residential long distance users are no longer customers of the Company. See "Legal Proceedings."

RESULTS OF OPERATIONS

     Total Revenues. Total revenues increased from $16,984,324 in 1994 to $17,099,635 in 1995, an increase of $115,311 or approximately 1%. While the total number of minutes billed during 1995 increased approximately 8% over 1994, the average revenue per minute decreased approximately 9%. Also contributing to the flat revenue increase was the loss in late 1994 of an agent that represented a large number of residential customers.

     Direct Operating Costs. Direct operating costs increased from $12,642,307 in 1994 to $13,399,190 in 1995, an increase of $756,883 or approximately 6%. As a percentage of revenues, direct operating costs increased from approximately 74% in 1994 to 78% in 1995. Direct operating costs for 1994 included $150,000 in customer appreciation credits from one of the Company's interexchange carriers. Without the $150,000 credit, direct operating costs for 1994 would have been $12,792,307 or approximately 75% of revenue. Direct operating costs for 1995 were negatively impacted by a $200,000 write-off of credits due from a supplier. Without the $200,000 write-off, direct operating costs for 1995 would have been $13,199,190 or approximately 77% of revenue. The increase in direct operating costs as a percentage of revenues, as adjusted, results primarily from competitive pressures previously mentioned which reduced the revenue per minute charged to the Company's customers while the rates charged the Company by the major underlying carrier remained relatively constant.

     Selling, Administrative and General Expenses. The Company's selling, administrative and general expenses increased from $3,912,979 in 1994 to $4,847,248 in 1995, an increase of $934,269 or approximately 24%. As a percentage of revenue, selling, administrative and general expenses increased from 23% in 1994 to 28% in 1995. The biggest single increase in this expense category in dollars was in compensation expense.

     Compensation expenses increased from $2,136,194 in 1994 to $2,418,641 in 1995, an increase of $282,447 or approximately 13%. Salaries for sales related positions increased from $168,594 to $299,205, an increase of $130,611 or approximately 77%, which increase resulted from the addition of several sales positions throughout 1995. Agent commissions increased from $1,310,236 to $1,435,996, an increase of $125,760 or approximately 10% due to the introduction in 1995 of a commission plan designed to attract high volume agents.

     Billing expenses increased from $469,050 in 1994 to $610,196 in 1995, an increase of $141,146 or approximately 30%. This increase is attributable in part to an increase in monthly processing fees charged by the Company's billing agent. The number of Company call records processed increased significantly during 1995 and the Company is charged by its billing agent on a per record basis. In addition, the amount of stored historical information within the billing system continued to accumulate during 1995. The Company took measures in early 1996 to find alternative storage methods for such information in order to reduce the portion of billing expenses attributable to such storage.

     Bad debt expenses increased from $537,640 in 1994 to $739,374 in 1995, an increase of $201,734 or approximately 38%. During 1994, the Company signed an agreement with an agent representing more than 25,000 residential customers. In order to facilitate the movement of these customers, the Company loaned $141,000 to the agent as an advance against future commissions and paid certain start-up costs on the agent's behalf. While the Company billed these customers for some long distance usage during 1994, due to circumstances beyond the Company's control, the payment performance was well below, and the attrition rate well above, what the Company typically experiences with respect to its small and medium-sized business customers. At December 31, 1994, a reserve of $100,000 was established against amounts due from this agent whose receivable, including unpaid charges, aggregated $498,000. During 1995, the Company and this agent became involved in litigation, and it has been determined that no recovery on the amounts will be made. As a result, the remaining receivable of $398,000 was written off. The Company is currently negotiating a mutual release of all claims with this agent and does not expect to incur any additional liability as a result of the litigation.

     Office occupancy expenses which include office leases, equipment leases, telephone expense and insurance expense increased from $255,479 in 1994 to $364,703 in 1995, an increase of $109,224 or approximately 43%. The increase is a result of additional leased space occupied during January 1995 and related expenses associated with an increase in personnel.

     Fees for professional services increased from $251,484 in 1994 to $319,207 in 1995, an increase of $67,723 or approximately 27%. This increase resulted primarily from increases in the costs of legal and accounting services associated with the litigation with an agent and the potential merger previously mentioned. A significant amount of legal expenses were also incurred in connection with the litigation previously mentioned.

     Travel expense increased from $53,334 in 1994 to $104,804 in 1995, an increase of $51,470 or approximately 97%. The increase is directly attributable to the addition of Area Sales Directors in late 1994. See "Description of Business -- Marketing."

     Income Tax Effect. In 1995, the Company reduced the deferred tax asset to zero.

LIQUIDITY AND CAPITAL RESOURCES

     On December 31, 1994 and December 31, 1995, the Company had a net worth of $1,479,219 and a deficit of $237,041, respectively. In 1994, the Company generated $301,463 cash from operations. Contributing to the cash generated from operations during 1994 was a $150,000 customer appreciation credit the Company received from one of its carriers. In 1995, the Company used $64,222 cash in operations. While the Company reported a net loss of $1,718,510 for 1995, non-cash items such as depreciation and amortization, provision for doubtful accounts and deferred income taxes collectively contributed $1,316,067 of the total loss. The remaining portion of the total loss, $402,443, along with a $118,481 increase in accounts receivable and a $691,755 increase in accounts payable, contributed to the cash used in operating activities.

     The Company has a contract with a firm to provide subscriber statement processing and billing services. The contract is for a period of three (3) years and expires in September 1996. Terms of the contract provide for a monthly base charge with additional per unit processing charges. Termination of this contract for cause requires a 90-day period during which any breach of the contract can be cured, plus a requirement for a subsequent written 30-day notice. Termination for cause requires the payment of all amounts owed. Termination of the contract for the convenience of the Company requires a written 180-day notice and a termination fee equal to one year's charges. The Company is required to make minimum payments of $5,000 per month.

     The Company has a contract with Sprint to provide telecommunications services for the Company's customers. The agreement covers the pricing of the services for a term of two years beginning September 1995. The Company has an annual minimum usage commitment of $12,000,000 through August 1996 and $14,400,000 from September 1996 to August 1997. In the event the Company's customers use less than the minimum commitment, the difference is due and payable by the Company to Sprint. Assuming a monthly average requirement of $1,000,000 under the Sprint contract, for the period from September, 1995 through December 1995 the Company accumulated a shortfall of $719,545. The Company anticipates additional shortfall amounts to accumulate during 1996. In the event the proposed merger with Phoenix Network, Inc. occurs, the Company currently anticipates that all accumulated shortfall amounts will be addressed in a new contract between Sprint and the surviving corporation. In the event the proposed merger does not occur, the Company has begun negotiations with Sprint to address the accumulated shortfall. While the Company believes the accumulated shortfall at December 31, 1995, and any additional shortfall amounts, will be resolved in a manner which will not have a material adverse effect on the business or financial condition of the

Company in the event the proposed merger does not occur, there can be no assurance of such a result. If the Company were required to pay the full amount of accumulated shortfalls, this would have a material adverse effect on the Company's financial condition.

     The Company has a contract with WilTel, Inc. ("WilTel") to provide telecommunications services at discounted rates which will vary based upon the amount of usage by the Company. The term of this usage commitment is thirty-nine
(39) months. The Company's agreement with WilTel calls for a minimum monthly usage commitment of $50,000 through January 1998. In the event the Company's customers use less than the minimum commitment in any month, the difference is due and payable by the Company to WilTel in the following month. The Company was in compliance with the contractual requirements of the agreement throughout the year ended December 31, 1995.

     On June 8, 1995, the Company entered into a revolving credit facility which allows for maximum borrowings by the Company of the lesser of $1,000,000 or 50% of eligible (less than 61 days old) receivables. Interest is payable monthly at the bank's prime rate (8.5% at December 31, 1995) plus 1%. Under the terms of the credit facility, the Company is required to meet certain financial covenants. At December 31, 1995, the Company was in default of certain of these financial covenants, which defaults are continuing. While the Company currently does not expect these defaults to impair its ability to utilize this facility during the remainder of the existing term, it may negatively impact the Company's ability to renew the credit facility. In the event the credit facility cannot be renewed or the Company is unable to utilize the existing facility, the Company would attempt to obtain a comparable credit facility from an alternative financing source. While the Company has been able to obtain such facilities in the past, there can be no assurance that the Company will be able to obtain a credit facility with comparable terms or at all. The inability to obtain a credit facility would have a material adverse effect on the Company's financial condition and business. The line is secured by all of the Company's accounts receivable. During 1995, the Company had used this facility for short terms borrowings, but had no outstanding borrowings at year end.

     In accordance with the terms of the credit facility, the Company purchased a term life insurance policy on this key employee with a face amount of $1,750,000 during the year ended December 31, 1994. Annual premiums are approximately $3,500.

     At December 31, 1995, the Company had a ratio of current assets to current liabilities of 0.86, as opposed to 1994 when such ratio was 1.49. Working capital deficit at December 31, 1995 was $391,502, as compared to working capital of $1,112,197 at December 31, 1994.

     The Company's business as a non-facilities based reseller of long distance telecommunications services is generally not a capital intensive business, and at December 31, 1995, the Company had no material commitments for capital expenditures. The Company anticipates any additional capital expenditures in the future will be confined to minimal purchases of office fixtures and equipment.

     Currently none of the Company's customers represents more than 2% of the monthly revenues.

     The proposed merger would reduce the Company's direct operating costs through volume discounts on long-distance pricing from its carriers and would provide certain economies of scale that together management believes would allow its operations to become profitable and allow it to compete for new and existing customers. If for any reason the proposed merger is not consummated, the Company plans to increase its sales and reduce its costs and will continue to explore other strategic alternatives (which may include financings, mergers, acquisitions, joint ventures or other strategic transactions). In addition, if the proposed merger is not consummated, the Company intends to negotiate new contracts with its carriers which would allow its operations to become profitable.

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

     Dependence on Service Providers. The Company depends on a continuing and reliable supply of telecommunications services from facilities-based, interexchange carriers. Because the Company does not own or lease switching or transmission facilities, it depends on these providers for the telecommunications services used by its customers and to provide the Company with the detailed information on which it bases its customer billings. The Company's ability to expand its business depends both upon its ability to select and retain reliable providers and on the willingness of such providers to continue to make telecommunications services and billing information available to the Company for its customers on favorable terms and in a timely manner. See "Description of Business -- Vendors."

     Potential Adverse Effects of Rate Changes. The Company bills its customers for the costs of the various telecommunications services procured on their behalf. The total billing to each customer is generally less than telephone charges for the same service provided by the major carriers. The Company believes its lower customer bills are an important factor in its ability to attract and retain customers. To the extent the differential between the telephone rates offered by the major carriers directly to their customers and the cost of the bulk-rate telecommunications services procured by the Company from its underlying carriers decreases, the savings the Company is able to obtain for its customers could decrease and the Company could lose customers or face increased difficulty in attracting new customers. If the Company elected to offset the effect of any such decrease by lowering its rates, the Company's operating results would also be adversely affected.

     Competition. An existing or potential customer of the Company has numerous other choices available for its telecommunications service needs, including obtaining services directly from the same carriers whose services the Company offers. From time to time, the Company's competitors may be able to provide a range of services comparable to or more extensive than those available to the Company's customers at rates competitive with the Company's rates. In addition, most prospective customers of the Company are already receiving service directly from at least one long distance carrier, and thus the Company must convince prospective customers to alter these relationships to generate new business. The Company competes with three major interexchange carriers, AT&T, MCI and Sprint, other large carriers, including Frontier and WorldCom, and several hundred smaller carriers. Additionally, as a result of legislation enacted by the federal government in February of 1996, the RBOCs and GTOCs will have, upon compliance with certain regulatory requirements, the right to provide long distance service. Many of the RBOCs and GTOCs have already announced their intention to enter the business of providing long distance service. The telecommunications industry is highly competitive and subject to rapid technological and regulatory change. Because the tariffs offered by the major carriers for telecommunications services are not proprietary in nature, there are no effective barriers to entry into the Company's line of business. Because of the considerably greater resources of competitors of the Company, there can be no assurance that the Company will be able to remain competitive in the current telecommunications environment. See "Description of Business -- Competition."

     Possible Volatility of Stock Price. The market price of the Company's Common Stock has, in the past, fluctuated substantially over time and may in the future be highly volatile. Factors such as the announcements of potential mergers, acquisitions, joint ventures or other strategic combinations involving the Company, rate changes for various carriers, technological innovation or new products or service offerings by the Company or its competitors, as well as market conditions in the telecommunications industry generally and variations in the Company's operating results, could cause the market price of the Common Stock to fluctuate substantially. Because the public float for the Company's Common Stock is small, additional volatility may be experienced.

     Control by Officers and Directors. As of March 28, 1996, the Company's executive officers and directors beneficially owned or controlled approximately 52.9% of the total voting power represented by the Company's outstanding capital stock, taking into account that holders of the Company's Class A Common Stock are entitled to five votes per share of such stock and assuming the exercise of all outstanding options for the Company's capital stock which are exercisable within sixty (60) days. The votes represented by the shares beneficially owned or controlled by the Company's executive officers and directors would, if they were cast together, control the election of a majority of the Company's directors and the outcome of most corporate actions requiring stockholder approval.

     Investors who purchase Common Stock of the Company may be subject to certain risks due to the concentrated ownership of the capital stock of the Company. Such risks include: (i) the shares beneficially owned or controlled by the Company's executive officers and directors could, if they were cast together, delay, defer or prevent a change in control of the Company, such as an unsolicited takeover, which might be beneficial to the stockholders, and (ii) due to the substantial ownership or control of outstanding shares by the

Company's executive officers and directors and the potential adverse impact of such substantial ownership or control on a change in control of the Company, it is less likely that the prevailing market price of the outstanding shares of the Company's Common Stock will reflect a "premium for control" than would be the case if ownership of the outstanding shares were less concentrated.

     Governmental Regulation. As a reseller of long distance telecommunications services, the Company is subject to many of the same regulatory requirements as facilities-based interexchange carriers. The intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations, including certification requirements. Generally, the Company must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states where it offers service, and in some of these jurisdictions it must also file and obtain prior regulatory approval of tariffs for intrastate offerings. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition of the Company. See "Description of Business -- Regulation."

ITEM 7. FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Certified Public Accountants....................................   15
Consolidated Balance Sheet as of December 31, 1995....................................   16
Consolidated Statements of Operations for the Years Ended December 31, 1995 and
  December 31, 1994...................................................................   17
Consolidated Statements of Stockholders' Deficit for the Years Ended December 31, 1995
  and December 31, 1994...............................................................   18
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and
  December 31, 1994...................................................................   19
Notes to the Consolidated Financial Statements........................................   21

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
AmeriConnect, Inc.

     We have audited the accompanying consolidated balance sheet of AmeriConnect, Inc. (a Delaware corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriConnect, Inc. and subsidiary as of December 31, 1995, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                   /s/  GRANT THORNTON LLP
                                            ---------------------------------
                                                   GRANT THORNTON LLP

Kansas City, Missouri
February 16, 1996

                               AMERICONNECT, INC.

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
CURRENT ASSETS
  Cash..........................................................................   $  293,492
  Accounts receivable, net of allowance of $361,260 (Notes 1, 2 and 6)..........    1,961,815
  Accounts receivable -- trade, with affiliates (Note 3)........................        6,065
  Accounts receivable -- agents, including accrued interest (Note 11)...........        1,492
  Notes receivable -- director/shareholder (Note 3).............................       14,500
  Prepaid commissions...........................................................      126,042
  Other current assets..........................................................       94,251
                                                                                   ----------
          Total current assets..................................................    2,497,657
NON-CURRENT ASSETS
  Equipment and software, net of accumulated depreciation and
     amortization of $230,868 (Note 1)..........................................      143,202
  Deposits......................................................................       19,528
                                                                                   ----------
          TOTAL ASSETS..........................................................   $2,660,387
                                                                                   ==========
                            LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Accounts payable (Notes 1, 2 and 6)...........................................   $2,782,432
  Sales taxes payable...........................................................       97,460
  Accrued office closing costs (Note 9).........................................        8,539
  Other accrued liabilities.....................................................          733
                                                                                   ----------
          Total current liabilities.............................................    2,889,164
NON-CURRENT LIABILITIES
  Customer deposits.............................................................        8,264
                                                                                   ----------
          Total liabilities.....................................................    2,897,428
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 8 and 10)............................           --
STOCKHOLDERS' DEFICIT (Note 8)
  Class A common stock, par value $.00001 per share; 10,000,000 shares authorized;
     issued 6,562,033 shares....................................................           66
  Common stock, par value $.01 per share; 20,000,000 shares authorized;
     issued 6,504,967 shares....................................................       65,050
  Additional paid-in capital....................................................    3,642,731
  Accumulated deficit...........................................................   (3,943,025)
  Treasury stock -- class A common, at cost; 5,970,000 shares...................          (60)
  Treasury stock -- common, at cost; 180,250 shares.............................       (1,803)
                                                                                   ----------
          Total stockholders' deficit...........................................     (237,041)
                                                                                   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.....................................   $2,660,387
                                                                                   ==========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     1995              1994
                                                                  -----------       -----------
REVENUES (Notes 1, 2, 3 and 6)
  Sales.........................................................  $17,022,095       $16,923,025
  Sales to affiliates...........................................       77,540            61,299
                                                                  -----------       -----------
          Total revenues........................................   17,099,635        16,984,324
COSTS AND EXPENSES
  Direct operating costs........................................   13,399,190        12,642,307
  Selling, administrative and general expenses..................    4,847,248         3,912,979
  Depreciation and amortization (Note 1)........................       76,693            43,793
                                                                  -----------       -----------
          Total costs and expenses..............................   18,323,131        16,599,079
                                                                  -----------       -----------
          Operating income (loss)...............................   (1,223,496)          385,245
OTHER INCOME (EXPENSE)
  Interest income...............................................       19,898            28,000
  Interest expense..............................................       (6,558)          (18,157)
  Interest expense to director/shareholder (Note 3).............       (1,587)               --
  Loan fees.....................................................       (1,250)           (3,332)
  Miscellaneous.................................................       (5,517)           46,229
                                                                  -----------       -----------
          Total other income....................................        4,986            52,740
                                                                  -----------       -----------
INCOME (LOSS) BEFORE INCOME TAX.................................   (1,218,510)          437,985
INCOME TAX EXPENSE (NOTES 1 AND 8)
  Currently payable.............................................           --            16,405
  Deferred......................................................      500,000                --
                                                                  -----------       -----------
          Total income tax expense..............................      500,000            16,405
                                                                  -----------       -----------
NET INCOME (LOSS)...............................................  $(1,718,510)      $   421,580
                                                                  ===========       ===========
  Net income (loss) per common and common equivalent share
     (Note 1)...................................................  $    (0.228)      $     0.061
                                                                  ===========       ===========
  Weighted average common and common equivalent shares
     outstanding (Note 1).......................................    7,550,710         6,868,221
                                                                  ===========       ===========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                CLASS A
                             COMMON STOCK         COMMON STOCK      ADDITIONAL
                           ----------------  -------------------     PAID-IN     ACCUMULATED
   DESCRIPTION               SHARES  AMOUNT    SHARES    AMOUNT      CAPITAL       DEFICIT
                           ---------  ----   ---------   -------   ----------    -----------
Balance, January 1,
  1994.................... 6,788,833  $ 68   5,251,167   $52,512   $3,350,479    $(2,646,095)
                           ---------  ----   ---------   -------   ----------    -----------
Conversion of Class A
 to Common................  (113,400)   (1)    113,400     1,134       (1,133)
Issuance of Common
 to directors.............                      19,000       190        3,888
Net income for the
  year....................                                                           421,580
Stock options
  exercised...............                     933,000     9,330      289,130
                           ---------  ----   ---------   -------   ----------    -----------
Balance, December 31,
  1994.................... 6,675,433  $ 67   6,316,567   $63,166   $3,642,364    $(2,224,515)
Net loss for the year.....                                                        (1,718,510)
Stock options
  exercised...............                      75,000       750        1,500
Conversion of Class A
 to Common................  (113,400)   (1)    113,400     1,134       (1,133)
                           ---------  ----   ---------   -------   ----------    -----------
Balance, December 31,
  1995.................... 6,562,033  $ 66   6,504,967   $65,050   $3,642,731    $(3,943,025)
                           =========  ====   =========   =======   ==========    ===========

                               TREASURY STOCK
                                  CLASS A              TREASURY
                               COMMON STOCK          COMMON STOCK
                            -------------------   ------------------
   DESCRIPTION                SHARES     AMOUNT    SHARES    AMOUNT       TOTAL
                            ----------    ----    --------   -------   -----------
Balance, January 1,
  1994....................  (5,970,000)   $(60)   (180,250)  $(1,803)      755,101
                            ----------    ----    --------   -------   -----------
Conversion of Class A
 to Common................
Issuance of Common
 to directors.............                                                   4,078
Net income for the
  year....................                                                 421,580
Stock options
  exercised...............                                                 298,460
                            ----------    ----    --------   -------   -----------
Balance, December 31,
  1994....................  (5,970,000)   $(60)   (180,250)  $(1,803)  $ 1,479,219
Net loss for the year.....                                              (1,718,510)
Stock options
  exercised...............                                                   2,250
Conversion of Class A
 to Common................
                            ----------    ----    --------   -------   -----------
Balance, December 31,
  1995....................  (5,970,000)   $(60)   (180,250)  $(1,803)  $  (237,041)
                            ==========    ====    ========   =======   ===========


                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
Cash flows from operating activities:
  Net income (loss)...............................................  $(1,718,510)    $   421,580
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization................................       76,693          43,793
     Provision for doubtful accounts..............................      739,374         537,640
     Deferred income taxes........................................      500,000              --
     (Increase) decrease in assets:
       Accounts receivable........................................     (118,481)       (517,299)
       Accounts receivable -- trade from affiliates...............        3,804          (6,055)
       Prepaid commissions........................................      (88,764)          7,641
       Other current assets.......................................      (57,041)        (36,569)
       Deposits...................................................          511         (11,494)
     Increase (decrease) in liabilities:
       Accounts payable...........................................      691,755         (97,881)
       Accrued office closing costs...............................      (10,153)        (54,521)
       Sales taxes payable........................................      (34,193)         50,187
       Other accrued liabilities..................................      (29,832)        (28,840)
       Deferred income............................................      (13,384)        (14,219)
       Customer deposits..........................................       (6,001)          7,500
                                                                    -----------     -----------
       Net cash provided by (used in) operating activities........      (64,222)        301,463
                                                                    -----------     -----------
Cash flows from investing activities:
  Purchase of equipment and software..............................      (95,263)       (108,001)
  Note receivable -- director/shareholder.........................       (3,000)        (11,500)
  Notes receivable -- agents......................................      (23,115)       (206,995)
  Payments on agents notes receivable.............................       70,900           5,838
                                                                    -----------     -----------
       Net cash used in investing activities......................      (50,478)       (320,658)
                                                                    -----------     -----------
Cash flows from financing activities:
  Proceeds from bank loan.........................................    6,143,950       3,450,000
  Payments on bank loan...........................................   (6,143,950)     (3,450,000)
  Sale of stock to officer........................................           --         297,000
  Distribution of stock to director...............................           --           4,078
  Sale of stock to employees......................................        2,250           1,460
                                                                    -----------     -----------
       Net cash provided by financing activities..................        2,250         302,538
                                                                    -----------     -----------
Net increase (decrease) in cash...................................     (112,450)        283,343
Cash at beginning of year.........................................      405,942         122,599
                                                                    -----------     -----------
Cash at end of year...............................................  $   293,492     $   405,942
                                                                    ===========     ===========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

Supplemental disclosure of cash flow information:

                         CASH PAID DURING THE YEAR FOR:

                                                                         1995       1994
                                                                        ------     -------
    Interest..........................................................  $7,854     $18,072
    Income Taxes......................................................  $3,340     $20,105

Supplemental disclosure of non-cash financing activities:

     During the third quarter of 1994 and the fourth quarter of 1995, separate private transactions took place in which, in each case, 113,400 shares of Class A Common Stock were converted to Common Stock. The effect of this was to reduce the Class A Common Stock account by $1.00 and to increase the Common Stock account by $1,134 for each transaction. This occurs because the par value of the Class A is $.00001 per share and the par value of the Common is $.01 per share.

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY: AmeriConnect, Inc. and its wholly owned subsidiary, AmeriConnect, Inc. of New Hampshire (collectively, the "Company") resell long distance telecommunications services primarily to individuals and small to medium-sized businesses. AmeriConnect, Inc. of New Hampshire was formed June 28, 1993, in order to do business in the state of New Hampshire.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of AmeriConnect, Inc. and its wholly-owned subsidiary, AmeriConnect, Inc. of New Hampshire. All material intercompany accounts and transactions have been eliminated.

     RECOGNITION OF REVENUE: The Company purchases network services primarily at bulk rates and resells the services to its customers at marginally higher rates. Revenue and its associated costs are recognized on an accrual basis in the period during which the usage occurs.

     EQUIPMENT AND SOFTWARE: Equipment and purchased software are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is used for all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

     INCOME PER COMMON AND COMMON EQUIVALENT SHARE: Income per share is based upon the weighted average of common and common equivalent shares outstanding during the period.

     COMMON STOCK EQUIVALENTS: Common stock equivalents considered in the calculation of income per common and common equivalent share include options outstanding under the Company's 1988 and 1994 stock option plans.

     INCOME TAXES: Deferred income taxes result from timing differences between pretax accounting income and taxable income. Deferred tax assets in 1994 arose primarily from net operating loss carryforwards. (See Note 7.)

     USE OF ESTIMATES: In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- ECONOMIC DEPENDENCY AND CONCENTRATION OF CREDIT RISK

     ECONOMIC DEPENDENCY: The Company operates as a non-facilities-based reseller of long distance telecommunications services to individuals and small to medium-sized businesses. The Company acquires its network services by contracting with two underlying interexchange carriers (Sprint Communications, L.P. ("Sprint") and WilTel, Inc. ("WilTel")). As of December 31, 1995, the Company was indebted to Sprint and WilTel for normal monthly services in the amount of $2,266,170 and $296,661, respectively, which are included in accounts payable on the accompanying consolidated balance sheet.

     CONCENTRATION OF CREDIT RISK: The Company grants credit to its customers, who include individuals and small to medium-sized businesses.

NOTE 3 -- TRANSACTIONS WITH RELATED PARTIES

     SALES TO RELATED ENTITIES: Sales of long distance service to entities related to shareholders aggregated $77,540 and $61,299 for the years ended December 31, 1995 and 1994, respectively. Such sales were consummated on terms similar to those prevailing with unrelated customers.

     NOTE RECEIVABLE -- DIRECTOR/SHAREHOLDER: During 1994 and early 1995, the Company made loans totaling $14,500 to a director/shareholder. They were secured by 19,000 shares of the Company's common stock and bore interest at 2 1/2% over the published prime rate found in The Wall Street Journal. The loans were paid in full on January 24, 1996.

NOTE 4 -- SIGNIFICANT SALES TO MAJOR CUSTOMERS

     During 1995 and 1994, no customer accounted for 2% or more of the Company's gross revenue.

NOTE 5 -- OPERATING LEASES

     The Company leases office space at 6750 W. 93rd St., Suite 110, Overland Park, Kansas, under a lease calling for payments of $2,653 per month through August 31, 1998. An amendment to that lease, executed on February 1, 1994, for additional office space calls for payments of $2,243 per month from February 1, 1994 through August 31, 1998. A second amendment to the lease for additional office space calls for payments of $2,362 per month from January 1, 1995 through December 31, 1999. Rental expense for the years ended December 31, 1995 and 1994, was $87,967 and $56,358, respectively.

     The Company also leases office equipment and furniture under various operating leases. As of December 31, 1995, remaining minimum annual rental commitments under noncancelable operating leases for office space, office equipment and furniture are as follows:

                                                       TOTAL RENT
FISCAL YEARS                                           COMMITMENTS
- ------------                                           -----------
  1996...............................................    $143,602
  1997...............................................     103,945
  1998...............................................      67,517
  1999...............................................      28,350
                                                         --------
                                                         $343,414
                                                         ========

     Total expenses recognized for all operating leases including leases for office space for the years ended December 31, 1995 and 1994 were $156,366 and $106,489, respectively.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     The Company has a contract with a firm to provide subscriber statement processing and billing services. The contract is for a period of three (3) years and expires in September 1996. Terms of the contract provide for a monthly base charge with additional per unit processing charges. Termination of this contract for cause requires a 90-day period during which any breach of the contract can be cured, plus a requirement for a subsequent written 30-day notice. Termination for cause requires the payment of all amounts owed. Termination of the contract for the convenience of the Company requires a written 180-day notice and a termination fee equal to one year's charges. The Company is required to make minimum payments of $5,000 per month.

     The Company has a contract with Sprint to provide telecommunications services for the Company's customers. The agreement covers the pricing of the services for a term of two years beginning September 1995. The Company has an annual minimum usage commitment of $12,000,000 through August 1996 and $14,400,000 from September 1996 to August 1997. In the event the Company's customers use less than the minimum commitment, the difference is due and payable by the Company to Sprint. Assuming a monthly average requirement of $1,000,000 under the Sprint contract, for the period from September, 1995 through December 1995 the Company accumulated a shortfall of $719,545. The Company anticipates additional shortfall amounts to accumulate during 1996. In the event the proposed merger with Phoenix Network, Inc. occurs, the Company currently anticipates that all accumulated shortfall amounts will be addressed in a new contract between Sprint and the surviving corporation. In the event the proposed merger does not occur, the Company has begun negotiations with Sprint to address the accumulated shortfall. While the Company believes the accumulated shortfall at December 31, 1995, and any additional shortfall amounts, will be resolved in a manner which will not have a material adverse effect on the business or financial condition of the Company in the event the proposed merger does not occur, there can be no assurance of such a result. If the Company were required to pay the full amount of accumulated shortfalls, this would have a material adverse effect on the Company's financial condition.

     The Company has a contract with WilTel to provide telecommunications services at discounted rates which will vary based upon the amount of usage by the Company. The term of this usage commitment is thirty-nine (39) months. The Company's agreement with WilTel calls for a minimum monthly usage commitment of $50,000 through January 1998. In the event the Company's customers use less than the minimum commitment in any month, the difference is due and payable by the Company to WilTel in the following month. The Company was in compliance with the contractual requirements of the agreement throughout the year ended December 31, 1995.

     On June 8, 1995, the Company entered into a revolving credit facility which allows for maximum borrowings by the Company of the lesser of $1,000,000 or 50% of eligible (less than 61 days old) receivables. Interest is payable monthly at the bank's prime rate (8.5% at December 31, 1995) plus 1%. Under the terms of the credit facility, the Company is required to meet certain financial covenants. The line is secured by all of the Company's accounts receivable. During 1995, the Company had used this facility for short terms borrowings, but had no outstanding borrowings at year end. At December 31, 1995, the Company was in default of certain of these financial covenants, which defaults are continuing. While the Company currently does not expect these defaults to impair its ability to utilize this facility during the remainder of the existing term, it may negatively impact the Company's ability to renew the credit facility. In the event the credit facility cannot be renewed or the Company is unable to utilize the existing facility, the Company would attempt to obtain a comparable credit facility from an alternative financing source. While the Company has been able to obtain such facilities in the past, there can be no assurance that the Company will be able to obtain a credit facility with comparable terms or at all. The inability to obtain a credit facility would have a material adverse effect on the Company's financial condition and business.

     In accordance with the terms of the credit facility, the Company purchased a term life insurance policy on this key employee with a face amount of $1,750,000 during the year ended December 31, 1994. Annual premiums are approximately $3,500.

NOTE 7 -- INCOME TAXES

     The valuation of the deferred tax asset includes the following amounts:

                                                                    1995            1994
                                                                 -----------     ----------
    Deferred tax asset.........................................  $ 1,667,882     $1,091,512
    Valuation allowance........................................   (1,667,882)      (591,512)
                                                                 -----------     ----------
    Deferred tax asset.........................................  $         0     $  500,000
                                                                 ===========     ==========

     The approximate tax effect caused by the net operating loss carryforward, and the difference in treatment for book and tax for allowance for doubtful accounts and prepaid commissions gives rise to the deferred tax asset at December 31, 1995 and 1994 of $1,667,882 and $1,091,512, respectively. In 1994, the valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. In 1995, the Company increased the valuation on its deferred tax asset by $1,076,370, reducing the deferred asset to zero. Because of the operating loss in 1995, the Company is no longer able to determine that it would more likely than not realize the deferred tax asset. As a result of this change in estimate, the valuation allowance was increased by $500,000, which related to the deferred tax asset as of December 31, 1994, and an additional valuation allowance of $576,370 was recorded to offset the additional deferred tax asset created by the net operating loss in 1995.

     In 1994, management believed that it would realize the deferred tax asset of $500,000. The deferred tax asset was classified in the accompanying consolidated balance sheet as a $250,000 current and a $250,000 long-term asset.

     The valuation allowance was adjusted for the years ended December 31, 1995 and 1994, as follows:

                                                                      1995          1994
                                                                   ----------     --------
    Valuation allowance, beginning of year.......................  $  591,512     $688,200
    Valuation adjustment.........................................     576,370      (96,688)
    Adjustment in allowance due to change in estimate............     500,000           --
                                                                   ----------     --------
              Valuation allowance, end of year...................  $1,667,882     $591,512
                                                                   ==========     ========

     The income tax expense reflected in the consolidated statements of operations differs from the amount computed at federal statutory income tax rates. The principal differences are as follows:

                                                                     1995          1994
                                                                   ---------     ---------
    Federal income tax expense computed at statutory rate........  $(389,436)    $ 139,980
    State income tax rate effect.................................    (73,111)       26,280
    Net operating loss carryforward..............................    462,547      (158,564)
    Alternative minimum tax effect...............................         --         8,709
    Valuation adjustment due to change in estimate...............    500,000            --
                                                                   ---------     ---------
              Income tax expense.................................  $ 500,000     $  16,405
                                                                   =========     =========

     The components of income tax expense related to continuing operations are as follows:

                                                                        1995        1994
                                                                      --------     -------
    Current.........................................................  $     --     $16,405
    Deferred........................................................   500,000          --
                                                                      --------     -------
                                                                      $500,000     $16,405
                                                                      ========     =======

     The Company has available for income tax purposes the following net operating loss carryforwards at December 31, 1995:

                              YEAR OF EXPIRATION                     AMOUNT
                -----------------------------------------------    ----------
                     2005......................................    $  363,712
                     2006......................................     1,671,205
                     2007......................................           185
                     2008......................................           185
                     2010......................................     1,687,506
                                                                   ----------
                                                                   $3,722,793
                                                                   ==========

NOTE 8 -- COMMON STOCK, WARRANTS AND OPTIONS

     PUBLIC OFFERING: In its initial public offering in 1989, the Company issued 828,000 units each of which consisted of five shares of previously unissued common stock, par value $.01 per share, and five redeemable Class A Warrants at a price per unit of $5.00. Each of the Class A Warrants, which was transferable separately immediately upon issuance, entitled the holder to purchase for $1.00 one share of common stock and one redeemable Class B common stock purchase warrant ("Class B Warrant"). The Class A Warrants expired on May 29, 1994. Each Class B Warrant entitled the holder to purchase one share of common stock at $1.50 until May 29, 1994. The warrants are not common stock equivalents for the purposes of the earnings per share computations. (See Note 1.) In addition, the Company granted the underwriter and finder options to purchase 57,600 and 14,400 units, respectively, at $6.00 per unit exercisable over a period of four years commencing one year from the date of the prospectus.

     MISSING STOCK CERTIFICATES: Prior to the Company's initial public offering, the stockholders of record as of March 29, 1989, executed escrow agreements which required the placement in escrow of 150,000 shares of outstanding common stock and 5,970,000 shares of outstanding Class A common stock pending the achievement of certain earnings objectives. These earnings objectives were not met and, consequently, all of the shares subject to the escrow agreement were retired and have been accounted for as treasury stock since December 31, 1992. In addition, in connection with the execution of a voting trust agreement in 1989, certificates representing 3,014,751 shares of Class A common stock were issued in the name of a voting trust in substitution for the certificates held by some of the stockholder-parties to the voting trust agreement. This voting trust expired in June of 1992. During the first quarter of 1992, however, the Company learned that the escrow agent associated with the escrow agreements asserts that it has never received the stock certificates representing the shares subject to the escrow agreements. During the same period, the Company discovered that the certificates representing 2,975,751 of the shares transferred to the voting trust were never delivered to the Company for cancellation. The Company has been unable to locate neither the original share certificates nor the certificates issued to the voting trust. As a result, if a stockholder attempted to transfer any of the shares subject to the escrow agreements or the voting trust agreement in violation of such agreements, there can be no assurance that an innocent transferee could not successfully claim the right to the shares purportedly transferred to him or her. The Company believes, however, that the legends affixed to each of the missing certificates, which state that the shares are subject to the restrictions of the voting trust agreement and the escrow agreements, respectively, are sufficient to prevent a transferee from acquiring a valid claim with respect to the shares represented by the missing certificates. In addition, the Company has obtained affidavits from each holder of the missing certificates that no such purported transfers have been made.

     STOCK RIGHTS: The rights and preferences of common stock and Class A common stock are substantially identical except that each share of common stock entitles the holder to one vote whereas, each share of Class A common stock entitles the holder to five votes. Class A common stock automatically converts into common stock on a one-for-one basis upon sale or transfer to an entity or individual who was not a holder of Class A common stock before such sale or transfer, or at any time at the option of the holder. During each of 1994 and 1995, 113,400 shares of Class A stock were converted to common stock through private transactions.

     STOCK OPTION PLANS: On July 29, 1988, the Company adopted a stock option plan allowing 300,000 shares of unissued but authorized common stock for issuance of incentive and/or non-qualified stock options. At December 31, 1995, all options had been granted under the plan, and 23,000 options had been returned to the Company by employees who resigned prior to vesting. Such returned options are again available for use under the plan.

     On May 27, 1994, the Company adopted a second stock option plan allowing for 500,000 shares of unissued but authorized common stock for issuance of incentive and/or non-qualified stock options. As of December 31, 1995, 487,000 options under this plan had been granted and 142,000 options had been returned to the Company by employees who resigned prior to vesting. Such returned options are again available for use under the plan.

     Stock option plan transactions for the year ended December 31, 1995, are summarized below:

                                                1988 PLAN         1994 PLAN           TOTAL
                                              -------------     -------------     -------------
    Outstanding, beginning of year..........        260,000           247,500           507,500
      Granted...............................              0           234,500           234,500
      Exercised.............................        (75,000)                0           (75,000)
      Cancelled.............................        (16,000)         (137,000)         (153,000)
                                              -------------     -------------     -------------
    Outstanding, end of year................        169,000           345,000           514,000
                                              =============     =============     =============
    Option price per share exercised........  $0.03 - $0.50          --           $0.03 - $0.50
    Price for outstanding options...........  $0.03 - $0.50     $0.26 - $0.75     $0.03 - $0.75
                                              =============     =============     =============

     The expiration dates for the options issued under the 1988 Plan range from May 1998 to December 2003. At December 31, 1995, 23,000 shares were available for future grants under the 1988 Plan.

     The expiration dates for the options issued under the 1994 Plan range from August 2004 to December 2005. At December 31, 1995, 155,000 shares were available for future grants under the 1994 Plan.

     STOCK ISSUED WITH RESPECT TO SERVICE ON BOARD OF DIRECTORS: In October 1992, the Board approved the issuance of stock as compensation to directors not receiving any other form of compensation from the Company. Each qualifying director received 5,000 shares of common stock for each quarter of service. During 1994, 19,000 shares of common stock were issued pursuant to the Board action, but no shares were issued pursuant thereto in 1995.

     STOCK ISSUABLE WITH RESPECT TO REVOLVING CREDIT FACILITY: In connection with a revolving credit agreement with Robert R. Kaemmer, President of the Company, Mr. Kaemmer had the option to purchase up to 900,000 shares of common stock at $0.33 per share. Mr. Kaemmer exercised this option by purchasing 900,000 shares of common stock on April 27, 1994.

NOTE 9 -- OFFICE CLOSING COSTS

     After reviewing the costs of maintaining its Washington, D.C. sales office, the projected sales from that location, and the general financial condition of the Company, the Board decided to close the office effective December 31, 1991. All estimated costs and expenses directly associated with the closing of the office were accrued as of December 31, 1991, and recognized in the financial statements. Subsequent payments of the accrued costs were charged to the liability account, accrued office closing costs.

NOTE 10 -- KEY EMPLOYEE INCENTIVE COMPENSATION PLAN

     The Company has an incentive compensation plan which provides for incentive payments to a key employee based on 5% of net earnings before depreciation and amortization and income taxes. Expenses under the plan amount to $-0- and $27,726 for the years ended 1995 and 1994, respectively.

     In addition, during the year ended December 31, 1994, the board of directors authorized a one-time performance bonus of $45,000 to this key employee. The payment was made during the second quarter of 1994.

NOTE 11 -- NOTES RECEIVABLE

     The Company conducts a portion of its business through agents. Some of these agents have borrowed from the Company in order to obtain necessary capital to expand their operations. These borrowings are represented by short term promissory notes. The terms of the notes permit the Company to withhold the monthly payments from commissions due the agents, if necessary. The interest rate for all the notes is 2 1/2% over the prime rate published by The Wall Street Journal. At December 31, 1994, a reserve of $100,000 was established against amounts due from a specific agent whose receivable, including unpaid charges, aggregated $498,061. During 1995, the Company and this agent became involved in litigation, and it has been determined that no recovery on the amounts will be made. As a result, the remaining receivable of $398,061 was written off. The Company is currently negotiating a mutual release of all claims with this agent and does not expect to incur any additional liability as a result of the litigation.

NOTE 12 -- ONGOING OPERATIONS

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The Company reported a net loss of $1,718,510 in 1995. As a result, liabilities exceeded assets by $237,041. Non-cash items such as depreciation and amortization, provision for doubtful accounts and deferred income taxes collectively contributed $1,316,067 of the loss. The remaining $402,443, along with a $118,481 increase in accounts receivable and a $691,755 increase in accounts payable, contributed to cash used in operations of $64,222. In light of the foregoing, in order to become profitable, the Company must achieve sufficient volume levels to obtain additional discounts under its existing carrier contracts or negotiate new contracts with its carriers to obtain favorable pricing at existing volume levels and reduce other costs. In addition, the Company may explore financing and other strategic transactions, such as the proposed merger (discussed in Note 13 below).

     The proposed merger would reduce the Company's direct operating costs through volume discounts on long-distance pricing from its carriers and would provide certain economics of scale which management believes would allow its operations to become profitable and allow it to compete for new and existing customers. If, for any reason, the proposed merger is not consummated, the Company plans to increase sales and reduce its costs and will continue to explore other strategic alternatives (which may include financings, mergers, acquisitions, joint ventures or other strategic transactions).

NOTE 13 -- SUBSEQUENT EVENT

     On January 15, 1996, the Company and Phoenix Network, Inc. ("Phoenix"), a San Francisco, California-based long distance reseller and provider of value-added telecommunications services, signed a letter of intent to merge the two companies in a stock-for-stock transaction. The parties currently are negotiating a definitive merger agreement. In connection with the proposed merger, Phoenix expects to issue approximately 4 million new shares of common stock in exchange for all of the outstanding shares of the Company. It is currently anticipated that the closing will take place on or about August 15, 1996, pending the obtaining of all necessary regulatory approvals and approval of the shareholders of both companies. There can be no assurance that the ongoing negotiations between the Company and Phoenix will in fact result in the execution of a definitive merger agreement or that the terms of any such agreement would be as described above.

NOTE 14 -- FOURTH QUARTER ADJUSTMENTS

     During the fourth quarter 1995, the Company recorded adjustments of approximately $940,000 relating primarily to receivables and the deferred tax asset.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     During the two most recent fiscal years, there were no changes in or disagreements with the Company's independent certified public accountants.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     The information required by Item 9 is incorporated herein by reference to
(i) the information under the caption "Election of Directors" (except that the information set forth under the subcaption "Compensation of Directors" is expressly excluded from such incorporation) and (ii) the information under the caption "Compliance with Section 16(a) of the Securities Exchange Act of 1934," in each case, in the Company's definitive Proxy Statement to be filed with the Commission not later than 120 days after the end of the fiscal year covered by this Form 10-KSB.

ITEM 10. EXECUTIVE COMPENSATION

     The information required by Item 10 is incorporated herein by reference to the Company's definitive Proxy Statement to be filed with the Commission not later than 120 days after the end of the fiscal year covered by this Form 10-KSB.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by Item 11 is incorporated herein by reference to the Company's definitive Proxy Statement to be filed with the Commission not later than 120 days after the end of the fiscal year covered by this Form 10-KSB.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by Item 12 is incorporated herein by reference to the Company's definitive Proxy Statement to be filed with the Commission not later than 120 days after the end of the fiscal year covered by this Form 10-KSB.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

         3.1         -- CERTIFICATE OF INCORPORATION, AS AMENDED TO DATE -- Incorporated by
                        reference -- previously filed as Exhibit 3.1 to Registrant's Form
                        10-QSB for the quarterly period ended June 30, 1994.
         3.3         -- BYLAWS -- Incorporated by reference -- previously filed as Exhibit
                        3.3 to Registration Statement on Form S-1 under the Securities Act of
                        1933 filed by Registrant. Registration Statement No. 33-23845.
         4.1         -- FORM OF UNIT PURCHASE OPTION -- Incorporated by
                        reference -- previously filed as Exhibit 4.1 to Registration
                        Statement on Form S-1 under the Securities Act of 1933 filed by
                        Registrant. Registration Statement No. 33-23845.
         4.2         -- FORM OF WARRANT AGREEMENT -- Incorporated by reference -- previously filed as Exhibit 4.2 to Registration Statement on Form S-1 under the
                        Securities Act of 1933 filed by Registrant. Registration Statement
                        No. 33-23845.
        10.1         -- TERMINATION AGREEMENT, DATED JANUARY 14, 1992, with Gordon Hutchins,
                        Jr. -- Incorporated by reference -- previously filed as Exhibit 10.1 to Registrant's Form 10-KSB for the fiscal year ended December 31,
                        1992 filed March 31, 1993.
        10.2         -- 1988 STOCK OPTION PLAN -- Incorporated by reference -- previously filed as Exhibit 10.4 to Registration Statement on Form S-1 under the
                        Securities Act of 1933 filed by Registrant. Registration Statement
                        No. 33-23845.

        10.3         -- 1994 STOCK OPTION PLAN, DATED MAY 27, 1994 -- Incorporated by
                        reference -- previously filed as Exhibit 4.3 to Registration
                        Statement on Form S-8 under the Securities Act of 1933 filed by
                        Registrant, Registration Statement No. 33-80058.
        10.4         -- DATA PROCESSING SERVICE AGREEMENT WITH AFFILIATED COMPUTER SYSTEMS
                        COMMERCIAL SERVICES, INC. -- Incorporated by reference -- previously filed as Exhibit 10.12 to Registrant's Form 10-KSB for the fiscal year ended December 31, 1990 filed April 9, 1991.
        10.5         -- SECOND ADDENDUM PROPOSAL TO DATA PROCESSING SERVICE AGREEMENT IN
                        EXHIBIT 10.4 HERETO, DATED OCTOBER 4, 1993 -- Incorporated by
                        reference -- previously filed as Exhibit 10.4 to Registrant's Form
                        10-KSB for the fiscal year ended December 31, 1993 filed March 30,
                        1994.
        10.6         -- OFFICE BUILDING LEASE FOR REGISTRANT'S FACILITY IN OVERLAND PARK,
                        KANSAS, DATED AUGUST 20, 1993 -- Incorporated by
                        reference -- previously filed as Exhibit 10.5 to Registrant's Form
                        10-KSB for the fiscal year ended December 31, 1993 filed March 30,
                        1994.
        10.7         -- AMENDMENT TO OFFICE BUILDING LEASE, DATED FEBRUARY 1,
                        1994 -- Incorporated by reference -- previously filed as Exhibit 10.6 to Registrant's Form 10-KSB for the fiscal year ended December 31,
                        1993 filed March 30, 1994.
        10.8         -- OFFICE BUILDING LEASE FOR REGISTRANT'S FACILITY IN MCLEAN, VIRGINIA,
                        AS AMENDED TO DATE -- Incorporated by reference -- previously filed as Exhibit 10.13 to Registrant's Form 10-KSB for fiscal year ended
                        December 31, 1991.
        10.9         -- AGREEMENT TO RENEW SUBLEASE FOR REGISTRANT'S FACILITY IN MCLEAN,
                        VIRGINIA, DATED FEBRUARY 14, 1994 -- Incorporated by
                        reference -- previously filed as Exhibit 10.8 to Registrant's Form
                        10-KSB for the fiscal year ended December 31, 1993 filed March 30,
                        1994.
        10.10        -- VOLUME PURCHASE AGREEMENT, DATED MAY 17, 1994, WITH SPRINT
                        COMMUNICATIONS COMPANY L.P. -- Incorporated by
                        reference -- previously filed as Exhibit 1 to Registrant's Form
                        10-QSB for the quarterly period ended June 30, 1994.
        10.11        -- TELECOMMUNICATIONS SERVICES AGREEMENT, DATED JUNE 27, 1994, WITH
                        WILTEL, INC. -- Incorporated by reference -- previously filed as
                        Exhibit 2 to Registrant's Form 10-QSB for the quarterly period ended
                        June 30, 1994.
        10.12        -- AMENDMENT TO TELECOMMUNICATIONS SERVICES AGREEMENT, DATED NOVEMBER 1,
                        1994, WITH WILTEL, INC. -- Incorporated by reference -- previously filed as Exhibit 10.12 to Registrant's Form 10-KSB for the fiscal year ended December 31, 1994 filed March 31, 1995.*
        10.13        -- REVOLVING LOAN AGREEMENT AND ADDENDA, DATED MAY 10, 1994, WITH
                        MERCANTILE BANK OF KANSAS -- Incorporated by reference -- previously filed as Exhibit 10.13 to Registrant's Form 10-KSB for the fiscal year ended December 31, 1994 filed March 31, 1995.
        10.14        -- ASSIGNMENT OF LIFE INSURANCE POLICY AS COLLATERAL, DATED MAY 10,
                        1994, TO MERCANTILE BANK OF KANSAS -- Incorporated by
                        reference -- previously filed as Exhibit 10.14 to Registrant's Form
                        10-KSB for the fiscal year ended December 31, 1994 filed March 31,
                        1995.
        10.15        -- SECURITY AGREEMENT, DATED MAY 10, 1994, WITH MERCANTILE BANK OF
                        KANSAS -- Incorporated by reference -- previously filed as Exhibit
                        10.15 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1994 filed March 31, 1995.
        10.16        -- PROMISSORY NOTE, DATED MAY 10, 1994, WITH MERCANTILE BANK OF
                        KANSAS -- Incorporated by reference -- previously filed as Exhibit
                        10.16 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1994 filed March 31, 1995.

        10.17        -- SECURITY AGREEMENT, DATED MAY 10, 1994, WITH MERCANTILE BANK OF
                        KANSAS -- Incorporated by reference -- previously filed as Exhibit
                        10.17 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1994 filed March 31, 1995.
        10.18        -- EMPLOYMENT AGREEMENT, DATED JANUARY 1, 1995, WITH ROBERT R.
                        KAEMMER -- Incorporated by reference -- previously filed as Exhibit
                        10.18 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1994 filed March 31, 1995.**
        10.19        -- PROMISSORY NOTE, DATED JUNE 15, 1994, WITH RICHARD K.
                        HALFORD -- Incorporated by reference -- previously filed as Exhibit
                        10.19 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1994 filed March 31, 1995.
        10.20        -- PROMISSORY NOTE, DATED AUGUST 1, 1994, WITH RICHARD K.
                        HALFORD -- Incorporated by reference -- previously filed as Exhibit
                        10.20 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1994 filed March 31, 1995.
        10.21        -- PLEDGE AGREEMENT, DATED NOVEMBER 23, 1994, WITH RICHARD K. HALFORD --
                        Incorporated by reference -- previously filed as Exhibit 10.21 to
                        Registrant's Form 10-KSB for the fiscal year ended December 31, 1994 filed March 31, 1995.
        10.22        -- REVOLVING CREDIT AGREEMENT, DATED NOVEMBER 10, 1992, WITH ROBERT R.
                        KAEMMER -- Incorporated by reference -- previously filed as Exhibit
                        10.8 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1992 filed March 31, 1993.
        10.23        -- AMENDMENT TO REVOLVING CREDIT AGREEMENT, DATED MAY 7, 1993, WITH
                        ROBERT R. KAEMMER -- Incorporated by reference -- previously filed as
                        Exhibit 10.16 to Registrant's Form 10-KSB for the fiscal year ended
                        December 31, 1993 filed March 30, 1994.
        10.24        -- PROMISSORY NOTE, DATED NOVEMBER 10, 1992, WITH ROBERT R. KAEMMER --
                        Incorporated by reference -- previously filed as Exhibit 10.9 to
                        Registrant's Form 10-KSB for the fiscal year ended December 31, 1992 filed March 31, 1993.
        10.25        -- AMENDMENT TO PROMISSORY NOTE, DATED MAY 7, 1993, WITH ROBERT R.
                        KAEMMER -- Incorporated by reference -- previously filed as Exhibit
                        10.18 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1993 filed March 30, 1994.
        10.26        -- SECURITY AGREEMENT, DATED NOVEMBER 10, 1993, WITH ROBERT R.
                        KAEMMER -- Incorporated by reference -- previously filed as Exhibit
                        10.10 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1992 filed March 31, 1993.
        10.27        -- SETTLEMENT AGREEMENT, DATED MAY 1, 1992, WITH AETNA LIFE INSURANCE
                        COMPANY -- Incorporated by reference -- previously filed as Exhibit
                        10.11 to Registrant's Form 10-KSB for the fiscal year ended December
                        31, 1992 filed March 31, 1993.
        10.28        -- CARRIER TRANSPORT SWITCHED SERVICES AGREEMENT, DATED JULY 28, 1995,
                        WITH SPRINT COMMUNICATIONS COMPANY L.P.*
        10.29        -- AMENDMENT TO CARRIER TRANSPORT SWITCHED SERVICES AGREEMENT, DATED
                        OCTOBER 30, 1995, WITH SPRINT COMMUNICATIONS COMPANY L.P.*
        10.30        -- AMENDMENT TO CARRIER TRANSPORT SWITCHED SERVICES AGREEMENT, DATED
                        FEBRUARY 29, 1996, WITH SPRINT COMMUNICATIONS COMPANY L.P.
        10.31        -- REVOLVING LOAN AGREEMENT AND ADDENDA, DATED JUNE 8, 1995, WITH
                        MERCANTILE BANK OF KANSAS.
        10.32        -- PROMISSORY NOTE, DATED JUNE 8, 1995, WITH MERCANTILE BANK OF KANSAS.
        10.33        -- COMPREHENSIVE SECURITY AGREEMENT, DATED JUNE 8, 1995, WITH MERCANTILE
                        BANK OF KANSAS.
        10.34        -- SECURITY AGREEMENT, DATED JUNE 8, 1995, WITH MERCANTILE BANK OF
                        KANSAS.
        10.35        -- PROMISSORY NOTE, DATED APRIL 3, 1995, WITH RICHARD K. HALFORD.

        10.36        -- AMENDMENT NO. 1 TO PLEDGE AGREEMENT, DATED APRIL 3, 1995, WITH
                        RICHARD K. HALFORD.
        10.37        -- EXTENSION OF JUNE 15, 1994 PROMISSORY NOTE, DATED DECEMBER 29, 1995,
                        WITH RICHARD K. HALFORD.
        10.38        -- EXTENSION OF AUGUST 1, 1994 PROMISSORY NOTE, DATED DECEMBER 29, 1995,
                        WITH RICHARD K. HALFORD.
        10.39        -- EXTENSION OF APRIL 3, 1995 PROMISSORY NOTE, DATED DECEMBER 29, 1995,
                        WITH RICHARD K. HALFORD.
        10.40        -- LETTER TO MERCANTILE BANK OF KANSAS, DATED JANUARY 24, 1996,
                        REGARDING THE FULL SATISFACTION BY RICHARD K. HALFORD OF THE
                        PROMISSORY NOTES DATED JUNE 15, 1994, AUGUST 1, 1994 AND APRIL 3,
                        1995.
        10.41        -- SECOND AMENDMENT TO OFFICE BUILDING LEASE FOR REGISTRANT'S FACILITY
                        IN OVERLAND PARK, KANSAS, DATED NOVEMBER 23, 1994.
        21.1         -- LIST OF SUBSIDIARIES OF THE REGISTRANT -- Incorporated by
                        reference -- previously filed as Exhibit 21.1 to Registrant's Form
                        10-KSB for the fiscal year ended December 31, 1994 filed March 31,
                        1995.
        23           -- CONSENT OF GRANT THORNTON LLP.
        27           -- FINANCIAL DATA SCHEDULE.

- ---------------

 * Confidential material deleted and filed separately with the Commission pursuant to a request for confidential treatment.

** Management contract or compensatory plan or arrangement required to be identified by Item 13(a).

(b) Reports on Form 8-K

     On January 17, 1996, the Company filed a report on Form 8-K under Item
5 -- Other Events regarding a press release issued by the Company and Phoenix Network, Inc. ("Phoenix") announcing that they had signed a letter of intent (the "Letter of Intent") to merge the Company and Phoenix in a stock-for-stock transaction.

     On March 19, 1996, the Company filed a second report on Form 8-K under Item 5 -- Other Events regarding a press release issued by the Company and Phoenix announcing that they had extended the term of the Letter of Intent.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            AMERICONNECT, INC.

                                            By:    /s/  ROBERT R. KAEMMER
                                                --------------------------------
                                                      Robert R. Kaemmer
                                                    President and Director

     Date: April 15, 1996

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the date indicated.

                  SIGNATURE                              TITLE                       DATE
                  ---------                              -----                       ----
           /s/  ROBERT R. KAEMMER              President and Director            April 15, 1996
     -------------------------------------       (Principal Executive Officer
              Robert R. Kaemmer                  and Principal Financial
                                                 Officer)

            /s/  JANET M. FLYNN                Secretary, Director               April 15, 1996
     -------------------------------------
               Janet M. Flynn

          /s/  RICHARD K. HALFORD              Director                          April 15, 1996
     -------------------------------------
             Richard K. Halford

                                                                      APPENDIX A

                    LIST OF EXECUTIVE OFFICERS AND DIRECTORS
                              AS OF APRIL 25, 1994

                  NAME/POSITION WITH COMPANY            OCCUPATION
                ------------------------------------------------------------
                Robert R. Kaemmer             AmeriConnect, Inc.
                President and Director        President and Director
                                              6750 West 93rd Street, Suite
                                              110
                                              Overland Park, Kansas 66212
                Janet M. Flynn                AmeriConnect, Inc.
                Secretary and Director        Administrative Manager
                                              6750 West 93rd Street, Suite
                                              110
                                              Overland Park, Kansas 66212
                Richard K. Halford            Private Futures Trader
                Director                      Overland Park, Kansas

                                                                      APPENDIX G

                               AMERICONNECT, INC.
                        6750 WEST 93RD STREET, SUITE 110
                          OVERLAND PARK, KANSAS 66212

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AmeriConnect, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the Courtyard by Marriott, 11301 Metcalf Avenue, Overland Park, Kansas, on Wednesday, May 29, 1996 at 10:00 a.m., Central Daylight Time and all adjournments and postponements thereof. The Company anticipates mailing this Proxy Statement, the accompanying form of proxy and the Notice of Annual Meeting of Stockholders to the Company's stockholders of record as of the Record Date (as hereinafter defined), on or about May 1, 1996, together with the Company's Annual Report for the fiscal year ended December 31, 1995. The matters to be considered and acted upon at the Annual Meeting are described below.

     Only the holders of record of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), and holders of record of shares of Class A Common Stock, par value $.00001 per share, of the Company (the "Class A Stock"), as of the close of business on April 25, 1996 (the "Record Date"), will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, there were outstanding and entitled to vote 6,324,717 shares of Common Stock and 592,033 shares of Class A Stock. No other voting securities of the Company are outstanding.

     You are requested to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope. Holders giving proxies may revoke them at any time prior to their being voted by filing with the Secretary of the Company a written instrument revoking it. All shares represented by proxy will be voted in the manner specified on the proxy which accompanies this Proxy Statement or, if not specified, proxies will be voted as follows:

          1. to elect Robert R. Kaemmer, Richard K. Halford and Janet M. Flynn to serve as directors of the Company until the next Annual Meeting and until their successors are duly elected and qualified;

          2. to ratify and approve the selection of Grant Thornton LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996; and

          3. in the discretion of the proxy holder as to any other matter coming before the Annual Meeting.

     With respect to each matter properly to come before the Annual Meeting, (a) each holder of Common Stock is entitled to one (1) vote per share and (b) each holder of Class A Stock is entitled to five (5) votes per share. Common Stock and Class A Stock do not have cumulative voting rights and are required to be voted together as a single class. The Bylaws of the Company require that a majority of the votes of the shares of stock issued, outstanding and entitled to vote be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 28, 1996, concerning stock ownership of (a) all persons known by the Company to own beneficially more than 5% of any class of the Company's voting securities, (b) each director and nominee for director, (c) each executive officer named in the compensation table, and (d) all directors and executive officers of the Company as a group. Class A Stock, which is convertible into Common Stock on a share for share basis, has five (5) votes per share, but is otherwise identical to the Common Stock.

         TITLE OF                 NAME AND ADDRESS OF          AMOUNT AND NATURE OF      PERCENT OF
           CLASS                    BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)     CLASS(1)
- ---------------------------  ------------------------------   -----------------------    -----------
Class A Stock..............  Robert R. Kaemmer                   416,766 -- direct           70.4
                             6750 West 93rd Street,
                             Suite 110
                             Overland Park, KS 66210
Common Stock...............  Robert R. Kaemmer                1,781,766(2) -- direct         25.9
Class A Stock..............  Richard K. Halford                  175,267 -- direct           29.6
                             9810 West 99th Place
                             Overland Park, KS 66212
Common Stock...............  Richard K. Halford                219,267(3) -- direct           3.4
Common Stock...............  J. Morton Davis                  355,600(4) -- indirect          5.6
                             44 Wall Street
                             New York, NY 10005
Common Stock...............  Richard R. Testwuide             375,000(5) -- indirect          5.9
                             200 Oceangate #900
                             Long Beach, CA 90802
Common Stock...............  Thomas R. Testwuide                 375,000 -- direct            5.9
                             704 S. 15th Street
                             Sheboygan, WI 53081
Common Stock...............  Johnny Craig                      411,925(6) -- direct           6.5
                             15565 Gardner Road
                             Gardner, KS 66030
Common Stock...............  Janet M. Flynn                     40,000(7) -- direct           0.6
Class A Stock..............  All Directors and Executive              592,033               100.0
                             Officers as a Group (3
                             persons)
Common Stock...............  All Directors and Executive           2,041,033(8)              28.8
                             Officers as a Group (3
                             persons)

- ---------------

(1) Calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Numbers of shares of Common Stock listed give effect to the conversion of Class A Stock at the rate of one share of Common Stock for one share of Class A Stock. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock and Class A Stock shown as beneficially owned by them, except as noted below.

(2) Includes 1,215,000 shares of Common Stock and 416,766 shares of Class A Stock owned by Mr. Kaemmer. Also includes 150,000 shares of Common Stock which may be acquired upon the exercise of outstanding options within sixty
    (60) days.

(3) Includes 175,267 shares of Class A Stock.

(4) By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, Mr. Davis, as the sole shareholder and chairman of the board of D.H. Blair Holdings, Inc. ("Blair Holdings"), which is the sole shareholder of D.H. Blair Investment Banking Corp. ("Blair IBC"), is deemed to beneficially own the 298,400 shares of Common Stock beneficially owned by Blair IBC. Mr. Davis shares voting and investment power over such shares with the boards of directors of Blair Holdings and Blair IBC. Also includes 57,200 shares owned by Mr. Davis' wife. This information is based in part on the Schedule 13G, dated June 13, 1994, filed with the SEC jointly by Mr. Davis, Blair Holdings and Blair IBC.

(5) These shares are held in a family trust for which Mr. Testwuide acts as trustee.

(6) Includes 104,753 shares of Common Stock owned by Mr. Craig's wife, 20,110 shares of Common Stock owned by Mr. Craig's children and 40,000 shares of Common Stock which may be acquired upon the exercise of outstanding options within sixty (60) days, provided that certain revenue requirements are met.

(7) Includes 5,000 shares of Common Stock which may be acquired upon the exercise of outstanding options within sixty (60) days and 20,000 shares of Common Stock which may be acquired upon the exercise of outstanding options within sixty (60) days, provided that certain revenue requirements are met. Excludes 8,000 shares of Common Stock owned by Ms. Flynn's husband, as to which Ms. Flynn disclaims beneficial ownership.

(8) Includes 592,033 shares of Class A Stock and 175,000 shares of Common Stock, of which 155,000 may be acquired upon the exercise of outstanding options within sixty (60) days and 20,000 may be acquired upon the exercise of outstanding options within sixty (60) days, provided that certain revenue requirements are met.

CHANGES IN CONTROL

     On January 15, 1996, the Company and Phoenix Network, Inc. ("Phoenix"), a San Francisco, California-based long distance reseller and provider of value-added telecommunications services, signed a letter of intent to merge the two companies in a stock-for-stock transaction. The parties currently are negotiating a definitive merger agreement. In connection with the proposed merger, Phoenix expects to issue approximately 4 million new shares of common stock in exchange for all of the outstanding shares of the Company. It is currently anticipated that the closing will take place on or about August 15, 1996, pending the obtaining of all necessary regulatory approvals and approval of the shareholders of both companies. There can be no assurance that the ongoing negotiations between the Company and Phoenix will in fact result in the execution of a definitive merger agreement or that the terms of any such agreement will be as described above.

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), provides that the number of directors of the Company shall be fixed by, or in the manner provided in, the Bylaws of the Company. The Bylaws of the Company currently provide that the number of directors of the Company shall be fixed from time to time by the vote of a majority of the entire Board of Directors. The Board of Directors, by resolution, has fixed the number of directors at three. Each director will be elected to hold office until the next Annual Meeting and until his or her successor is elected and qualified. If for any reason any nominee should, prior to the Annual Meeting, become unable to serve or for good cause will not serve, the person acting under the proxy may vote the proxy for the election of a substitute. It is not currently expected that any of the nominees will become unable to serve or for good cause will not serve.

     The Board of Directors of the Company intends to present for action at the Annual Meeting the election of Robert R. Kaemmer, Richard K. Halford and Janet
M. Flynn.

     The persons named in the enclosed proxy (Janet M. Flynn and Robert R. Kaemmer) will vote to elect the three (3) nominees named above, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. The affirmative vote of the holders of a plurality of the votes present or represented at the Annual Meeting is necessary for the election of the nominees named above.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

     Information relating to the directors, nominees for directors and executive officers of the Company is set forth below:

              NAME                 AGE                POSITION               DIRECTOR SINCE
- ---------------------------------  ---   ----------------------------------  --------------
Robert R. Kaemmer................  51    Chairman, President, Chief               1988
                                         Executive Officer and Director
Richard K. Halford...............  61    Director                                 1991
Janet M. Flynn...................  49    Director and Secretary                   1995

     Robert R. Kaemmer has served as the Chief Executive Officer of the Company since January 1992 and as the Company's President since December 1988. Mr. Kaemmer has served as a director of the Company since its inception in January 1988, when he joined the Company as Executive Vice President -- Operations. From July 1986 until June 1988, Mr. Kaemmer served as Executive Vice President of Safety Plus, Inc. From 1968 until June 1986, Mr. Kaemmer was employed by Mobil Oil Corporation in various engineering, sales and marketing management positions.

     Richard K. Halford has been a director of the Company since November 1991 and has been self-employed as a futures trader since February 1991. Mr. Halford was a commodities wholesaler with Geldermann, Inc. from August 1989 until February 1991. Mr. Halford served as Executive Vice President of the Company from its inception until August 1989.

     Janet M. Flynn has been a director of the Company since January 1995, has served as the Company's Administrative Manager since joining the Company in February 1992 and has served as the Secretary of the Company since April 1993. From September 1991 until February 1992, Ms. Flynn was employed by Overland Consulting, Inc. as Administrative Manager. Prior to that, Ms. Flynn was employed in a similar capacity by American Consolidated Financial Corporation.

     During the fiscal year ended December 31, 1995, each director attended all of the directors' meetings during the period for which he or she was a director. In 1995, four (4) directors' meetings were held. Other than the Stock Option Committee, the Company had no standing Board committees in 1995, and currently has no such committees other than the Stock Option Committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid or accrued by the Company during the fiscal years ended December 31, 1995, 1994 and 1993 to the Company's chief executive officer (the only officer whose total cash compensation exceeded $100,000).

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                          -------------------------------------
                                                ANNUAL COMPENSATION               AWARDS              PAYOUTS
                                           -----------------------------  -----------------------    ----------

                (A)                  (B)     (C)     (D)        (E)          (F)          (G)           (H)          (I)
                                                                          RESTRICTED   SECURITIES
                                                            OTHER ANNUAL       STOCK   UNDERLYING
NAME AND                                    SALARY   BONUS  COMPENSATION      AWARDS      OPTIONS       LTIP     COMPENSATION
PRINCIPAL POSITION                   YEAR      ($)     ($)        ($)(1)      ($)(2)       (#)(3)    PAYOUTS($)        ($)(4)
- ------------------------------------ ----  -------  ------  ------------  ----------   ----------    ----------  ------------
Robert R. Kaemmer................... 1995  132,000       0          0            0             0       0            792.00
  Chairman, Chief Executive Officer  1994  127,000  72,726          0            0             0       0            811.20
  and President                      1993   90,000  64,459          0       18,750(5)    150,000(6)    0            786.60

- ---------------

(1) Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of $50,000 or 10% of the total salary and bonus for the named executive officer.

(2) The aggregate number of restricted stock holdings at December 31, 1995 was 300,000. The value of these restricted stock holdings was $108,000 (calculated in the manner specified in paragraph (b)(2)(iv)(A) of Item 402 of Regulation S-B and taking into account that the bid price of the Common Stock as of

     December 31, 1995 was $.36 per share). In the event that dividends are paid on the Common Stock, such dividends will be paid on the restricted shares of Common Stock held by the named executive officer.

(3) The number in the Securities Underlying Options column (column (g)) reflects the number of shares of Common Stock into which such options are exercisable.

(4) Consists of insurance premiums paid by the Company with respect to term life insurance for the named executive officer.

(5) On November 10, 1992, the named executive officer agreed to lend up to $300,000 to the Company pursuant to a revolving credit agreement. As a commitment fee for the revolving credit, the Company issued 300,000 shares of Common Stock to Mr. Kaemmer on April 8, 1993. These shares of Common Stock vested immediately upon issuance to Mr. Kaemmer, but were not registered under the Securities Act of 1933, as amended. The closing bid price of the Common Stock on April 8, 1993 was $.0625 per share.

(6) On May 14, 1993, the named executive officer was granted options exercis-able into 150,000 shares of Common Stock pursuant to the Company's 1988 Stock Option Plan. These options became exercisable on May 14, 1994.

     Stock Option Plans. The Company has two stock option plans, the 1988 Stock Option Plan (the "1988 Plan") and the 1994 Stock Option Plan (the "1994 Plan"), which are administered by the Board of Directors through the Stock Option Committee. As of March 28, 1996, options exercisable into 23,000 shares of Common Stock remain to be issued under the 1988 Plan, and options exercisable into 155,000 shares of Common Stock remain to be issued under the 1994 Plan. No stock options were granted pursuant to the 1988 Plan or the 1994 Plan during 1995 to the named executive officer.

     The following table provides information with respect to the named executive officer concerning unexercised options held as of the end of 1995.

AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

          (A)                (B)            (C)                    (D)                             (E)
                                                             NUMBER OF SHARES
                                                             OF COMMON STOCK               VALUE OF UNEXERCISED
                                                          UNDERLYING OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           SHARES                           FISCAL YEAR-END(#)            FISCAL YEAR-END($)(1)
                         ACQUIRED ON       VALUE       ----------------------------    ----------------------------
         NAME            EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -----------------------  -----------    -----------    -----------    -------------    -----------    -------------
Robert R. Kaemmer, ....       0              0           150,000           -0-            49,500           -0-
  Chairman, Chief
  Executive Officer and
  President

- ---------------

(1) Represents the difference between the bid price of the Common Stock and the exercise price of the options. The bid price of the Common Stock as of December 31, 1995 was $.36 per share.

     Directors' Compensation. Non-employee directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors. In addition, such directors are compensated at the rate of $2,000 per year in cash, payable in equal quarterly installments, plus $200 per meeting.

     Employment Agreement. The Company has entered into an employment agreement with Mr. Kaemmer dated January 1, 1995 (the "Employment Agreement"). The Employment Agreement expires on December 31, 1997 unless terminated sooner by the Company or Mr. Kaemmer. The Employment Agreement provides for a salary of $132,000 annually for the term of the Employment Agreement and such compensation increases, bonuses and other compensation as may be determined by the Board of Directors or any committee thereof in accordance with the Company's then-existing salary, bonus and other compensation plans.

     The Company may terminate the Employment Agreement in the event of the permanent disability of Mr. Kaemmer (defined as the inability, by reason of physical or mental disability, to perform the majority of his duties for a period of at least 180 consecutive days), for cause (defined to include willful misconduct or gross negligence that causes material harm to the Company, criminal acts, acts involving moral turpitude, fraud, habitual absenteeism, chronic alcoholism or other form of addiction, or a material breach of the Employment Agreement), and for any other reason or no reason. In the event the Employment Agreement is terminated on grounds of permanent disability, Mr. Kaemmer shall be entitled to one year's salary, the proportionate amount of any bonus and other compensation, payments and benefits which would otherwise have been received by Mr. Kaemmer with respect to the year in which such determination of disability is made, as well as continued health insurance. In the event the Employment Agreement is terminated for cause, Mr. Kaemmer shall not be entitled to any additional compensation, payments or benefits. In the event the Employment Agreement is terminated for any other or no reason, Mr. Kaemmer shall be entitled to two years' salary and the amount of any bonus and other compensation, payments and benefits which would otherwise have been received by Mr. Kaemmer with respect to the remaining term of the Employment Agreement.

     Mr. Kaemmer may terminate the Employment Agreement, upon ten days' prior written notice, for "Good Reason." "Good Reason" is defined to include (i) a "Change of Control" of the Company of a nature that would be required to be reported by the proxy rules promulgated by the Securities and Exchange Commission, (ii) "Constructive Termination" of the Employment Agreement (defined to include assignment of Mr. Kaemmer to duties other than those of Chief Executive Officer of the Company or a requirement that Mr. Kaemmer report other than to the Board of Directors of the Company), (iii) the acquisition of beneficial ownership (as defined in SEC Rule 13d-3) of 25% or more of the combined voting power of the Company's voting securities by certain persons,
(iv) the composition of the Board so that less than a majority of the directors are persons who were either nominated or selected by the Board, (v) approval by the Company's stockholders of a merger or consolidation in which the Company's stockholders would own less than 80% of the total voting power represented by the voting securities of the surviving corporation, or (vi) approval by the Company's stockholders of a plan of liquidation or disposition of substantially all the assets of the Company. In the event that Mr. Kaemmer terminates the Employment Agreement for Good Reason, he shall be entitled to receive two years' salary and the amount of any bonus and other compensation, payments and benefits which would otherwise have been received by Mr. Kaemmer with respect to the year in which such notice is given.

     The Employment Agreement requires Mr. Kaemmer not to compete with the Company, solicit customers or hire employees for a competitive business during the term of the Employment Agreement and for a period of one year thereafter. In addition, the Employment Agreement requires Mr. Kaemmer to maintain the confidentiality of the Company's confidential information.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Halford Loans. During the last two years, the Company made loans to Richard
K. Halford, a Director of the Company, in the aggregate amount of $14,500. Mr. Halford executed promissory notes (the "Notes") for this sum for the benefit of the Company as of the following dates and in the following amounts: (i) June 15, 1994 -- $10,000; (ii) August 1, 1994 -- $1,500; and (iii) April 3,
1995 -- $3,000. Each of the Notes bore interest at the prime rate plus 2% per annum and each was originally payable in full on December 31, 1995. Pursuant to a Pledge Agreement, dated as of November 23, 1994, by and between Mr. Halford and the Company, and amended as of April 3, 1995, the Notes were secured by 19,000 shares of Common Stock owned by Mr. Halford. Mr. Halford and the Company entered into agreements, each dated as of December 29, 1995, to extend the terms of the Notes to May 15, 1996. Mr. Halford paid the Notes in full on January 24, 1996.

     Kaemmer Agreement. In October 1992, the Board approved a revolving credit agreement in the amount of $300,000 with Robert R. Kaemmer, President of the Company. Terms of the revolving credit agreement included interest at 10% per annum, and the note was secured by all the Company's assets including accounts receivable and equipment. The original commitment period for the revolving credit agreement was November 10, 1992, through May 10, 1993. This commitment period was extended through November 10, 1993, the termination date. During the commitment period, the Company could borrow, repay and re-borrow up to

$300,000. Other terms of the agreement included the following: (1) as a commitment fee, the Company issued to Mr. Kaemmer 300,000 shares of Common Stock on April 8, 1993; (2) a term life insurance policy on Mr. Kaemmer, for which Mr. Kaemmer designated the beneficiary, in the amount of $300,000 was purchased and maintained by the Company so long as any loan under the credit agreement was outstanding; (3) during the commitment period and on the termination date, Mr. Kaemmer had the right to convert any or all of the principal owing by the Company to Common Stock at a conversion rate of $1.00 of indebtedness for three shares of Common Stock (Mr. Kaemmer chose not to convert any of the indebtedness to stock); and (4) to the extent that on the termination date the sum of: (i) the dollar amount of the outstanding principal balance of the note, and (ii) one-third ( 1/3) of the number of shares of Common Stock, if any, acquired by Mr. Kaemmer pursuant to exercise of the conversion described above, was less than 300,000 (called the "unused conversion amount"), Mr. Kaemmer had the right for a period of 180 days after the termination date to purchase a number of shares of Common Stock equal to three times the unused conversion amount (up to 900,000 shares), at a purchase price of $0.33 per share. This period expired May 1, 1994. The note was paid in full by the Company on November 2, 1993. Mr. Kaemmer acquired all 900,000 shares of Common Stock on April 27, 1994.

                  RATIFICATION OF THE SELECTION OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The Board of Directors has selected Grant Thornton LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996. Grant Thornton LLP has served as the Company's independent public accountants since 1991. It is anticipated that representatives of Grant Thornton LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the shares of Common Stock and Class A Stock, voting as a single class, present or represented at the Annual Meeting and entitled to vote at the Annual Meeting is required for the ratification of the selection of Grant Thornton LLP as independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of either the outstanding Common Stock or Class A Stock ("10% Stockholders"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in such stock and other equity securities. Securities and Exchange Commission regulations require directors, executive officers and 10% stockholders to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on a review of the copies of such reports available to the Company and written representations from certain of the Company's directors and executive officers that no other Section 16(a) reports were required, all Section 16(a) reports required to be filed by the Company's directors, executive officers and 10% Stockholders were filed.

                        OTHER BUSINESS AND MISCELLANEOUS

     Voting Matters. In accordance with Delaware law, a stockholder entitled to vote in the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified in all proposals, other than the election of directors. Abstentions will have the effect of a negative vote on a proposal. Shares of the Company that generate broker non-votes on the election of directors are treated as shares of Common Stock and Class A Stock as to which voting power has been withheld by the respective beneficial holders and, therefore, as shares not entitled to vote on such election.

     Other Matters To Be Voted Upon. The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote or otherwise act in accordance with their judgment on such matters.

     Solicitation and Expense. The Company will bear the entire cost of preparing, assembling, printing and mailing the Proxy Statement, the proxy and any additional material which may be furnished to stockholders. Solicitation of proxies will be primarily by mail, but regular employees of the Company may also solicit proxies by personal interview, by telephone or by telegraph without additional compensation therefor. Brokers, custodians and fiduciaries in whose names stock is held will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in connection with the service.

     Stockholder Proposals. In the event any stockholder wishes to present a proposal to stockholders at NEXT YEAR'S Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company at 6750 West 93rd Street, Suite 110, Overland Park, Kansas 66212, not later than January 1, 1997, for inclusion in the proxy materials for that meeting.

     Annual Report. A copy of the Company's Annual Report on Form 10-KSB, together with an appendix including certain supplemental materials, accompanies this Proxy Statement, but is not part of the proxy solicitation materials. A COPY OF ANY EXHIBITS TO THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY, TO THE EXTENT REQUIRED BY LAW, BE OBTAINED BY ANY STOCKHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO MR. ROBERT KAEMMER, PRESIDENT, AMERICONNECT, INC., AT SUITE 110, 6750 WEST 93RD STREET, OVERLAND PARK, KANSAS 66212.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN TO THE COMPANY THE ENCLOSED PROXY. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                                   /s/  ROBERT R. KAEMMER
                                            ----------------------------------
                                            Robert R. Kaemmer, Chairman,
                                            Chief Executive Officer and
                                            President

Overland Park, Kansas
May 1, 1996

                                                                      APPENDIX H
================================================================================

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                  FORM 10-QSB

(Mark One)
[X]            QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1996

                                       OR

[  ]           TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

             FOR THE TRANSITION PERIOD FROM           TO

                         COMMISSION FILE NUMBER 0-18654
                             ---------------------
                               AMERICONNECT, INC.
       (Exact name of small business issuer as specified in its charter)

                   DELAWARE                                     48-1056927
       (State or other jurisdiction of             (I.R.S. Employer Identification No.)
        incorporation or organization)

6750 WEST 93RD STREET, SUITE 110, OVERLAND PARK, KS                66212
   (Address of principal executive offices)                     (Zip Code)

                                 (913) 341-8888
               (Issuers's telephone number, including area code)



   (Former name, former address and former fiscal year, if changed since last report)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days.  Yes /X/     No / /

     State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:

        As of August 1, 1996, the Issuer had outstanding 6,341,361 shares of Common Stock and 592,033 shares of Class A Common Stock.

     Transitional Small Business Disclosure Format (check one):  Yes / /  No /X/

================================================================================

                        PART 1 -- FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                               AMERICONNECT, INC.

                                  CONSOLIDATED

                                 BALANCE SHEETS

                                     ASSETS

                                                                   JUNE 30, 1996       DECEMBER 31,
                                                                     UNAUDITED             1995
                                                                   -------------       ------------
Current Assets
  Cash...........................................................   $  207,959          $  293,492
  Accounts receivable, net of allowance of $396,472 at 1996 and
     $361,260 at 1995 (Note 3)...................................    2,414,849           1,961,815
  Accounts receivable-trade, with affiliates.....................       11,421               6,065
  Accounts receivable-agents, including accrued interest (Note
     6)..........................................................       30,355               1,492
  Notes receivable-director/shareholder (Note 2).................           --              14,500
  Prepaid commissions............................................       91,057             126,042
  Other current assets...........................................       93,942              94,251
                                                                    ----------          ----------
          Total current assets...................................    2,849,583           2,497,657
Non-Current Assets
  Equipment and software, net of accumulated depreciation and
     amortization of $270,871 at 1996 and $230,868 at 1995.......      118,527             143,202
  Deposits.......................................................       18,027              19,528
                                                                    ----------          ----------
TOTAL ASSETS.....................................................   $2,986,137          $2,660,387
                                                                    ==========          ==========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                                  CONSOLIDATED

                                 BALANCE SHEETS

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                  JUNE 30, 1996       DECEMBER 31,
                                                                    UNAUDITED             1995
                                                                  -------------       ------------
Current Liabilities
  Accounts payable (Note 3).....................................    $ 3,005,814        $ 2,782,432
  Sales taxes payable...........................................        113,667             97,460
  Accrued office closing costs..................................             --              8,539
  Other accrued liabilities.....................................          1,247                733
                                                                    -----------        -----------
          Total current liabilities.............................      3,120,728          2,889,164
Non-Current Liabilities
  Customer deposits.............................................         10,265              8,264
                                                                    -----------        -----------
          Total liabilities.....................................      3,130,993          2,897,428
Commitments and Contingencies (Notes 3 and 5)...................             --                 --
Stockholders' Deficit (Note 5)
  Class A common stock, par value $.00001 per share; 10,000,000
     shares authorized; issued 6,562,033 shares.................             66                 66
  Common stock, par value $.01 per share; 20,000,000 shares
     authorized; issued 6,521,611 shares........................         65,216             65,050
  Additional paid-in capital....................................      3,647,154          3,642,731
  Accumulated deficit...........................................     (3,855,429)        (3,943,025)
  Treasury stock -- class A common, at cost; 5,970,000 shares...            (60)               (60)
  Treasury stock -- common, at cost; 180,250 shares.............         (1,803)            (1,803)
                                                                    -----------        -----------
          Total stockholders' deficit...........................       (144,856)          (237,041)
                                                                    -----------        -----------
Total Liabilities and Stockholders' Deficit.....................    $ 2,986,137        $ 2,660,387
                                                                    ===========        ===========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                  FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                                     ENDED JUNE 30,          ENDED JUNE 30,
                                                  ---------------------   ---------------------
                                                    1996        1995        1996        1995
                                                  ---------   ---------   ---------   ---------
Revenues
  Sales.........................................  $4,322,276  $4,378,878  $8,565,187  $8,890,727
  Sales to affiliates...........................      19,819      26,410      41,510      41,534
                                                  ----------  ----------  ----------  ----------
          Total revenues........................   4,342,095   4,405,288   8,606,697   8,932,261
Costs and Expenses
  Direct operating costs........................   3,169,951   3,360,777   6,372,297   6,805,223
  Selling, administrative and general
     expenses...................................     908,305   1,055,094   2,096,879   2,082,065
  Depreciation and amortization.................      19,797      18,777      40,002      34,576
                                                  ----------  ----------  ----------  ----------
          Total costs and expenses..............   4,098,053   4,434,648   8,509,178   8,921,864
                                                  ----------  ----------  ----------  ----------
          Operating income (loss)...............     244,042     (29,360)     97,519      10,397
Other Income (Expense)
  Interest income...............................       2,475       5,558       4,479      12,571
  Interest expense..............................      (4,866)     (2,498)    (17,292)     (3,240)
  Other income..................................       2,890         --        2,890         --
  Loan fees.....................................         --          --          --       (1,251)
                                                  ----------  ----------  ----------  ----------
          Total other income (expense)..........         499       3,060      (9,923)      8,080
                                                  ----------  ----------  ----------  ----------
Net Income (Loss) Before Income Taxes...........     244,541     (26,300)     87,596      18,477
  Income Tax Expense (Note 4)...................         --          --          --          --
                                                  ----------  ----------  ----------  ----------
Net Income (Loss)...............................  $  244,541  $  (26,300) $   87,596  $   18,477
                                                  ==========  ==========  ==========  ==========
  Net income (loss) per common and common
     equivalent share...........................  $    0.033  $   (0.004) $    0.012  $    0.002
                                                  ==========  ==========  ==========  ==========
  Weighted average common and common equivalent
     shares outstanding (Note 5)................   7,434,054   7,327,698   7,434,054   7,327,698
                                                  ==========  ==========  ==========  ==========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                      FOR THE SIX MONTHS ENDED
                                                                  ---------------------------------
                                                                  JUNE 30, 1996       JUNE 30, 1995
                                                                  -------------       -------------
Cash flows from operating activities:
  Net income....................................................    $    87,596         $    18,477
  Adjustments to reconcile net income to cash provided by/(used
     in) operating activities:
     Depreciation and amortization..............................         40,002              34,576
     Provision for doubtful accounts............................        128,680             162,835
  (Increase) decrease in assets:
     Accounts receivable........................................       (581,714)           (443,037)
     Accounts receivable -- trade with affiliates...............         (5,356)             (2,803)
     Prepaid commissions........................................         34,985                  --
     Other current assets.......................................            309              10,269
     Deposits...................................................          1,501                 637
  Increase (decrease) in liabilities:
     Accounts payable -- trade..................................        223,382                 654
     Sales tax payable..........................................         16,207              31,705
     Accrued office closing costs...............................         (8,539)             (9,307)
     Deferred Income............................................             --             (13,384)
     Customer deposits..........................................          2,001                  --
     Other accrued liabilities..................................            515             (24,730)
                                                                    -----------         -----------
          Net cash used in operating activities.................        (60,431)           (234,108)
                                                                    -----------         -----------
Cash flows from investing activities:
  Purchase of equipment and software............................        (15,327)            (72,791)
  Notes receivable -- director/shareholder......................             --              (3,000)
  Payments on notes receivable -- director/shareholder..........         14,500                  --
  Notes receivable -- employees.................................        (10,000)                 --
  Notes receivable -- agents....................................        (20,000)            (20,000)
  Payments on agents notes receivable...........................          1,137              16,762
                                                                    -----------         -----------
          Net cash used in investing activities.................        (29,690)            (79,029)
                                                                    -----------         -----------
Cash flows from financing activities:
  Proceeds from bank loan.......................................      5,895,000           1,745,000
  Payments on bank loan.........................................     (5,895,000)         (1,703,198)
  Sale of stock to employees....................................          4,588               2,250
                                                                    -----------         -----------
          Net cash provided by financing activities.............          4,588              44,052
                                                                    -----------         -----------
Net decrease in cash............................................        (85,533)           (269,085)
Cash at beginning of period.....................................        293,492             405,942
                                                                    -----------         -----------
Cash at end of period...........................................    $   207,959         $   136,857
                                                                    ===========         ===========
Supplemental disclosures of cash flow information Cash paid
  during the period for:
     Interest...................................................    $    16,560         $     2,461
     Income taxes...............................................    $     2,245         $     3,320

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY: AmeriConnect, Inc. and its wholly owned subsidiary, AmeriConnect, Inc. of New Hampshire (collectively, the "Company") resell long distance telecommunications services primarily to individuals and small to medium-sized businesses. AmeriConnect, Inc. of New Hampshire was formed June 28, 1993, in order to do business in the state of New Hampshire.

     The consolidated balance sheets as of June 30, 1996, the consolidated statements of operations for the six months ended June 30, 1996 and 1995, and the consolidated statements of cash flows for the six months ended June 30, 1996 and 1995 have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 1996, and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1995 annual report to shareholders. The results of operations for the periods ended June 30, 1996, and June 30, 1995, are not necessarily indicative of the operating results for the full year.

NOTE 2 -- NOTE RECEIVABLE -- DIRECTOR/SHAREHOLDER

     During 1994 and early 1995, the Company made loans totaling $14,500 to a director/shareholder. They were secured by 19,000 shares of the Company's common stock and bore interest at 2 1/2% over the published prime rate found in The Wall Street Journal. The loans were paid in full on January 24, 1996.

NOTE 3 -- COMMITMENTS AND CONTINGENCIES

     The Company has a contract with a firm to provide subscriber statement processing and billing services. The contract is for a period of three (3) years and expires in September 1996. The Company has negotiated a month-to-month arrangement that will begin in October 1996 and continue until shortly after the merger is consummated. If the merger is not consummated, the Company intends to negotiate a long term contract. Terms of the contract provide for a monthly base charge with additional per unit processing charges.

     The Company has a contract with Sprint to provide telecommunications services for the Company's customers. The Company has negotiated an amendment to the contract that was retroactive to January 1, 1996. The amendment covers the pricing of the services for a term of two years beginning January 1, 1996. The Company has a monthly minimum usage commitment of $500,000 for each of the months covered by the agreement with a total minimum commitment of $12,000,000. In the event the Company's customers use less than the minimum commitment, the difference is due and payable by the Company to Sprint. Prior to the amendment, the Company had a minimum monthly commitment of $1,000,000. For the period September 1, 1995, through December 1, 1995, the Company had an accumulated shortfall of approximately $719,549 which will be offset by the amount by which the Company's actual monthly billed usage for the period beginning on January 1, 1996 exceeds the $500,000 minimum commitment. As a result of this offset, at June 30, 1996, there was no accumulated shortfall and the Company was in compliance with the contractual requirements of the agreement. In the event the proposed merger with Phoenix Network, Inc. occurs (See Note 9), the Company's amendment to the Sprint contract will terminate on the closing date.

     The Company has a contract with WilTel to provide telecommunications services at discounted rates which will vary based upon the amount of usage by the Company. The term of this usage commitment is thirty-nine (39) months. The Company's agreement with WilTel calls for a minimum monthly usage commitment of $50,000 through January 1998. In the event the Company's customers use less than the minimum commitment in any month, the difference is due and payable by the Company to WilTel in the

                               AMERICONNECT, INC.

following month. On June 21, 1996, the Company executed an amendment to the contract. The amendment provides for additional discounts to the Company for the usage months of June, July, August and September of 1996. In the event the proposed merger with Phoenix Network, Inc. does not occur (See Note 9), the Company's monthly commitment would increase to $250,000 beginning with October 1996 usage and continue for the remainder of the existing term. The Company was in compliance with the contractual requirements of the agreement throughout the quarter ended June 30, 1996.

     On June 1, 1996, the Company entered into a revolving credit facility which expires October 1, 1996, and allows for maximum borrowings by the Company of the lesser of $1,000,000 or 50% of eligible (less than 61 days old) receivables. Interest is payable monthly at the bank's prime rate (8.25% at June 30, 1996) plus 2%. Under the terms of the credit facility, the Company is required to meet certain financial covenants. The line is secured by all of the Company's accounts receivable. During the second quarter of 1996, the Company had used this facility for short term borrowings, but had no outstanding borrowings at quarter end. At June 30, 1996, the Company was in default of certain of these financial covenants, which defaults are continuing. While the Company currently does not expect these defaults to impair its ability to utilize this facility during the remainder of the existing term, it may negatively impact the Company's ability to renew the credit facility. In the event the credit facility cannot be renewed or the Company is unable to utilize the existing facility, the Company would attempt to obtain a comparable credit facility from an alternative financing source. While the Company has been able to obtain such facilities in the past, there can be no assurance that the Company will be able to obtain a credit facility with comparable terms or at all. The inability to obtain a credit facility would have a material adverse effect on the Company's financial condition and business.

     In accordance with the terms of the credit facility, the Company purchased a term life insurance policy on a key employee with a face amount of $1,750,000 during the year ended December 31, 1994. Annual premiums are approximately $3,500.

NOTE 4 -- INCOME TAXES

     A valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized.

     The valuation allowance was adjusted for three month period ended June 30, 1996, and the year ended December 31, 1995, as follows:

                                                           JUNE 30, 1996       DECEMBER 31, 1995
                                                           -------------       -----------------
    Valuation allowance, beginning of period.............   $1,667,882            $  591,512
    Valuation adjustment.................................      (51,214)              576,370
    Adjustment in allowance due to change in estimate....          --                500,000
                                                            ----------            ----------
    Valuation allowance, end of period...................   $1,616,668            $1,667,882
                                                            ==========            ==========

NOTE 5 -- COMMON STOCK, WARRANTS AND OPTIONS

     PUBLIC OFFERING: In its initial public offering in 1989, the Company issued 828,000 units each of which consisted of five shares of previously unissued common stock, par value $.01 per share, and five redeemable Class A Warrants at a price per unit of $5.00. Each of the Class A Warrants, which was transferable separately immediately upon issuance, entitled the holder to purchase for $1.00 one share of common stock and one redeemable Class B common stock purchase warrant ("Class B Warrant"). The Class A Warrants expired on May 29, 1994. Each Class B Warrant entitled the holder to purchase one share of common stock at $1.50 until May 29, 1994. The warrants are not common stock equivalents for the purposes of the earnings per share computations. (See Note 1.) In addition, the Company granted the

                               AMERICONNECT, INC.

underwriter and finder options to purchase 57,600 and 14,400 units, respectively, at $6.00 per unit exercisable over a period of four years commencing one year from the date of the prospectus.

     MISSING STOCK CERTIFICATES: Prior to the Company's initial public offering, the stockholders of record as of March 29, 1989, executed escrow agreements which required the placement in escrow of 150,000 shares of outstanding common stock and 5,970,000 shares of outstanding Class A common stock pending the achievement of certain earnings objectives. These earnings objectives were not met and, consequently, all of the shares subject to the escrow agreement were retired and have been accounted for as treasury stock since December 31, 1992. In addition, in connection with the execution of a voting trust agreement in 1989, certificates representing 3,014,751 shares of Class A common stock were issued in the name of a voting trust in substitution for the certificates held by some of the stockholder-parties to the voting trust agreement. This voting trust expired in June of 1992. During the first quarter of 1992, however, the Company learned that the escrow agent associated with the escrow agreements asserts that it has never received the stock certificates representing the shares subject to the escrow agreements. During the same period, the Company discovered that the certificates representing 2,975,751 of the shares transferred to the voting trust were never delivered to the Company for cancellation. The Company has been unable to locate neither the original share certificates nor the certificates issued to the voting trust. As a result, if a stockholder attempted to transfer any of the shares subject to the escrow agreements or the voting trust agreement in violation of such agreements, there can be no assurance that an innocent transferee could not successfully claim the right to the shares purportedly transferred to him or her. The Company believes, however, that the legends affixed to each of the missing certificates, which state that the shares are subject to the restrictions of the voting trust agreement and the escrow agreements, respectively, are sufficient to prevent a transferee from acquiring a valid claim with respect to the shares represented by the missing certificates. In addition, the Company has obtained affidavits from each holder of the missing certificates that no such purported transfers have been made.

     STOCK RIGHTS: The rights and preferences of common stock and Class A common stock are substantially identical except that each share of common stock entitles the holder to one vote whereas, each share of Class A common stock entitles the holder to five votes. Class A common stock automatically converts into common stock on a one-for-one basis upon sale or transfer to an entity or individual who was not a holder of Class A common stock before such sale or transfer, or at any time at the option of the holder. During each of 1994 and 1995, 113,400 shares of Class A stock were converted to common stock through private transactions.

     STOCK OPTION PLANS: On July 29, 1988, the Company adopted a stock option plan allowing 300,000 shares of unissued but authorized common stock for issuance of incentive and/or non-qualified stock options. At June 30, 1996, all options had been granted under the plan, and 23,000 options had been returned to the Company by employees who resigned prior to vesting. Such returned options are again available for use under the plan.

     On May 27, 1994, the Company adopted a second stock option plan allowing for 500,000 shares of unissued but authorized common stock for issuance of incentive and/or non-qualified stock options. As of June 30, 1996, 487,000 options under this plan had been granted and 174,356 options had been returned to the Company by employees who resigned prior to vesting. Such returned options are again available for use under the plan.

                               AMERICONNECT, INC.

     Stock option transactions for the period ended June 30, 1996, are summarized below:

                                                       1988 PLAN     1994 PLAN       TOTAL
                                                      -----------   -----------   -----------
    Outstanding, beginning of quarter...............      166,000       314,000       480,000
      Granted.......................................           --            --            --
      Exercised.....................................       (3,000)           --        (3,000)
      Cancelled.....................................           --       (12,000)      (12,000)
                                                      -----------   -----------   -----------
    Outstanding, end of period......................      163,000       302,000       465,000
                                                      ===========   ===========   ===========
    Option price per share exercised................  $0.03-$0.50            --   $0.03-$0.50
    Price for outstanding options...................  $0.03-$0.50   $0.26-$0.75   $0.03-$0.75
                                                      ===========   ===========   ===========

     The expiration dates for the options issued under the 1988 Plan range from May 1998 to December 2003. At June 30, 1996, 23,000 shares were available for future grants under the 1988 Plan.

     The expiration dates for the options issued under the 1994 Plan range from August 2004 to December 2005. At June 30, 1996, 187,356 shares were available for future grants under the 1994 Plan.

NOTE 6 -- NOTES RECEIVABLE

     The Company conducts a portion of its business through agents. Some of these agents have borrowed from the Company in order to obtain necessary capital to expand their operations. These borrowings are represented by short term promissory notes. The terms of the notes permit the Company to withhold the monthly payments from commissions due the agents, if necessary. The interest rate for all the notes is 2 1/2% over the prime rate published by The Wall Street Journal. At December 31, 1994, a reserve of $100,000 was established against amounts due from a specific agent whose receivable, including unpaid charges, aggregated $498,061. During 1995, the Company and this agent became involved in litigation, and it was determined that no recovery on the amounts would be made. As a result, the remaining receivable of $398,061 was written off. The Company has negotiated a mutual release of all claims with this specific agent. The Company received a credit in the amount of $300,000 in the second quarter of 1996 as a partial recovery of the amounts previously written off.

NOTE 7 -- PROFIT SHARING PLAN

     The Company adopted a 401(k) savings plan effective January 1, 1994, covering nearly all eligible employees with at least six months of service. Under the terms of the plan, employees may contribute up to 15% of their gross wages. The Company matches 100% of the first 3% contributed by each employee. The Company's contribution to the plan was $9,639 in the first six months of 1996.

NOTE 8 -- ONGOING OPERATIONS

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The Company reported a net income of $87,596 for the six month period ended June 30, 1996. At this time, liabilities exceed assets by $144,856. Excluding the $300,000 credit, the Company would have reported a net loss of $212,404. In order to be profitable on an operating basis, the Company must achieve sufficient volume levels to obtain additional discounts under its existing carrier contracts or reduce other costs. In addition, the Company may explore financing and other strategic transactions, such as the proposed merger (discussed in Note 9 below).

     The proposed merger would reduce the Company's direct operating costs through volume discounts on long-distance pricing from its carriers and would provide certain economies of scale which management believes would allow its operations to become profitable and allow it to compete for new and existing

                               AMERICONNECT, INC.

customers. If, for any reason, the proposed merger is not consummated, the Company plans to increase sales and reduce its costs and will continue to explore other strategic alternatives (which may include financings, mergers, acquisitions, joint ventures or other strategic transactions).

NOTE 9 -- SUBSEQUENT EVENT

     On January 15, 1996, the Company and Phoenix Network, Inc. ("Phoenix"), a Golden, Colorado-based long distance reseller and provider of value-added telecommunications services, signed a letter of intent to merge the two companies in a stock-for-stock transaction. The parties executed a definitive merger agreement on June 14, 1996. In connection with the proposed merger, Phoenix will issue shares of its common stock in exchange for all of the outstanding shares of the Company. It is currently anticipated that the closing will take place in October 1996, pending the obtaining of all necessary regulatory approvals and approval of the Company's shareholders. There can be no assurance the Company's shareholders will approve the merger or that the other conditions to the merger will be satisfied.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS REPORT ON FORM 10-QSB CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTION ENTITLED "FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

GENERAL

     The Company's financial condition and results of operations continue to be negatively affected by increasing competition which contributes to lower profit margins and increasing costs for new sales. While the proposed merger with Phoenix Network, Inc. will afford the new entity savings via combined carrier contracts and other economies of scale, there is no assurance that the proposed merger will be consummated.

     Competition. Intense competition in the long distance telecommunications industry continues in 1996. Major long distance companies like AT&T and Sprint are continuing to market directly to the Company's primary market -- small to medium-sized businesses. Other existing competitors are aggressively reducing rates to maintain and build customer base and expand minute volume. In addition, new competitors continue to emerge targeting the Company's primary market. Many of these competitors sought to build volume quickly and, in order to accomplish this goal, sold their long distance services at rates that, in the Company's opinion, do not reflect the full costs of doing business. Accordingly, while the Company reduced its rates and undertook efforts to maintain and build its customer base (as described below), the Company was unable to match the rates and/or services offered by many of its competitors, thereby increasing the number of customers lost to competitors. While the Company continued to acquire new customers, lost business and rate reductions to existing accounts more than offset new business. While total minutes billed increased approximately 7% from the second quarter 1995 to the second quarter 1996, the average revenue per minute dropped approximately 9%.

     Sales Costs. The Company sought to increase its volume by offering services at rates that were competitive in the market. In addition, the Company hired Area Sales Directors and other personnel to support its sales agent program, increased commissions to sales agents to maintain its relationship with key agents, hired a Kansas City area direct sales force and promoted aggressive marketing campaigns designed to increase sales. While the Company believes these actions to be necessary to respond to the competitive environment, they have the effect of increasing selling, general and administrative expenses.

SECOND QUARTER RESULTS 1996 COMPARED TO SECOND QUARTER RESULTS 1995

     Total Revenues. Total revenues decreased from $4,405,288 in the second quarter 1995 to $4,342,095 in the second quarter 1996, a decrease of $63,193 or approximately 1%. The decrease is attributable to the decrease in average revenue per minute as previously discussed.

     Direct Operating Costs. Direct operating costs decreased from $3,360,777 in the second quarter 1995 to $3,169,951 in the second quarter 1996, a decrease of $190,826 or approximately 6%. As a percentage of revenues, direct operating costs decreased from approximately 76% in the second quarter of 1995 to approximately 73% in the second quarter of 1996. The decrease is attributable mainly to the execution of an amended contract with one of the Company's underlying carriers that afforded the Company more competitive rates. The Company's direct operating costs decreased approximately $261,000 as a result of the amended contract. Of the $261,000, approximately $133,000 related to first quarter 1996 usage.

     Selling, Administrative and General Expenses. The Company's selling, administrative and general expenses decreased from $1,055,094 in the second quarter 1995 to $908,305 in the second quarter 1996, a decrease of $146,789 or approximately 14%. As a percentage of revenue, selling, administrative and general expenses decreased from approximately 24% in the second quarter 1995 to approximately 21% in the second quarter 1996. The decrease in selling, administrative and general expenses is due in large part to the recovery of a bad debt previously written off. The Company received a credit in the amount of $300,000 related to the bad debt previously written off. Without the effect of the $300,000 credit, selling, administrative and general expenses would have increased from $1,055,094 in the second quarter of 1995 to $1,208,305 in the second quarter of 1996, an increase of $153,211 or approximately 14%. The biggest single increase in this expense category in dollars was in compensation expense.

     Compensation expenses increased from $601,987 in the second quarter 1995 to $674,008 in the second quarter 1996, an increase of $72,021 or approximately 12%. Salaries for sales related positions increased from $79,627 to $115,719, an increase of $36,092 or approximately 45%, which resulted from the addition of several sales positions throughout 1996. In-house commissions increased from $8,531 to $27,102, an increase of $18,571 or approximately 218%. Agent commissions increased from $361,211 to $373,142, an increase of $11,931 or approximately 3% due to the introduction in late 1995 of a commission plan designed to attract high volume agents.

     Fees for professional services increased from $49,415 in the second quarter 1995 to $109,196 in the second quarter 1996, an increase of $59,781 or approximately 121%. This increase resulted primarily from increases in the costs of legal and accounting services associated with the potential merger previously mentioned.

SIX MONTH RESULTS 1996 COMPARED TO SIX MONTH RESULTS 1995

     Total Revenues. Total revenues decreased from $8,932,261 for the first six months of 1995 to $8,606,697 for the first six months of 1996, a decrease of $325,564 or approximately 4%. This decrease in revenues is attributable to the decrease in average revenue per minute.

     Direct Operating Costs. Direct operating costs decreased from $6,805,223 for the first six months of 1995 to $6,372,297 for the first six months of 1996, a decrease of $432,926 or approximately 6%. As a percentage of revenues, direct operating costs decreased from approximately 76% in 1995 to 74% in 1996. The decrease was the result of the execution of a new carrier contract that was effective September 1, 1995 and an amendment to the new contract that was effective January 1, 1996. (See Second Quarter Results above.)

     Selling, Administrative and General Expenses. The Company's selling, administrative and general expenses increased from $2,082,065 for the first six months of 1995 to $2,096,879 for the first six months of 1996, an increase of $14,814 or approximately 1%. As a percentage of revenue, selling, administrative and general expenses increased from 23% in 1995 to 24% in 1996. The increase in selling, administrative and general expenses was insignificant due in large part to the recovery of a bad debt previously written off. The Company received a credit in the amount of $300,000 related to the bad debt previously written off. Without the effect of the $300,000 credit, selling, administrative and general expenses would have increased from $2,082,065 for the first six months of 1995 to $2,396,879 for the first six months of 1996, an increase of $314,814 or approximately 28%. The biggest single increase in this expense category in dollars was in compensation expense.

     Compensation expenses increased from $1,136,816 for the first six months of 1995 to $1,324,579 for the first six months of 1996, an increase of $187,763 or approximately 16%. Salaries for sales related positions increased from $135,274 to $221,314, an increase of $86,040 or approximately 64%, which resulted from the addition of several sales positions throughout 1996. In-house commissions increased from $19,775 to $51,739, an increase of $31,964 or approximately 162%. Agent commissions increased from $672,104 to $727,111, an increase of $55,007 or approximately 8% due to the introduction in late 1995 of a commission plan designed to attract high volume agents.

     Fees for professional services increased from $94,103 for the first six months of 1995 to $215,714 for the first six months of 1996, an increase of $121,611 or approximately 129%. This increase resulted primarily from increases in the costs of legal and accounting services associated with the potential merger previously mentioned.

LIQUIDITY AND CAPITAL RESOURCES

     On December 31, 1995 and June 30, 1996, the Company had a stockholders' deficit of $237,041 and $144,856, respectively. During the first six months of 1995, the Company used $234,108 cash from operations. During the first six months of 1996, the Company used $60,431 cash in operations.

     The Company has a contract with Sprint to provide telecommunications services for the Company's customers. The Company has negotiated an amendment to the contract that was retroactive to January 1, 1996. The amendment covers the pricing of the services for a term of two years beginning January 1, 1996. The Company has a monthly minimum usage commitment of $500,000 for each of the months covered by the agreement with a total minimum commitment of $12,000,000. In the event the Company's customers use less than the minimum commitment, the difference is due and payable by the Company to Sprint. Prior to the amendment, the Company had a minimum monthly commitment of $1,000,000. For the period September 1, 1995, through December 1, 1995, the Company had an accumulated shortfall of approximately $719,549 which will be offset by the amount by which the Company's actual monthly billed usage for the period beginning on January 1, 1996 exceeds the $500,000 minimum commitment. As a result of this offset, at June 30, 1996, there was no accumulated shortfall and the Company was in compliance with the contractual requirements of the agreement. In the event the proposed merger with Phoenix Network, Inc. occurs (See Note 9), the Company's amendment to the Sprint contract will terminate on the closing date.

     The Company has a contract with WilTel to provide telecommunications services at discounted rates which will vary based upon the amount of usage by the Company. The term of this usage commitment is thirty-nine (39) months. The Company's agreement with WilTel calls for a minimum monthly usage commitment of $50,000 through January 1998. In the event the Company's customers use less than the minimum commitment in any month, the difference is due and payable by the Company to WilTel in the following month. On June 21, 1996, the Company executed an amendment to the contract. The amendment provides for additional discounts to the Company for the usage months of June, July, August and September of 1996. In the event the proposed merger with Phoenix Network, Inc. does not occur (See
Note 9), the Company's monthly commitment would increase to $250,000 beginning with October 1996 usage and continue for the remainder of the existing term. The Company was in compliance with the contractual requirements of the agreement throughout the quarter ended June 30, 1996.

     On June 1, 1996, the Company entered into a revolving credit facility which expires October 1, 1996, and allows for maximum borrowings by the Company of the lesser of $1,000,000 or 50% of eligible (less than 61 days old) receivables. Interest is payable monthly at the bank's prime rate (8.25% at June 30, 1996) plus 2%. Under the terms of the credit facility, the Company is required to meet certain financial covenants. The line is secured by all of the Company's accounts receivable. During the second quarter of 1996, the Company had used this facility for short term borrowings, but had no outstanding borrowings at quarter end. At June 30, 1996, the Company was in default of certain of these financial covenants, which defaults are continuing. While the Company currently does not expect these defaults to impair its ability to utilize this facility during the remainder of the existing term, it may negatively impact the Company's ability to renew the credit facility. In the event the credit facility cannot be renewed or the Company is unable to utilize the existing facility, the Company would attempt to obtain a comparable credit facility from an alternative financing source. While the Company has been able to obtain such facilities in the past, there can be no assurance that the Company will be able to obtain a credit facility with comparable terms or at all. The inability to obtain a credit facility would have a material adverse effect on the Company's financial condition and business.

     In accordance with the terms of the credit facility, the Company purchased a term life insurance policy on a key employee with a face amount of $1,750,000 during the year ended December 31, 1994. Annual premiums are approximately $3,500.

     At June 30, 1996, the Company had a ratio of current assets to current liabilities of 0.91. Working capital deficit at June 30, 1996 was $271,145.

     The Company's business as a non-facilities based reseller of long distance telecommunications services is generally not a capital intensive business, and at June 30, 1996, the Company had no material commitments for capital expenditures. The Company anticipates any additional capital expenditures in the future will be confined to minimal purchases of office fixtures and equipment.

     The proposed merger would reduce the Company's direct operating costs through volume discounts on long-distance pricing from its carriers and would provide certain economies of scale that together management believes would allow its operations to become profitable and allow it to compete for new and existing customers. If for any reason the proposed merger is not consummated, the Company plans to increase its sales and reduce its costs and will continue to explore other strategic alternatives (which may include financings, mergers, acquisitions, joint ventures or other strategic transactions).

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

     Dependence on Service Providers. The Company depends on a continuing and reliable supply of telecommunications services from facilities-based, interexchange carriers. Because the Company does not own or lease switching or transmission facilities, it depends on these providers for the telecommunications services used by its customers and to provide the Company with the detailed information on which it bases its customer billings. The Company's ability to expand its business depends both upon its ability to select and retain reliable providers and on the willingness of such providers to continue to make telecommunications services and billing information available to the Company for its customers on favorable terms and in a timely manner.

     Potential Adverse Effects of Rate Changes. The Company bills its customers for the costs of the various telecommunications services procured on their behalf. The total billing to each customer is generally less than telephone charges for the same service provided by the major carriers. The Company believes its lower customer bills are an important factor in its ability to attract and retain customers. To the extent the differential between the telephone rates offered by the major carriers directly to their customers and the cost of the bulk-rate telecommunications services procured by the Company from its underlying carriers decreases, the savings the Company is able to obtain for its customers could decrease and the Company could lose customers or face increased difficulty in attracting new customers. If the Company elected to offset the effect of any such decrease by lowering its rates, the Company's operating results would also be adversely affected.

     Competition. An existing or potential customer of the Company has numerous other choices available for its telecommunications service needs, including obtaining services directly from the same carriers whose services the Company offers. From time to time, the Company's competitors may be able to provide a range of services comparable to or more extensive than those available to the Company's customers at rates competitive with, or lower than, the Company's rates. In addition, most prospective customers of the Company are already receiving service directly from at least one long distance carrier, and thus the Company must convince prospective customers to alter these relationships to generate new business. The Company competes with three major interexchange carriers, AT&T, MCI and Sprint, other large carriers, including Frontier and WorldCom, and several hundred smaller carriers. Additionally, as a result of legislation enacted by the federal government in February of 1996, the RBOCs and GTOCs will have, upon compliance with certain regulatory requirements, the right to provide long distance service. Many of the RBOCs and GTOCs have already announced their intention to enter the business of providing long distance service. As a consequence, the telecommunications industry will remain highly competitive and be subject to rapid technological and regulatory change. Because the tariffs offered by the major carriers for telecommunications services are not proprietary in nature, there are no effective barriers to entry into the Company's line of business. Because of the considerably greater resources of competitors of the Company, there can be no assurance that the Company will be able to become or remain competitive in the current telecommunications environment.

     Possible Volatility of Stock Price. The market price of the Company's Common Stock has, in the past, fluctuated substantially over time and may in the future be highly volatile. Factors such as the announcements of potential mergers, acquisitions, joint ventures or other strategic combinations involving the Company. The announcement of the inability to consummate the proposed merger, rate changes for various carriers, technological innovation or new products or service offerings by the Company or its competitors, as well as market conditions in the telecommunications industry generally and variations in the Company's operating results, could cause the market price of the Common Stock to fluctuate substantially. Because the public float for the Company's Common Stock is small, additional volatility may be experienced.

     Control by Officers and Directors. As of June 30, 1996, the Company's executive officers and directors beneficially owned or controlled approximately 46.5% of the total voting power represented by the Company's outstanding capital stock, taking into account that holders of the Company's Class A Common Stock are entitled to five votes per share of such stock and assuming the exercise of all outstanding options for the Company's capital stock which are exercisable within sixty (60) days. The votes represented by the shares beneficially owned or controlled by the Company's executive officers and directors would, if they were cast together, control the election of a majority of the Company's directors and the outcome of most corporate actions requiring stockholder approval.

     Investors who purchase Common Stock of the Company may be subject to certain risks due to the concentrated ownership of the capital stock of the Company. Such risks include: (i) the shares beneficially owned or controlled by the Company's executive officers and directors could, if they were cast together, delay, defer or prevent a change in control of the Company, such as an unsolicited takeover, which might be beneficial to the stockholders, and (ii) due to the substantial ownership or control of outstanding shares by the Company's executive officers and directors and the potential adverse impact of such substantial ownership or control on a change in control of the Company, it is less likely that the prevailing market price of the outstanding shares of the Company's Common Stock will reflect a "premium for control" than would be the case if ownership of the outstanding shares were less concentrated.

     Governmental Regulation. As a reseller of long distance telecommunications services, the Company is subject to many of the same regulatory requirements as facilities-based interexchange carriers. The intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations, including certification requirements. Generally, the Company must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states where it offers service, and in some of these jurisdictions it must also file and obtain prior regulatory approval of tariffs for intrastate offerings. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition of the Company.

                          PART 2. -- OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

        1. WilTel Amendment, dated June 11, 1996, by and between Registrant and WilTel.

        2. Mercantile Promissory Note, dated June 1, 1996, by and between Registrant and Mercantile Bank.

        3. Financial Data Schedule

     (b) Reports on Form 8-K

     On June 20, 1996, the Company filed a report on Form 8-K under Item
5 -- Other Events regarding a press release issued by the Company and Phoenix announcing that they had executed a definitive merger agreement.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized (the undersigned being its President).

                                            AMERICONNECT, INC.
Date: August 14, 1996
                                            /s/  Robert R. Kaemmer
                                            ------------------------------------
                                            Robert R. Kaemmer
                                            President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VI of the Registrant's Certificate of Incorporation ("Article VI") is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which generally permits a company to include a provision limiting the personal liability of a director in the company's certificate of incorporation. With limitations, Article VI eliminates the personal liability of the Registrant's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, Article VI does not eliminate director liability: (i) for breaches of the duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which a director derives an improper personal benefit; and (iv) under
Section 174 of the Delaware General Corporation Law ("Section 174"). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While Article VI protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in Article VI have no effect on claims arising under the federal securities laws.

     With certain limitations, Article XI of the Registrant's By-Laws ("By-Laws
Article XI") provides for indemnification of any of the Registrant's past, present and future officers and directors against liabilities and reasonable expenses incurred in any criminal or civil action by reason of such person's being or having been an officer or director of the Registrant or of any other corporation which such person serves as such at the request of the Registrant. Indemnification under By-Laws Article XI is limited to officers and directors who have acted in good faith and in a manner they reasonably believed to be in the best interests of the Registrant. Any questions regarding whether the officer or director has met the required standards of conduct are to be answered by (i) a majority of disinterested directors, or (ii) a written opinion of independent legal counsel selected by the Board. Indemnification rights under By-Laws Article XI are non-exclusive. In the event of an officer's or director's death, such person's indemnification rights shall extend to his or her heirs and legal representatives. Rights under By-Laws Article XI are separable, and if any part of that section is determined to be invalid for any reason, all other parts remain in effect.

     Under Section 145 of the Delaware General Corporation Law, directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

     (a) Exhibits:

          The list of exhibits is incorporated herein by reference to the Index to Exhibits on page II-6 hereof, immediately following the signature pages.

ITEM 22. UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     4. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     7. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on August 22, 1996.

                                            PHOENIX NETWORK , INC.

                                            By: /s/  WALLACE M. HAMMOND

                                            ------------------------------------
                                                     Wallace M. Hammond
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wallace M. Hammond and Jeffrey L. Bailey, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and officer of Phoenix Network, Inc.), to sign any and all amendments (including post-effective amendment) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on August 22, 1996.

                  SIGNATURE                                         TITLE
- ---------------------------------------------    --------------------------------------------
                                                 Chairman of the Board and Director
- ---------------------------------------------
               Thomas H. Bell
                                                 Vice Chairman of the Board and Director
- ---------------------------------------------
              Robert R. Curtis
           /s/  WALLACE M. HAMMOND               President, Chief Executive Officer
- ---------------------------------------------      (Principal Executive Officer) and Director
             Wallace M. Hammond
           /s/  JEFFREY L. BAILEY                Senior Vice President and Chief Financial
- ---------------------------------------------      Officer (Principal Financial and
              Jeffrey L. Bailey                    Accounting Officer)
           /s/  JAMES W. GALLAWAY                Director
- ---------------------------------------------
              James W. Gallaway
           /s/  MERRILL L. MAGOWAN               Director
- ---------------------------------------------
             Merrill L. Magowan
           /s/  MYRON A. WICK, III               Director
- ---------------------------------------------
             Myron A. Wick, III

                  SIGNATURE                        TITLE
                  ---------                        -----
                                                 Director
- ---------------------------------------------
                 Sidney Kahn

                                                 Director
- ---------------------------------------------
                Max Thornhill

            /s/  DAVID SINGLETON                 Director
- ---------------------------------------------
               David Singleton

                               INDEX TO EXHIBITS

                                                                                     PAGE NO.
  EXHIBIT                                                                            IN THIS
    NO.                                                                               FILING
  -------                                                                            --------
    2      Amended and Restated Agreement and Plan of Merger among the Registrant,
           Phoenix Merger Corp. and AmeriConnect, Inc., dated as of June 14, 1996

    5*     Opinion of Freeborn & Peters, counsel for Registrant, as to the legality of the securities being registered, and consent

    8*     Opinion of Freeborn & Peters, counsel for Registrant, as to tax matters

   21      List of subsidiaries of the Registrant

   23(a)   Consent of Grant Thornton LLP

   23(b)   Consent of Grant Thornton LLP

   23(c)   Consent of Freeborn & Peters (included in Exhibit 5)

   99*     Form of Proxy Card

- ---------------

* To be filed by amendment.